As filed with the Securities and Exchange Commission on September 7, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LYONDELL CHEMICAL COMPANY*

(Exact name of registrant as specified in its charter)

Delaware* (State or other jurisdiction of incorporation or organization)	1221 McKinney Street, Suite 700 Houston, Texas 77010 (713) 652-7200	95-4160558* (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michelle S. Miller

Secretary

1221 McKinney Street, Suite 700

Houston, Texas 77010

(713) 652-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen A. Massad	Michael Kaplan
Rennae K. Henry	Alan F. Denenberg
Baker Botts L.L.P.	Davis Polk & Wardwell
3000 One Shell Plaza	450 Lexington Ave.
910 Louisiana	New York, NY 10017
Houston, Texas 77002-4995	(212) 450-4000
(713) 229-1234

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed maximum offering price per unit/ Proposed maximum offering price	Amount of registration fee
Senior Debt Securities Guarantees of Senior Debt	(1) (2)	$0(3) None
(1)	An indeterminate aggregate initial offering price or number of senior debt securities is being registered as may from time to time be issued at indeterminate prices. The securities may be issued in different series, with different interest rates and tenor, each of which will be issued under a separate indenture in the form filed herewith.

(2)	No separate consideration will be received for the guarantees.

(3)	In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrants are deferring payment of all of the registration fee and will pay the registration fee on a “pay-as-you-go-basis”. However, up to $258,000 of the registration fee previously paid with respect to $2,807,400,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement File No. 333-88348, and not sold thereunder, may be used to offset future registration fees due under this Registration Statement pursuant to Rule 457(p) of the Securities Act of 1933.

*Table of additional registrants
Exact name of additional registrants as specified in their respective charters	State of organization	I.R.S. employer identification number
LRC Holdings GP LLC	DE

LRC Holdings LP LLC	DE

LRP Holdings LP LLC	DE

Lyondell Chemical Delaware Company	DE	51-0309094

Lyondell Chemical Nederland, Ltd.	DE	51-0110124

Lyondell Chemical Properties, L.P.	DE	23-2836105

Lyondell Chemical Technology 1 Inc.	DE	56-2561588

Lyondell Chemical Technology 2 Inc.	DE	74-3166679

Lyondell Chemical Technology 3 Inc.	DE	74-3166682

Lyondell Chemical Technology 4 Inc.	DE	56-2561594

Lyondell Chemical Technology 5 Inc.	DE	65-1267805

Lyondell Chemical Technology 6 Inc.	DE	51-0566155

Lyondell Chemical Technology 7 Inc.	DE	74-3166683

Lyondell Chemical Technology 8 Inc.	DE	74-3166686

Lyondell Chemical Technology, L.P.	DE	54-1613415
Lyondell Chemical Technology Management, Inc.	DE	23-2631289
Lyondell Chimie France Corporation	DE	23-1976967
LYONDELL-CITGO Refining LP	DE	76-0395303
Lyondell France, Inc.	DE	23-2341921
Lyondell Houston Refinery A Inc.	DE	20-5408125
Lyondell Houston Refinery Inc.	DE	20-5408334
Lyondell LP3 GP, LLC	DE	90-0249008
Lyondell LP3 Partners, LP	DE	90-0249009
Lyondell LP4 Inc.	DE	76-0550480
Lyondell (Pelican) Petrochemical L.P.1, Inc.	DE	95-4684078
Lyondell Petrochemical L.P. Inc.	DE	52-2064335
Lyondell Refining Company LP	DE	76-0321158
Lyondell Refining GP, LLC	DE
Lyondell Refining LP, LLC	DE	52-2158426
Lyondell Refining Partners, LP	DE	90-0249006
POSM Delaware, Inc.	DE	51-0328228
POSM II Properties Partnership, L.P.	DE	51-0328696

This preliminary prospectus relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 7, 2006.

Prospectus

Lyondell Chemical Company

$

$             Senior Unsecured Notes due 2014

$             Senior Unsecured Notes due 2016

Interest payable on              and

We may issue the 2014 notes in one or more series which may bear interest at different rates or calculated in a different manner. The 2016 notes will bear interest at the rate of         % per year. Interest on the notes is payable on              and              of each year, beginning on             , 2007. The 2014 notes will mature on                     , 2014 and the 2016 notes will mature on             , 2016. Interest will accrue from                 , 2006.

We may redeem the notes as described in “Description of notes—Optional redemption.” There is no sinking fund for the notes.

The notes will be unsecured senior obligations of Lyondell and will rank equally with all of its other unsecured senior indebtedness. The notes will be effectively junior to Lyondell’s secured debt and will be senior to Lyondell’s subordinated debt. The obligations under the notes will be fully and unconditionally guaranteed by the same restricted subsidiaries of Lyondell that guarantee its bank credit facility, its senior secured notes and its senior subordinated notes.

See “Risk factors” beginning on page 13 for a discussion of certain risks that you should consider in connection with the investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2014 note	Total	Per 2016 note	Total
Public offering price (1)%		$	%	$

Underwriting discounts and commissions	%	$	%	$

Proceeds to us before expenses	%	$	%	$

(1)	Plus accrued interest, if any, from the date of original issuance.

The notes have not been and will not be listed on any exchange. Currently there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers on or about September         , 2006 through The Depository Trust Company.

Joint book-running managers

JPMorgan

Banc of America Securities LLC

Citigroup

Morgan Stanley

Co-managers

BNY Capital Markets, Inc.	Deutsche Bank Securities	Scotia Capital
SOCIETE GENERALE	UBS Investment Bank	Wachovia Securities

The date of this prospectus is                     , 2006.

In making your investment decision, you should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference herein. We have not authorized anyone to provide you with additional or different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus and any document incorporated by reference may only be accurate on the date of such document.

We are a Delaware corporation with principal executive offices at 1221 McKinney Street, Suite 700, Houston, Texas 77010 (Telephone: (713) 652-7200).

Certain of our restricted subsidiaries will jointly and severally and unconditionally guarantee our payment of obligations under the notes offered by the prospectus. These subsidiary guarantors are Delaware corporations, limited partnerships and limited liability companies and all of the subsidiary guarantors except for LYONDELL-CITGO Refining LP and POSM II Properties Partnership, L.P. have principal executive offices located at Two Greenville Crossing, 4001 Kennett Pike, Suite 238, Greenville, Delaware 19807 (Telephone: (302) 658-1022). LYONDELL-CITGO Refining LP is a Delaware limited partnership with its principal executive office located at 12000 Lawndale, Houston, Texas 77017 (Telephone: (713) 652-7200). POSM II Properties Partnership, L.P. is a Delaware limited partnership with its principal executive office located at c/o Lyondell Chemical Company, 1221 McKinney Street, Suite 700, Houston, Texas 77010 (Telephone: (713) 652-7200).

Except as otherwise indicated or the context otherwise requires, in this prospectus:

•	“Lyondell,” “Company,” “we,” “us” and “our” refer to Lyondell Chemical Company and its consolidated subsidiaries, including LCR, Equistar and Millennium;

•	“LCC” refers to Lyondell Chemical Company without its consolidated subsidiaries;

•	in some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar and Millennium;

•	“Equistar” refers to Equistar Chemicals, LP and its consolidated subsidiaries;

•	“Millennium” refers to Millennium Chemicals Inc. and its consolidated subsidiaries; and

•	“LCR” refers to LYONDELL-CITGO Refining LP.

i

Industry and other information

The data included or incorporated by reference in this prospectus regarding the chemical and refining industries, product capacity and ranking, including Lyondell’s capacity positions, the capacity positions of its competitors for certain products and expected rates of demand, is based on independent industry publications, reports from government agencies or other published industry sources and estimates of Lyondell or its joint ventures. These estimates are based on information obtained from customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Lyondell and its joint ventures operate and management’s knowledge and experience. These estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk factors” and “Forward-looking statements.”

Non-GAAP financial measures

The body of generally accepted accounting principles is commonly referred to as “GAAP.” For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable U.S. GAAP measure. From time to time Lyondell discloses so-called non-GAAP financial measures, primarily EBITDA, or earnings before interest, taxes, depreciation and amortization of long-lived assets, as well as proportionate share data for Lyondell and its joint ventures. The non-GAAP financial measures included or incorporated by reference herein are not a substitute for the GAAP measures of earnings, for which management has responsibility.

Lyondell sometimes uses EBITDA in its communications with investors, financial analysts and the public. This is because EBITDA is perceived as a useful and comparable measure of operating performance and the contributions of operations to liquidity. For example, interest expense is dependent on the capital structure and credit rating of a company. However, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary in significance between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation (straight-line, accelerated, units of production) method, which can result in considerable variability in depreciation and amortization expense between companies. Thus, for comparison purposes, management believes that EBITDA can be useful as an objective and comparable measure of operating profitability and the contribution of operations to liquidity because it excludes these elements of earnings that do not provide information about the current operations of existing assets. Accordingly, management believes that disclosure of EBITDA can provide useful information to investors, financial analysts and the public in their evaluation of companies’ operating performance and the contribution of operations to liquidity.

Lyondell also sometimes reports adjusted net income (loss) or adjusted EBITDA, excluding specified items that are unusual in nature or are not comparable from period to period and that are included in GAAP measures of earnings. Management believes that excluding these items may help investors compare operating performance between two periods. Such adjusted data is always reported with an explanation of the items that are excluded.

Lyondell historically reported certain proportionate share data for Lyondell and its joint ventures that were not consolidated, but were accounted for by the equity method of accounting. Accordingly, in Lyondell’s financial statements investors only see a single line item—investment in a joint venture—for the unconsolidated joint ventures in the balance sheet and one line item—equity income from a joint venture investment—in the income statement. Therefore, investors may not have obtained a complete appreciation of the magnitude of certain operating and financial measures for Lyondell and its previously unconsolidated joint ventures and the scope of their business activities. Management believes that reporting certain proportionate share data may have given investors a more complete picture of the size and scope of the operating activities of Lyondell and its joint ventures.

Forward-looking statements

Certain of the statements contained in this prospectus are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements can be identified by words such as “estimate,” “believe,” “expect,” “anticipate,” “plan,” “budget” or other words that convey the uncertainty of future events or outcomes. Many of these forward-looking statements have been based on expectations and assumptions about future events that may prove to be inaccurate. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Lyondell’s control. Lyondell’s or its joint ventures’ actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to:

•	the availability, cost and price volatility of raw materials and utilities,

•	the supply/demand balances for Lyondell’s and its joint ventures’ products, and the related effects of industry production capacities and operating rates,

•	uncertainties associated with the U.S. and worldwide economies, including those due to political tensions in the Middle East and elsewhere,

•	legal, tax and environmental proceedings,

•	the cyclical nature of the chemical and refining industries,

•	operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor difficulties, transportation interruptions, spills and releases and other environmental risks),

•	current and potential governmental regulatory actions in the U.S. and in other countries,

•	terrorist acts and international political unrest,

•	competitive products and pricing pressures,

•	risks of doing business outside the U.S., including foreign currency fluctuations,

•	access to capital markets,

•	technological developments, and

•	Lyondell’s ability to implement its business strategies, including whether the expected benefits of Lyondell’s acquisition of CITGO’s interests in LCR are achieved to the extent and in the time period anticipated.

Any of these factors, or a combination of these factors, could materially affect Lyondell’s or its joint ventures’ future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of Lyondell’s or its joint ventures’ future performance, and Lyondell’s or its joint ventures’ actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus and the information incorporated by reference herein. See “Prospectus summary—Our business,” “Risk factors,” “Item 3. Legal proceedings—Environmental matters” included in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference, “Part II, Item 2. Legal Proceedings” included in Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and incorporated herein by reference and “Management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2006 and 2005” and “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003” for additional information about factors that may affect the businesses and operating results of Lyondell and its joint ventures. These factors are not necessarily all of the important factors that could affect Lyondell and its joint ventures. Use caution when considering these forward-looking statements. Lyondell does not intend to update these statements unless securities laws require it to do so.

In addition, this prospectus contains summaries of contracts and other documents. These summaries may not contain all of the information that is important to an investor, and reference is made to the actual contract or document for a more complete understanding of the contract or document involved.

v

Prospectus summary

The following summary contains information about Lyondell and the offering of the notes. It does not contain all of the information that may be important to you in making a decision to purchase the notes. For a more complete understanding of Lyondell and the offering of the notes, we urge you to read this entire prospectus carefully, including the “Risk factors” section and our financial statements and the notes to those statements included elsewhere herein.

Our business

Lyondell is one of the world’s largest chemical companies, with approximately $18 billion in assets. Our products are the building blocks for countless goods and products that people use every day, such as clothing, food packaging, household furnishings, detergents, cosmetics, automotive parts, construction and home-building materials, paints and coatings, gasoline and many others.

Lyondell has built its businesses around the fundamental belief that, to be a successful competitor in the global chemical industry, Lyondell must have:

•	global scale and product breadth;

•	sustainable competitive advantage through raw material flexibility, technology or market position;

•	disciplined operating focus that maximizes the value of each business; and

•	disciplined use of cash flow to create value.

We are a major global manufacturer of basic chemicals and derivatives, including ethylene, propylene, propylene oxide, titanium dioxide, styrene, polyethylene and acetyls. We also are a refiner of heavy, high sulfur crude oil and a significant producer of gasoline-blending components.

We report results in four major business segments. Each plays a strategic role in creating stockholder value.

•	Ethylene, co-products and derivatives. Our ethylene, co-products and derivatives segment produces ethylene, its co-products and derivatives. Ethylene co-products primarily include propylene, butadiene and aromatics, which include benzene and toluene. The segment also produces derivatives, primarily polyethylene, ethylene oxide (“EO”), ethylene glycol and other EO derivatives, as well as ethanol, vinyl acetate monomer (“VAM”) and polypropylene. In addition, this segment produces fuels, such as methyl tertiary butyl ether (“MTBE”) and alkylate, and also produces acetic acid and methanol.

Lyondell is a leading North American producer of ethylene, propylene, polyethylene, ethylene glycol and acetyls. Large scale operations and the operational flexibility to use the lowest-cost raw materials provide competitive advantages. These highly cyclical businesses are capable of generating significant earnings and cash flow, particularly during positive periods of the business cycle.

Our ethylene, co-products and derivatives businesses (other than VAM, acetic acid and methanol, which are collectively referred to as acetyls) are conducted through Equistar Chemicals, LP, an indirect wholly owned subsidiary.

•	Propylene oxide (“PO”) and related products. Our PO and related products segment produces PO and its co-products, PO derivatives and toluene diisocyanate. PO’s co-products include styrene monomer and tertiary butyl alcohol (“TBA”). The principal derivatives of TBA are MTBE and ethyl tertiary butyl ether. PO derivatives include propylene glycol, propylene glycol ethers and butanediol.

Lyondell is a leading global producer and marketer of PO and derivatives, offering strength in process technology in an industry that Lyondell believes provides growth opportunities both domestically and internationally.

•	Inorganic chemicals. Our inorganic chemicals segment primarily produces titanium dioxide. The segment also produces titanium tetrachloride, titanyl sulfate, ultra-fine titanium dioxide (“TiO2”) and silica gel.

Lyondell is a leading producer of titanium dioxide, offering state-of-the-art products in all major customer markets: paints and coatings, plastics and paper. Lyondell believes that this segment offers a less volatile stream of earnings over a business cycle compared to its ethylene, co-products and derivatives business segment.

Our inorganic chemicals businesses and the acetyls portion of our ethylene, co-products and derivatives businesses are conducted through Millennium Chemicals Inc., a wholly owned subsidiary. Millennium also produces fragrance and flavors chemicals, which are not a reportable segment. We acquired Millennium in a stock-for-stock business combination on November 30, 2004, thereby also indirectly acquiring the remaining 29.5% interest in Equistar held by Millennium.

•	Refining. Our refining segment produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, lubricants (lube oils) and aromatics, which include benzene, toluene, paraxylene and orthoxylene.

Lyondell is a major refiner of heavy, high sulfur crude oil. Lyondell’s 268,000 barrel-per-day Houston refinery is strategically located on the U.S. Gulf Coast with access to interstate pipelines and the Port of Houston. The facility refines very heavy high-sulfur crude oil into clean fuels including reformulated gasoline and low-sulfur diesel, as well as other high-value products, such as jet fuel and aromatics. The full conversion capabilities of the refinery, coupled with a strong refining market, have resulted in strong cash and profit generation.

Our refining business is conducted through LYONDELL-CITGO Refining LP (LCR), an indirect wholly owned subsidiary. LCR was a joint venture between us and CITGO Petroleum Corporation until we acquired CITGO’s interest in LCR effective as of July 31, 2006.

LCR transaction

On August 16, 2006, Lyondell purchased CITGO’s 41.25% interest in LCR effective as of July 31, 2006 (the “LCR transaction”). As a result, Lyondell now owns 100% of LCR, and will consolidate LCR in its financial statements prospectively from the date of the acquisition. Concurrently, LCC entered into a new senior secured credit facility that includes a $2.65 billion, seven-year term loan and an $800 million, five-year revolving credit facility. See “Description of other indebtedness.” The LCR transaction was financed with $2,509 million of the proceeds of the term loan, and included cash payments at closing consisting of: $1,629 million for the acquisition of the 41.25% interest in LCR, the acquisition of estimated working capital for $53 million, repayment of LCR’s loan payable to CITGO and accrued interest totaling $40 million, repayment of $444 million outstanding under LCR’s bank facility (including accrued and unpaid interest), estimated transaction costs of $43 million, and $300 million paid by LCR related to the termination of the old crude supply agreement as described below. In addition, subsequent to closing, a payment currently estimated to be approximately $80 million, which will include payment to CITGO of its portion of distributions payable from LCR as of July 31, 2006, will be made to adjust the estimated net working capital as reflected in the unaudited pro forma condensed combined financial statements to the actual working capital amounts as of July 31, 2006.

Before the LCR transaction, most of the crude oil used by LCR as a raw material for its refinery was purchased under a crude supply agreement with PDVSA Petróleo, S.A. (“PDVSA Oil”), an affiliate of CITGO and of PDVSA, the national oil company of Venezuela. The agreement incorporated a deemed-margin, formula-based pricing, which Lyondell believes reduced the volatility of LCR’s earnings and cash flows over the contract life. In connection with the LCR transaction, the old crude supply agreement with PDVSA Oil was replaced with a new crude oil contract. The new contract provides for the purchase and supply of 230,000 barrels per day of heavy, high sulfur crude oil and will extend through 2011 and year to year thereafter. The new crude oil contract incorporates market-based pricing, which is determined using a formula reflecting published market indices. The new pricing formula is designed to be consistent with published prices for similar grades of crude oil. Although this new market-based pricing allows Lyondell to realize the value of the current elevated heavy crude oil refining margins in the market, the market-based pricing in the contract also subjects Lyondell to increased price fluctuations, increased volatility in earnings and cash flows as the market margins expand and contract over time, and exposure to any governmental limitations or taxes that may in the future impact margins.

In addition, before the LCR transaction, CITGO was required to purchase, and LCR was required to sell at market-based prices, 100% of the finished gasoline, jet fuel, heating oil, diesel fuel, coke and sulfur produced by LCR’s refinery. CITGO also purchased all lubricants manufactured by LCR and served as LCR’s sole agent to market paraxylene and orthoxylene produced by LCR. After a ninety-day transition period following the LCR transaction, Lyondell generally will market and sell these products to third parties, which means that Lyondell will be subject to the normal risks that it faces when selling commodity products. We believe that we have the infrastructure and employees in place in order to successfully execute this transition without requiring any significant investments.

The financing transactions

As described above, the LCR transaction was financed with $2,509 million of the proceeds of the $2,650 million, seven-year term loan referenced above. In addition, LCC’s $800 million, five-year revolving credit facility replaced its existing $475 million revolving credit facility and LCR’s $150 million revolving credit facility.

In addition, on September 5, 2006, LCC commenced a tender offer and consent solicitation to purchase its 9.625% Senior Secured Notes, Series A, due May 1, 2007 (the ‘‘9.625% notes’’), of which $849 million are outstanding, and to amend the related indenture and the 9.625% notes to eliminate substantially all of the restrictive covenants and certain events of default and to modify certain other provisions of the indenture and the 9.625% notes.

The tender offer is scheduled to have a payment date of September 20, 2006 for notes tendered on or prior to September 18, 2006 and is scheduled to expire on October 2, 2006 unless extended by LCC. The consummation of the tender offer and consent solicitation are subject to certain conditions, including the consummation of this offering.

To the extent that any amount of the 9.625% notes are not tendered in the tender offer and consent solicitation, LCC may redeem such 9.625% notes for an amount equal to the principal amount thereof, plus the Make-Whole Amount (as defined in the indenture governing the existing notes), and accrued and unpaid interest up to, but not including, the date of redemption.

LCC will use the remaining proceeds of this offering to repay borrowings under its term loan.

Lyondell structure

Lyondell’s consolidated long-term debt includes the credit facilities and debt obligations of LCC, some of which are guaranteed by certain of its domestic restricted subsidiaries, and the credit facilities and debt obligations of each of Equistar and Millennium, which are separately maintained from those of LCC. Equistar and Millennium are unrestricted subsidiaries and are not guarantors of any LCC indebtedness, including the notes offered hereby, and LCC has not guaranteed debt obligations of Equistar or Millennium except for $150 million of Equistar’s 7.55% Debentures due 2026. Following the LCR transaction, LCR has no long-term indebtedness due to third parties.

The chart below summarizes our legal entity structure after the LCR transaction. The dotted-line box denotes LCC and its restricted subsidiaries(1).

(1)	LCR and certain of LCC’s other restricted subsidiaries are guarantors for LCC’s credit facility and other debt obligations, including the notes offered hereby. See ”Description of other indebtedness—Subsidiary guarantees.”

The offering

Issuer	Lyondell Chemical Company.

Notes offered

$             aggregate principal amount of          Senior Unsecured Notes due 2014 (the “2014 notes”). We may issue the 2014 notes in one or more series, each of which will be issued under a separate indenture.

$             aggregate principal amount of          Senior Unsecured Notes due 2016 (the “2016 notes”).

The notes will not be listed on any securities exchange.

Maturity date	, 2014 for the 2014 notes.
, 2016 for the 2016 notes.

Interest payment dates

Different series of 2014 notes may bear interest at different rates or calculated in a different manner. The 2016 notes will bear interest at an annual rate equal to         %. Interest payments will be made on each              and             , beginning                     , 2007.

Guarantees

The notes will be fully and unconditionally guaranteed by certain of our domestic restricted subsidiaries. The guarantees of the notes will be general obligations of each guarantor and will rank equally with all existing and future unsubordinated unsecured debt of each guarantor. These subsidiaries are also guarantors of our obligations under our credit facility and under our existing senior secured notes and senior subordinated notes. A subsidiary’s guarantee of the notes will lapse if that subsidiary ceases to guarantee any indebtedness of Lyondell or any other subsidiary guarantor in excess of $30 million. See “Description of notes—Subsidiary guarantees” for a description of the guarantees.

Ranking

The notes will rank equally with all our existing and future unsecured senior debt. The notes will rank effectively junior to the rights of secured creditors and holders of our senior secured debt, including the debt under our credit facility and debt under our existing senior secured notes, and will rank senior to our subordinated notes.

The notes will also effectively rank junior to all liabilities of our subsidiaries that have not guaranteed the notes.

At June 30, 2006, after giving effect to the LCR transaction and the proposed sale of the notes and assuming application of the estimated net proceeds thereof:

•	LCC and the guarantors would have had outstanding approximately $ billion in principal amount of debt (including the notes), approximately $ billion of which would have been secured by certain of our assets and the guarantors’ assets and $500 million of which would have been subordinated to the notes;

•	Our subsidiaries that have not guaranteed the notes have approximately $6.9 billion of outstanding total liabilities, excluding intercompany liabilities but including $3.1 billion of debt, that are effectively senior to the notes.

See “Description of notes—General.”

Optional redemption

At any time before September     ,          in the case of the 2014 notes, and September         , 2009 in the case of the 2016 notes, we may redeem up to 35% of the aggregate principal amount of the notes of a series with the net cash proceeds of certain equity offerings at the redemption prices set forth under “Description of notes—Optional redemption,” if at least 65% of the aggregate principal amount of the notes issued under that series remain outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering.

At any time before September     ,          in the case of the 2014 notes, and September     , 2011 in the case of the 2016 notes, we may redeem the notes, in whole or in part, at a “make whole” redemption price set forth under “Description of notes—Optional redemption.” Thereafter, the notes are redeemable at the prices set forth under “Description of notes—Optional redemption.

Change of control

Upon the occurrence of a change of control described in “Description of notes—Repurchase at the option of holders—Change of control,” you may require us to purchase some or all of your notes at 101% of their principal amount, plus accrued interest. The occurrence of a change of control will impose similar repurchase requirements for our senior secured notes and our senior subordinated notes and may also be an event of default under our credit facility. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation in such circumstances. See “Risk factors—Risk factors relating to our debt and the notes—We may not be able to repurchase your notes upon a change of control” and “Description of notes.”

Covenants	The indentures governing the notes will contain certain covenants limiting or prohibiting our ability to and our restricted subsidiaries’ ability to:

•	incur additional debt or issue subsidiary preferred stock;

•	increase dividends on our capital stock;

•	redeem or repurchase capital stock or repurchase subordinated debt;

•	engage in transactions with certain affiliates, except on an arm’s-length basis;

•	create liens or engage in sale and leaseback transactions;

•	make some types of investments and sell assets; and

•	consolidate or merge with, or sell substantially all assets to, another person.

These covenants are subject to important exceptions and qualifications. For more details, see “Description of notes—Selected covenants.”

Certain of these covenants will no longer apply if the notes are rated at least “BBB-” by Standard & Poor’s or “Baa3” by Moody’s, even if such notes are subsequently downgraded to a lower rating. See “Description of notes—Selected covenants.”

Use of proceeds

We intend to use a portion of the net proceeds from the offering to purchase our 9.625% Senior Secured Notes, Series A, due May 1, 2007 tendered in the tender offer, including to pay the premium reflected in the tender offer price. We may redeem any of the $849 million of the 9.625% notes not tendered in the tender offer. We intend to use the remainder of the proceeds to repay amounts outstanding under our senior secured term loan incurred to finance the LCR transaction.

For more details, see “Use of proceeds.”

Risk factors

You should carefully consider all the information set forth or incorporated by reference in this prospectus and, in particular, the specific factors in the section of this prospectus entitled “Risk factors” for an explanation of certain risks of investing in the notes.

Summary historical and pro forma condensed combined financial information

The following table sets forth summary historical consolidated financial information of Lyondell as of and for the periods indicated, and summary pro forma condensed combined financial information for the year ended December 31, 2005 and as of and for the six months ended June 30, 2006. The summary historical consolidated results of operations and cash flow information for the years ended December 31, 2004 and 2005, and the balance sheet information as of December 31, 2003, 2004 and 2005 are derived from Lyondell’s audited financial statements included elsewhere in this prospectus. The summary historical consolidated results of operations and cash flow information for the six months ended June 30, 2005 and 2006, and the balance sheet information as of June 30, 2005 and 2006 are derived from Lyondell’s unaudited financial statements included elsewhere in this prospectus, which, in management’s opinion, include all adjustments necessary for the fair presentation of our financial condition as of such date and our results of operations for such periods. Results of operations that were achieved for the six months ended June 30, 2006 are not necessarily indicative of the results of operations that may be achieved for the entire year or any future period.

The summary pro forma combined financial information set forth below is derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus and should be read in conjunction with those statements including the notes thereto. The summary pro forma combined financial information combines the historical consolidated balance sheet and statements of operations for Lyondell and the historical balance sheet and statements of operations for LCR discussed below and gives effect to (1) borrowing under the new Lyondell term credit facility to finance the LCR transaction, (2) our acquisition of LCR and the expenses related thereto and (3) the terms of the revised crude supply agreement. The unaudited pro forma condensed combined financial information does not give effect to the notes being offered pursuant to this prospectus and the use of proceeds hereunder.

The summary pro forma combined financial information is based on the following assumptions and adjustments:

•	the results of operations and other financial information assumes the LCR transaction was effective on January 1, 2005;

•	the balance sheet data assumes that the LCR transaction was effective on June 30, 2006;

•	the balance sheet, results of operations and other financial information reflect borrowings under a new term credit facility to fund the acquisition of CITGO’s interest in LCR and the repayment of LCR debt owed to third parties and CITGO; and

•	the results of operations, balance sheet and other financial information reflect the terms of the revised crude supply agreement.

The summary pro forma combined financial information is presented for illustrative purposes only. The results may have been different if we had always owned LCR or if we had acquired LCR on any of the dates indicated above, and the results do not purport to indicate the future results that we will experience.

The following information should be read together with “Unaudited pro forma condensed combined financial information,” and the consolidated financial statements and notes of Lyondell and LCR for the six months ended June 30, 2006 and for the year ended December 31, 2005, “Management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2006 and 2005” and “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003” of Lyondell, all included elsewhere in this prospectus.

	Lyondell historical					Pro forma for the LCR transaction
	Year ended December 31,			Six months ended June 30,		Year ended December 31, 2005	Six months ended June 30, 2006
Millions of dollars	2003	2004(1)	2005(1)	2005	2006

				(Unaudited)
Results of operations data:
Sales and other operating revenues	$3,781	$5,946	$18,606	$8,816	$9,829	$24,026	$13,511
Cost of sales	3,591	5,468	16,704	7,663	8,757	21,380	11,829
Selling, general and administrative and research and development expenses	207	392	634	313	347	685	380
Interest expense	415	463	649	334	273	850	374
Income (loss) from equity investments	(103)	451	124	86	179	1	2
Net income (loss)(2)	(302)	54	531	380	450	772	640
Cash flow data:
Cash provided (used) by—Operating activities	99	354	1,594	646	438
Investing activities	(218)	424	(211)	(109)	(175)
Financing activities	266	(416)	(1,580)	(619)	(540)
Other financial data:
EBITDA(3)	250	470	2,214	1,210	1,170
Depreciation and amortization	250	289	729	363	362
Capital expenditures	264	70	249	112	124
(1)	Results of operations and cash flow data reflect the consolidation of Millennium and Equistar for the full year 2005 and for December 2004. Before December 1, 2004, Lyondell’s interest in Equistar was accounted for using the equity method.

(2)	Net income for 2005 included a $127 million after-tax charge to reduce the carrying value of the Lake Charles, Louisiana, TDI facility. Net income for 2004 included a $64 million after-tax charge for purchased in-process research and development as a result of Lyondell’s acquisition of Millennium on November 30, 2004 and resulting consolidation of Equistar.

(3)	A reconciliation of Lyondell’s segment EBITDA to net income is presented in the table below:

	Year ended December 31,			Six months ended June 30,
Millions of dollars	2003	2004	2005	2005	2006

Segment EBITDA:
Ethlyene, Co-Products & Derivatives	$—	$145	$1,334	$780	$676
PO & Related Products	250	313	757	332	345
Inorganic Chemicals	—	15	128	99	77
Other	—	(3)	(5)	(1)	72

Lyondell EBITDA	250	470	2,214	1,210	1,170
Add:
Income (loss) from equity investment in Equistar	(228)	141	—	—	—
Income from equity investment in LCR	144	303	123	86	177
Deduct:
Depreciation & amortization	(250)	(289)	(729)	(363)	(362)
Interest expense, net	(392)	(449)	(603)	(313)	(253)
(Provision for) benefit from income taxes	179	(23)	(219)	(214)	(276)
Intercompany profit elimination	—	(15)	—	—	—
Purchased in process R&D	—	(64)	—	—	—
Charges related to TDI Plant & other assets	—	(2)	(210)	(5)	(6)
Debt prepayment premiums and charges	(5)	(18)	(45)	(21)	—

Lyondell net income (loss)	$(302)	$54	$531	$380	$450

	Lyondell historical			Pro forma for the LCR transaction
	December 31,		June 30,	June 30,
Millions of dollars	2004(6)	2005(6)	2006	2006

Balance sheet data:
Cash and cash equivalents	$804	$593	$320	$415
Property, plant and equipment	7,215	6,530	6,487	9,246
Total assets	15,961	14,980	15,028	18,339
Long-term debt, including current maturities (1)	7,720	6,293	5,836	8,342
Total stockholders’ equity	2,816	3,008	3,468	3,354

(1)	The LCR transaction was financed using $2.5 billion of the $2.65 billion term loan under the new credit facility, which is reflected in pro forma long-term debt.

Certain of Lyondell’s wholly-owned subsidiaries, including Millennium and Equistar, which collectively operate its inorganic chemicals segment and its ethylene, co-products and derivatives (“EC&D”) segment, for which selected information is presented below, are not subject to the covenants in the indenture. The following financial information is provided to assist in the understanding of information that may be useful to the reader. Refining EBITDA is presented below on a pro forma basis to reflect what EBITDA may have been during the period had the new crude oil contract been in effect instead of the old crude supply agreement. This information is included because management believes that inclusion of pro forma EBITDA provides useful information about the possible effects of the new crude oil contract as compared to the old crude supply agreement.

	Year ended December 31,	Six months ended June 30,
Millions of dollars	2005	2006

PO & Related Products EBITDA (1)	$757	$345
Refining pro forma EBITDA (2)	870	669
LCC 70.5% share of Equistar distributions	511	211
LCC distributions from Millennium	—	—

Interest Expense:
Equistar	227	109
Millennium	130	36
Lyondell Consolidated	649	273
LCR	40	24
Lyondell pro forma for the LCR transaction (3)	850	374

Capital Expenditures:
Equistar	153	63
Millennium	60	28
Lyondell Consolidated	249	124
LCR	176	109

June 30, 2006
LCC pro forma debt (principal amount) (4):
LCC Credit Facility	2,650
LCC Senior Secured Notes	1,882
LCC Debentures	325
LCC Senior Subordinated Notes	500

Footnotes to this table are presented on the following page.

(1)	See the previous reconciliation of Lyondell’s segment EBITDA to net income.
(2)	A reconciliation of the Refining pro forma EBITDA to LCR net income is presented in the table below:

	Year ended December 31,	Six months ended June 30,
Millions of dollars	2005	2006

LCR net income	$194	$294
Deduct:
Depreciation & amortization	(116)	(62)
Interest expense, net	(38)	(23)
Income taxes	—	(8)

Refining EBITDA	348	387
Pro forma adjustment to crude costs	522	282

Refining pro forma EBITDA	$870	$669

(3)	Pro forma for the LCR transaction does not reflect interest expense associated with the current financing transactions.
(4)	LCC pro forma debt reflects the LCR transaction but does not reflect the current financing transaction or the application of the net proceeds from the offering. Refer to “Description of other indebtedness.”

Risk factors

There are many risks that may affect your investments in the notes. You should carefully consider these risks as well as the other information included or incorporated by reference in this prospectus before buying the notes.

Risks relating to our debt and the notes

Lyondell’s consolidated balance sheet is highly levered, and Lyondell’s total consolidated debt increased by approximately $2.65 billion in connection with Lyondell’s acquisition of CITGO’s interests in LCR. If the expected benefits of the transaction are not realized as quickly as anticipated, Lyondell’s business and future prospects could be limited by its significant amount of debt and other financial obligations.

Lyondell’s consolidated balance sheet is highly levered. Including the debt of Millennium and Equistar, Lyondell’s total consolidated debt was approximately $5.8 billion at June 30, 2006, which represented approximately 62% of Lyondell’s total capitalization. On August 16, 2006, Lyondell incurred additional debt to finance the purchase of CITGO’s interests in LCR and related transactions, and to refinance the approximately $444 million outstanding under LCR’s existing bank facility (including accrued and unpaid interest). Assuming the LCR transaction had occurred as of June 30, 2006, Lyondell’s total debt, including current maturities, would have been $8.5 billion, or approximately 70% of total capitalization on a pro forma basis. In addition, Lyondell has contractual commitments and ongoing pension and post-retirement benefit obligations that will require cash contributions in 2006 and beyond, as described in “—Contractual and other obligations” under “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003.”

Although Lyondell’s acquisition of CITGO’s interests in LCR is intended to, among other things, realize synergies and generate cash to reduce debt in the future, Lyondell’s level of debt and other obligations could have significant adverse consequences on its business and future prospects if the expected benefits of the transaction are not realized as quickly as anticipated, including the following:

•	Lyondell may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	less levered competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations; and

•	in the event of poor business conditions, Lyondell may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than its competitors.

For discussion regarding Lyondell’s ability to pay or refinance its debt, see the “—Liquidity and capital resources” section under “Management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2006 and 2005” and “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003.”

LCC, Millennium and Equistar each require a significant amount of cash to service their indebtedness, and the ability of each of them to generate cash depends on many factors beyond their control.

Due to debt covenant limitations on transferring cash between the entities discussed below, the ability of each of LCC, Millennium and Equistar to make payments on and to refinance its respective indebtedness may depend solely upon its individual ability to generate cash. Each of LCC, Millennium and Equistar is separately responsible for its respective outstanding debt (except that $150 million of Equistar’s debt is guaranteed by LCC). The businesses of each of LCC, Millennium and Equistar may not generate sufficient cash flow from operations to meet their respective debt service obligations, future borrowings may not be available under current or future credit facilities of each entity in an amount sufficient to enable each of them to pay their respective indebtedness at or before maturity, and each entity may not be able to refinance its respective indebtedness on reasonable terms, if at all. Factors beyond the control of LCC, Millennium and Equistar affect the ability of each of them to make these payments and refinancings. These factors include those discussed elsewhere in this “Risk factors” section and the “Forward-looking statements” section of this prospectus.

Further, the ability of LCC, Millennium and Equistar to fund capital expenditures and working capital depends on the ability of each entity to generate cash and depends on the availability of funds under lines of credit and other liquidity facilities. If, in the future, sufficient cash is not generated from their respective operations to meet their respective debt service obligations and sufficient funds are not available under lines of credit or other liquidity facilities, LCC, Millennium and Equistar each may need to reduce or delay non-essential expenditures, such as capital expenditures and research and development efforts. In addition, these entities may need to refinance debt, obtain additional financing or sell assets, which they may not be able to do on reasonable terms, if at all.

Debt and other agreements restrict the ability of LCC, Millennium and Equistar to take certain actions and require the maintenance of certain financial ratios; failure to comply with these requirements could result in acceleration of debt.

•	LCC’s debt and accounts receivable facility—LCC’s credit facility, indentures and accounts receivable sales facility contain covenants that, subject to exceptions, restrict, among other things, sale and leaseback transactions, lien incurrence, debt incurrence, dividends, investments, certain other payments, certain joint ventures, affiliate transactions, restrictive agreements, sales of assets and mergers. In addition, the credit facility contains covenants that require the maintenance of specified financial ratios: (1) the Interest Coverage Ratio (as defined in such facility) at the end of any period of four consecutive fiscal quarters ending on or most recently before each of the indicated dates below, is required to be equal to or greater than the indicated ratio and (2) on any day during the period commencing with each indicated date below and ending on the date before the next succeeding indicated date, the ratio of (a) Senior Secured Debt (as defined in such facility) at such day, to (b) Adjusted EBITDA (as defined in such facility) for the period of four consecutive fiscal quarters most recently ended on or before such day, is required to be equal to or less than the ratio set forth below opposite the date commencing such period:

	Interest coverage ratio	Senior secured debt to adjusted EBITDA ratio

June 30, 2006	—	3.00
September 30, 2006 and thereafter	2.75	2.75

•	Millennium’s debt—Millennium has a U.S. and an Australian revolving credit facility, an Australian term loan facility and a U.K. revolving credit facility. Millennium’s facilities and its indentures contain covenants that, subject to exceptions, restrict, among other things, distributions, debt incurrence, lien incurrence, investments, sale and leaseback transactions, certain other payments, sales of assets, affiliate transactions, mergers, domestic accounts receivable securitization transactions, restrictive agreements and issuances of redeemable stock and preferred stock. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends. Other than the U.K. facility, Millennium’s facilities also contain covenants that require the maintenance of specified financial ratios: (1) the Leverage Ratio (as defined) is required to be less than 4.50 to 1 and (2) the Interest Coverage Ratio (as defined) for any period of four consecutive fiscal quarters is required to be equal to or greater than (a) 1.75 to 1 for any such period ending before September 30, 2006, and (b) 2.25 to 1 for any such period ending on or after September 30, 2006. Millennium’s U.K. facility does not require the maintenance of specified financial ratios as long as certain conditions are met.

•	Equistar’s debt and accounts receivable facility—Equistar has an inventory-based revolving credit facility and an accounts receivable sales facility. Both of these facilities and Equistar’s indentures contain covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, sales of assets, investments, capital expenditures, certain other payments, affiliate transactions, restrictive agreements and mergers. Equistar’s credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar’s Fixed Charge Coverage Ratio (as defined) is less than 1.75 to 1. Equistar met this ratio as of June 30, 2006.

•	Effects of a breach—A breach by LCC, Millennium or Equistar of any of the covenants or other requirements in their respective debt instruments could (1) permit that entity’s note holders or lenders to declare the outstanding debt under the breached debt instrument due and payable, (2) permit that entity’s lenders under that credit facility to terminate future lending commitments and (3) permit acceleration of that entity’s other debt instruments that contain cross-default or cross-acceleration provisions. The respective debt agreements of LCC, Millennium and Equistar contain various event of default and cross-default provisions. Furthermore, a default under Equistar’s debt instruments could constitute a cross-default under LCC’s credit facility, which, under specified circumstances, would then constitute a default under LCC’s indentures. It is not likely that LCC, Millennium or Equistar, as the case may be, would have, or be able to obtain, sufficient funds to make these accelerated payments. In that event, the breaching entity’s lenders could proceed against any assets that secure their debt. Similarly, the breach by LCC or Equistar of covenants in their respective accounts receivable sales facilities would permit the counterparties under the facility to terminate further purchases of interests in accounts receivable and to receive all collections from previously sold interests until they had collected on their interests in those receivables, thus reducing the entity’s liquidity. In addition, if Lyondell were unable generally to pay its debts as they become due, PDVSA Oil would have the right to terminate the crude oil contract. See “Changes to the crude oil contract with PDVSA Oil subject Lyondell to increased volatility and price fluctuations, which could adversely affect Lyondell. The crude oil contract also is subject to the risk of enforcing contracts against non-U.S. affiliates of a sovereign nation and political, force majeure and other risks” below.

Debt covenants limit transfers of cash between Lyondell, Millennium and Equistar and, as a result, cash flows of Millennium and Equistar may not be available to LCC and, conversely, LCC may not be able to provide cash to them.

Although Equistar and Millennium are wholly owned subsidiaries of Lyondell, debt covenants limit the ability to transfer cash among Lyondell, Equistar and Millennium.

One of Millennium’s indentures prevents it from paying certain dividends to LCC. This prohibition will continue unless and until Millennium’s cumulative earnings and its fixed charge coverage ratio reach specified levels. Accordingly, cash flow of Millennium currently is not, and in the future may not be, available to LCC to fund LCC’s needs, such as servicing LCC’s debt, paying its capital expenditures or paying dividends to its shareholders.

Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar does not meet a specified fixed charge coverage ratio. Equistar met this ratio as of June 30, 2006. In addition, Equistar’s credit facility prohibits the payment of distributions during any default under its facility. These provisions may deter or limit the movement of cash from Equistar to Lyondell and Millennium.

Applicable laws may also limit the amounts Millennium and Equistar are permitted to pay as distributions on their equity interests. The ability of Lyondell’s subsidiaries and joint ventures to distribute cash to Lyondell also is dependent upon their economic performance, which is dependent on a variety of factors, including factors described elsewhere in this “Risk factors” section.

LCC’s indentures contain a covenant that prohibits it from making investments in subsidiaries and joint ventures that are not restricted subsidiaries as defined in the indentures, subject to limited exceptions. Neither Millennium nor Equistar currently is a restricted subsidiary. LCC’s credit facility also contains a covenant that places limitations on its ability to make investments in Equistar, Millennium and our joint ventures. Millennium’s flexibility to make investments in Equistar also is limited by other tests. Future borrowings also may contain restrictions on making investments in subsidiaries and joint ventures. As a result of these limitations, LCC’s cash flow may not be available to fund cash needs of Millennium and Equistar, such as servicing debt or paying capital expenditures.

Equistar and Millennium are not subject to most of the covenants under the notes.

Neither Equistar nor Millennium is a “restricted subsidiary” of Lyondell, as such term will be defined in the indenture governing the notes and as defined in our other indentures. Therefore, these entities and our joint ventures are not subject to the covenants described above and in the “Description of notes”. As a result, holders of the notes will have no recourse if Equistar or Millennium substantially increases its debt leverage. The indenture obligates us to use our best efforts, consistent with our contractual obligations and fiduciary duties, to ensure that Equistar and our joint ventures do not agree to restrictions on their ability to make distributions to us, but that obligation is subject to significant exceptions. You should read the section called “Description of notes—Selected covenants—Dividend and other payment restrictions affecting subsidiaries and joint ventures.”

Moreover, a default by Millennium or Equistar under any of its debt instruments generally would not, so long as it is not a “restricted subsidiary” as defined in the indenture, give rise to a default under the indenture governing the notes, even though the creditors of the defaulting entity would have remedies against it. As a result, you will have no recourse if Millennium or Equistar defaults on any of its debt. A default by Millennium or Equistar on its debt could also impose a contractual limit on its ability to make distributions to us. In addition, a default by Equistar under any of its material debt instruments which results in the acceleration of such debt, or enables the holder to accelerate such debt, would, however, give rise to a default under our credit facility, which if accelerated would cause an event of default under the indenture governing the notes.

The notes are subordinated to debt of our non-guarantor subsidiaries and to our secured debt.

The notes will be guaranteed by certain of our domestic restricted subsidiaries. None of our other subsidiaries, including Equistar and Millennium, will initially guarantee the notes. Many of the operations of LCC are conducted through its subsidiaries and, therefore, LCC is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The notes will be effectively subordinated to all outstanding indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of LCC’s subsidiaries that are not subsidiary guarantors. Any right of LCC to receive assets of any of its subsidiaries that are not subsidiary guarantors upon the latter’s liquidation or reorganization or insolvency (and the consequent right of the holders of notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors and preferred stockholders, except to the extent that LCC is itself recognized as a creditor of such subsidiary. In that case, the claims of LCC would still be subordinate to any lien or security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by LCC. At June 30, 2006, after giving effect to the LCR transaction and financing thereof, and this offering and the use of proceeds therefrom, the notes would have been effectively subordinated to approximately $6.9 billion of outstanding total liabilities, excluding intercompany liabilities, but including $3.1 billion of debt, of our non-guarantor subsidiaries. See “Description of notes—Structural subordination.” Initially, and so long as Equistar and Millennium continue to be unrestricted subsidiaries under the relevant indentures, such indentures will not limit the amount of indebtedness and other liabilities that Equistar, Millennium and their subsidiaries can incur. In the case of our restricted subsidiaries, the indentures for the notes will not limit the amount of liabilities that do not constitute “Indebtedness” that subsidiaries can incur.

The notes are unsecured and therefore are also structurally subordinated to our secured indebtedness under the credit facility and our existing senior secured notes, to the extent of the value of the collateral securing such indebtedness. The secured indebtedness is secured by liens on all of LCC’s and certain subsidiary guarantors’ domestic personal property, mortgages on certain production facilities located in Pasadena and Channelview, Texas and Lake Charles, Louisiana, and the refinery located in Houston, Texas; and, subject to certain limitations, equity interests in domestic subsidiaries, including Millennium and Equistar, and certain non-U.S. subsidiaries. Accordingly, in the event of a default on the notes or a bankruptcy, liquidation or reorganization of LCC, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the notes. At June 30, 2006, after giving effect to the LCR transaction and the financing thereof, and this offering and the use of proceeds therefrom, approximately $             billion in principal amount of outstanding unsubordinated indebtedness of LCC, including the indebtedness under the credit facility and the existing senior secured notes, would have been secured and ranking effectively senior to the notes to the extent of the value of the assets securing such indebtedness. See “Description of notes—General” and “Description of other indebtedness.”

We may not be able to repurchase your notes upon a change of control.

Upon the occurrence of certain change of control events as described in “Description of notes,” you may require us to purchase the notes at 101% of their principal amount, plus accrued interest. We cannot assure you that we will have the financial resources to purchase the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other debt. Our credit facility provides that certain change of control events will constitute a default under the credit facility and could result in the acceleration of the maturity of all debt under the credit facility. Our outstanding senior secured notes and senior subordinated notes have similar repurchase requirements to those applicable to the notes. Future debt may contain similar provisions.

Fraudulent transfer statutes may limit your rights under the guarantees.

Our obligations under the notes are guaranteed by the same domestic restricted subsidiaries of LLC that guarantee our bank credit facility and senior secured notes. The guarantees may be subject to review under various laws for the protection of creditors. It is possible that the creditors of a guarantor may challenge a guarantee as a fraudulent transfer under relevant federal and state laws, by claiming, for example, that, since the guarantee was incurred for the benefit of Lyondell (and only indirectly, if at all, for the benefit of the guarantor), the obligations of the guarantor were incurred for less than reasonably equivalent value or fair consideration. Under certain circumstances, including a finding that a guarantor was insolvent at the time its guarantee was issued, a court could hold that the obligations of the guarantor under the guarantee may be voided or are subordinate to other obligations of the guarantor or that the amount for which a guarantor is liable under a guarantee may be limited. Different jurisdictions define “insolvency” differently. However, a guarantor generally would be considered insolvent at the time it guaranteed the notes if (1) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (2) the guarantor were incurring debts beyond its ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether a guarantor was “insolvent” as of the date the notes were guaranteed, and we cannot assure you that, regardless of the method of valuation, a court would not determine that a guarantor were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether the guarantor were insolvent on the date the guarantees were issued, that the guarantees constituted fraudulent transfers on another ground.

In an attempt to limit the applicability of fraudulent transfer laws, the indenture will limit the amount of the guarantees, in the case of each subsidiary guarantor, to the amount that will result in the guarantees’ not constituting fraudulent transfers or improper corporate distributions, but we cannot be certain which standard a court would apply in making a determination regarding the maximum liability of a guarantor.

There is no trading market for the notes and there may never be one.

The notes will be new securities for which currently there is no established trading market. For these and other reasons, we cannot assure you that a trading market will develop for the notes. Although the underwriters have indicated that they intend to make a market in the notes as permitted by applicable laws and regulations, the underwriters are not obligated to do so, and they may cease market-making activities at any time without notice. Even if a market for the notes does develop, we cannot assure you that there will be liquidity in that market, or that the notes might not trade for less than their original value or face amount. If a liquid market for the notes does not develop, you may be unable to resell the notes for a long period of time, if at all. This means you may not be able to readily convert the notes into cash, and the notes may not be accepted as collateral for a loan.

Even if a market for the notes develops, trading prices could be higher or lower than the initial offering price. The price of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the notes, independent of our financial performance.

Risks relating to our businesses

Costs of raw materials and energy, as well as reliability of supply, may result in increased operating expenses and reduced results of operations.

Lyondell purchases large amounts of raw materials and energy for its businesses. The cost of these raw materials and energy, in the aggregate, represents a substantial portion of its operating expenses. The costs of raw materials and energy used for most of its products generally follow price trends of, and vary with the market conditions for, crude oil and natural gas, which may be highly volatile and cyclical. Raw material and energy costs increased during 2005 and remain at high levels. There have been in the past, and will likely be in the future, periods of time when Lyondell is unable to pass raw material and energy cost increases on to customers quickly enough to avoid adverse impacts on its results of operations. Customer consolidation also has made it more difficult to pass along cost increases to customers. Lyondell’s results of operations have been, and could be in the future, significantly affected by increases and volatility in these costs. Cost increases also may increase working capital needs, which could reduce Lyondell’s liquidity and cash flow. In addition, when raw material and energy costs increase rapidly and are passed along to customers as product price increases, the credit risks associated with certain customers can be compounded. See “Lyondell sells commodity products in highly competitive markets and faces significant price pressures” below.

In addition, higher North American natural gas prices relative to natural gas cost-advantaged regions, such as the Middle East, have diminished the ability of many domestic chemical producers to compete internationally since natural gas prices affect a significant portion of the industry’s raw materials and energy sources. This environment has in the past caused, and may in the future cause, a reduction in Equistar’s exports, and has in the past reduced, and may in the future reduce, the competitiveness of U.S. producers. It also has in the past increased the competition for sales of chemicals in North America, as U.S. production that would otherwise have been sold overseas was instead offered for sale domestically, resulting in excess supply and lower margins in North America, and may do so in the future.

Furthermore, across Lyondell, there are a limited number of suppliers for some of its raw materials and utilities and, in some cases, the number of sources for and availability of raw materials is specific to the particular geographic region in which a facility is located. In addition, for some Lyondell products, the facilities and/or distribution channels of raw material suppliers and Lyondell form an integrated system. This is especially true in the U.S. Gulf Coast where the infrastructure of the petrochemical industry is tightly integrated such that a major disruption of supply of a given commodity can negatively affect numerous participants, including suppliers of other raw materials. If one or more of Lyondell’s significant suppliers were unable to meet its obligations under present supply arrangements or supplies are otherwise disrupted, Lyondell’s businesses could suffer reduced supplies or be forced to incur increased costs for their raw materials, which would have a direct negative impact on plant operations. For example, Hurricanes Katrina and Rita negatively affected crude oil and natural gas supplies, as well as supplies of some of Lyondell’s other raw materials, contributing to increases in raw material prices during the second half of 2005 and, in some cases, disrupting production. In addition, hurricane-related disruption of rail and pipeline traffic in the U.S. Gulf Coast area negatively affected shipments of raw materials and product.

The cyclicality of the chemical and refining industries may cause significant fluctuations in Lyondell’s operating results.

Lyondell’s historical operating results reflect the cyclical and volatile nature of the supply-demand balance in both the chemical and refining industries, and Lyondell’s future operating results continue to be affected by this cyclicality and volatility. These industries historically have experienced alternating periods of capacity shortages leading to tight supply, causing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in oversupply, declining capacity utilization rates and declining prices and profit margins. The cyclicality of these industries results in volatile profits and cash flow over the business cycles.

The chemical industry has entered a period characterized by tight supply in many product areas and increased demand as the global economy has improved over the past several years. As a result, the industry has seen a return to enhanced profitability, even in a world of volatile raw material and energy costs. However, the sustainability of these positive business conditions remains subject to uncertainty. The global economic and political environment continues to be uncertain, and negative changes could result in a decline in demand and place pressure on Lyondell’s results of operations. In addition, new capacity additions by some participants in the industry, especially those in the Middle East and Asia that began in 2006 and are expected to continue through the latter part of the decade, could lead to another period of oversupply and poor profitability.

Lyondell may reduce production at or idle a facility for an extended period of time or exit a business because of an oversupply of a particular product and/or a lack of demand for that particular product, or high raw material prices, which makes production uneconomical. Any decision to permanently close facilities or exit a business would result in impairment and other charges to earnings. Temporary outages sometimes last for several quarters or, in certain cases, longer, and could cause Lyondell to incur costs, including the expenses of maintaining and restarting these facilities. It is possible that factors such as increases in raw material costs or lower demand in the future will cause Lyondell to reduce operating rates, idle facilities or exit uncompetitive businesses.

External factors beyond Lyondell’s control can cause fluctuations in demand for their products and in their prices and margins, which may result in lower operating results.

External factors beyond Lyondell’s control can cause volatility in the price of raw materials and other operating costs, as well as significant fluctuations in demand for their products and can magnify the impact of economic cycles on its businesses. Examples of external factors include:

•	general economic conditions;

•	international events and circumstances;

•	competitor actions;

•	governmental regulation in the U.S. and abroad; and

•	severe weather and natural disasters.

Lyondell believes that events in the Middle East have had a particularly adverse influence on its businesses in recent years and may continue to do so. In addition, a number of Lyondell’s products are highly dependent on durable goods markets, such as the housing and automotive markets, which also are cyclical. Many of Lyondell’s products are components of other chemical products that, in turn, are subject to the supply-demand balance of both the chemical and refining industries and general economic conditions. The global economy has improved, increasing demand for Lyondell’s products and resulting in improved operating results as operations have approached full capacity for the majority of Lyondell’s products. This has occurred even as the volatility and elevated level of prices for crude oil and natural gas have resulted in increased raw material costs. However, the impact of the factors cited above and others may once again cause a slowdown in the business cycle, reducing demand and lowering operating rates and, ultimately, reducing profitability.

Lyondell sells commodity products in highly competitive markets and faces significant price pressures.

Lyondell sells its products in highly competitive markets. Due to the commodity nature of many of its products, competition in these markets is based primarily on price and to a lesser extent on product performance, product quality, product deliverability, reliability of supply and customer service. As a result, Lyondell generally is not able to protect its market position for these products by product differentiation and may not be able to pass on cost increases to its customers. Accordingly, increases in raw material and other costs may not necessarily correlate with changes in prices for these products, either in the direction of the price change or in magnitude. In addition, Lyondell’s ability to increase product sales prices, and the timing of those increases, are affected by the supply-demand balances for its products, as well as the capacity utilization rates for those products. Timing differences in pricing between rising raw material costs, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, sometimes with an additional lag in effective dates for increases, have reduced and may continue to reduce profitability. Further, volatility in costs and pricing can result in commercial disputes with customers and suppliers with respect to interpretations of complex contractual arrangements. Significant adverse resolution of any such disputes also could reduce profitability.

Lyondell’s international operations are subject to exchange rate fluctuations, exchange controls, political risks and other risks relating to non-U.S. operations.

Lyondell has substantial international operations, which are subject to the risks of doing business abroad, including fluctuations in currency exchange rates, transportation delays and interruptions, political and economic instability and disruptions, restrictions on the transfer of funds, the imposition of duties and tariffs, import and export controls, changes in governmental policies, labor unrest and current and changing regulatory environments. These events could reduce the demand for Lyondell’s products internationally, decrease the prices at which it can sell its products internationally or disrupt production or other operations internationally, which could reduce its operating results. In addition, Lyondell obtains a substantial portion of its principal raw materials from sources outside the U.S., which are subject to these same risks. Although Lyondell has compliance programs and processes intended to ensure compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which it may be subject, Lyondell is subject to the risk that its compliance could be challenged. Furthermore, these laws may be modified, the result of which may be to prevent or limit non-U.S. subsidiaries from transferring cash to Lyondell.

In addition, Lyondell generates revenue from export sales and operations conducted outside the U.S. that may be denominated in currencies other than the relevant functional currency. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. Future events, which may significantly increase or decrease the risk of future movement in foreign currencies in which it conducts its business, cannot be predicted. Lyondell also may hedge certain revenues and costs using derivative instruments to minimize the impact of changes in the exchange rates of those currencies compared to the respective functional currencies. It is possible that fluctuations in foreign exchange rates will result in reduced operating results.

Changes to the crude oil contract with PDVSA Oil subject Lyondell to increased volatility and price fluctuations, which could adversely affect Lyondell. The crude oil contract also is subject to the risk of enforcing contracts against non-U.S. affiliates of a sovereign nation and political, force majeure and other risks.

Before August 2006, LCR was a joint venture owned by subsidiaries of Lyondell and CITGO, which operated a refinery in Houston, Texas. On August 16, 2006, Lyondell acquired all of CITGO’s interests in LCR, effective as of July 31, 2006 and, as a result of the acquisition, Lyondell owns 100% of LCR. Before the acquisition, most of the crude oil used by LCR as a raw material for its refinery was purchased under a crude supply agreement with PDVSA Petróleo, S.A. (“PDVSA Oil”), an affiliate of PDVSA, the national oil company of Venezuela, that incorporated a deemed-margin, formula-based pricing, which Lyondell believes reduced the volatility of LCR’s earnings and cash flows over the contract life. In connection with Lyondell’s acquisition of CITGO’s interests in LCR, the crude supply agreement with PDVSA Oil was replaced with a new crude oil contract that incorporates market-based pricing, which is determined using a formula reflecting published market indices. The new pricing formula is designed to be consistent with published prices for similar grades of crude oil. Although this new market-based pricing allows Lyondell to realize the value of the current elevated heavy crude oil refining margins in the market, the market-based pricing in the contract also subjects Lyondell to increased price fluctuations, increased volatility in earnings and cash flows as the market margins expand and contract over time, and exposure to any governmental limitations or taxes that may in the future impact margins.

There also are risks associated with reliance on PDVSA Oil for supplies of crude oil and with enforcing the provisions of contracts with companies such as PDVSA Oil that are non-United States affiliates of a sovereign nation. For example, from time to time in the past, PDVSA Oil has declared itself in a force majeure situation and subsequently reduced deliveries of crude oil purportedly based on announced OPEC production cuts. All of the crude oil supplied by PDVSA Oil under the crude oil contract is produced in Venezuela, which has experienced social and political changes in recent years. Venezuela may continue to experience these changes. It is impossible to predict how governmental policies may change under the current or any subsequent Venezuelan government. In addition, there are risks associated with enforcing judgments of United States courts against entities whose assets are located outside of the United States and whose management does not reside in the United States. Any modification, breach or termination of the crude oil contract, or any interruption in this source of crude oil, could adversely affect Lyondell, as alternative crude oil supplies with similar margins may not always be available for purchase.

In addition, before Lyondell’s acquisition of CITGO’s interests in LCR, CITGO was required to purchase and LCR was required to sell at market-based prices 100% of the finished gasoline, jet fuel, heating oil, diesel fuel, coke and sulfur produced by LCR’s refinery. CITGO also purchased all lubricants manufactured by LCR and served as LCR’s sole agent to market paraxylene and orthoxylene produced by LCR. After a ninety-day transition period following Lyondell’s acquisition of CITGO’s interests in LCR, Lyondell generally will market and sell these products to third parties, which means that Lyondell will be subject to the normal risks that it faces when selling commodity products. See “Lyondell sells commodity products into highly competitive markets and faces significant price pressures” above.

Lyondell’s operations and assets are subject to extensive environmental, health and safety and other laws and regulations, which could result in material costs or liabilities.

Lyondell cannot predict with certainty the extent of future liabilities and costs under environmental, health and safety and other laws and regulations and whether liabilities and costs will be material. Lyondell also may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at its facilities or chemicals that it manufactures, handles or owns. In addition, because Lyondell’s chemical products are components of a variety of other end-use products, Lyondell, along with other members of the chemical industry, is inherently subject to potential claims related to those end-use products. Although claims of the types described above have not historically had a material impact on Lyondell’s operations, a substantial increase in the success of these types of claims could result in the expenditure of a significant amount of cash by Lyondell to pay claims, and could reduce its operating results.

Lyondell (together with the industries in which it operates) is subject to extensive national, state and local environmental laws and regulations concerning, and is required to have permits and licenses regulating, emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, some of these laws and regulations require Lyondell to meet specific financial responsibility requirements. Lyondell cannot accurately predict future developments, such as increasingly strict environmental laws, and inspection and enforcement policies, as well as higher compliance costs, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Some risk of environmental costs and liabilities is inherent in Lyondell’s operations and products, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the costs and risks described above, Lyondell does not expect that it will be affected differently than the rest of the chemical and refining industries where its facilities are located.

Environmental laws may have a significant effect on the nature and scope of cleanup of contamination at current and former operating facilities, the costs of transportation and storage of raw materials and finished products and the costs of the storage and disposal of wastewater. Also, U.S. “Superfund” statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that generated waste, arranged for disposal of the wastes, transported to or selected the disposal sites and the past and present owners and operators of such sites. All such responsible parties (or any one of them, including Lyondell) may be required to bear all of such costs regardless of fault, the legality of the original disposal or ownership of the disposal site. In addition, similar environmental laws and regulations that have been or may be enacted in countries outside of the U.S. may impose similar liabilities and costs upon Lyondell.

Lyondell has on-site solid-waste management units at several facilities. It is anticipated that corrective measures will be necessary to comply with federal and state requirements with respect to these facilities. Lyondell also has liabilities under the Resource Conservation and Recovery Act and various state and non-U.S. government regulations related to several current and former plant sites. Lyondell also is responsible for a portion of the remediation of certain off-site waste disposal facilities. Lyondell is contributing funds to the cleanup of several waste sites throughout the U.S. under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and the Superfund Amendments and Reauthorization Act of 1986, including the Kalamazoo River Superfund Site discussed below. Lyondell also has been named as a potentially responsible party at several other sites. Lyondell’s policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimated costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and the allocation of costs among the potentially responsible parties under applicable statutes. For further discussion regarding Lyondell’s environmental matters and related accruals (including those discussed in this risk factor), and environmentally-related capital expenditures, see also “Item 1. Business—Environmental capital expenditures” and “Item 3. Legal proceedings—Environmental Matters,” included in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference, “Part II, Item 2. Legal Proceedings” included in Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and incorporated herein by reference, “Management’s discussion and analysis of financial condition and results of operations for the six months ended June 30, 2006 and 2005” and “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003—Environmental matters” and Note 20 to Lyondell’s Audited Consolidated Financial Statements included herein. If actual expenditures exceed the amounts accrued, that could have an adverse effect on our results of operations and financial position.

•

Kalamazoo River Superfund Site—Lyondell acquired Millennium on November 30, 2004. A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. Litigation concerning the matter commenced in December 1987 but was subsequently stayed and is being addressed under CERCLA. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. These discussions are continuing.

As of December 31, 2005, the probable future remediation spending associated with the river cannot be determined with certainty. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome. However, Lyondell recognized a liability representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of bank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs. At December 31, 2005, the balance of this liability, net of related spending, was $57 million.

In addition, Lyondell recognized a liability primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. At December 31, 2005, the balance of the liability, net of related spending, was $46 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs.

•	Other regulatory requirements—In addition to the matters described above, Lyondell is subject to other material regulatory requirements, including those relating to the shipment or exportation of products. Although Lyondell has compliance programs and other processes intended to ensure compliance with all such regulations, Lyondell is subject to the risk that its compliance with such regulations could be challenged. Non-compliance with certain of these regulations could result in the incurrence of additional costs, penalties or assessments that could be significant.

Legislative and other actions have reduced U.S. demand for MTBE and, therefore, Lyondell has been exporting MTBE and may produce alternative gasoline blending components such as di-isobutylene that may be less profitable than MTBE.

In the U.S., the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, used in gasoline sold as reformulated fuel in areas not meeting specified air quality standards. However, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft led to public concern about the use of MTBE and resulted in the U.S. federal Energy Policy Act of 2005 and U.S. state governmental initiatives to reduce the use of MTBE.

The federal Energy Policy Act of 2005, which was enacted in the U.S. in August 2005, did not phase-down or ban the use of MTBE. However, the Act eliminated the oxygen standard for reformulated fuels, effective May 6, 2006, and also contained a renewable fuel standard that mandated the use of ethanol in gasoline. As a result of the elimination of the oxygen standard for reformulated fuels, companies are no longer required to use MTBE or any other oxygenate for this purpose. Various U.S. states have banned or are considering banning the use of MTBE. For example, California, Connecticut and New York banned MTBE, effective January 2004, and New Jersey banned MTBE, effective January 2009. In addition, at this time, the majority of refiners and blenders have discontinued the use of MTBE in the U.S.

The combination of these actions is negatively affecting U.S. MTBE demand. Lyondell’s North American MTBE business accounted for approximately $1.4 billion of Lyondell’s revenues in 2005. At this time, Lyondell cannot predict the full impact that the U.S. federal legislation, state governmental initiatives and bans, and these commercial actions will have on MTBE margins or volumes longer term. Lyondell intends to continue marketing its U.S.-produced MTBE either in the U.S. or outside of the U.S. However, there are higher distribution costs and import duties associated with exporting MTBE outside of the U.S., and the increased supply of MTBE may reduce profitability of MTBE in these export markets. Lyondell also is installing equipment at its Channelview, Texas facility that will provide Lyondell with the flexibility to produce either iso-octene (an alternative gasoline blending component also known as “di-isobutylene” or “DIB”) or MTBE at that facility, and this flexibility should be in place in the fourth quarter of 2006. The estimated cost of converting this facility to DIB production is less than $25 million. In addition, Lyondell’s U.S.-based and European-based MTBE plants can produce ethyl tertiary butyl ether (“ETBE”) as an alternative to MTBE, and Lyondell has produced and sold ETBE in Europe to address Europe’s growing demand for biofuels. Product decisions will continue to be influenced by regulatory and market developments. The profit contribution related to the non-ether alternative gasoline blending components may be lower than that historically realized on MTBE.

Proceedings related to the alleged exposure to lead-based paints and lead pigments could require Millennium to expend material amounts in litigation and settlement costs and judgments.

Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The plaintiffs include individuals and governmental entities, and seek recovery under a variety of theories, including negligence, failure to warn, breach of warranty, conspiracy, market share liability, fraud, misrepresentation and nuisance. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, equitable relief such as abatement of lead-based paint in buildings. These legal proceedings are in various trial stages and post-dismissal settings, some of which are on appeal. One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. As a result, the jury was discharged. There will be further proceedings by the judge to determine the scope of any abatement. Millennium is considering its options, including all appropriate appeals.

While Lyondell believes that Millennium has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Additional lead-based paint and lead pigment litigation may be filed against Millennium in the future asserting similar or different legal theories and seeking similar or different types of damages and relief, and any adverse court rulings or determinations of liability, among other factors, could affect this litigation by encouraging an increase in the number of future claims and proceedings. In addition, from time to time, legislation and administrative regulations have been enacted or proposed to impose obligations on present and former manufacturers of lead-based paint and lead pigment respecting asserted health concerns associated with such products or to overturn successful court decisions. Lyondell is unable to predict the outcome of lead-based paint and lead pigment litigation, the number or nature of possible future claims and proceedings, and the effect that any legislation and/or administrative regulations may have on Millennium and, therefore, Lyondell. In addition, Lyondell cannot reasonably estimate the scope or amount of the costs and potential liabilities related to such litigation, or any such legislation and regulations. Thus, any liability Millennium incurs with respect to pending or future lead-based paint or lead pigment litigation, or any legislation or regulations could, to the extent not covered or reduced by insurance or other recoveries, have a material impact on Millennium’s and, therefore, Lyondell’s results of operations. In addition, Lyondell has not accrued any liabilities for judgments or settlements against Millennium resulting from lead-based paint and lead pigment litigation. See “Item 3. Legal Proceedings—Litigation Matters” included in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference, and “Part II, Item 2. Legal Proceedings” included in Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and incorporated herein by reference, for additional discussion regarding lead-based paint and lead pigment litigation.

Operating problems in Lyondell’s businesses may result in lower operating results.

The occurrence of material operating problems at facilities owned by Lyondell, including, but not limited to, the events described below, may materially reduce the productivity and profitability of a particular manufacturing facility, or Lyondell as a whole, during and after the period of such operational difficulties. Lyondell’s operating results are dependent on the continued operation of its various production facilities and the ability to complete construction and maintenance projects on schedule.

Although Lyondell takes precautions to enhance the safety of their operations and minimize the risk of disruptions, their operations, along with the operations of other members of the chemical and refining industries, are subject to hazards inherent in chemical manufacturing and refining and the related storage and transportation of raw materials, products and wastes. These potential hazards include:

•	pipeline leaks and ruptures;

•	explosions;

•	fires;

•	severe weather and natural disasters;

•	mechanical failure;

•	unscheduled downtimes;

•	supplier disruptions;

•	labor difficulties;

•	transportation interruptions;

•	remediation complications;

•	chemical spills;

•	discharges or releases of toxic or hazardous substances or gases;

•	storage tank leaks;

•	other environmental risks; and

•	terrorist acts.

Some of these hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties.

Furthermore, Lyondell also will continue to be subject to present and future claims with respect to workplace exposure, workers’ compensation and other matters. Lyondell maintains property, business interruption and casualty insurance that it believes are in accordance with customary industry practices, but it is not fully insured against all potential hazards incident to its businesses, including losses resulting from natural disasters, war risks or terrorist acts. Changes in insurance market conditions have caused, and may in the future cause, premiums and deductibles for certain insurance policies to increase substantially and, in some instances, for certain insurance to become unavailable or available only for reduced amounts of coverage. If Lyondell was to incur a significant liability for which it was not fully insured, Lyondell might not be able to finance the amount of the uninsured liability on terms acceptable to it or at all, and might be obligated to divert a significant portion of its cash flow from normal business operations.

Shared control of joint ventures may delay decisions or actions regarding the joint ventures and changes in ownership of joint ventures may have an adverse effect on Lyondell.

A portion of Lyondell’s operations are conducted through joint ventures. Lyondell shares control of these joint ventures with third parties.

Lyondell’s forecasts and plans with respect to these joint ventures assume that its joint venture partners will observe their joint venture obligations. In the event that any of Lyondell’s joint venture partners do not observe their joint venture obligations, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that Lyondell would be required to increase its level of commitment in order to give effect to such plans.

As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn the business and operations of Lyondell.

Lyondell or any of the other owners of the joint ventures may transfer control of their joint venture interests or engage in mergers or other business combination transactions that could result in a change in control of Lyondell or the joint venture or the other owner. In many instances, such a transfer would be subject to an obligation to first offer the other owner an opportunity to purchase the interest. Lyondell and the other joint venture owners have discussed, and from time to time may continue to discuss, in connection with their ordinary course dialog regarding the joint ventures or otherwise, transactions that could result in a transfer or modification, directly or indirectly, of their ownership in a joint venture. Lyondell cannot be certain that any of the joint venture owners will not sell, transfer or otherwise modify their ownership interest in a joint venture, whether in a transaction involving unrelated parties and/or the other owner.

Lyondell pursues acquisitions, dispositions and joint ventures, which may not yield the expected benefits.

Lyondell continuously seeks opportunities to generate value through business combinations, purchases and sales of assets and contractual arrangements or joint ventures. For example, Lyondell currently is evaluating potential strategic alternatives with respect to its inorganic chemicals business. Transactions that Lyondell pursues may be intended to, among other things, result in the realization of synergies, the creation of efficiencies or the generation of cash to reduce debt. These transactions may be financed by the issuance of equity securities or, to the extent permitted by applicable debt covenants, additional borrowings by Lyondell or its joint ventures. For example, Lyondell’s recent acquisition of CITGO’s interests in LCR was financed by Lyondell through debt financing. Although these transactions may be expected to yield longer-term benefits if the expected efficiencies and synergies of the transactions are realized, they could reduce Lyondell’s operating results in the short term because of the costs and financing arrangements associated with such transactions or the benefits of a transaction may not be realized to the extent anticipated. Other transactions may advance future cash flows from some of Lyondell’s businesses, thereby yielding increased short-term liquidity, but consequently resulting in lower cash flows from these operations over the longer term.

Use of proceeds

The net proceeds to us from this offering are estimated to be approximately $                    , after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will use the net proceeds to:

•	Purchase up to all of the $849 million outstanding of LCC’s 9.625% Senior Secured Notes, Series A, due 2007, plus related premiums. The 9.625% notes mature on May 1, 2007 and bear interest at 9.625% per annum. LCC has made a tender offer to repurchase all of these notes, which is contingent on certain conditions, including the closing of this offering. To the extent that any amount of the 9.625% notes are not tendered in the tender offer, LCC may redeem such 9.625% notes for an amount equal to the principal amount thereof, plus the Make-Whole Amount (as defined in the indenture governing the 9.625% notes).

•	Repay approximately $ of the borrowings under LCC’s senior secured term loan. The term loan matures on August 16, 2013 and bears interest at LIBOR plus 2.0%. The term loan was incurred to fund the purchase price of the LCR transaction, as described in this prospectus under “Prospectus summary—LCR transaction.” To the extent less than all of the 9.625% notes are purchased or redeemed, an additional amount of borrowings under the term loan will be repaid. For information on our credit facility, see “Description of other indebtedness—LCC credit facility.”

Pending the application of the net proceeds, LCC will invest them in marketable short-term securities.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2006 on a historical basis, on a pro forma basis to give effect to the LCR transaction and the financing thereof and on a pro forma, as adjusted basis to give effect to the LCR transaction and this offering and the application of the net proceeds of this offering as described under “Use of proceeds” assuming all of the outstanding 9.625% Senior Secured Notes are purchased in the tender offer.

The following information should be read together with “Unaudited pro forma condensed combined financial information,” and the historical financial statements and related notes of Lyondell and LCR, “Management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2006 and 2005” and “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003” of Lyondell, all included elsewhere in this prospectus.

Lyondell’s consolidated long-term debt includes the credit facilities and debt obligations of LCC, some of which are guaranteed by certain of its domestic restricted subsidiaries, and the credit facilities and debt obligations of each of Equistar and Millennium, which are separately maintained from those of LCC. Equistar and Millennium are unrestricted subsidiaries and are not guarantors of any LCC indebtedness, including the notes offered hereby, and LCC has not guaranteed debt obligations of Equistar or Millennium except for $150 million of Equistar’s 7.55% Debentures due 2026. Following the LCR transaction, LCR has no long-term indebtedness due to third parties.

	As of June 30, 2006

Millions of dollars	Actual	Pro forma for the LCR transaction	Pro forma, as adjusted

	(Unaudited)
Cash and cash equivalents	$320	$415	$

Debt, including current maturities of long-term debt:(1)

Bank credit facilities:
LCC credit facility(2)	$—	$2,650	$
Equistar credit facility	—	—
Millennium credit facility	—	—
Millennium Australian credit facility	96	96
Millennium U.K. credit facility	12	12

LCC notes and debentures:
Senior Secured Notes due 2007	849	849
Senior Secured Notes due 2008	427	427
Senior Secured Notes due 2012	277	277
Senior Secured Notes due 2013	325	325
Debentures due 2010	100	100
Debentures due 2020	224	224
Senior Unsecured Notes due 2014 and Senior Unsecured Notes due 2016, offered hereby	—	—
Senior Subordinated Notes due 2009	500	500

Equistar notes and debentures:
Senior Notes due 2008	720	720
Senior Notes due 2011	730	730
Debentures due 2026	135	135
Notes due 2009	599	599

Millennium notes and debentures:
Senior Notes due 2006	9	9
Senior Notes due 2008	401	401
Senior Debentures due 2026	252	252
Convertible Senior Debentures due 2023	164	164

Other debt:	16	16

Total debt, including current maturities of long-term debt	5,836	8,486
Minority interest	167	167

Stockholders’ equity:
Common stock, 420,000,000 shares authorized, 248,649,990 shares issued	249	249
Additional paid-in capital	3,222	3,222
Retained earnings (deficit)	47	(67)
Accumulated other comprehensive loss	(28)	(28)
Treasury stock, at cost, 793,736 shares	(22)	(22)

Total stockholders’ equity	3,468	3,354
Total capitalization	$9,471	$12,007	$

(1)	Debt amounts presented include unamortized premiums and discounts.
(2)	As of June 30, 2006, the total committed revolver capacity was $475 million, none of which was borrowed, excluding outstanding letters of credit of $77 million. In connection with the LCR transaction, LCC replaced its credit facility, increased the total committed revolver capacity to $800 million (none of which was borrowed on August 31, 2006 other than letters of credit of $91 million) and borrowed $2,650 million in a term loan. The term loan bears interest at LIBOR plus 2.0% and matures on August 16, 2013.

Unaudited pro forma condensed combined financial information

On August 16, 2006, Lyondell purchased CITGO’s 41.25% interest in LCR. As a result of the transaction, LCR became a wholly-owned subsidiary of Lyondell. The transaction was financed through a $2.65 billion, seven-year term loan, and included repayment and termination of LCR’s $450 million term loan facility and $150 million revolving credit facility. The seven-year term loan bears a floating rate of interest of LIBOR plus 2%.

Of the proceeds of the term loan, $2,509 million were used to fund cash payments at closing consisting of: $1,629 million for acquisition of the 41.25% interest in LCR, the acquisition of estimated working capital for $53 million, repayment of LCR’s loan payable to CITGO and accrued interest totaling $40 million, repayment of the outstanding amounts under LCR’s credit facility of $444 ($441 million as of June 30, 2006), estimated transaction costs of $43 million, and $300 million related to the termination of the existing Crude Supply Agreement (CSA) as described below. In addition, subsequent to closing, a payment currently estimated to be approximately $80 million, which will include payment to CITGO of its portion of distributions payable from LCR as of July 31, 2006, will be made to adjust the estimated net working capital as reflected in the unaudited pro forma condensed combined financial statements to the actual working capital amounts as of July 31, 2006. The additional amounts borrowed will be used for general corporate purposes and are not reflected in the unaudited pro forma condensed combined financial information. The following unaudited pro forma condensed combined financial information does not give effect to the notes being offered pursuant to this prospectus and the use of proceeds hereunder.

As part of the transaction, LCR and PDVSA Oil terminated the existing CSA in consideration of a cash payment of $300 million by LCR, which is included in the $2,509 million discussed above, and entered into a new crude oil contract for 230,000 barrels per day of heavy crude oil, which runs through 2011, and year to year thereafter. The accompanying unaudited pro forma condensed combined income statements have been adjusted to reflect the market index-based pricing contained in the new crude oil contract.

The following unaudited pro forma condensed combined financial statements and explanatory notes present the combined financial statements of Lyondell and LCR as they may have appeared had the businesses been combined as of the dates indicated, reflecting Lyondell’s step-acquisition of LCR, including the acquisition of CITGO’s 41.25% interest in LCR on August 16, 2006. The accompanying financial information reflects the acquisition as if it had been completed as of January 1, 2005 for purposes of the unaudited pro forma condensed combined statements of income, and June 30, 2006 for purposes of the unaudited pro forma condensed combined balance sheet. As a result of the transaction, Lyondell controls LCR, which previously was accounted for by Lyondell using the equity method of accounting.

These statements do not necessarily reflect the results of operations or financial position of Lyondell that would have resulted had the transaction actually been consummated as of such dates, and are not necessarily indicative of the future results of operations or the future financial position of Lyondell. These statements do not reflect any savings that may be obtained through synergies among the operations of LCR and Lyondell.

The unaudited pro forma condensed combined financial statements include estimates to adjust 41.25% of the assets and liabilities of LCR to their respective fair values based on information available at this time. These estimates may vary from the estimates in the final accounting for the acquisition as additional information becomes available.

The unaudited pro forma condensed combined financial statements have been derived from and should be read together with the consolidated financial statements and notes of Lyondell and of LCR for the six months ended June 30, 2006 and for the year ended December 31, 2005, both included elsewhere in this prospectus.

Lyondell Chemical Company

Unaudited pro forma condensed combined

statement of income

For the six months ended June 30, 2006

Millions of dollars, except share and per share data	Lyondell historical	LYONDELL- CITGO Refining LP historical	Adjustments			Pro forma

Sales and other operating revenues	$9,829	$4,505	$(823)	(a	)	$13,511
Operating costs and expenses	9,104	4,180	(823)	(a	)	12,209
			(282)	(b	)
			30	(c	)

Operating income	725	325	252			1,302
Interest expense	(273)	(24)	1	(c	)	(374)
			(78)	(d	)
Interest income	20	1				21
Other income (expense), net	75					75

Income before income taxes and equity investments	547	302	175			1,024
Income from equity investments:
LYONDELL-CITGO Refining LP	177		(177)	(e	)	—
Other	2					2

	179	—	(177)			2
Income before income taxes	726	302	(2)			1,026
Provision for income taxes	(276)	(8)	(102)	(f	)	(386)

Net income	$450	$294	$(104)			$640

Basic earnings per share	$1.82					$2.59

Diluted earnings per share	$1.74					$2.47

Basic weighted average shares outstanding (in thousands)	247.1					247.1

Diluted weighted average shares outstanding (in thousands)	259.7					259.7

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Lyondell Chemical Company

Unaudited pro forma condensed combined statement of income

For the twelve months ended December 31, 2005

Millions of dollars, except share and per share data	Lyondell historical	LYONDELL- CITGO Refining LP historical	Adjustments			Pro forma

Sales and other operating revenues	$18,606	$6,741	$(1,321)	(a	)	$24,026
Operating costs and expenses	17,338	6,509	(1,321)	(a	)	22,065
			(522)	(b	)
			61	(c	)

Operating income	1,268	232	461			1,961
Interest expense	(649)	(40)	1	(c	)	(850)
			(162)	(d	)
Interest income	46	2				48
Other income (expense), net	(39)					(39)

Income before income taxes and equity investments	626	194	300			1,120

Income from equity investments:
LYONDELL-CITGO Refining LP	123		(123)	(e	)	—
Other	1					1

	124	—	(123)			1
Income before income taxes	750	194	177			1,121
Provision for income taxes	(219)		(130)	(f	)	(349)

Net income	$531	$194	$47			$772

Basic earnings per share	$2.16					$3.14

Diluted earnings per share	$2.04					$2.97

Basic weighted average shares outstanding (in millions)	245.9					245.9

Diluted weighted average shares outstanding (in thousands)	259.9					259.9

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Lyondell Chemical Company

Unaudited pro forma condensed combined

balance sheet

as of June 30, 2006

Millions of dollars	Lyondell historical	LYONDELL- CITGO Refining LP historical	Adjustments		Pro forma

Assets
Current assets:
Cash and cash equivalents	$320	$95	$2,506	(d)	$415
			(1,806	)(g)
			(176	)(h)
			(481	)(j)
			(43	)(k)
Accounts receivable, net	1,971	329	(145	)(l)	2,155
Inventories	1,739	147	211	(c)	2,097
Prepaid expenses and other current assets	138	5			143
Deferred tax assets	257				257

Total current assets	4,425	576	66		5,067

Property, plant and equipment, net	6,487	1,386	1,616	(c)	9,246
			(243	)(l)
Investments and long-term receivables:
Investment in and receivable from LYONDELL-CITGO Refining LP	289		(1,899	)(c)	—
			1,899	(g)
			(289	)(l)
Other	902				902
Goodwill, net	2,135				2,135
Other assets, net	790	95	(1	)(c)	989
			62	(i)
			43	(k)

Total assets	$15,028	$2,057	$1,254		$18,339

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$870	$441	$(441	)(j)	$870
Accounts payable	1,607	712	(145	)(l)	2,174
Distributions payable		179	(105	)(l)	74
Accrued liabilities	700	90	93	(g)	826
			(4	)(j)
			(53	)(l)

Total current liabilities	3,177	1,422	(655)		3,944

Long-term debt	4,966		2,506	(d)	7,472
Loans payable to partners		264	(35	)(j)	—
			(229	)(l)
Other liabilities	1,666	125	28	(c)	1,818
			(1	)(j)
Deferred income taxes	1,584				1,584
Minority interest	167				167

Stockholders’ equity and partners’ capital:
Common stock	249				249
Additional paid-in capital	3,222				3,222
Retained earnings/(deficit)	47		(176	)(h)	(67)
			62	(i)
Accumulated other comprehensive loss	(28)	(24)	10	(c)	(28)
			14	(l)
Treasury stock, at cost	(22)				(22)
Partners’ capital		270	(111	)(c)	—
			(159	)(l)

Total stockholders’ equity and partners’ capital	3,468	246	(360)		3,354

Total liabilities and equity	$15,028	$2,057	$1,254		$18,339

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Note 1—Basis of pro forma presentation

The unaudited pro forma financial information relating to Lyondell’s step-acquisition of LCR is presented as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005.

The unaudited pro forma condensed combined financial statements give effect to estimates of the fair value of 41.25% of LCR’s assets and liabilities. In Lyondell’s final accounting for the acquisition, these amounts may be determined to vary from the estimates. The final accounting for this acquisition is not expected to result in the recognition of goodwill or any significant identifiable intangible assets. The portion of the $300 million payment by LCR to terminate the existing CSA contract related to Lyondell’s 58.75% ownership interest will represent a pre-tax charge of $176 million to Lyondell’s consolidated net income in the three-month period ending September 30, 2006. The effect of such charge has been reflected as a reduction to shareholders’ equity in the unaudited pro forma condensed combined balance sheet as of June 30, 2006, and has not been included in the unaudited pro forma condensed combined statements of income since such adjustment is non-recurring in nature. The portion of the $300 million payment related to Lyondell’s acquisition of CITGO’s 41.25% ownership in LCR will represent $124 million of the purchase price for that interest (see Note 2).

Note 2—LCR purchase price and purchase accounting adjustments

Lyondell’s acquisition of CITGO’s 41.25% interest in LCR will be accounted for as a step-acquisition. Therefore, 41.25% of each LCR asset and liability will be recorded at fair value as of August 16, 2006 and Lyondell’s existing 58.75% interest in each LCR asset and liability will be reflected at its historical carrying value. For purposes of the unaudited pro forma condensed combined financial statements, pro forma adjustment has been included to reflect 41.25% of each LCR asset and liability at estimated fair value as of June 30, 2006.

The following table provides information regarding the estimated purchase price in adjustment (g), and the pro forma adjustment to allocate the purchase price to fair value of 41.25% of LCR’s assets and liabilities in pro forma adjustment (c), in millions:

Details of pro forma adjustment (g):
Base purchase price	$1,629
Estimated net working capital acquired	53
Estimated 2007 reimbursement of CITGO taxes	93
Termination of crude supply agreement—41.25%	124

Total estimated purchase price		$1,899

Details of pro forma adjustment (c):

Book value of 41.25% of net assets acquired:
Accumulated other comprehensive loss	(10)
Partners’ capital	111

Estimated adjustment to reflect 41.25% of assets and liabilities acquired at fair value:
Inventories	211
Property, plant and equipment	1,616
Other assets, net	(1)
Other liabilities	(28)

		$1,899

Pro forma goodwill		—

Note 3—Pro forma adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To eliminate sales between Lyondell and LCR and the related cost of sales.

(b)	To adjust cost of sales to reflect the market-index-based pricing contained in the new supply contract, compared to the formula-based pricing under the terminated crude supply agreement which is part of the sale and purchase agreement.

(c)	To recognize the allocation of purchase price to the estimated fair value of assets acquired and liabilities assumed, as detailed in Note 2, and to adjust the related depreciation and amortization. Depreciation and amortization adjustments reflect depreciation of the purchase price allocation to property, plant and equipment over an estimated remaining useful life of 22 years, and elimination of 41.25% of the amortization of deferred recognition items related to pension and postretirement benefit obligations and debt issuance costs.

(d)	To eliminate previously recognized interest cost associated with LCR bank debt and CITGO owner loan, and to recognize pro forma interest costs and long-term debt obligations associated with the 7 year term loan totaling $2,506 million issued to finance the acquisition at LIBOR plus 200 basis points. LIBOR for the 18 month period is reflected at 5.47% for purposes of pro forma interest expense.

(e)	To eliminate Lyondell historical interests in LCR net income. Lyondell’s underlying equity in LCR’s net assets exceeded its investment in LCR by approximately $243 million as of June 30, 2006. The difference of $4 million and $9 million for the six months ended June 30, 2006, and the twelve months ended December 31, 2005, respectively, between Lyondell’s income from its equity investment in LCR net income represents accretion of the underlying excess over 22 years.

(f)	To reflect the income tax effect, using the 35% U.S. federal statutory rate, related to 41.25% of LCR’s income and the net pro forma adjustments to income.

(g)	To recognize the components of the purchase price for CITGO’s 41.25% interest in LCR, including cash payments of $1,806 million and accrued liability of $93 million for the estimated 2007 reimbursement of CITGO taxes as detailed in Note 2.

(h)	To recognize 58.75% of the $300 million payment to terminate the existing crude supply agreement between LCR and PDVSA Oil.

(i)	To recognize deferred taxes of $62 million associated with Lyondell’s recognition of 58.75% of the $300 million payment to terminate the existing crude supply agreement between LCR and PDVSA Oil.

(j)	To recognize the pro forma repayment of LCR debt of $441 million and the CITGO owner loan of $35 million, including accrued interest thereon of $5 million as a result of the acquisition.

(k)	To recognize debt issuance costs associated with loans issued to finance the acquisition.

(l)	To eliminate Lyondell’s investment in LCR, including elimination of receivables and payables between Lyondell and LCR. Amounts eliminated include the following:

LCR balances
Accounts receivable from Lyondell	$74
Accounts payable to Lyondell	71

		$145
Distributions payable to Lyondell		105
Loans payable to Lyondell		229
Interest payable to Lyondell		53
Partners’ capital—Lyondell:
Accumulated other comprehensive Income		(14)
Partners’ capital		159

Total		$677

Lyondell balances
Accounts receivable from LCR	$71
Accounts payable to LCR	74

		$145
Historical carrying value of Lyondell’s original investment in LCR		7
Note receivable from LCR		229
Interest receivable from LCR		53
Underlying excess—note 3(e)		243

Total		$677

Management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2006 and 2005

This “Management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2006 and 2005” is as set forth in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 of Lyondell filed with the SEC on August 9, 2006. Accordingly, the information set forth in this section is in some cases updated or superseded by information contained elsewhere in this prospectus or in filings made with the SEC subsequent to the filing of the Quarterly Report on Form 10-Q that are incorporated by reference into this prospectus. In particular, information in this section regarding LCR and its indebtedness may be superseded by and should be read in conjunction with the “Prospectus summary” section and the other information included elsewhere in this prospectus or incorporated by reference herein. Unless otherwise indicated, references in the following discussion to the Consolidated Financial Statements are to the Consolidated Financial Statements of Lyondell Chemical Company as of June 30, 2006 and for the three- and six-month periods ended June 30, 2006 and 2005.

This discussion should be read in conjunction with the information contained in the Unaudited Consolidated Financial Statements of Lyondell Chemical Company, together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), and the notes thereto. References to “LCC” are to Lyondell Chemical Company without its consolidated subsidiaries. In some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar Chemicals, LP (together with its consolidated subsidiaries, “Equistar”) and Millennium Chemicals Inc. (together with its consolidated subsidiaries, “Millennium”).

In addition to comparisons of current operating results with the same period in the prior year, Lyondell has included, as additional disclosure, certain “trailing quarter” comparisons of second quarter 2006 operating results to first quarter 2006 operating results. Lyondell’s and its joint ventures’ businesses are highly cyclical, in addition to experiencing some less significant seasonal effects. Trailing quarter comparisons may offer important insight into the current business direction of Lyondell and its joint ventures.

References to industry benchmark prices or costs, including the weighted average cost of ethylene production, are generally to industry prices and costs reported by Chemical Marketing Associates, Incorporated (“CMAI”), except that crude oil and natural gas benchmark price references are to industry prices reported by Platts, a reporting service of The McGraw-Hill Companies.

Overview

General

Lyondell is a global chemical company that manufactures and markets a variety of basic chemicals and gasoline-blending components. Lyondell’s operations primarily comprise the ethylene, co-products and derivatives (“EC&D”) segment, the propylene oxide (“PO”) and related products (“PO&RP”) segment, the inorganic chemicals segment and the refining segment, which consists of Lyondell’s equity investment in LYONDELL-CITGO Refining LP (“LCR”), a joint venture with CITGO Petroleum Corporation (“CITGO”).

On July 20, 2006, Lyondell announced that Lyondell and CITGO had discontinued the previously announced exploration of a sale of LCR to a third party. The partners have been discussing the possibility of Lyondell acquiring CITGO’s interest in LCR. However, no agreement has been reached.

During the second quarter and first six months of 2006, the chemical industry generally continued to experience balanced supply and demand conditions. Higher average raw material costs put pressure on product margins in the second quarter and first six months of 2006, reflecting significantly higher crude oil prices and continuing high natural gas prices compared to the second quarter and first six months of 2005. Tight gasoline markets resulted in higher product margins for fuel-related products primarily in the second quarter 2006 compared to the second quarter 2005.

Lyondell’s results for the second quarter and first six months of 2006 compared to the same periods in 2005 primarily reflected higher refining segment operating results and lower interest expense that more than offset lower overall operating results of the chemicals segments. Results for the first six months of 2006 reflected a benefit from an April 2006 settlement between Lyondell and CITGO of all disputes among Lyondell, CITGO and Petróleos de Venezuela, S.A. (“PDVSA”) and their respective affiliates, including the litigation concerning the refinery crude supply agreement (“CSA”). The settlement resulted in net payments of $74 million to Lyondell. Results for the second quarter and first six months of 2005 included the negative effects of planned and unplanned outages at LCR and charges related to debt reduction.

Benchmark indicators

Benchmark crude oil and natural gas prices generally have been indicators of the level and direction of movement of raw material and energy costs for the EC&D segment. Ethylene and its co-products are produced from two major raw material groups:

•	crude oil-based liquids (“liquids” or “heavy liquids”), including naphthas, condensates, and gas oils, the prices of which are generally related to crude oil prices; and

•	natural gas liquids (“NGLs”), principally ethane and propane, the prices of which are generally affected by natural gas prices.

Lyondell has the ability to shift its ratio of raw materials used in the production of ethylene and co-products to take advantage of the relative costs of heavy liquids and NGLs.

The following table shows the average U.S. benchmark prices for crude oil and natural gas for the applicable period, as well as benchmark U.S. sales prices for ethylene and propylene, which Lyondell produces and sells. Propylene is also a key raw material for Lyondell’s PO&RP business segment. The benchmark weighted average cost of ethylene production, which is reduced by co-product revenues, is based on CMAI’s estimated ratio of heavy liquid raw materials and NGLs used in U.S. ethylene production and is subject to revision. See the discussion of the EC&D segment’s operating results below for additional details.

	Average benchmark price
	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005

Crude oil—dollars per barrel	70.47	53.04	66.88	51.35
Natural gas—dollars per million BTUs	6.48	6.57	7.00	6.28
Weighted average cost of ethylene production—cents per pound	32.19	25.71	30.89	24.52
Ethylene—cents per pound	46.50	38.33	48.42	39.92
Propylene—cents per pound	48.17	36.17	45.83	39.83

As indicated in the table above, benchmark crude oil prices increased significantly in the second quarter and first six months of 2006 compared to the same periods in 2005. Although natural gas prices decreased during the second quarter 2006, they averaged higher for the first six months of 2006 compared to the same period in 2005, negatively affecting energy costs. Despite the second quarter 2006 decrease in natural gas prices, the prices of NGL-based raw materials remained at high levels. As a result, raw material costs were significantly higher in the second quarter and first six months of 2006 compared to the same periods in 2005.

Results of operations

Lyondell’s wholly-owned operations include the EC&D, PO&RP and inorganic chemicals business segments. Lyondell’s activities in the refining business segment are conducted through its interest in LCR, which is accounted for using the equity method.

Revenues

Lyondell’s revenues of $5,072 million in the second quarter 2006 were 16% higher compared to $4,376 million in the second quarter 2005, while revenues of $9,829 million in the first six months of 2006 were 11% higher compared to $8,816 million in the first six months of 2005. Revenues increased primarily as a result of higher average product sales prices and, to a lesser extent, higher sales volumes for most Lyondell products.

Cost of sales

Lyondell’s cost of sales of $4,586 million in the second quarter 2006 was 18% higher compared to $3,879 million in the second quarter 2005, and cost of sales of $8,757 million for the six-month period ended June 30, 2006 was 14% higher compared to $7,663 million for the six-month period ended June 30, 2005. The increases were primarily the result of higher average raw material costs in both 2006 periods and higher energy costs in the first six months of 2006. Crude oil prices averaged 33% and 30% higher in the second quarter and first six months of 2006, respectively, while natural gas prices averaged 11% higher in the first six months of 2006, compared to the same periods of 2005.

SG&A expenses

Selling, general and administrative (“SG&A”) expenses were $169 million in the second quarter 2006 compared to $136 million in the second quarter 2005, and $300 million for the six-month period ended June 30, 2006 compared to $268 million for the six-month period ended June 30, 2005. The increase in the second quarter 2006 compared to the second quarter 2005 was primarily due to higher compensation expense, including higher incentive compensation expense as a result of the increase in Lyondell’s common stock price in the second quarter 2006 compared to a decrease in the first quarter 2006. The increase in the first six months of 2006 compared to the same period in 2005 was primarily due to higher other compensation expense as incentive compensation expense was comparable.

Operating income

Lyondell had operating income of $293 million in the second quarter 2006 compared to $339 million in the second quarter 2005, and operating income of $725 million in the first six months of 2006 compared to $840 million in the first six months of 2005. The decreases were attributable to the lower combined operating results of Lyondell’s EC&D, PO&RP and inorganic chemicals business segments, as indicated in the below table, which are reviewed further in the segment discussion below.

Interest expense

Interest expense was $132 million in the second quarter 2006 compared to $165 million in the second quarter 2005, and $273 million for the six months ended June 30, 2006 compared to $334 million for the six-months ended June 30, 2005. The decreases in interest expense for the second quarter and first six months of 2006 were primarily due to the net repayment of approximately $1.8 billion principal amount of debt since January 1, 2005. Debt repayments during 2005 are discussed in the “Financing activities” section of “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003—Financial condition—Financing activities.” See the “Financing activities” section of “Financial condition” below for a description of the debt repayments during the first six months of 2006.

Other income (expense), net

Lyondell had other income, net, in the second quarter and first six months of 2006 of $1 million and $75 million, respectively, and other expense, net in the second quarter and first six months of 2005 of $5 million and $19 million, respectively. Other income, net, in the first six months of 2006 included net payments of $74 million received by Lyondell in settlement of all disputes among Lyondell, CITGO and PDVSA and their respective affiliates. The second quarter and first six months of 2005 included charges of $9 million and $21 million, respectively, related to prepayments of LCC’s 9.875% Senior Secured Notes, Series B and write-offs of unamortized debt issuance costs.

Income from equity investment in LCR

Lyondell’s income from its equity investment in LCR was $86 million in the second quarter 2006 compared to $19 million in the second quarter 2005, and $177 million in the first six months of

2006 compared to $86 million in the first six months of 2005. LCR’s operating results for the first six months of 2006 included an $8 million charge, of which Lyondell’s 58.75% share was $5 million, representing reimbursement of legal fees and expenses that had been paid by Lyondell on behalf of LCR. LCR’s operating results are reviewed in the discussion of the refining segment below.

Income tax

The estimated annual effective tax rate for 2006 is 38% and was 36% in the first six months of 2005. The estimated annual effective tax rate for 2006 is higher than the statutory rate due primarily to the effects of non-U.S. operations, including the effect of French subsidiary losses with no related tax benefit.

Net income

Lyondell’s net income for the second quarter 2006 was $160 million compared to $126 million in the second quarter 2005 and $450 million for the six months ended June 30, 2006 compared to $380 million in the corresponding period in 2005. The following table summarizes the major components contributing to income.

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Operating income (loss) of:
EC&D segment	$181	$200	$480	$592
PO&RP segment	108	127	225	216
Inorganic chemicals segment	5	16	25	37
Other	(1)	(4)	(5)	(5)

Operating income	293	339	725	840
Income from equity investment in LCR	86	19	177	86
Proceeds from settlement	—	—	74	—
Interest expense, net	(125)	(155)	(253)	(313)
Other, net	4	(6)	3	(19)
Provision for income taxes	98	71	276	214

Net income	$160	$126	$450	$380

The increase in second quarter 2006 net income was primarily due to higher income from Lyondell’s equity investment in LCR and lower interest expense, partially offset by lower operating results for Lyondell’s remaining business segments compared to the second quarter 2005.

Net income in the first six months of 2006 reflected lower operating results for Lyondell’s EC&D and inorganic chemicals business segments, which were more than offset by higher income from Lyondell’s equity investment in LCR, lower interest expense and higher operating results for the PO&RP business segment compared to the same period in 2005. Net income for the first six months of 2006 also included the benefit of net payments received by Lyondell in settlement of all disputes among Lyondell, CITGO and PDVSA and their respective affiliates.

Second quarter 2006 versus first quarter 2006

Second quarter 2006 net income was $160 million compared to $290 million in the first quarter 2006. The decrease primarily reflected lower operating income in Lyondell’s EC&D business segment of $77 million, after-tax. The first quarter 2006 also included a $45 million, after-tax, credit representing the net settlement payments received by Lyondell in settlement of all disputes among Lyondell, CITGO and PDVSA and their respective affiliates. Although EC&D segment sales prices and margins trended upward during the second quarter 2006, average sales prices and margins for the quarter were lower compared to the first quarter 2006, resulting in the decrease in operating results.

Segment analysis

Lyondell businesses are primarily in four reportable segments: EC&D, PO&RP, inorganic chemicals and refining. Lyondell’s refining operations are conducted through its interest in LCR. The following tables reflect selected financial information for Lyondell’s reportable segments.

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Sales and other operating revenues:
EC&D	$3,401	$2,849	$6,553	$5,823
PO&RP	1,763	1,557	3,407	3,080
Inorganic chemicals	359	342	701	660
Other, including intersegment sales eliminations	(451)	(372)	(832)	(747)

Total	$5,072	$4,376	$9,829	$8,816

Operating income:
EC&D	$181	$200	$480	$592
PO&RP	108	127	225	216
Inorganic chemicals	5	16	25	37
Other	(1)	(4)	(5)	(5)

Total	$293	$339	$725	$840

Income from equity investment in LCR (refining segment)	$86	$19	$177	$86

Ethylene, co-products and derivatives segment

Overview

In its EC&D segment, Lyondell manufactures and markets ethylene and its co-products, primarily propylene, butadiene and aromatics, which include benzene and toluene. Lyondell also manufactures and markets ethylene derivatives, primarily polyethylene (including high density polyethylene (“HDPE”), low density polyethylene (“LDPE”) and linear-low density polyethylene (“LLDPE”)), ethylene glycol, ethylene oxide and its other derivatives, and ethanol and vinyl acetate monomer (“VAM”). In the EC&D segment, Lyondell also manufactures and markets fuels, such as methyl tertiary butyl ether (“MTBE”) and alkylate, as well as acetic acid, methanol and polypropylene.

For the second quarter and first six months of 2006, EC&D segment operating results reflected the effects of higher costs, primarily higher raw material costs that were not entirely offset by higher average sales prices. As a result, average product margins were lower in the first six months of 2006 compared to the same period in 2005.

U.S. market demand in the second quarter and first six months of 2006 increased an estimated 2% and decreased an estimated 1%, respectively, for ethylene, and increased an estimated 9% and 4%, respectively, for polyethylene, compared to the second quarter and first six months of 2005.

The following table sets forth the EC&D segment’s sales and other operating revenues, operating income and selected product sales volumes.

	For the three months ended June 30,		For the six months ended June 30,
In millions	2006	2005	2006	2005

Sales and other operating revenues	$3,401	$2,849	$6,553	$5,823
Operating income	181	200	480	592

Sales volumes, in millions
Ethylene and derivatives (pounds)	2,930	2,845	5,801	5,753
Polyethylene volumes included above (pounds)	1,489	1,341	2,822	2,678
Co-products, non-aromatic (pounds)	2,154	1,862	4,120	3,896
Aromatics (gallons)	88	107	177	209

Revenues

Revenues of $3,401 million in the second quarter 2006 were 19% higher compared to revenues of $2,849 million in the second quarter 2005, while revenues of $6,553 million in the first six months of 2006 were 13% higher compared to revenues of $5,823 million in the first six months of 2005. The higher revenues in the second quarter and first six months of 2006 reflected the effects of higher average sales prices and higher sales volumes compared to the same periods in 2005. Ethylene and derivative sales volumes were 3% and 1% higher, respectively, in the second quarter and first six months of 2006 compared to the second quarter and first six months of 2005.

As noted in the table below, benchmark sales prices in the second quarter and first six months of 2006 averaged higher for ethylene and propylene, were comparable for HDPE and averaged lower for benzene compared to the same periods in 2005.

	For the three months ended June 30,		Percent change	For the six months ended June 30,		Percent change
	2006	2005		2006	2005

Ethylene—cents per pound	46.50	38.33	21%	48.42	39.92	21%
Propylene—cents per pound	48.17	36.17	33%	45.83	39.83	15%
Benzene—cents per gallon	301.67	305.67	(1)%	285.00	311.33	(8)%
HDPE—cents per pound	67.00	66.50	1%	70.00	69.50	1%

Operating income

The EC&D segment had operating income of $181 million in the second quarter 2006 compared to $200 million in the second quarter 2005, and operating income of $480 million in the first six months of 2006 compared to $592 million in the first six months of 2005. The decreases in the second quarter and first six months of 2006 were due to higher costs, primarily higher raw material costs, which were not entirely offset by the effects of higher average sales prices and higher sales volumes compared to the second quarter and first six months of 2005.

Second quarter 2006 versus first quarter 2006

The EC&D segment’s second quarter 2006 operating income was $181 million compared to operating income of $299 million in the first quarter 2006. The $118 million decrease in profitability was primarily due to lower margins, which were partially offset by the effects of higher sales volumes compared to the first quarter 2006. The lower margins were primarily due to higher crude-oil and NGL-based raw material costs, which were not completely offset by the effects of higher average sales prices. The increase in average sales prices in the second quarter 2006 reflected higher average sales prices for co-products, which were partially offset by decreases in the average sales prices for ethylene and polyethylene. Sales volumes for ethylene and derivatives in the second quarter 2006 increased by 2% compared to the first quarter 2006.

Propylene oxide and related products segment

Overview

The PO&RP segment manufactures and markets PO; PO derivatives, such as propylene glycol (“PG”), propylene glycol ethers (“PGE”), and butanediol (“BDO”); toluene diisocyanate (“TDI”); styrene monomer (“SM”) and tertiary butyl alcohol (“TBA”) and its derivatives, MTBE and ethyl tertiary butyl ether (“ETBE”). Styrene and TBA are co-products of Lyondell’s two major PO production processes, referred to as PO/SM and PO/TBA.

PO&RP segment operating results were lower for the second quarter 2006 and slightly higher for the first six months of 2006 compared to the same periods in 2005. TDI operating losses decreased primarily as a result of higher margins. The improvement in TDI operating results was offset by the effects of lower margins for other PO&RP segment products and planned plant maintenance turnarounds in the second quarter 2006.

PO and derivatives operating results were lower in the second quarter and first six months of 2006 compared to the same periods in 2005 primarily due to higher prices for raw material propylene, especially in the second quarter 2006, and the effects of planned maintenance turnarounds of a PO/TBA plant and a BDO plant in The Netherlands during the second quarter 2006. Styrene operating results in the second quarter and first six months of 2006 were lower primarily due to higher raw material costs and resulting lower margins compared to the same periods in 2005. MTBE operating results in the second quarter and first six months of 2006 were lower due to lower margins and sales volumes associated with higher exports of U.S. production.

The following table sets forth the PO&RP segment’s sales and other operating revenues, operating income, product sales volumes and average benchmark market prices for propylene.

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Sales and other operating revenues	$1,763	$1,557	$3,407	$3,080
Operating income	108	127	225	216

Sales volumes, in millions
PO and derivatives (pounds)	763	731	1,597	1,615
Co-products:
SM (pounds)	1,031	1,045	2,013	2,027
MTBE and other TBA derivatives (gallons)	290	297	587	580

Average benchmark price
Propylene
United States—cents per pound	48.17	36.17	45.83	39.83
Europe—euros per metric ton	825	705	805	695

Revenues

Revenues of $1,763 million in the second quarter 2006 were 13% higher compared to revenues of $1,557 million in the second quarter 2005, while revenues of $3,407 million in the first six months of 2006 were 11% higher compared to revenues of $3,080 million in the first six months of 2005. The increases in revenues in the second quarter and first six months of 2006 were primarily due to the effect of higher average sales prices. Sales volumes for TDI were 24% and 26% lower in the second quarter and first six months of 2006, respectively, compared to the second quarter and first six months of 2005 due primarily to the shut down of the Lake Charles, Louisiana TDI facility late in 2005.

Operating income

The PO&RP segment had operating income of $108 million in the second quarter 2006 compared to $127 million in the second quarter 2005, and $225 million in the first six months of 2006 compared to $216 million in the first six months of 2005. Lower second quarter 2006 operating results for MTBE, PO & derivatives and styrene, primarily as a result of lower margins, largely offset lower TDI operating losses compared to the second quarter 2005. Lower TDI operating losses in the first six months of 2006 were largely offset by lower operating results for PO & derivatives, styrene and MTBE compared to the first six months of 2005. The lower 2006 PO and derivative results include the effect of planned maintenance turnarounds at two plants in The Netherlands in the second quarter 2006.

Second quarter 2006 versus first quarter 2006

The PO&RP segment’s operating income of $108 million in the second quarter 2006 compared to $117 million in the first quarter 2006. In the second quarter 2006, lower operating results for PO & derivatives and styrene were partly offset by an approximate $45 million improvement in MTBE operating results compared to the first quarter 2006. Higher raw material costs, lower sales volumes that were primarily due to the seasonality of deicers and costs related to the plant turnarounds in the second quarter 2006 contributed to the decrease in second quarter 2006 profitability for PO and derivatives compared to the first quarter 2006. Lower operating results for styrene in the second quarter 2006 compared to the first quarter 2006 were primarily due to higher raw material costs. Second quarter 2006 operating results for MTBE reflected seasonally higher raw material margins, which more than offset the increased costs associated with exporting U.S. production.

Inorganic chemicals segment

Overview

Lyondell’s inorganic chemicals segment consists of the titanium dioxide (“TiO2”) and related products businesses. Operating results for the inorganic chemicals segment in the second quarter and first six months of 2006, compared to the same periods in 2005, were negatively affected by higher utility and raw material costs, as well as an unplanned outage at the U.K. plant during the second quarter, which were only partly offset by the benefit of moderately higher product volumes and sales prices.

The following table sets forth the inorganic chemicals segment’s sales and other operating revenues, operating income and TiO2 sales volumes.

	For the three months ended June 30,		For the six months ended June 30,
In millions	2006	2005	2006	2005

Sales and other operating revenues	$359	$342	$701	$660
Operating income	5	16	25	37

Sales volumes, in millions
TiO2 (thousands of metric tons)	158	154	309	296

Revenues

Revenues of $359 million in the second quarter 2006 were 5% higher than the $342 million in the second quarter 2005, while revenues of $701 million in the first six months of 2006 were 6% higher than the $660 million in the first six months of 2005. The increases reflected higher sales volumes and higher average U.S. dollar sales prices in the second quarter and first six months of 2006 compared to the 2005 periods. In the second quarter and first six months of 2006, sales volumes were higher by 3% and 4%, respectively, while sales prices averaged 2% higher in the second quarter and first six months of 2006 compared to the same periods in 2005.

Operating income

The inorganic chemicals segment had operating income in the second quarter 2006 of $5 million compared to $16 million in the second quarter 2005, and $25 million in the first six months of 2006 compared to $37 million in the first six months of 2005. The decreases in the second quarter and first six months of 2006 were primarily attributable to lower margins, reflecting higher utility and raw material costs, and the unplanned outage in the second quarter 2006 at the U.K. plant.

Second quarter 2006 versus first quarter 2006

The inorganic chemicals segment’s operating income was $5 million in the second quarter 2006 compared to operating income of $20 million in the first quarter 2006. The effect of higher sales volumes in the second quarter 2006 was offset by higher costs and the effects of the unplanned outage at the U.K. plant.

Refining segment

Overview

Lyondell’s activities in the refining segment are conducted through its 58.75% equity investment in LCR. The following discussion of LCR’s operating results is on a 100% basis. See Note 5 to the Consolidated Financial Statements. LCR produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants. PDVSA Petróleo, S.A. (“PDVSA Oil”) supplies heavy, high sulfur Venezuelan crude oil to LCR under a long-term crude supply agreement—see the “Crude Supply Agreement” section of Note 12 to the Consolidated Financial Statements. Under the CSA, LCR purchases 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of its rated crude oil refining capacity of 268,000 barrels per day. LCR generally purchases the balance of its crude oil requirements on the spot market. Profit margins on spot market crude oil historically have been more volatile and recently have been higher than margins on CSA crude oil.

LCR’s operating results in the second quarter and first six months of 2006, reflected stronger diesel and gasoline markets, higher refining margins, more efficient operations, higher crude oil costs and lower aromatics margins compared to the same periods in 2005.

The second quarter and first six months of 2006 were negatively affected by planned maintenance related to catalyst changes in the second quarter 2006. However, refinery processing rates for the second quarter and first six months of 2006 were higher compared to the same periods in 2005, which reflected the negative impact of a major planned maintenance turnaround and unplanned outages in the second quarter 2005.

The following table sets forth LCR’s sales and other operating revenues, net income, sales volumes for refined products and crude processing rates for the periods indicated.

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Sales and other operating revenues	$2,411	$1,563	$4,505	$3,099
Net income	143	28	294	138

Thousands of barrels per day

Refined products sales volumes:
Gasoline	116	110	114	113
Diesel and heating oil	82	85	94	86
Jet fuel	11	8	10	14
Aromatics	7	10	7	9
Other refined products	118	70	117	80

Total refined products sales volumes	334	283	342	302

Crude processing rates:
Crude Supply Agreement	227	165	224	192
Other crude oil	44	28	42	35

Total crude processing rates	271	193	266	227

Revenues

Revenues of $2,411 million in the second quarter 2006 were 54% higher compared to revenues of $1,563 million in the second quarter 2005, while revenues of $4,505 million in the first six months of 2006 were 45% higher compared to revenues of $3,099 million in the first six months of 2005. The increases in revenues in the second quarter and first six months of 2006 were due to the effect of higher average refined product sales prices driven largely by higher crude oil prices and the effect of higher sales volumes. Sales volumes increased by 18% and 13%, respectively, in the second quarter and first six months of 2006 compared to the corresponding periods in 2005. The higher sales volumes reflected the higher crude processing rates, which increased 40% and 17%, respectively, in the second quarter and first six months of 2006, compared to the same periods in the prior year, which were negatively affected by the plant maintenance activity and equipment failures during the second quarter 2005.

Net income

LCR had net income of $143 million in the second quarter 2006 compared to $28 million in the second quarter 2005, and $294 million in the first six months of 2006 compared to $138 million in the first six months of 2005. The higher net income reflected the effects of higher CSA and spot crude oil margins and higher crude processing rates compared to the same 2005 periods. The second quarter and first six months of 2006 were negatively affected by additional provisions for property taxes of $12 million and deferred state income taxes of $8 million as a result of recently enacted state tax legislation. The remaining difference was primarily due to lower aromatics margins in the second quarter and first six months of 2006 compared to the same 2005 periods.

Second quarter 2006 versus first quarter 2006

LCR’s net income was $143 million in the second quarter 2006 compared to $151 million in the first quarter 2006. The decrease was primarily due to the planned maintenance related to catalyst changes in the second quarter 2006, tax provisions in the second quarter 2006 and lower aromatic margins, which were largely offset by the favorable effect of higher CSA and spot margins and higher crude processing rates. Second quarter 2006 total crude processing rates of 271,000 barrels per day compared to 261,000 barrels per day in the first quarter 2006.

Financial condition

Operating activities

Operating activities provided cash of $438 million in the first six months of 2006 compared to $646 million in the first six months of 2005. The decrease was primarily due to higher income tax payments, voluntary contributions to pension funds and annual incentive compensation payments compared to the first six months of 2005. Income tax payments increased $102 million, primarily reflecting the complete utilization of Lyondell’s federal net operating loss carryforwards early in 2006. The increase in voluntary pension fund contributions and incentive compensation payments totaled $80 million.

Prior to January 2006, discounts were offered to certain customers for early payment for product. As a result, some receivable amounts were collected in December 2005 that otherwise would have been expected to be collected in January 2006. This included collections of $84 million in December 2005 related to receivables from Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation.

Investing activities

Investing activities used cash of $175 million in the first six months of 2006 and $109 million in the first six months of 2005. The first six months of 2005 included $51 million of cash distributions in excess of earnings from LCR that did not recur in the first six months of 2006.

The following table summarizes the capital expenditures of Lyondell and its principal joint ventures as well as their 2006 budgeted annual capital spending.

	Annual budget	For the six months ended June 30,
Millions of dollars	2006	2006	2005

Capital expenditures—100% basis:
Lyondell	$385	$124	$112
LCR	230	109	83

Capital expenditures—Lyondell proportionate share:
Lyondell—100%	$385	$124	$112
LCR—58.75%	135	64	49

Total capital expenditures	520	188	161
Contributions to European PO joint venture	5	3	3
Contributions to U.S. PO joint venture	14	12	4

Total capital expenditures and contributions to PO joint ventures	$539	$203	$168

The 2006 Lyondell capital budget includes spending for base plant support, projects to improve manufacturing efficiency and projects related to environmental and regulatory requirements, including air emission reductions and wastewater management. In addition to base support and air emission reductions, the LCR 2006 capital budget reflects spending for low sulfur fuel regulations.

The following table summarizes Lyondell’s cash distributions from and cash contributions to its principal joint venture affiliates:

	For the six months ended June 30,
Millions of dollars	2006	2005

Cash distributions from joint venture affiliates:
LCR	$122	$134
Other	—	3

Total distributions	122	137
Less: Distributions of earnings from affiliates	122	86

Distributions in excess of earnings from affiliates	$—	$51

Cash contributions to joint venture affiliates:
LCR	$42	$44
European PO joint venture	3	3
U.S. PO joint venture	12	4

Total	$57	$51

Financing activities

Financing activities used cash of $540 million in the first six months of 2006 and $619 million in the first six months of 2005. The decrease in cash used was due primarily to lower payments associated with debt retirements of $449 million in the first six months of 2006 compared to $547 million in the first six months of 2005. The effect of the lower debt payments was partly offset by the effect of lower proceeds from the exercise of stock options of $9 million in the first six months of 2006 compared to $43 million in the first six months of 2005.

In the first six months of 2006, Equistar repaid the $150 million of 6.5% Notes outstanding, which matured in February 2006, and Millennium completed a cash tender offer for its 7% Senior Notes due 2006, purchasing $149 million principal amount of the notes and paying a premium of $2 million. In addition, Millennium purchased $85 million principal amount of 9.25% Senior Notes due 2008, paying a premium of $5 million, and LCC purchased $50 million principal amount of 9.625% Senior Secured Notes, Series A due 2007, paying a premium of $2 million. In the first six months of 2005, LCC prepaid $500 million of the 9.875% Senior Secured Notes, Series B, and paid $17 million in prepayment premiums. Also, during the first six months of 2005, Millennium purchased $24 million of the 7% Senior Notes due 2006, and less than $1 million of the 9.25% Senior Notes due 2008.

During the first six months of 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility. During the first six months of 2006, €9 million, or $12 million, was drawn and outstanding at June 30, 2006. See “Liquidity and capital resources” below.

Cash dividends of $0.225 per share of common stock were paid in each of the first and second quarters of 2006 and 2005 and totaled $111 million for each of the six months ended June 30, 2006 and 2005.

During the first six months of 2006, LCC amended its $475 million senior secured revolving credit facility and Millennium amended its $150 million senior secured revolving credit facilities. See “Liquidity and capital resources” below.

Liquidity and capital resources

Lyondell’s total debt, including current maturities, was $5.8 billion, or approximately 62% of total capitalization as of June 30, 2006. In addition, as of June 30, 2006 Lyondell’s LCR joint venture had $476 million of debt payable to parties other than Lyondell (See “Joint venture debt” and “LCR liquidity and capital resources” below). Current maturities of long-term debt at June 30, 2006 totaled $870 million and consisted primarily of $849 million of 9.625% Senior Secured Notes, Series A, due May 2007. Since mid-2004, Lyondell has repaid $2.1 billion principal amount of debt, with $1.4 billion of the reduction occurring during 2005 and $440 million during the first six months of 2006. Scheduled maturities accounted for only $250 million of this reduction. Lyondell intends to continue to reduce debt as market conditions permit.

Lyondell’s ability to continue to pay or to refinance its debt will depend on future operating performance, which could be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond its control. However, Lyondell believes that conditions will be such that cash balances, cash generated from operating activities, cash distributions from LCR, Lyondell’s ability to move cash among its wholly-owned subsidiaries and funds from lines of credit will be adequate to meet anticipated future cash requirements, including scheduled debt repayments, necessary capital expenditures, ongoing operations and dividends.

Additionally in April 2006, Lyondell was granted an arbitration award related to a commercial dispute with Bayer. The award, which was not reflected in earnings of the first six months of 2006, pertains to several issues related to the U.S. PO and PO technology joint ventures and included declaratory judgment in Lyondell’s favor concerning interpretation of the contract provisions at issue. Lyondell was awarded approximately $121 million, plus interest of approximately $23 million, through June 30, 2005. Additional amounts subject to finalization could include pre-award and post-award interest and attorney fees, costs and expenses. Lyondell filed a motion in court to enforce the award and Bayer subsequently filed motions to vacate the arbitration award.

While Lyondell’s hurricane-related insurance claims are proceeding, given the magnitude of the task facing the insurance companies, Lyondell anticipates that the claims will be resolved during the latter half of 2006. Assuming successful resolution, the combined amount of all claim reimbursements to Lyondell could be as much as $80 million.

In July 2006, Moody’s Investors Service (“Moody’s”) placed the ratings of Lyondell, Equistar and Millennium under review for possible downgrade and Standard & Poor’s Ratings Services revised the CreditWatch implications for Lyondell and Equistar from positive to negative following Lyondell’s announcement that Lyondell and CITGO had discontinued the exploration of a sale of LCR to a third-party. In June 2006, Moody’s had raised Lyondell’s credit rating to Ba3 from B1 and reinstated Equistar’s and Millennium’s debt ratings at Ba3.

In June 2006, S&P lowered its ratings for Millennium from BB- to B+ with a negative outlook following the February 2006 jury verdict against Millennium and other defendants. See the “Litigation” section of Note 12 to the Consolidated Financial Statements.

LCC has not guaranteed Equistar’s, Millennium’s or LCR’s credit facilities or debt obligations, except for $150 million of Equistar debt, consisting of the 7.55% Debentures due 2026. LCC’s credit facility generally limits investments by Lyondell in Equistar, Millennium and specified joint ventures unless certain conditions are satisfied. In addition, Millennium’s debt covenants restrict its ability to pay dividends to LCC. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1. The level of debt and the limitations imposed on LCC, Equistar and Millennium by their respective current or future debt agreements, including the restrictions on their ability to transfer cash among the entities as further discussed below, could have significant consequences on Lyondell’s business and future prospects.

At June 30, 2006, Lyondell had cash on hand of $320 million, which included $100 million of cash held by Millennium that currently is not available for dividends to LCC and $132 million of cash held by Equistar. Lyondell’s total unused availability under various liquidity facilities of $1,344 million as of June 30, 2006 included the following:

•	$398 million under LCC’s amended and restated $475 million senior secured revolving credit facility, which matures in December 2009. Availability under the revolving credit facility is reduced to the extent of outstanding letters of credit provided under the credit facility, which totaled $77 million as of June 30, 2006. There was no outstanding borrowing under the revolving credit facility at June 30, 2006.

•	$60 million under LCC’s $150 million, four-year, accounts receivable sales facility. The agreement currently permits the sale of up to $135 million of total interest in domestic accounts receivable, which amount would decline by $35 million if LCC’s credit facility were fully drawn. The outstanding amount of receivables sold under the facility was $75 million as of June 30, 2006.

•	$734 million under Equistar’s $400 million inventory-based revolving credit facility and its $600 million accounts receivable sales facility, after giving effect to the borrowing base net of a $50 million unused availability requirement, the $200 million outstanding amount of accounts receivable sold under the accounts receivable sales facility at June 30, 2006 and $16 million of outstanding letters of credit under the revolving credit facility as of June 30, 2006. The borrowing base is determined using a formula applied to accounts receivable and inventory balances. The revolving credit facility requires that the unused available amounts under that facility and the $600 million accounts receivable sales facility equal or exceed $50 million, or $100 million if the Interest Coverage Ratio, as defined, at the end of any period of four consecutive fiscal quarters is less than 2:1. There was no outstanding borrowing under the revolving credit facility at June 30, 2006.

•	$122 million in total under Millennium’s $125 million U.S. and $25 million Australian secured revolving credit facilities, which mature in August 2010. Availability under the revolving credit facilities is reduced to the extent of outstanding letters of credit provided under the facilities. Letters of credit outstanding under the $125 million U.S. revolving credit facility at June 30, 2006 totaled $28 million. At June 30, 2006, there were no outstanding letters of credit under the $25 million Australian revolving credit facility, and there was no outstanding borrowing under either revolving credit facility.

•	€51 million, or approximately $65 million, under Millennium’s U.K. €60 million, five-year, revolving credit facility. Availability under the facility gives effect to the borrowing base, as determined using a formula applied to accounts receivable and inventory balances, and is reduced to the extent of outstanding borrowing and letters of credit provided under the facility. At June 30, 2006, the outstanding borrowing was €9 million, or $12 million, and there were no outstanding letters of credit under the revolving credit facility.

LCC debt and accounts receivable sales facility

LCC’s revolving credit facility, indentures and accounts receivable sales facility contain restrictive covenants. LCC’s revolving credit facility also contains covenants that require the maintenance of specified financial ratios. These covenants, as well as debt guarantees, are described in Notes 10 and 15 to Lyondell’s Consolidated Financial Statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31,2005 included elsewhere in this prospectus. See “Effects of a breach” below for a discussion of the potential impact of a breach of these covenants.

There have been no changes in the terms of the covenants or the guarantees in the six months ended June 30, 2006, except that in June 2006 the revolving credit facility, and thereby the indentures, were amended to, among other things, provide for additional subsidiary guarantees and other collateral and, in certain circumstances, to limit the pledge of equity interests and other securities. The amendment also excludes Millennium from certain events-of-default provisions. In addition, in August 2006, the LCC accounts receivable sales facility was amended primarily to exclude Millennium from certain events-of-default provisions, and to address certain other changes.

Equistar debt and accounts receivable sales facility

Equistar’s inventory-based revolving credit facility, accounts receivable sales facility and indentures contain restrictive covenants. These covenants are described in Notes 10 and 15 to Lyondell’s Consolidated Financial Statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included elsewhere in this prospectus. See “Effects of a breach” below for a discussion of the potential impact of a breach of these covenants. There have been no changes in the terms of the covenants in the six months ended June 30, 2006. The credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1.

Millennium debt

Millennium’s facilities and its indentures contain restrictive covenants. Pursuant to these provisions, Millennium is currently prohibited from making restricted payments, including paying certain dividends. Other than the U.K. facility, Millennium’s facilities also contain covenants that require the maintenance of specified financial ratios. These covenants, as well as debt guarantees, are described in Note 15 to Lyondell’s Consolidated Financial Statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included elsewhere in this prospectus. See “Effects of a breach” below for a discussion of the potential impact of a breach of these covenants. There have been no changes in the terms of the covenants or the guarantees in the six months ended June 30, 2006, except for a May 2006 amendment to the senior secured revolving credit facility, and a July 2006 amendment to the indenture governing the 4% Convertible Senior Debentures, that primarily exclude a subsidiary of Millennium, Millennium Holdings, LLC, and its subsidiaries (collectively “Millennium Holdings”) from events-of-default provisions that could be triggered in connection with judgments against Millennium Holdings. Millennium’s U.K. facility does not require the maintenance of specified financial ratios as long as certain conditions are met.

Millennium has outstanding $150 million aggregate principal amount of 4% Convertible Senior Debentures, which are due in 2023, unless earlier redeemed, converted or repurchased. The Debenture redemption terms are described elsewhere in this prospectus. There were no changes in the redemption terms in the six months ended June 30, 2006. As a result of Lyondell’s acquisition of Millennium, the Debentures are convertible into shares of Lyondell’s common stock or, at Lyondell’s discretion, equivalent cash or a combination thereof. As of June 30, 2006, based on a quarterly test related to the price of Lyondell common stock, the Debentures were convertible at a conversion rate of 73.3986 Lyondell shares per one thousand dollar principal amount of the Debentures. As of June 30, 2006, the amount of Debentures converted into shares of Lyondell common stock was not significant.

Joint venture debt

At June 30, 2006, the outstanding debt of LCR to parties other than Lyondell was $476 million. That debt is not carried on Lyondell’s balance sheet because Lyondell has no obligation with respect to that debt. Although distribution to its owners of the earnings of LCR has represented a source of cash for Lyondell in recent years, the debt of LCR is not a source of liquidity or a capital resource for Lyondell. The ability of LCR to distribute cash to Lyondell may be affected by restrictive covenants in LCR’s credit facility. See “LCR liquidity and capital resources” below.

Effects of a breach

A breach by LCC, Equistar or Millennium of any of the covenants or other requirements in their respective debt instruments could (1) permit that entity’s note holders or lenders to declare the outstanding debt under the breached debt instrument due and payable, (2) permit that entity’s lenders under that credit facility to terminate future lending commitments and (3) permit acceleration of that entity’s other debt instruments that contain cross-default or cross-acceleration provisions. The respective debt agreements of LCC, Millennium and Equistar contain various event of default and cross-default provisions. If LCC, Equistar or Millennium, as the case may be, was unable to obtain sufficient funds to make these accelerated payments, its lenders could proceed against any assets that secure their debt. Furthermore, a default under Equistar’s debt instruments could constitute a cross-default under LCC’s credit facility, which, under specified circumstances, would then constitute a default under LCC’s indentures. Similarly, the breach by LCC or Equistar of covenants in their respective accounts receivable sales facilities would permit the counterparties under the facility to terminate further purchases of interests in accounts receivable and to receive all collections from previously sold interests until they had collected on their interests in those receivables, thus reducing the entity’s liquidity.

Off-balance sheet arrangements

Lyondell’s off-balance sheet arrangements are described in “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003—Off-balance sheet arrangements.” Lyondell’s off-balance sheet arrangements did not change materially in the six months ended June 30, 2006.

LCR liquidity and capital resources

LCR maintains a credit facility, consisting of a $450 million senior secured term loan facility and a $150 million senior secured revolving credit facility, which matures in May 2007. The facility is secured by substantially all of the assets of LCR and contains covenants that require LCR to maintain specified financial ratios covering Debt-to-Total-Capitalization, EBITDA-to-Interest Expense and Secured Debt-to-EBITDA, all as defined. The potential impact of a breach of these covenants is discussed in “LCR liquidity and capital resources” under “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003.” The revolving credit facility, which was undrawn at June 30, 2006, is reduced to the extent of outstanding letters of credit provided under the credit facility, which totaled $13 million as of June 30, 2006.

Current business outlook

Lyondell’s outlook for the balance of 2006 continues to be positive. The third quarter 2006 has started out positively despite the high cost of raw materials, which has been offset by strength in LCR’s refining operations and by Lyondell’s gasoline components and other co-products. The strong performance of the ethylene chain late in the second quarter 2006 has continued to improve into the third quarter, while third quarter 2006 results to date for the PO&RP segment also have been good.

Accounting and reporting changes

In July, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes. FIN No. 48 prescribes, among other things, a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position. The provisions of FIN No. 48 will apply to Lyondell beginning in 2007. Lyondell is evaluating the impact of FIN No. 48 on its consolidated financial statements.

Effective January 1, 2006, Lyondell adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment using the modified prospective method and, consequently, has not adjusted results of prior periods. Lyondell previously accounted for these plans according to the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which it adopted in the first quarter 2003, using the prospective transition method. Lyondell’s application of SFAS No. 123 (revised 2004) had no material effect on its consolidated financial statements.

Effective April 1, 2006, Lyondell adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 requires that inventory purchase and sales transactions with the same counterparty that are entered into in contemplation of one another be combined for purposes of applying Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions. The effect was to reduce reported revenues and cost of sales for affected transactions. Lyondell’s application of EITF Issue No. 04-13 had no material effect on its consolidated financial statements.

Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003

This “Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003” sets forth information from the Annual Report on Form 10-K for the year ended December 31, 2005 of Lyondell filed with the SEC on March 15, 2006. Accordingly, the information set forth in this section is in some cases updated or superseded by information contained elsewhere in this prospectus or in filings made with the SEC subsequent to the filing of the Annual Report on Form 10-K that are incorporated by reference into this prospectus. In particular, information in this section regarding LCR and its indebtedness may be superseded by and should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations for the six months ended June 30, 2006 and 2005” and the “Prospectus summary” section and the other information included elsewhere in this prospectus or incorporated by reference herein. Unless otherwise indicated, references in the following discussion to the Consolidated Financial Statements are to the Consolidated Financial Statements of Lyondell Chemical Company as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2005.

This discussion should be read in conjunction with information contained in the Consolidated Financial Statements of Lyondell Chemical Company, together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), and the notes thereto. References to “LCC” are to Lyondell Chemical Company without its consolidated subsidiaries. In some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar Chemicals, LP (together with its consolidated subsidiaries, “Equistar”) and Millennium Chemicals Inc. (together with its consolidated subsidiaries, “Millennium”).

In addition to comparisons of annual operating results, Lyondell has included, as additional disclosure, certain “trailing quarter” comparisons of fourth quarter 2005 operating results to third quarter 2005 operating results. Lyondell’s and its joint ventures’ businesses are highly cyclical, in addition to experiencing some less significant seasonal effects. Trailing quarter comparisons may offer important insight into the current business direction of Lyondell and its joint ventures.

References to industry benchmark prices or costs, including the weighted average cost of ethylene production, are generally to industry prices and costs reported by Chemical Marketing Associates, Incorporated (“CMAI”), except that crude oil and natural gas benchmark price references are to industry prices reported by Platts, a reporting service of The McGraw-Hill Companies.

Overview

General

Lyondell is a global chemical company that manufactures and markets a variety of basic chemicals and gasoline-blending components. As a result of its acquisition of Millennium on November 30, 2004 and Lyondell’s resulting 100% ownership of Millennium and Equistar, the operations of Millennium and Equistar are included in Lyondell’s consolidated financial statements prospectively from December 1, 2004. Prior to the acquisition of Millennium, Lyondell held an equity investment of 70.5% in Equistar, a joint venture with Millennium.

Lyondell’s operations primarily comprise the ethylene, co-products and derivatives (“EC&D”) segment, the propylene oxide and related products (“PO&RP”) segment, the inorganic chemicals segment and the refining segment, consisting of Lyondell’s equity investment in LYONDELL-CITGO Refining LP (“LCR”), a joint venture with CITGO Petroleum Corporation (“CITGO”).

2005 versus 2004

In 2005, the chemical industry experienced improved profitability compared to 2004, despite higher crude oil and natural gas prices that pushed up raw material costs for most of the year and the disruptive effects of two major U.S. Gulf Coast hurricanes. Tight gasoline markets in 2005 resulted in higher sales prices and margins for fuel-related products, including methyl tertiary butyl ether (“MTBE”), compared to the already high levels experienced in 2004. However, the titanium dioxide (“TiO2”) market experienced weaker demand in 2005 compared to 2004.

The U.S. Gulf Coast hurricanes, Katrina and Rita, negatively affected crude oil and natural gas supplies, as well as supplies of other raw materials, contributing to the increases in raw material prices in 2005. In addition, hurricane-related disruption of rail and pipeline traffic in the Gulf Coast area negatively affected shipments of raw materials and products. Supply/demand balances and prices were affected beginning in September 2005 as most Gulf Coast refiners and producers of chemicals suspended operations in preparation for the hurricanes, with some sustaining major damage as a result of the hurricanes. Lyondell’s Gulf Coast plants experienced only minor hurricane damage; however, Lyondell and LCR suspended plant and refinery operations in preparation for Hurricane Rita, resulting in lost production and higher costs during 2005. These higher costs included $42 million of charges for Lyondell’s exposure to industry losses expected to be underwritten by industry insurance consortia and $35 million of costs incurred in conjunction with suspending and restoring operations, including Lyondell’s share of costs incurred by LCR. LCR also experienced problems in restarting the refinery. Neither Lyondell nor LCR has recognized, in 2005, any benefits of expected insurance reimbursements. See Note 4 to the Consolidated Financial Statements.

Earnings in 2005 reflect pretax charges of $219 million, including $195 million to reduce the carrying value of Lyondell’s Lake Charles, Louisiana, toluene diisocyanate (“TDI”) plant and related assets and $24 million for related decomissioning, severance and other costs as a result of a decision to cease TDI production at the plant. The decision reflected the facility’s poor financial results and Lyondell’s projections of future plant capital requirements, high energy and raw material costs and low industry capacity utilization rates, which made it commercially impracticable to continue production of TDI at the plant. Hurricane Rita contributed to the decision, damaging the plant and contributing to increased energy costs.

In the EC&D segment, 2005 results reflected higher average product margins compared to 2004, partly offset by the negative effects of hurricane-related costs and lower sales volumes.

In the PO&RP segment, tight gasoline supplies and strong demand in 2005 resulted in significantly higher MTBE product margins compared to 2004. In addition, higher average sales prices for propylene oxide (“PO”) and derivatives resulted in higher product margins in 2005 compared to 2004. These benefits were partly offset by weaker TDI operating results in 2005.

Operating results for the inorganic chemicals segment in 2005, compared to conditions in 2004 when the business was not a part of Lyondell, benefited from higher sales prices. However, the benefits of the higher sales prices were substantially offset by the negative effects of weaker demand for TiO2, which resulted in lower sales volumes, and also by inventory reduction efforts, including reduced 2005 plant operating rates that lowered earnings by approximately $20 million.

In 2005, LCR’s refining operations were negatively affected by lost production and higher costs related to planned and unplanned outages, including the suspension of operations in preparation for Hurricane Rita and subsequent problems in restarting. In addition, higher natural gas prices in 2005 negatively affected margins under LCR’s crude supply agreement.

2004 versus 2003

During 2004, the chemical industry experienced broad-based improvement as a stronger global economy led to increased demand and tighter chemical industry supply/demand balances compared to 2003. In this improved business environment, the industry experienced higher sales volumes and generally higher product margins in 2004 compared to 2003.

Lyondell, through its investment in Equistar, was able to implement sales price increases for ethylene, ethylene derivatives and co-products, such as propylene, benzene and fuels that more than offset the effect of significantly higher raw material and energy costs. Lyondell also was able to implement sales price increases for PO and derivatives that more than offset the effect of significant increases in the price of propylene, a key PO raw material. In addition, a stronger domestic gasoline market in 2004 resulted in higher margins for MTBE and other fuel-related products compared to 2003.

In 2004, compared to 2003, LCR’s refining operations benefited from higher margins on crude oil refining, stronger aromatics markets and higher processing rates for Venezuelan heavy, high sulfur crude oil. The stronger domestic gasoline and diesel markets in 2004 resulted in higher product margins for LCR.

Benchmark indicators

Benchmark crude oil and natural gas prices generally have been indicators of the level and direction of movement of raw material and energy costs for the EC&D segment. Ethylene and its co-products are produced from two major raw material groups:

•	crude oil-based liquids (“liquids” or “heavy liquids”), including naphthas, condensates, and gas oils, the prices of which are generally related to crude oil prices; and

•	natural gas liquids (“NGLs”), principally ethane and propane, the prices of which are generally affected by natural gas prices.

Lyondell has the ability to shift its ratio of raw materials used in ethylene production to take advantage of the relative costs of liquids and NGLs.

The following table shows the average benchmark prices for crude oil and natural gas for the applicable three-year period, as well as benchmark sales prices for ethylene and propylene, which Lyondell produces and sells. Propylene is also a key raw material for Lyondell’s PO&RP business segment. The benchmark weighted average cost of ethylene production is based on CMAI’s estimated ratio of heavy liquid raw materials and NGLs used in U.S. ethylene production and is subject to revision. See discussion of the EC&D segment’s operating results below for additional details.

	Average benchmark price for the year and percent change versus prior year average
	2005	Percent increase	2004	Percent increase	2003

Crude oil—dollars per barrel	56.44	36%	41.42	33%	31.12
Natural gas—dollars per million BTUs	7.58	31%	5.78	10%	5.24
Weighted average cost of ethylene production—cents per pound	29.41	25%	23.55	15%	20.44
Ethylene—cents per pound	44.21	31%	33.75	18%	28.50
Propylene—cents per pound	40.75	28%	31.96	49%	21.42

As indicated in the table above, benchmark crude oil prices and natural gas prices continued to increase from 2003 to 2005, resulting in successively higher average raw material and energy costs each year. Benchmark sales prices for ethylene and propylene increased in response to the higher raw material and energy costs in 2004 and 2005, as well as the improving market conditions.

Results of operations

Lyondell’s wholly owned operations prior to the acquisition of Millennium comprised the PO&RP segment. As a result of the acquisition of Millennium on November 30, 2004, Lyondell’s operating income also includes operations of wholly owned subsidiaries Equistar and Millennium prospectively from December 1, 2004. Prior to the acquisition of Millennium, Lyondell’s activities in the EC&D segment were conducted through its investment in Equistar, accounted for using the equity method. Lyondell’s activities in the refining segment are conducted through its interest in LCR, which is accounted for using the equity method.

Revenues

Lyondell’s revenues were $18,606 million in 2005, $5,946 million in 2004 and $3,781 million in 2003. Lyondell’s 2005 revenues included the revenues of Equistar and Millennium for the full year. The consolidation of Equistar and Millennium added $12,038 million to 2005 revenues and $962 million to December 2004 revenues. The remaining increases in revenues during the three-year period were primarily due to higher average product sales prices.

Cost of sales

Lyondell’s cost of sales was $16,485 million in 2005, $5,468 million in 2004 and $3,591 million in 2003. Consolidation of Equistar and Millennium added $10,700 million to cost of sales in 2005 and $808 million in December 2004. Cost of sales also increased during the three-year period as a result of continuing increases in the average prices of raw materials and energy.

SG&A expenses

Selling, general and administrative (“SG&A”) expenses were $543 million in 2005, $287 million in 2004 and $170 million in 2003. Lyondell’s 2005 and 2004 SG&A expenses included the SG&A expenses of Equistar and Millennium for 2005 and December 2004, which were $329 million and $45 million, respectively. Other SG&A expenses decreased in 2005 compared to 2004 and increased in 2004 compared to 2003. The decrease in 2005 was primarily due to lower 2005 incentive compensation expense, due to a decrease in Lyondell’s common stock price, partly offset by the effect on incentive compensation of Lyondell’s improved operating results. The increase in 2004 reflected higher incentive compensation expense as a result of an increase in Lyondell’s common stock price coupled with improved operating results.

In-process research and development charge

As part of the acquisition of Millennium, $64 million of the purchase price was allocated to purchased in-process research and development (“IPR&D”). Accordingly, Lyondell’s 2004 results of operations included a charge of $64 million for the value of the acquired IPR&D.

Operating income (loss)

Lyondell had operating income of $1,268 million and $86 million in 2005 and 2004, respectively, and an operating loss of $17 million in 2003. Lyondell’s 2005 and 2004 operating income included the operating income of Equistar and Millennium from December 1, 2004, which added $952 million and $38 million to operating income in 2005 and 2004, respectively. The remaining improvement in operating income in 2005 compared to 2004 primarily reflected higher product margins for MTBE and PO and derivatives. Operating income in 2005 included charges of $219 million related to Lyondell’s Lake Charles, Louisiana, TDI plant. Lyondell’s 2004 operating income included a $64 million charge for purchased IPR&D. Prior to December 1, 2004, Lyondell’s operating results comprised the operating results of the PO&RP segment.

Interest expense

Interest expense was $649 million in 2005, $463 million in 2004 and $415 million in 2003. Lyondell’s interest expense included the interest expense of Equistar and Millennium for 2005 and December 2004, which added $286 million and $25 million, respectively, to interest expense. Otherwise, the decrease in interest expense for 2005 compared to 2004 resulted from the payment of $1.1 billion principal amount of LCC debt during 2005, including $700 million of 9.875% Senior Secured Notes, Series B, $300 million of 9.5% Senior Secured Notes and $100 million of 9.375% Debentures. See “Financial condition” below for a discussion of financing activities. During 2003, Lyondell capitalized $19 million of interest related to the construction of the Maasvlakte PO/styrene monomer (“SM” or “styrene”) plant.

Interest income

Interest income was $46 million in 2005, $14 million in 2004 and $23 million in 2003. Lyondell’s 2005 and 2004 interest income included the 2005 and December 2004 interest income of Millennium and Equistar, which totaled $27 million and $2 million, respectively. In 2003, interest income included $15 million of interest income related to a settlement of income tax issues.

Other income (expense), net

Lyondell had other expense, net, of $39 million in 2005 and $11 million in 2004 and other income, net of $31 million in 2003. Other expense, net, of $39 million in 2005 included $45 million of charges related to the prepayment of $1.1 billion of LCC debt and $353 million of Millennium debt during 2005. Other expense, net, of $11 million in 2004 included $18 million of charges related to the prepayment of $300 million of LCC’s 9.875% Senior Secured Notes, Series B. Lyondell’s other income, net, in 2003 included an $18 million gain on the sale of a 10% interest in the Nihon Oxirane joint venture, based in Japan, to Lyondell’s partner in the venture, foreign exchange gains of $8 million and a $5 million refinancing charge related to prepayment of $103 million of term loans.

Income from equity investment in Equistar

Effective December 1, 2004, Equistar became a wholly owned subsidiary of Lyondell and was included in Lyondell’s consolidated operating results prospectively from that date. Through November 30, 2004, Lyondell’s equity investment in Equistar resulted in income of $141 million in 2004 and a loss of $228 million in 2003. See Note 8 to the Consolidated Financial Statements. Equistar’s operating results are reviewed further in the discussion of the EC&D segment below.

Income from equity investment in LCR

Lyondell’s income from its equity investment in LCR was $123 million in 2005, $303 million in 2004 and $144 million in 2003. See Note 9 to the Consolidated Financial Statements. LCR’s operating results are reviewed in the discussion of the refining segment below.

Income tax

Lyondell’s 2005 effective income tax rate was 29% compared to 30% in 2004 and 37% in 2003. The effective income tax rate for 2005 reflects benefits from finalization of income tax liabilities relating to prior years, partially offset by higher non-U.S. earnings that are effectively taxed at higher rates. The reduction in the rate that resulted from finalization of certain prior years’ taxes would not be expected to recur in subsequent years, and the impact of future non-U.S. earnings on the tax rate will depend on the amount and timing of such earnings. The 2004 effective income tax rate of 30% reflected benefits that reduced taxes on non-U.S. income, including benefits associated with the internal financing of the Maasvlakte PO/SM plant construction. Also in 2004, the impact on the effective tax rate of the nondeductibility of the purchased in-process research and development costs resulting from the Millennium acquisition was largely offset by the benefit of a reduction in the Dutch statutory income tax rate. The effective income tax rate for 2003 represented the tax benefit from operating losses incurred during the year. The 2003 tax benefit exceeded the statutory federal rate due primarily to the benefits of internal financing that reduced taxes on non-U.S. income.

Net income

Lyondell had net income of $531 million in 2005 and $54 million in 2004, compared to a net loss of $302 million in 2003. The following table summarizes the major components contributing to the 2005, 2004 and 2003 results of operations. Results of operations include Millennium and Equistar prospectively from December 1, 2004, while income from Lyondell’s equity investment in Equistar in 2004 reflects eleven months through November 30, 2004.

	For the year ended December 31,
Millions of dollars	2005	2004	2003

Operating income (loss)	$1,268	$86	$(17)
Income (loss) from equity investment in Equistar	—	141	(228)
Income from equity investment in LCR	123	303	144
Income (loss) from other equity investments	1	7	(19)
Interest expense	(649)	(463)	(415)
Interest income	46	14	23
Other income (expense), net	(39)	(11)	31
Provision for (benefit from) income taxes	219	23	(179)
Net income (loss)	$531	$54	$(302)

The improvement in net income in 2005 compared to 2004 was primarily due to higher product margins in the EC&D and PO&RP segments, which were partly offset by the TDI plant charges of $219 million, hurricane-related effects and lower 2005 operating results at LCR due to planned and unplanned outages. The improvement in operating income in 2004 compared to 2003 was primarily due to higher product margins in 2004. The operating results of the segments are reviewed in the Segment Analysis below.

Fourth quarter 2005 versus third quarter 2005

Lyondell had net income of $141 million in the fourth quarter 2005 compared to $10 million in the third quarter 2005. The $131 million increase primarily reflected the third quarter 2005 after-tax charge of $127 million for the reduction in the carrying value of Lyondell’s Lake Charles, Louisiana, TDI plant and related assets. The benefit of higher EC&D segment product margins and sales volumes in the fourth quarter 2005 was substantially offset by a seasonal decrease in fourth quarter 2005 MTBE product margins, lower fourth quarter 2005 operating results at LCR due to the unplanned post-hurricane outages, and additional charges of $17 million after tax related to the TDI plant.

Segment analysis

Lyondell operates primarily in four reportable segments: EC&D, PO&RP, inorganic chemicals and refining. Lyondell’s refining operations are conducted through its interest in LCR.

The EC&D segment comprises the operations of Equistar, which became a wholly owned subsidiary of Lyondell with the November 30, 2004 acquisition of Millennium, and the acetyls business of Millennium. The PO&RP segment represents the operations of the former intermediate chemicals and derivatives segment of Lyondell, and the inorganic chemicals segment comprises Millennium’s TiO2 and related products business.

Ethylene, co-products and derivatives segment

Overview

In its EC&D segment, Lyondell manufactures and markets ethylene and its co-products, primarily propylene, butadiene and aromatics, which include benzene and toluene. Lyondell also manufactures and markets ethylene derivatives, primarily polyethylene (including high density polyethylene (“HDPE”), low density polyethylene (“LDPE”) and linear-low density polyethylene (“LLDPE”)), ethylene glycol, ethylene oxide and its other derivatives, and ethanol and vinyl acetate monomer (“VAM”). In the EC&D segment, Lyondell also manufactures and markets fuels, such as methyl tertiary butyl ether (“MTBE”) and alkylate, as well as acetic acid, methanol and polypropylene.

Operations of the Millennium acetyls business are included in the EC&D segment prospectively from December 1, 2004. Acetyls revenues and operating income for 2005 were $504 million and $26 million, respectively, and $45 million and $10 million, respectively, for the month of December 2004. Compared to business conditions in 2004 when it was not a part of Lyondell, the acetyls business was negatively affected in 2005 by higher raw material and energy costs, due to higher ethylene and natural gas prices, and lower sales volumes, resulting from weaker demand. These negative effects were only partly offset by the benefits of higher average product sales prices.

The following is a review of Equistar’s operating results for the periods on a stand-alone basis. Consequently, it excludes the acetyls business and any effect of Lyondell’s accounting for its acquisition of Millennium and its resultant acquisition of Equistar. See Note 5 to the Consolidated Financial Statements for further discussion of Lyondell’s acquisition of Millennium.

Equistar’s 2005 average product margins were higher compared to 2004. The benefit of the higher average product margins was partly offset by the negative effects of hurricane-related costs and lower sales volumes. U.S. ethylene industry demand decreased an estimated 6% in 2005 compared to 2004, due primarily to the effects of the U.S. Gulf Coast hurricanes.

During 2004, Equistar was able to implement sales price increases in many products that more than offset the effect of significantly higher raw material and energy costs during 2004 and 2003, resulting in higher 2004 average product margins compared to 2003. U.S. ethylene demand grew 11% in 2004 compared to 2003.

The following table sets forth Equistar’s sales and other operating revenues, operating income and selected product sales volumes.

	For the year ended December 31,
	2005	2004	2003

Millions of dollars
Sales and other operating revenues	$11,686	$9,316	$6,545
Operating income (loss)	968	494	(98)

Volumes, in millions
Ethylene and derivatives (pounds)	10,677	11,194	10,175
Polyethylene volumes included in above volumes (pounds)	5,345	5,703	5,062
Co-products, non-aromatic (pounds)	7,749	7,942	7,092
Aromatics (gallons)	412	377	384

Revenues

Equistar’s revenues of $11,686 million in 2005 increased 25% compared to revenues of $9,316 million in 2004. The increase in 2005 reflected higher average sales prices, partially offset by lower sales volumes. As noted in the table below, benchmark sales prices for ethylene, propylene and HDPE averaged significantly higher in 2005 compared to 2004, while benzene average sales prices in 2005 were comparable to 2004. Ethylene and derivative sales volumes were 5% lower in 2005 compared to 2004.

Equistar’s revenues of $9,316 million in 2004 increased 42% compared to revenues of $6,545 million in 2003, reflecting higher average sales prices and volumes. Benchmark ethylene, propylene and HDPE sales prices averaged significantly higher in 2004 compared to 2003, while average benchmark benzene sales prices nearly doubled in 2004 compared to 2003. Ethylene and derivative sales volumes were 10% higher in 2004 compared to 2003.

	Average benchmark price for the year and percent change versus prior year average
	2005	Percent increase	2004	Percent increase	2003

Ethylene—cents per pound	44.21	31%	33.75	18%	28.50
Propylene—cents per pound	40.75	28%	31.96	49%	21.42
Benzene—cents per gallon	289.88	1%	287.96	87%	154.00
HDPE—cents per pound	72.13	21%	59.58	20%	49.54

Operating income

Equistar had operating income of $968 million in 2005 compared to $494 million in 2004, a 96% increase. The improvement was primarily the result of higher average product margins. The benefit of the higher 2005 average product margins was partly offset by the negative effects of hurricane-related costs and lower sales volumes. Hurricane-related costs included $20 million of charges representing Equistar’s exposure to industry losses expected to be underwritten by industry insurance consortia.

Equistar’s operating income was $494 million in 2004 compared to an operating loss of $98 million in 2003. The improvement was primarily due to higher product margins and higher sales volumes in 2004. The effect of sales price increases in response to higher raw material and energy costs were generally more favorable in 2004 than in 2003, resulting in higher average product margins in 2004. Operating results in 2003 also were negatively impacted by scheduled maintenance turnarounds at two major ethylene plants, a $12 million loss on the sale of a polypropylene plant and an $11 million charge for the write-off of a research and development (“R&D”) facility for derivatives.

Fourth quarter 2005 versus third quarter 2005

Lyondell’s EC&D segment includes, from December 1, 2004, the businesses of Equistar and the acetyls business of Millennium. The following is a comparison of Lyondell’s EC&D segment for the fourth quarter 2005 to the third quarter 2005.

EC&D segment fourth quarter 2005 operating income of $337 million compares to operating income of $21 million in the third quarter 2005. The increase in profitability was primarily due to approximately $310 million of higher fourth quarter 2005 product margins, reflecting post-

hurricane supply tightness, which resulted in sales price increases that exceeded increases in raw material and energy costs. Fourth quarter 2005 sales volumes for ethylene and derivatives were comparable to the third quarter 2005. Acetyls fourth quarter 2005 operating results declined compared to the third quarter 2005, as higher average sales prices did not fully offset higher natural gas and ethylene costs.

Propylene oxide and related products segment

Overview

The PO&RP segment produces and markets PO; PO derivatives, such as propylene glycol (“PG”), propylene glycol ethers (“PGE”), and butanediol (“BDO”); toluene diisocyanate (“TDI”); styrene and tertiary butyl alcohol (“TBA”) and its derivatives, methyl tertiary butyl ether (“MTBE”) and ethyl tertiary butyl ether (“ETBE”). Styrene and TBA are co-products of Lyondell’s two major PO production processes, referred to as PO/SM and PO/TBA. Operations in 2005 and 2004 included the operations of the 50%-owned Maasvlakte PO/SM plant, which began production in the fourth quarter 2003.

In 2005, tight gasoline supplies and strong demand resulted in significantly higher MTBE product margins compared to 2004. In addition, higher average sales prices for PO and derivatives resulted in higher product margins in 2005 compared to 2004. These benefits were partly offset by weaker TDI operating results in 2005. Styrene results improved slightly on higher sales volumes.

As a result of improved supply/demand balances in 2004, sales price increases for PO and derivatives more than offset the effect of significant increases in the price of propylene, resulting in higher product margins compared to 2003. During 2004, MTBE sales prices and product margins benefited from a strong gasoline market and high gasoline prices compared to 2003. Partly offsetting these improvements, TDI and styrene product margins were lower in 2004 compared to 2003 as sales price increases for these products failed to offset raw material cost increases. In particular, 2004 benchmark prices for raw material benzene in the U.S. were 87% higher compared to 2003, negatively affecting styrene margins.

The Maasvlakte PO/SM plant incurred prestart-up expenses during 2003 of approximately $40 million, of which Lyondell’s 50% share was $20 million. Also in 2003, Lyondell completed a restructuring of its Nihon Oxirane joint venture in Japan, including the sale of a 10% interest in the joint venture to Lyondell’s partner for $28 million, resulting in an $18 million gain and reducing Lyondell’s remaining interest from 50% to 40%.

The following table sets forth the PO&RP segment’s sales and other operating revenues, operating income, product sales volumes and average benchmark market prices for propylene.

	For the year ended December 31,
	2005	2004	2003

Millions of dollars
Sales and other operating revenues	$6,568	$4,984	$3,781
Operating income (loss)	316	48	(17)

Volumes, in millions
PO and derivatives (pounds)	3,236	3,330	2,849

Co-products:
SM (pounds)	3,885	3,720	3,467
MTBE and other TBA derivatives (gallons)	1,178	1,114	1,142

Average benchmark raw material price

Propylene:
United States—cents per pound	40.75	31.96	21.42
Europe—euros per metric ton	710	551	476

The above sales data include processing volumes and purchases for resale. The purchases for resale reflected in the 2003 sales volumes, principally styrene, were substantially replaced in 2004 by production volumes from the Maasvlakte PO/SM plant in The Netherlands, which began production in the fourth quarter 2003.

Revenues

Revenues of $6,568 million in 2005 increased 32% compared to revenues of $4,984 million in 2004. The increase in revenues was primarily due to higher average sales prices, as well as higher overall sales volumes. Sales volumes in 2005 compared to 2004 increased 6% for MTBE and other TBA derivatives, decreased 3% for PO and derivatives, and increased 4% for styrene.

Revenues of $4,984 million in 2004 increased 32% compared to revenues of $3,781 million in 2003. The higher revenues were primarily due to higher average sales prices and higher product sales volumes. Sales volumes for PO and derivatives were 17% higher in 2004, reflecting stronger demand compared to 2003. Sales volumes for co-product styrene were 7% higher, while MTBE sales volumes were 2% lower in 2004 compared to 2003.

Operating income

Operating income was $316 million in 2005 compared to $48 million in 2004. The increase was primarily due to higher product margins for MTBE and for PO and derivatives in 2005 compared to 2004. MTBE contributed approximately $325 million and PO and derivatives contributed approximately $200 million to the improvement in operating income in 2005. These improvements were partly offset by the $219 million of charges related to Lyondell’s Lake Charles, Louisiana, TDI plant and by TDI operating losses.

Operating income was $48 million in 2004 compared to an operating loss of $17 million in 2003. The improvement was primarily due to higher product margins and sales volumes for PO and derivatives and higher MTBE margins. The higher product margins resulted from increases in sales prices for PO and derivatives which more than offset the increase in propylene prices. These increases in operating income were partly offset by lower product margins for styrene as well as the segment’s share of higher SG&A expenses. The increase in SG&A expenses was primarily due to the effect of Lyondell’s higher common stock price and improved performance on incentive compensation expense in 2004.

Fourth quarter 2005 versus third quarter 2005

The PO&RP segment had operating income of $35 million in the fourth quarter 2005 compared to $65 million in the third quarter 2005. The $30 million decrease was primarily due to seasonally lower MTBE product margins in the fourth quarter 2005, which were partly offset by the effect of lower charges in the fourth quarter 2005 related to Lyondell’s Lake Charles, Louisiana, TDI plant and charges representing the PO&RP segment’s exposure to industry losses expected to be underwritten by industry insurance consortia. The seasonal decrease in MTBE product margins was approximately $220 million. The fourth and third quarters of 2005 included charges of $24 million and $195 million, respectively, related to the Lake Charles, Louisiana, TDI plant and charges of $3 million and $8 million, respectively, representing Lyondell’s PO&RP segment’s exposure to industry losses expected to be underwritten by industry insurance consortia. Fourth quarter 2005 PO and derivatives operating results were comparable to the third quarter 2005 as the benefits of higher prices and sales volumes were offset by higher raw material and energy costs; styrene operating results improved approximately $15 million on higher product margins; and, before taking into account the charges related to the Lake Charles TDI plant shutdown, TDI operating results improved approximately $20 million.

Inorganic chemicals segment

Overview

Lyondell’s inorganic chemicals segment comprises the TiO2 and related products business of Millennium, which became a wholly owned subsidiary of Lyondell on November 30, 2004. This segment’s operating results are included in Lyondell’s Consolidated Statements of Income prospectively from December 1, 2004. The inorganic chemicals segment had revenues of $1,360 million and operating income of $18 million in 2005, and, for the month of December 2004, revenues of $97 million and operating income of $7 million.

Compared to conditions in 2004 when the business was not a part of Lyondell, operating results for the inorganic chemicals segment in 2005 benefited from higher sales prices that were substantially offset by the negative effects of lower sales volumes, higher raw material and energy costs and Lyondell’s inventory reduction efforts, which included reduced plant operating rates. The reduced plant operating rates in 2005 lowered earnings by approximately $20 million. Sales prices in 2005 averaged 9% higher compared to 2004, while 2005 sales volumes were 7% lower, despite the positive effect of hurricane-related supply disruptions at other TiO2 producers’ facilities during part of 2005. The lower 2005 sales volumes compared to 2004 reflected weaker 2005 demand and Millennium’s 2004 efforts to reduce inventory levels through a strong sales volume push.

Fourth quarter 2005 versus third quarter 2005

Lyondell’s inorganic chemicals segment includes, from December 1, 2004, the inorganic chemicals business of Millennium. The following is a comparison of Lyondell’s inorganic chemicals segment for the fourth quarter 2005 to the third quarter 2005.

The inorganic chemicals segment had an operating loss of $3 million in the fourth quarter 2005 compared to a $16 million operating loss in the third quarter 2005. The third quarter 2005 operating results reflected higher costs resulting from reduced plant operating rates as part of Lyondell’s inventory reduction efforts. Sales price increases in the fourth quarter 2005 offset the impact of high natural gas prices in the U.S. and U.K. Sales volumes in the quarters were comparable.

Refining segment

Overview

Lyondell’s activities in the refining segment are conducted through its interest in LCR, and the following discussion of LCR’s operating results is on a 100% basis. LCR produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants. PDVSA Petróleo, S.A. (“PDVSA Oil”) supplies heavy, high sulfur Venezuelan crude oil to LCR under a long-term crude supply agreement (“Crude Supply Agreement” or “CSA”). See Note 9 and the “Crude Supply Agreement” section of Note 20 to the Consolidated Financial Statements. Under the CSA, LCR purchases 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of its rated crude oil refining capacity of 268,000 barrels per day. LCR generally purchases the balance of its crude oil requirements on the spot market. Profit margins on spot market crude oil tend to be more volatile than margins on CSA crude oil.

Total crude oil processing rates were 217,000 barrels per day in 2005, 265,000 barrels per day in 2004 and 258,000 barrels per day in 2003. CSA crude oil processing rates were 185,000 barrels per day in 2005, 237,000 barrels per day 2004 and 224,000 barrels per day in 2003. The lower processing rates in 2005 were due to the planned and unplanned outages in 2005. During the early part of 2003, a national strike in the Bolivarian Republic of Venezuela (“Venezuela”) disrupted deliveries of CSA crude oil to LCR, resulting in lower CSA processing rates in 2003 compared to 2004.

In 2005, LCR’s refining operations were negatively affected by lost production and costs resulting from both planned and unplanned maintenance in the second quarter 2005 and the suspension of operations in preparation for Hurricane Rita and related problems in restarting. LCR is pursuing insurance claims for the effects of the hurricane-related business interruption and related costs. In addition, higher natural gas prices in 2005 led to lower CSA crude oil margins compared to 2004, as discussed below. These negative effects were partly offset by benefits from significantly higher spot crude oil margins in 2005, which reflected stronger diesel and gasoline markets in 2005 compared to 2004.

In 2004, LCR benefited from higher CSA and spot crude oil margins compared to 2003. The higher CSA crude oil margins primarily reflected favorable effects in the CSA contract formula, resulting from more efficient operations and natural gas prices. The CSA contract pricing formula reflects natural gas prices on a lagged basis and resulted in a more favorable effect on CSA crude oil margins compared to the effect in 2003. The higher spot crude oil margins reflected the strong gasoline market and high gasoline prices in 2004 compared to 2003. LCR also benefited from higher aromatics margins in 2004 compared to 2003. Improved aromatics margins reflected significant increases in prices, primarily in the third quarter 2004.

The following table sets forth LCR’s sales and other operating revenues, net income, sales volumes for refined products and crude processing rates for the periods indicated.

	For the year ended December 31,
	2005	2004	2003

Millions of dollars
Sales and other operating revenues	$6,741	$5,603	$4,162
Net income	194	500	228

Thousands of barrels per day

Refined products sales volumes:
Gasoline	104	118	119
Diesel and heating oil	80	95	85
Jet fuel	13	17	19
Aromatics	8	8	8
Other refined products	86	96	91

Total refined products sales volumes	291	334	322

Crude processing rates:
Crude supply agreement	185	237	224
Other crude oil	32	28	34
Total crude processing rates	217	265	258

Revenues

Revenues of $6,741 million in 2005 increased 20% compared to revenues of $5,603 million in 2004. The increases in revenue were due to higher average refined product sales prices, driven largely by the stronger diesel and gasoline markets and higher crude oil prices, partly offset by lower sales volumes. Refined product sales prices averaged 39% higher in 2005 than in 2004. Sales volumes decreased 13% in 2005 compared to 2004, reflecting the lower crude processing rates, which decreased 18% as a result of the planned and unplanned outages during 2005.

Revenues were $5,603 million in 2004 compared to $4,162 million in 2003. The 35% increase was primarily due to 33% higher average refined product sales prices, which were driven largely by significantly higher crude oil prices in 2004. Crude processing rates averaged 265,000 barrels per day in 2004, increasing 3% from 2003 average rates of 258,000 barrels per day. Additionally, CSA crude processing rates increased 13,000 barrels per day from 2003 to 2004 offset by a 6,000 barrel per day decrease in spot market crude processing rates.

Net income

Net income was $194 million in 2005 compared to $500 million in 2004. The decrease was primarily due to the negative effects of lost production and costs related to the planned and unplanned outages. In addition, higher natural gas prices in 2005 compared to 2004 negatively affected CSA crude margins. These negative factors were only partly offset by the benefit of higher 2005 margins on spot crude oil volumes.

LCR’s net income was $500 million in 2004 compared to $228 million in 2003. The $272 million improvement in 2004 compared to 2003 was primarily due to higher margins on both CSA and spot crude oil volumes, higher aromatics margins and increased operating reliability and efficiency that led to higher operating rates and reduced costs in 2004. Higher CSA processing rates also contributed to the improvement. LCR’s 2004 net income included a $14 million benefit related to a third party contract settlement, partly offset by a $9 million charge for the write-off of obsolete equipment. In addition, LCR’s net income in 2003 included a $25 million charge related to previously capitalized costs for a low sulfur gasoline project and a $6 million charge related to personnel reductions.

Fourth quarter 2005 versus third quarter 2005

LCR had a net loss of $35 million in the fourth quarter 2005 compared to net income of $91 million in the third quarter 2005. The decline in operating results was primarily due to the negative effects of lost production and costs related to problems in restarting operations after Hurricane Rita. Total crude oil processing rates averaged 169,000 barrels per day, a decrease of 76,000 barrels per day compared to the third quarter 2005 and 99,000 barrels per day compared to LCR’s rated capacity. Results were also negatively impacted by higher natural gas costs in the fourth quarter 2005.

Financial condition

The following operating, investing and financing activities reflect the consolidation of Millennium and Equistar, prospectively from December 1, 2004.

Operating activities

Operating activities provided cash of $1,594 million in 2005, $354 million in 2004 and $99 million in 2003. Cash flows provided by operating activities in 2005 included $1,047 million and $275 million, respectively, provided by the operations of Equistar and Millennium. In December 2004, cash flows provided by the operations of Equistar and Millennium were $115 million and $39 million, respectively.

During 2005, Lyondell’s cash flows provided by operations benefited from high 2005 earnings levels, utilization of U.S. federal tax loss carryforwards and a net decrease in the main components of working capital—accounts receivable, inventory and accounts payable—that provided cash of $42 million. Other changes in assets and liabilities, which used cash of $89 million, reflected expenditures for turnaround maintenance costs and payments of incentive compensation and property taxes.

The net decrease in the main components of working capital of $42 million in 2005 was due to a $292 million increase in accounts payable balance that was partly offset by a $156 million increase in accounts receivable and a $94 million increase in inventory balances. The $292 million increase in the accounts payable balance primarily reflected higher purchase prices for raw materials and energy, reflecting the effects of a 36% increase in crude oil prices and a 31% increase in natural gas prices, comparing December 31, 2005 and 2004. The $156 million increase in the accounts receivable balance primarily reflected higher average sales prices in 2005 compared to 2004. Inventories increased $94 million due primarily to a slowdown in EC&D segment sales late in 2005. As noted below under “Financing activities,” in November 2005, LCC and Equistar amended the accounts receivable sales facilities.

In consideration of discounts offered to certain customers for early payment for product, some receivable amounts were collected in December 2005 and 2004 that otherwise would have been expected to be collected in January 2006 and 2005, respectively. This included collections of $84 million and $66 million in December 2005 and 2004, respectively, related to receivables from Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively “Occidental”).

The increase in 2004 operating cash flow compared to 2003 primarily reflected improved operating results, including higher distributions of earnings from affiliates, which more than offset a net increase in the main components of working capital.

Investing activities

Investing activities used cash of $211 million in 2005, provided cash of $424 million in 2004 and used cash of $218 million in 2003. The use of cash in 2005 reflected the effect of including a full year of Equistar’s and Millennium’s capital expenditures in 2005 and higher cash contributions to LCR for capital in 2005. The cash provided by investing activities in 2004 reflected the acquisition of Millennium, which resulted in the consolidation of Millennium’s and Equistar’s cash balances as of November 30, 2004, totaling $452 million. The use of cash in 2003 was primarily due to the purchase of the previously-leased Botlek BDO plant for $218 million.

The following table summarizes the capital expenditures of Lyondell and its principal joint ventures as well as their 2006 budgeted capital spending. Equistar’s and Millennium’s capital expenditures are included in Lyondell’s capital expenditures from December 1, 2004.

Millions of dollars	Budget 2006	2005	2004	2003

Capital expenditures—100% basis:
Lyondell	$385	$249	$70	$264
Equistar—through November 30, 2004	—	—	85	106
LCR	230	176	71	46

Capital expenditures—Lyondell proportionate share:
Lyondell—100%	$385	$249	$70	$264
Equistar—70.5% through November 30, 2004	—	—	60	75
LCR—58.75%	135	103	42	27

Total capital expenditures	520	352	172	366
Contributions to European PO joint venture	5	1	5	87
Contributions to U.S. PO joint venture	14	10	4	1

Total capital expenditures and contributions to PO joint ventures	$539	$363	$181	$454

The 2006 Lyondell capital budget and 2005 capital expenditures reflect increased spending on projects related to environmental and regulatory requirements, including air emission reductions and wastewater management. The LCR 2006 capital budget and 2005 capital expenditures reflect spending related to low sulfur fuels regulations, as well as air emission reductions. Lyondell’s 2004 and 2003 capital expenditures also consisted primarily of spending for environmental and regulatory compliance and cost reduction projects and, in 2003, the purchase of the Botlek BDO plant. Cash contributions to the European PO Joint Venture of $87 million in 2003 reflected funding of Lyondell’s 50% share of the Maasvlakte PO/SM plant construction costs and start-up expenses. The plant began production in December 2003.

The following table summarizes Lyondell’s cash distributions from and cash contributions to its principal joint venture affiliates, including Equistar through November 30, 2004:

Millions of dollars	2005	2004	2003

Cash distributions from joint venture affiliates:
LCR	$303	$385	$253
Equistar (excluding $102 million in December 2004)	—	120	—
Other	3	14	2

Total distributions	306	519	255
Less: Distributions of earnings from affiliates	123	424	144

Distributions in excess of earnings from affiliates	$183	$95	$111

Cash contributions to joint venture affiliates:
LCR	$128	$44	$30
Equistar	—	—	—
European PO joint venture, including working capital and capitalized interest	10	5	106
U.S. PO joint venture	10	4	1
Total	$148	$53	$137

LCR’s 2005 cash distributions to Lyondell of $303 million decreased from $385 million in 2004 because of LCR’s lower 2005 operating cash flow, which was primarily attributable to the effects of Hurricane Rita. Lyondell’s cash contributions to LCR increased to $128 million in 2005 from $44 million in 2004 due to LCR’s higher 2005 capital expenditures.

In March 2003, Lyondell and its partner completed agreements related to their Nihon Oxirane joint venture based in Japan. As part of the agreements, Lyondell sold a 10% share in Nihon Oxirane to its partner in the venture for $28 million, reducing Lyondell’s ownership interest to 40%. Lyondell realized an $18 million gain on the sale.

Financing activities

Financing activities used cash of $1,580 million in 2005 and $416 million in 2004 and provided cash of $266 million in 2003. Cash used by financing activities in 2005 and 2004 primarily reflected prepayment of long-term debt. The cash provided by financing activities in 2003 primarily reflected proceeds from issuance of debt and equity securities.

During 2005, LCC prepaid: $300 million of its 9.5% Senior Secured Notes due 2008 and the remaining $700 million of the 9.875% Senior Secured Notes, Series B, due 2007; paid an aggregate of $36 million in prepayment premiums and wrote off $9 million of unamortized debt issuance costs; purchased $1 million of its 9.625% Senior Secured Notes, Series A, due 2007; and paid, at maturity, $100 million of its 9.375% Debentures due 2005. Also in 2005, Millennium purchased $281 million principal amount of its 7% Senior Notes due 2006 pursuant to a cash tender offer at 102.622 percent of par. During 2005, Millennium also purchased an additional $61 million of the 7% Senior Notes due 2006, $13 million of the 9.25% Senior Notes due 2008 and $1 million of the 7.625% Senior Debentures due 2026. See the “Millennium debt” section of

“Liquidity and capital resources” regarding the May 2005 Millennium credit facility amendment, which permitted the purchases, and other amendments to the Millennium credit facility.

In January 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility. See “Liquidity and capital resources” below for a description of the facility. In addition, on February 28, 2006, Millennium completed a cash tender offer for its 7% Senior Notes due 2006, purchasing $149 million principal amount of the notes at 101.256 percent of par. Lyondell intends to continue to reduce indebtedness as market conditions permit.

In August 2005, Millennium amended and restated its $150 million credit facility, replacing it with a $125 million U.S. revolving credit facility, a $25 million Australian revolving credit facility, and a $100 million Australian senior term loan, all of which mature in August 2010. See the “Millennium debt” section of “Liquidity and capital resources” for a description of the new credit facilities. The U.S. revolving credit facility and the Australian revolving credit facility will be used for liquidity and general corporate purposes. The Australian term loan facilitated the repatriation of non-U.S. earnings and returns of investment that were primarily used to reduce Millennium indebtedness as discussed above.

In November 2005, LCC amended the $150 million accounts receivable sales facility, and Equistar amended its $250 million inventory-based revolving credit facility and its $450 million accounts receivable sales facility. See the “LCC debt and accounts receivable sales facility,” and “Equistar debt and accounts receivable sales facility” sections of “Liquidity and capital resources” for additional discussion of these and other amendments.

Cash dividends of $0.225 per share of common stock totaling $222 million, $127 million and $116 million were paid in 2005, 2004 and 2003, respectively. The increase in 2005 reflected the issuance of 63.1 million shares in connection with the November 30, 2004 acquisition of Millennium. In addition, through December 31, 2004, Lyondell had two series of common stock outstanding, common stock and Series B common stock. Lyondell paid a regular quarterly dividend of $0.225 per share of common stock in 2003 and in each of the first three quarters of 2004, and elected to pay the regular quarterly dividend on each share of outstanding Series B common stock in kind in the form of shares of Series B common stock. In December 2004, Lyondell elected to convert the 38.6 million outstanding shares of Series B common stock, owned by Occidental Chemical Holding Corporation (“OCHC”), into common stock, which also increased Lyondell’s cash dividend payments beginning in 2005.

OCHC owns a 12% equity interest in Lyondell as of December 31, 2005. Lyondell has agreed to provide registration rights to OCHC and its permitted transferees with respect to shares of Lyondell’s common stock issued to OCHC (1) as a dividend, (2) upon conversion of the Series B common stock (which conversion occurred on December 31, 2004) or (3) upon exercise of warrants held by OCHC for the purchase of 5 million shares of Lyondell common stock. The warrants do not have registration rights.

In 2005, proceeds from the exercise of stock options totaled $48 million compared to $25 million in 2004.

In December 2004, LCC entered into an amended and restated credit facility. See the “LCC debt and accounts receivable sales facility” section of “Liquidity and capital resources” below for a description of the new facility. Also in 2004, LCC prepaid $300 million of the 9.875% Senior Secured Notes, Series B, which mature in 2007, paid $15 million in prepayment premiums and wrote off $3 million of unamortized debt issuance costs.

In October 2003, Lyondell sold 13.8 million shares of common stock, including 2.7 million shares purchased by OCHC. Lyondell used the net proceeds of $171 million to enhance liquidity and for general corporate purposes. Also in 2003, net proceeds of $318 million from the issuance of Senior Secured Notes were partially offset by repayments of $103 million of term loans. The net proceeds of $215 million were used in the purchase of the previously-leased Botlek BDO facility.

Liquidity and capital resources

Lyondell’s balance sheet remains highly leveraged. Total debt as of December 31, 2005, including current maturities and debt of Equistar and Millennium, was $6.3 billion, or 66% of total capitalization. In addition, as of December 31, 2005, Lyondell’s LCR joint venture had $479 million of debt to parties other than Lyondell (see “Joint venture debt” below). Current maturities of long-term debt at December 31, 2005 included $150 million of Equistar’s 6.5% Notes, $158 million of Millennium’s 7% Senior Notes and other debt of $11 million.

Lyondell’s ability to pay or refinance its debt will depend on future operating performance, which could be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond its control. However, Lyondell believes that conditions will be such that cash balances, cash generated from operating activities, cash distributions from the LCR joint venture, Lyondell’s ability to move cash among its wholly owned subsidiaries, cash generated from higher utilization of accounts receivable sales facilities and funds from lines of credit will be adequate to meet anticipated future cash requirements, including scheduled debt repayments, necessary capital expenditures, ongoing operations and dividends. During 2005, Standard & Poors (“S&P”) upgraded LCC’s, Equistar’s and Millennium’s debt ratings from B+ to BB , and gave each entity a positive outlook. However, on February 23, 2006, S&P placed its ratings on Millennium on Credit Watch with negative implications, following a jury verdict against Millennium and other defendants in Rhode Island. See the “Litigation” section of Note 20 to the Consolidated Financial Statements for information regarding the jury verdict.

LCC has not guaranteed Equistar’s, Millennium’s or LCR’s credit facilities or debt obligations, except for $300 million of Equistar debt, consisting of the 6.5% Notes due 2006 and the 7.55% Debentures due 2026. LCC’s credit facility and its indentures generally limit investments by LCC in Equistar, Millennium and specified joint ventures unless certain conditions are satisfied. In addition, Millennium’s debt covenants restrict its ability to pay certain dividends to LCC. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1. The level of debt and the limitations imposed on LCC, Equistar and Millennium by their respective current or future debt agreements, including the restrictions on their ability to transfer cash among the entities as further discussed below and in Note 15 to the Consolidated Financial Statements, could have significant consequences on Lyondell’s business and future prospects.

At December 31, 2005, Lyondell had cash on hand of $593 million, which included $279 million of cash held by Millennium that is not available for dividends to LCC and $215 million of cash held by Equistar. Lyondell’s total unused availability under various liquidity facilities of $1,282 million as of December 31, 2005 included the following:

•

$400 million under LCC’s amended and restated $475 million senior secured revolving credit facility, which matures in December 2009. Availability under the revolving credit facility is reduced to the extent of outstanding letters of credit provided under the credit facility, which totaled $75 million as of December 31, 2005. There was no outstanding borrowing under the revolving credit facility at December 31, 2005.

•	$60 million under LCC’s $150 million, four-year, accounts receivable sales facility. The agreement permits the sale of up to $135 million of total interest in domestic accounts receivable, which amount would decline by $35 million if LCC’s credit facility were fully drawn. The outstanding amount of accounts receivable sold under the accounts receivable sales facility was $75 million at December 31, 2005.

•	$734 million under Equistar’s $400 million inventory-based revolving credit facility and its $600 million accounts receivable sales facility, after giving effect to the borrowing base net of a $50 million unused availability requirement, the $200 million outstanding amount of accounts receivable sold under the accounts receivable sales facility at December 31, 2005, and $16 million of outstanding letters of credit under the revolving credit facility as of December 31, 2005. The borrowing base is determined using a formula applied to accounts receivable and inventory balances. The revolving credit facility requires that the unused available amounts under that facility and the $600 million accounts receivable sales facility equal or exceed $50 million, or $100 million if the Interest Coverage Ratio, as defined, at the end of any period of four consecutive fiscal quarters is less than 2:1. There was no outstanding borrowing under the revolving credit facility at December 31, 2005.

•	$123 million in total under Millennium’s $125 million U.S. and $25 million Australian secured revolving credit facilities, which mature in August 2010. Availability under the revolving credit facilities is reduced to the extent of outstanding letters of credit provided under the facilities. Letters of credit outstanding under the $125 million U.S. revolving credit facility at December 31, 2005 totaled $27 million. At December 31, 2005, there were no outstanding letters of credit under the $25 million Australian revolving credit facility; and there was no outstanding borrowing under either revolving credit facility.

In January 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility, which, subject to permitted liens, is generally secured by the subsidiary’s inventory, accounts receivable and certain other assets. Availability under the U.K. facility, which was €44 million, or approximately $53 million, at March 14, 2006, gives effect to the borrowing base as determined using a formula applied to accounts receivable and inventory balances and is reduced to the extent of outstanding borrowing and letters of credit provided under the facility.

LCC debt and accounts receivable sales facility

As noted above under “Financing activities,” in December 2004, LCC entered into an amended and restated credit facility, establishing a $475 million senior secured revolving credit facility, which matures in December 2009. The amended and restated credit facility replaced LCC’s previous $350 million revolving credit facility, which was scheduled to mature in June 2005. In June 2004, LCC obtained an amendment to its previous credit facility that permitted the Millennium transaction and placed certain limits on investments by Lyondell in Equistar, Millennium and specified joint ventures. LCC also obtained amendments to its previous credit facility in February 2004 and March 2003 to provide additional financial flexibility by easing certain financial ratio requirements. In November 2005, LCC amended its $150 million accounts receivable sales facility, extending the maturity to November 2010.

LCC’s revolving credit facility, indentures and accounts receivable sales facility contain restrictive covenants. LCC’s credit facility also contains covenants that require the maintenance of specified financial ratios. These covenants, as well as debt guarantees, are described in Notes 10 and 15 to the Consolidated Financial Statements. See “Effects of a breach” below for a discussion of the potential impact of a breach of these covenants.

Equistar debt and accounts receivable sales facility

Equistar’s inventory-based revolving credit facility, accounts receivable sales facility and indentures contain restrictive covenants. These covenants are described in Notes 10 and 15 to the Consolidated Financial Statements. The credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1. See “Effects of a breach” below for a discussion of the potential impact of a breach of these covenants.

In November 2005, Equistar amended the previous $250 million inventory-based revolving credit facility and $450 million accounts receivable sales facility, increasing the availability to $400 million and $600 million, respectively, and extending the maturities to November 2010. In December 2003, Equistar entered into the $250 million, four-year, inventory-based revolving credit facility, which replaced Equistar’s previous $354 million revolving credit facility, and concurrently entered into the $450 million accounts receivable sales facility. In March 2003, Equistar obtained amendments to its previous $354 million revolving credit facility that provided additional financial flexibility by generally making certain financial ratio requirements less restrictive.

Millennium debt

In August 2005, Millennium amended and restated its $150 million credit facility, replacing it with a $125 million U.S. revolving credit facility, a $25 million Australian revolving credit facility, and a $100 million Australian senior term loan, all of which mature in August 2010. As noted above, in January 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year revolving credit facility.

In May 2005, Millennium obtained an amendment to its previous $150 million credit facility to allow for the unrestricted repurchase of indebtedness in the form of bonds, debentures, notes or similar instruments. On February 2, 2005, as a result of certain adjustments and charges related to the February 2005 restatement of Millennium’s financial statements, Millennium entered into an amendment and waiver to its previous $150 million credit facility, which amended the definition of EBITDA and waived any and all defaults or events of default that may have occurred on or prior to the amendment and waiver.

Millennium’s facilities and its indentures contain restrictive covenants. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends. Other than the U.K. facility, Millennium’s facilities also contain covenants that require the maintenance of specified financial ratios. These covenants, as well as debt guarantees, are described in Note 15 to the Consolidated Financial Statements. Millennium’s U.K. facility does not require the maintenance of specified financial ratios as long as certain conditions are met. See “Effects of a breach” below for a discussion of the potential impact of a breach of these covenants.

Millennium has outstanding $150 million aggregate principal amount of 4% Convertible Senior Debentures, which are due in 2023, unless earlier redeemed, converted or repurchased. As a result of Lyondell’s acquisition of Millennium, the Debentures are convertible into shares of Lyondell’s common stock or, at Lyondell’s discretion, equivalent cash or a combination thereof. As of December 31, 2005, based on a quarterly test related to the price of Lyondell common stock, the Debentures were convertible at a conversion rate of 72.0183 Lyondell shares per one thousand dollar principal amount of the Debentures. As of December 31, 2005, none of the Debentures had been converted into shares of Lyondell common stock. The Debentures are redeemable at Millennium’s option beginning November 15, 2010 at a redemption price equal to 100% of their principal amount or at the option of the Debenture holders under certain circumstances. The Debenture redemption terms are described in Note 15 to the Consolidated Financial Statements.

Joint venture debt

At December 31, 2005, the outstanding debt of LCR to parties other than Lyondell was $479 million. That debt is not carried on Lyondell’s balance sheet because Lyondell has no obligation with respect to that debt. The ability of LCR to distribute cash to Lyondell may be affected by restrictive covenants in LCR’s credit facility. See “LCR liquidity and capital resources” below.

Effects of a breach

A breach by LCC, Equistar or Millennium of any of the covenants or other requirements in their respective debt instruments could (1) permit that entity’s note holders or lenders to declare the outstanding debt under the breached debt instrument due and payable, (2) permit that entity’s lenders under that credit facility to terminate future lending commitments and (3) permit acceleration of that entity’s other debt instruments that contain cross-default or cross-acceleration provisions. The respective debt agreements of LCC, Millennium, Equistar and LCR contain various event of default and cross-default provisions. In particular, certain of the debt agreements include event of default provisions that, under certain circumstances, may be triggered in connection with judgments against the relevant entity unless discharged, stayed or bonded within a specified time period. If LCC, Equistar or Millennium, as the case may be, was unable to obtain sufficient funds to make these accelerated payments, its lenders could proceed against any assets that secure their debt. Furthermore, under specified circumstances, a default under Equistar’s or Millennium’s debt instruments would constitute a cross-default under LCC’s credit facility, which, under specified circumstances, would then constitute a default under LCC’s indentures. Similarly, the breach by LCC or Equistar of covenants in their respective accounts receivable sales facilities would permit the counterparties under the facility to terminate further purchases of interests in accounts receivable and to receive all collections from previously sold interests until they had collected on their interests in those receivables, thus reducing the entity’s liquidity.

Off-balance sheet arrangements

The Securities and Exchange Commission (“SEC”) has described various characteristics to identify contractual arrangements that would fall within the SEC’s definition of off-balance sheet arrangements. Lyondell is a party to the following arrangements that have some of those characteristics:

•

Accounts receivable sales facilities—LCC has a $150 million accounts receivable sales facility, and Equistar has a $600 million accounts receivable sales facility, both of which mature in November 2010. Pursuant to the facilities, Lyondell sells, through wholly owned bankruptcy remote subsidiaries, on an ongoing basis and without recourse, interests in pools of domestic accounts receivable to financial institutions participating in the facilities. Lyondell is responsible for servicing the receivables. The amount of interests in the pools of receivables permitted to be sold is determined by formulae. The LCC agreement currently permits the sale of up to $135 million of total interest in domestic accounts receivable, which amount would decline by $35 million if LCC’s credit facility were fully drawn. Equistar’s borrowing base is determined using a formula applied to accounts receivable and inventory balances and is net of a $50 million unused availability requirement. At December 31, 2005 and 2004, the outstanding amount of receivables sold under both of the facilities was $275 million. Accounts receivable in the consolidated balance sheets are reduced by the sales of interests in the pools.

The facilities accelerate availability to the business of cash from product sales that otherwise would have been collected over the normal billing and collection cycle. The availability of the accounts receivable sales facilities provides one element of Lyondell’s ongoing sources of liquidity and capital resources. Upon termination of the facilities, cash collections related to accounts receivable then in the pools would first be applied to the outstanding interests sold, but Lyondell would in no event be required to repurchase such interests. In November 2005, both accounts receivable sales facilities were amended to extend the maturities to November 2010 and the Equistar facility was amended to increase the availability to $600 million. In June 2004, LCC’s accounts receivable sales facility was amended to permit the acquisition of Millennium. See Note 10 to the Consolidated Financial Statements for additional accounts receivable information.

•	Equity investment in LCR—Lyondell holds an equity interest in the LCR joint venture. There are various contractual arrangements for the purchase and sale of product between Lyondell and LCR, as more fully described in Note 6 to the Consolidated Financial Statements. Although Lyondell does not believe that this joint venture investment represents the type of arrangement intended to be addressed by the SEC’s definition of off-balance sheet arrangements, it is important to the future liquidity of, and is therefore a capital resource to, Lyondell. Although distribution to its owners of the earnings of LCR has represented a source of cash for Lyondell in recent years, the debt of LCR is not a source of liquidity or a capital resource for Lyondell nor is the debt of LCR guaranteed by Lyondell. The known events and trends affecting this joint venture are discussed above in the “Operating results” sections and within this “Financial condition” section. The effects of this investment on Lyondell’s financial statements are disclosed on the face of the Consolidated Financial Statements and in Note 9 to the Consolidated Financial Statements.

Other obligations that do not give rise to liabilities that would be reflected in Lyondell’s balance sheet are described below under “Purchase obligations” and “Operating leases.”

Contractual and other obligations

The following table summarizes, as of December 31, 2005, Lyondell’s minimum payments for long-term debt, and contractual and other obligations for the next five years and thereafter.

		Payments due by period
Millions of dollars	Total	2006	2007	2008	2009	2010	Thereafter

Long-term debt	$6,293	$319	$906	$1,588	$1,100	$182	$2,198
Interest on long-term debt	3,021	567	498	422	233	206	1,095

Pension benefits:
PBO	2,086	113	118	123	124	129	1,479
Assets	(1,399)	—	—	—	—	—	(1,399)

Funded status	687
Other postretirement benefits	251	15	16	17	17	17	169
Advances from customers	263	44	30	29	30	29	101
Other	627	4	112	78	62	62	309
Deferred income taxes	1,463	94	43	71	148	155	952

Other obligations:
Purchase obligations	9,989	1,128	950	829	776	751	5,555
Operating leases	1,207	180	154	128	117	107	521

Total	$23,801	$2,464	$2,827	$3,285	$2,607	$1,638	$10,980

Long-term debt

Lyondell’s long-term debt includes credit facilities and debt obligations of LCC, as well as credit facilities and debt obligations maintained by Lyondell’s wholly owned subsidiaries, Equistar and Millennium. See Note 15 to the Consolidated Financial Statements for a discussion of covenant requirements under the credit facilities and indentures and additional information regarding long-term debt.

Interest

The long-term debt agreements contain provisions for the payment of either monthly or semi-annual interest at a stated rate of interest over the term of the debt. These payment obligations are reflected in the table above.

Pension benefits

Lyondell maintains several defined benefit pension plans, as described in Note 18 to the Consolidated Financial Statements. At December 31, 2005, the projected benefit obligation for Lyondell’s pension plans, including Equistar and Millennium plans, exceeded the fair value of plan assets by $687 million. Subject to future actuarial gains and losses, as well as actual asset earnings, Lyondell, together with its consolidated subsidiaries, will be required to fund the $687 million, with interest, in future years. The minimum required contribution may reach an annual rate of approximately $106 million by 2007. Lyondell’s pension contributions were $131 million, $43 million and $15 million in the years 2005, 2004 and 2003, respectively, and are expected to be approximately $78 million in 2006. Past pension contributions by Equistar were $16 million and

$15 million in 2004 and 2003, respectively, and by Millennium were $15 million and $12 million in the same years. Estimates of pension benefit payments through 2010 are included in the table above.

Other postretirement benefits

Lyondell provides other postretirement benefits, primarily medical benefits to eligible participants, as described in Note 18 to the Consolidated Financial Statements. Other postretirement benefits are unfunded and are paid by Lyondell as incurred. Estimates of other postretirement benefit payments through 2010 are included in the table above.

Advances from customers

Lyondell received advances from customers in prior years in connection with long-term sales agreements under which Lyondell is obligated to deliver product primarily at cost-based prices. These advances are treated as deferred revenue and will be amortized to earnings as product is delivered over the remaining terms of the respective contracts, which primarily range from 7 to 13 years. The unamortized long-term portion of such advances totaled $221 million and $236 million as of December 31, 2005 and 2004, respectively.

Other

Other primarily consists of accruals for environmental remediation costs and obligations under deferred compensation arrangements.

Deferred income taxes

The scheduled settlement of the deferred tax liabilities shown in the table is based on the scheduled reversal of the underlying temporary differences, which would be partly offset during 2006 by Lyondell’s tax loss carry forwards. Actual cash tax payments will vary dependent upon future taxable income.

Purchase obligations

Lyondell is party to various obligations to purchase products and services, principally for utilities and industrial gases and ore used in the production of TiO2. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. Included in purchase obligations is a commitment to reimburse Rhodia for the costs of operating the TDI facility at Pont de Claix, France, through March 2016. The Rhodia obligations, denominated in euros, include fixed and variable components. The actual future obligation will vary with fluctuations in foreign currency exchange rates, market prices of raw materials and other variable cost components such as utility costs. Approximately 11% to 15% of the annual payments shown in the table above are subject to such variability. See the “Commitments” section of Note 20 to the Consolidated Financial Statements for a description of Lyondell’s commitments and contingencies, including these purchase obligations.

Operating leases

Lyondell leases various facilities and equipment under noncancelable lease arrangements for various periods. See Note 16 to the Consolidated Financial Statements for related lease disclosures.

LCR liquidity and capital resources

LCR maintains a credit facility, which, as of December 31, 2005, consisted of a $450 million senior secured term loan facility and a $150 million senior secured revolving credit facility, which matures in May 2007. In October 2005, LCR exercised its right under the credit facility to increase its senior secured revolver by $50 million to $150 million. In September 2004, LCR obtained an amendment to the new facility that reduced the interest rate and eased certain financial covenants. The credit facility is secured by substantially all of the assets of LCR, and contains restrictive covenants and covenants that require the maintenance of specified financial ratios covering Debt-to-Total Capitalization, EBITDA-to-Interest Expense and Secured Debt-to-EBITDA, all as defined. A breach by LCR of any of the covenants in the credit facility could permit the lenders to declare the outstanding debt due and payable and could also permit the lenders to terminate future lending commitments. If LCR was unable to obtain sufficient funds to make these accelerated payments, LCR’s lenders could proceed against any assets that secure its debt. In addition, if LCR were unable to pay its debts as they become due, PDVSA Oil would have the right to terminate the Crude Supply Agreement. See the “Crude Supply Agreement” section of Note 20 to the Consolidated Financial Statements. The revolving credit facility is reduced to the extent of outstanding letters of credit provided under the credit facility, which totaled $12 million at December 31, 2005. There was no outstanding borrowing under the revolving credit facility at December 31, 2005.

In May 2004, Lyondell and CITGO extended the maturity of LCR loans payable to partners, including $229 million payable to Lyondell and $35 million payable to CITGO, from July 2005 to January 2008. LCR also has $47 million of interest payable to partners. The last interest payment to the partners was in June 1999 and subsequent interest payments have been deferred by agreement of the partners. In 2003, Lyondell and CITGO contributed additional capital to LCR by converting $10 million and $7 million, respectively, of accrued interest on these loans to LCR partners’ capital.

Related party transactions

Lyondell conducts transactions with LCR and with Occidental, both of which are considered related parties. Lyondell owns 58.75% of LCR. See Note 9 to the Consolidated Financial Statements for further discussion of Lyondell’s investment in LCR. As of December 31, 2005, Occidental owned approximately 12% of Lyondell, and had two representatives on Lyondell’s Board of Directors.

Prior to the November 30, 2004 acquisition of Millennium and Equistar, Lyondell conducted transactions with Equistar, and Equistar conducted transactions with Millennium. These transactions are continuing; however, subsequent to November 30, 2004, these transactions are eliminated in the Consolidated Financial Statements of Lyondell. Occidental made, and continues to make, significant purchases from Equistar, which subsequent to November 30, 2004, are reported as Lyondell related party transactions.

Lyondell believes that such transactions are effected on terms substantially no more or less favorable than those that would have been agreed upon by unrelated parties on an arm’s-length basis. See Note 6 to the Consolidated Financial Statements for further discussion of related party transactions involving Lyondell, Equistar and LCR.

Critical accounting policies

Lyondell applies those accounting policies that management believes best reflect the underlying business and economic events, consistent with accounting principles generally accepted in the U.S. Lyondell’s more critical accounting policies include those related to the basis of presentation, long-lived assets, including the costs of major maintenance turnarounds and repairs, the valuation of goodwill, accruals for long-term employee benefit costs such as pension and other postretirement costs, liabilities for anticipated expenditures to comply with environmental regulations, and accruals for taxes based on income. Inherent in such policies are certain key assumptions and estimates made by management. Management periodically updates its estimates used in the preparation of the financial statements based on its latest assessment of the current and projected business and general economic environment. These critical accounting policies have been discussed with the Audit Committee of Lyondell’s Board of Directors. Lyondell’s significant accounting policies are summarized in Note 2 to the Consolidated Financial Statements.

Basis of presentation

The consolidated financial statements include the accounts of Lyondell and its subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method. For the major unconsolidated joint ventures, LCR and, prior to December 1, 2004, Equistar, governance is generally based on equal representation from the partners who jointly control certain key management decisions. These include approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the joint venture. Accordingly, Lyondell’s investment in LCR and, prior to December 1, 2004, Equistar, are carried on the equity method, even though Lyondell’s ownership percentage exceeds 50%.

Long-lived assets

With respect to long-lived assets, key assumptions include the estimates of useful asset lives and the recoverability of carrying values of fixed assets and other intangible assets, as well as the existence of any obligations associated with the retirement of fixed assets. Such estimates could be significantly modified and/or the carrying values of the assets could be impaired by such factors as new technological developments, new chemical industry entrants with significant raw material or other cost advantages, uncertainties associated with the U.S. and world economies, the cyclical nature of the chemical and refining industries, and uncertainties associated with governmental actions, whether regulatory or, in the case of LCR, with respect to the CSA.

To reflect economic and market conditions, from time to time Lyondell may temporarily idle manufacturing facilities. Assets that are temporarily idled are reviewed for impairment at the time they are idled, and at least annually thereafter. Fixed assets with a net book value of $137 million were temporarily idled as of December 31, 2005. Those assets continue to be depreciated over their remaining useful lives.

Earnings for 2005 included pretax charges of $195 million for a reduction of the carrying value of Lyondell’s Lake Charles, Louisiana, TDI plant and related assets. The charges, as well as a decision to cease TDI production at the plant, reflected the facility’s poor financial results and Lyondell’s projections of future plant capital requirements, high energy and raw material costs and low industry capacity utilization rates, which made it commercially impracticable to continue production of TDI at the plant. Hurricane Rita contributed to the decision, as it damaged the plant and contributed to increased energy costs. The net book value of the long-lived assets included in Lyondell’s investment in its other TDI facility, which is operated by Rhodia in Pont de Claix, France is $84 million. Based on current operating profits in the TDI business, as well as estimates of expected future cash flows, the book value of this investment is not believed to be impaired at December 31, 2005.

The estimated useful lives of long-lived assets range from 3 to 30 years. Depreciation and amortization of these assets, including amortization of deferred turnaround costs, under the straight-line method over their estimated useful lives totaled $729 million in 2005. If the useful lives of the assets were found to be shorter than originally estimated, depreciation and amortization charges would be accelerated over the revised useful life. Additional information on long-lived assets, deferred turnaround costs and related depreciation and amortization appears in Note 12 to the Consolidated Financial Statements.

Lyondell defers the costs of major periodic maintenance and repair activities (“turnarounds”) in excess of $5 million, amortizing such costs over the period until the next expected major turnaround of the affected unit. During 2005, 2004 and 2003, cash expenditures of $75 million, $44 million and $20 million, respectively, were deferred and are being amortized, predominantly over 4 to 7 years. Amortization in 2005, 2004 and 2003, of previously deferred turnaround costs was $63 million, $16 million and $12 million, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets and liabilities of acquired businesses. Lyondell evaluates the carrying value of goodwill annually or more frequently if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is determined by comparing the estimated fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit. As a result of the acquisition of Millennium, Lyondell recognized an additional $1.2 billion of goodwill in 2004, and the carrying value of Lyondell’s goodwill totaled $2.2 billion at December 31, 2005. The recoverability of Lyondell’s goodwill is dependent upon the future valuations associated with its reporting units, which could change significantly based upon business performance or other factors.

Long-term employee benefit costs

The costs to Lyondell of long-term employee benefits, particularly pension and other postretirement medical and life insurance benefits, are incurred over long periods of time, and involve many uncertainties over those periods. The net periodic benefit cost attributable to current periods is based on several assumptions about such future uncertainties, and is sensitive to changes in those assumptions. It is management’s responsibility, often with the assistance of independent experts, to select assumptions that in its judgment represent its best estimates of the future effects of those uncertainties. It also is management’s responsibility to review those assumptions periodically to reflect changes in economic or other factors that affect those assumptions.

The current benefit service costs, as well as the existing liabilities, for pensions and other postretirement benefits are measured on a discounted present value basis. The discount rate is a current rate, related to the rate at which the liabilities could be settled. Lyondell’s assumed discount rate is based on average rates published by Moody’s and Merrill Lynch for high-quality

(Aa rating) ten-year fixed income securities. For the purpose of measuring the U.S. benefit obligations at December 31, 2005, Lyondell lowered its assumed discount rate from 5.75% to 5.5%, reflecting market interest rates at December 31, 2005. The 5.5% rate also will be used to measure net periodic benefit cost during 2006. A further one percentage point reduction in the assumed discount rates would increase Lyondell’s benefit obligation for pensions and other postretirement benefits by approximately $324 million, and would reduce Lyondell’s net income, including the impact on income from Lyondell’s equity investment in LCR, by approximately $15 million.

The benefit obligation and the periodic cost of other postretirement medical benefits also are measured based on assumed rates of future increase in the per capita cost of covered health care benefits. As of December 31, 2005, the assumed rate of increase was 10% for 2006 decreasing 1% per year to 5% in 2011 and thereafter. A one percentage point change in the health care cost trend rate assumption would have no significant effect on either the benefit liability or the net periodic cost, due to limits on Lyondell’s maximum contribution level under the medical plan.

The net periodic cost of pension benefits included in expense also is affected by the expected long-term rate of return on plan assets assumption. Investment returns that are recognized currently in net income represent the expected long-term rate of return on plan assets applied to a market-related value of plan assets which, for Lyondell, is defined as the market value of assets. The expected rate of return on plan assets is a longer term rate, and is expected to change less frequently than the current assumed discount rate, reflecting long-term market expectations, rather than current fluctuations in market conditions.

Lyondell’s expected long-term rate of return on U.S. plan assets of 8% is based on the average level of earnings that its independent pension investment advisor had advised could be expected to be earned over time. The expectation is based on an asset allocation of 55% U.S. equity securities (11% expected return), 15% non-U.S. equity securities (11.7% expected return), and 30% fixed income securities (6.5% expected return) recommended by the advisor, and has been adopted for the plans. The actual return on plan assets in 2005 was 9%.

The actual rate of return on plan assets may differ from the expected rate due to the volatility normally experienced in capital markets. Management’s goal is to manage the investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Based on the market value of plan assets at December 31, 2005, a one percentage point decrease in this assumption for Lyondell and LCR would decrease Lyondell’s net income, including the impact on income from its equity investment in LCR, by approximately $9 million.

Net periodic pension cost recognized each year includes the expected asset earnings, rather than the actual earnings or loss. As a result of asset earnings significantly below the expected return on plan assets rate over the three-year period ended December 31, 2002, the level of unrecognized investment losses, together with the net actuarial gains and losses, is $385 million at December 31, 2005. This unrecognized amount, to the extent it exceeds ten percent of the projected benefit obligation for the respective plan, will be recognized as additional net periodic benefit cost over the average remaining service period of the participants in each plan. This annual amortization charge would be $34 million per year based on the December 31, 2005 unrecognized amount.

Additional information on the key assumptions underlying these benefit costs appears in Note 18 to the Consolidated Financial Statements.

Liabilities for environmental remediation costs

Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated. Only ongoing operating and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

As of December 31, 2005, Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $194 million. The liabilities for individual sites range from less than $1 million to $103 million, and remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters. See Note 20 to the Consolidated Financial Statements for further discussion of environmental remediation matters.

Accruals for taxes based on income

Uncertainties exist with respect to interpretation of complex U.S. federal and non-U.S. tax regulations. Management expects that Lyondell’s interpretations will prevail. Also, Lyondell has recognized deferred tax benefits relating to its future utilization of past operating losses. Lyondell believes it is more likely than not that the amounts of deferred tax assets in excess of the related valuation reserves will be realized. Further details on Lyondell’s income taxes appear in Note 19 to the Consolidated Financial Statements.

Accounting and reporting changes

Effective October 1, 2005, Lyondell implemented Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which clarifies the term conditional asset retirement obligation as used in Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting for Conditional Asset Retirement Obligations, as an obligation that is conditional only as to timing and amount. Lyondell’s application of this interpretation had no material effect on its consolidated financial statements.

Effective July 1, 2005, Lyondell implemented SFAS No. 153, Exchanges of Nonmonetary Assets, which amends Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions, to replace the exception to fair value recognition for nonmonetary exchanges of similar productive assets with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Lyondell’s application of SFAS No. 153 had no material effect on its consolidated financial statements.

To better reflect the full cost of employee compensation, Lyondell adopted the “fair value” method of accounting for employee stock options, the preferred method as defined by SFAS No. 123, Accounting for Stock-Based Compensation, in the first quarter 2003, using the prospective transition method. Under the prospective transition method, an estimate of the fair value of options granted to employees during 2003 and thereafter is charged to earnings over the related vesting periods. This change resulted in after-tax charges of approximately $2 million for the year ended December 31, 2005 and $3 million for each of the years ended December 31, 2004 and 2003. See Note 2 to the Consolidated Financial Statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. A primary focus of this Statement is accounting for transactions in which an entity obtains employee services in share-based payment transactions, such as by the granting of stock options and phantom stock options. Lyondell will be required to apply the provisions of SFAS No. 123 (revised 2004) in the first quarter 2006. Upon adoption, a provision of SFAS No. 123 (revised 2004) will require Lyondell to use a non-substantive vesting period approach for share-based payment transactions that vest when an employee becomes retirement eligible. The effect will be to accelerate expense recognition compared to the nominal vesting period approach that Lyondell currently uses. Assuming the non-substantive vesting period approach had been used, compensation expense related to share-based payments would have increased less than $1 million in 2005, $2 million in 2004 and $3 million in 2003. Lyondell expects to continue to utilize the Black-Scholes option valuation model for employee stock options. Other provisions of SFAS No. 123 (revised 2004) may affect the computation and resulting fair value of Lyondell’s share-based payment transactions with employees. Lyondell does not expect application of these provisions to have a material effect on its consolidated financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) of the FASB reached consensus on one issue of EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, that inventory purchase and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined for purposes of applying APB Opinion No. 29, Accounting for Nonmonetary Transactions. The effect would be to reduce reported revenues and cost of sales for affected transactions. The consensus on this issue would apply to transactions entered into beginning in the second quarter 2006. Lyondell is evaluating the effect of EITF 04-13 on its consolidated financial statements.

Environmental matters

Various environmental laws and regulations impose substantial requirements upon the operations of Lyondell. Lyondell’s policy is to be in compliance with such laws and regulations, which include, among others, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) as amended, the Resource Conservation and Recovery Act (“RCRA”) and the Clean Air Act Amendments (“Clean Air Act”). Lyondell does not specifically track all recurring costs associated with managing hazardous substances and pollution in ongoing operations. Such costs are included in cost of sales.

Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $194 million as of December 31, 2005. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters. The liabilities for individual sites range from less than $1 million to $103 million. The $103 million liability relates to the Kalamazoo River Superfund Site.

See “Critical accounting policies” above and the “Environmental Remediation” section of Note 20 to the Consolidated Financial Statements for additional discussion of Lyondell’s liabilities for environmental remediation, including the liability related to the Kalamazoo River Superfund Site.

Lyondell also makes capital expenditures to comply with environmental regulations. Capital expenditures for regulatory compliance in 2005, 2004 and 2003 totaled approximately $88 million, $30 million and $11 million, respectively. The 2005 spending included Equistar and Millennium for a full year, while the 2004 spending included Equistar and Millennium spending for the month of December 2004. Capital expenditures by Equistar (on a 100% basis) for regulatory compliance in 2004 and 2003 were $44 million and $38 million, respectively. Capital expenditures by Millennium (on a 100% basis) for regulatory compliance in 2004 and 2003 were $8 million and $9 million, respectively. Capital expenditures by LCR (on a 100% basis) for regulatory compliance in 2005, 2004 and 2003 were $106 million, $31 million and $16 million, respectively.

The increases in capital expenditures in 2005 and 2004 reflected increased spending on projects related to air emission reductions, low sulfur fuels and, in 2005, wastewater management. Under the Clean Air Act, the eight-county Houston/Galveston region was designated a severe non-attainment area for ozone by the EPA. Emission reduction controls must be installed at LCR’s refinery and each of Lyondell’s ten facilities in the Houston/Galveston region prior to November 2007. Also, under the Clean Air Act, the EPA adopted new standards for gasoline that required refiners to produce a low sulfur gasoline by 2006 and ultra low sulfur diesel by the end of 2009.

Lyondell currently estimates that environmentally related capital expenditures at its facilities, including Equistar and Millennium facilities, will be approximately $85 million in 2006 and $43 million in 2007. Capital spending to comply with environmental regulations at LCR’s facilities (on a 100% basis) is estimated to be approximately $127 million in 2006 and $38 million in 2007.

In the U.S., public concern about the use of MTBE resulted in U.S. federal and state governmental initiatives to reduce or ban the use of MTBE. At this time, Lyondell cannot predict the full impact that the U.S. federal legislation, state governmental initiatives and bans, and commercial actions will have on MTBE margins or volumes longer term. Lyondell intends to continue marketing MTBE in the U.S., as well as outside of the U.S. However, should it become necessary or desirable to significantly reduce MTBE production as a result of state bans or commercial decisions by refiners, blenders and pipelines to discontinue use or transportation of MTBE, Lyondell has or will have, with minimal additional capital investment, the flexibility to produce alternative gasoline blending components, such as iso-octane, iso-octene (also known as “di-isobutylene”) or ethyl tertiary butyl ether (“ETBE”). See the “MTBE” section of Note 20 to the Consolidated Financial Statements for additional discussion regarding these U.S. federal and state initiatives and their potential impact on Lyondell.

Executive officers and board of directors

The following table shows information regarding our executive officers and directors (ages are as of June 30, 2006):

Name	Age	Title

Dan F. Smith	60	Director, President and Chief Executive Officer
Morris Gelb	60	Executive Vice President and Chief Operating Officer
T. Kevin DeNicola	52	Senior Vice President and Chief Financial Officer
James W. Bayer	50	Senior Vice President, Manufacturing and Health, Safety and Environment
Edward J. Dineen	51	Senior Vice President, Chemicals and Polymers
Kerry A. Galvin	45	Senior Vice President and General Counsel
Bart de Jong	48	Vice President, and President, Millennium Inorganic Chemicals
John A. Hollinshead	56	Vice President, Human Resources
Dr. William T. Butler	73	Chairman of the Board
Carol A. Anderson	59	Director
Stephen l. Chazen	59	Director
Travis Engen	62	Director
Paul S. Halata	55	Director
Danny W. Huff	55	Director
David J. Lesar	53	Director
David J. P. Meachin	65	Director
Daniel J. Murphy	58	Director
Dr. William R. Spivey	59	Director

Dan F. Smith was named Chief Executive Officer in December 1996 and President of Lyondell Chemical Company in August 1994. Mr. Smith has been a director since October 1988. Mr. Smith also is a member of the Executive Committee of the Board of Directors. Since December 1997, Mr. Smith has also served as the Chief Executive Officer of Equistar. Mr. Smith has also served as the Chief Executive Officer of Millennium since December 2004. Mr. Smith served as Chief Operating Officer of Lyondell Chemical Company from May 1993 to December 1996. Prior thereto, Mr. Smith held various positions including Executive Vice President and Chief Financial Officer of Lyondell Chemical Company, Vice President, Corporate Planning of ARCO and Senior Vice President in the areas of management, manufacturing, control and administration for Lyondell Chemical Company and the Lyondell Division of ARCO. Mr. Smith is a director of Cooper Industries, Inc. and is a member of the Partnership Governance Committee of Equistar.

Morris Gelb was appointed to his current position at Lyondell Chemical Company in December 1998. Since March 2002, Mr. Gelb also has served as Chief Operating Officer of Equistar. Previously, he served as Senior Vice President, Manufacturing, Process Development and Engineering of Lyondell Chemical Company from July 1998 to December 1998. He was named Vice President for Research and Engineering of ARCO Chemical in 1986 and Senior Vice President of ARCO Chemical in July 1997. Mr. Gelb also serves as a member of the Partnership Governance Committee of Equistar and the Board of Directors of Millennium.

T. Kevin DeNicola was appointed Senior Vice President and Chief Financial Officer of Lyondell Chemical Company effective as of June 30, 2002. In addition, Mr. DeNicola was appointed Senior Vice President and Chief Financial Officer of Equistar and Millennium in December 2004. Prior to

June 2002, he served as Vice President, Corporate Development of Lyondell Chemical Company since April 1998, overseeing strategic planning. From 1996 until April 1998, Mr. DeNicola was Director of Investor Relations of Lyondell Chemical Company. Mr. DeNicola served as Ethylene Products Manager of Lyondell Chemical Company from 1993 until 1996. Mr. DeNicola also serves as a member of the Partnership Governance Committee of Equistar.

James W. Bayer was appointed Senior Vice President, Manufacturing in October 2000, with the addition of health, safety and environment responsibilities in May 2006. Prior to October 2000, Mr. Bayer was the Vice President of Health, Safety, Environmental and Engineering of Lyondell Chemical Company. Mr. Bayer also has served as Senior Vice President, Manufacturing of Equistar since September 2000 and, prior thereto, served as Vice President of Health, Safety, Environment and Engineering of Equistar since December 1999. From December 1997 to July 1999 he was Director, Gulf Coast Manufacturing for ARCO Chemical. Prior to December 1997, Mr. Bayer served as Channelview Plant Manager for ARCO Chemical.

Edward J. Dineen was appointed Senior Vice President, Chemicals and Polymers of Lyondell Chemical Company in May 2002, Senior Vice President, Chemicals and Polymers of Equistar in March 2002 and Senior Vice President, Chemicals of Millennium in December 2004. Prior thereto, he served as Senior Vice President, Intermediates and Performance Chemicals of Lyondell Chemical Company since May 2000. Prior to this position, he served as Senior Vice President, Urethanes and Performance Chemicals of Lyondell Chemical Company since July 1998. He served as Vice President, Performance Products and Development for ARCO Chemical beginning in June 1997, and served as Vice President, Planning and Control for ARCO Chemical European Operations from 1993 until his appointment as Vice President, Worldwide CoProducts and Raw Materials in 1995. Mr. Dineen also serves as a member of the Board of Directors of Millennium.

Kerry A. Galvin was appointed Senior Vice President and General Counsel of Lyondell Chemical Company in May 2002. In addition, Ms. Galvin was appointed Senior Vice President and General Counsel of Equistar and Millennium in December 2004. Prior to May 2002, she served as Vice President, General Counsel and Secretary since July 2000. Ms. Galvin originally joined Lyondell Chemical Company in 1990 and held various positions in the legal department prior to July 2000, including Associate General Counsel with responsibility for international legal affairs.

Bart de Jong was appointed to his current position as of December 1, 2004. Prior to this appointment, since May 2002, Mr. de Jong served as Vice President, Corporate Development for Lyondell Chemical Company. Prior thereto, Mr. de Jong served as Director, Business Analysis & Planning. Prior to joining Lyondell Chemical Company in 2001 as Director, Business Analysis & Planning, Mr. de Jong was Chief Financial Officer of eLink Commerce, Inc., an early stage information technology company. From 1995 to 2000, he held a variety of finance and business development positions with ARCO, including Vice President, Finance in ARCO’s corporate headquarters in Los Angeles. Mr. de Jong also serves as a member of the Partnership Governance Committee of Equistar and the Board of Directors of Millennium.

John A. Hollinshead was appointed to his current position at Lyondell Chemical Company in July 1998. Mr. Hollinshead has also served as Vice President, Human Resources of Equistar since 1999. In addition, Mr. Hollinshead was appointed Vice President, Human Resources of Millennium in December 2004. Prior to his appointment as Vice President, Human Resources of Lyondell Chemical Company, he was Director, Human Resources, Manufacturing and Engineering for Equistar and, until 1997, was Manager, Human Resources for Lyondell Chemical Company.

Dr. William T. Butler was elected Chairman of the Board of Directors of Lyondell Chemical Company on June 30, 1997. He has served as a director of Lyondell Chemical Company since his election on December 21, 1988, effective as of January 25, 1989. Dr. Butler served as Chancellor of Baylor College of Medicine from 1996 through 2004, and is currently Chancellor Emeritus. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine. Dr. Butler is Chair of the Executive Committee and is a member of the Compensation and Human Resources Committee and the Corporate Responsibility and Governance Committee.

Carol A. Anderson was elected a director of Lyondell Chemical Company effective December 11, 1998. She currently is Managing Director of New Century Investors, LLC, which manages private equity investments in high technology ventures. Prior thereto, from April 1998, Ms. Anderson served as Managing Director of TSG International. From 1993 until March 1998, Ms. Anderson served as Managing Director of Merrill International, Ltd., which developed energy projects worldwide. Ms. Anderson serves on the board and Executive Committee of the National Conference on Citizenship. She is also an arbitrator for the National Association of Securities Dealers and the New York Stock Exchange, and a mediator as certified by the Supreme Court of Florida. Ms. Anderson is a member of the Audit Committee and the Compensation and Human Resources Committee.

Stephen I. Chazen has served as a director of Lyondell Chemical Company since August 22, 2002. Mr. Chazen is Senior Executive Vice President and Chief Financial Officer for Occidental Petroleum Corporation (an oil and gas exploration and production company and a marketer and manufacturer of chemicals). Mr. Chazen joined Occidental as Executive Vice President—Corporate Development in 1994 and the additional responsibilities of Chief Financial Officer were added in 1999. Prior to Occidental, Mr. Chazen held numerous positions from 1982 to 1994 in the investment banking division of Merrill Lynch, where he was a Managing Director.

Travis Engen was elected a director of Lyondell Chemical Company effective as of April 1, 1995. Mr. Engen served as President and Chief Executive Officer of Alcan Inc. (an aluminum manufacturer and supplier of packaging materials) from March 12, 2001 until March 11, 2006. Prior thereto, from December 1995, Mr. Engen served as Chairman and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company). From 1991 until December 1995, he served as Executive Vice President of ITT Corporation. Mr. Engen is Chair of the Compensation and Human Resources Committee and is a member of the Corporate Responsibility and Governance Committee and the Executive Committee.

Paul S. Halata was elected a director of Lyondell Chemical Company effective as of February 9, 2006. Mr. Halata is President and Chief Executive Officer of Mercedes-Benz USA, LLC, a position he has held since 1999. Mr. Halata was Managing Director of Mercedes-Benz United Kingdom from 1997 to 1999, Senior Vice President of Sales and Marketing Worldwide from 1995 to 1997 and, from 1990 to 1995, he held the dual roles of Chief Executive Officer of Mercedes-Benz Canada and Vice President of North American Affairs. Mr. Halata began his career with Mercedes-Benz as a salesman in 1972. Mr. Halata is a member of the Corporate Responsibility and Governance Committee.

Danny W. Huff was elected a director of Lyondell Chemical Company on August 5, 2003. Mr. Huff served as Executive Vice President, Finance and Chief Financial Officer of Georgia-Pacific Corporation, one of the world’s leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals, from November 1999 through December 2005. Prior to that time, he served as Georgia-Pacific’s Vice President and Treasurer from February 1996 to November 1999 and Treasurer from October 1993 to February 1996. Prior to joining Georgia-Pacific in 1979, Mr. Huff held various auditing positions at KMG Peat Marwick from 1973 to 1979. Mr. Huff is Chair of the Audit Committee and is a member of the Compensation and Human Resources Committee.

David J. Lesar was elected a director of Lyondell Chemical Company effective July 28, 2000. He currently serves as Chairman, President and Chief Executive Officer of Halliburton Company, one of the world’s largest diversified energy services, engineering and construction companies. Prior to his current position, Mr. Lesar served as President and Chief Operating Officer of Halliburton Company from June 1997 to August 2000. He also previously served as President and Chief Executive Officer for Brown & Root, Inc., as Executive Vice President and Chief Financial Officer for Halliburton Company and as Executive Vice President of Finance and Administration for Halliburton Energy Services. Prior to joining Halliburton in 1993, Mr. Lesar was a commercial group director and partner at Arthur Andersen Company. Mr. Lesar is a member of the Audit Committee, the Compensation and Human Resources Committee and the Executive Committee.

David J. P. Meachin was appointed a director of Lyondell Chemical Company as of December 1, 2004. Mr. Meachin served as a director of Millennium Chemicals Inc. since its demerger (i.e., spin-off) from Hanson PLC in October 1996 until November 30, 2004. Mr. Meachin has been Chairman, Chief Executive and founder of Cross Border Enterprises, L.L.C., a private international merchant banking firm, since its formation in 1991. He was a Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1981 to 1991. Mr. Meachin is a member of the Advisory Board of Gow & Partners, an executive recruiting firm, a director and past Vice Chairman of the University of Cape Town Fund in New York, a director and past Chairman of the British American Educational Foundation and a member of the Advisory Board of the South African Chamber of Commerce America. Mr. Meachin is a member of the Corporate Responsibility and Governance Committee.

Daniel J. Murphy was elected a director of Lyondell Chemical Company effective as of February 9, 2006. Mr. Murphy is President, Chief Executive Officer and Chairman of the Board of Alliant Techsystems Inc., a supplier of aerospace and defense products (“ATK”). Mr. Murphy has been Chief Executive Officer of ATK since 2003 and Chairman since April 2005. Prior thereto, he was Group Vice President, ATK Precision Systems Group, from 2002 to 2003, and President ATK Tactical Systems, from 2001 to 2002. Mr. Murphy retired from the U.S. Navy with the rank of Vice Admiral in 2000, following a 30-year career. Mr. Murphy is a member of the Audit Committee.

Dr. William R. Spivey was elected a director of Lyondell Chemical Company on July 5, 2000. Dr. Spivey was Chief Executive Officer and President of Luminent Inc. from 2000 to 2001. Prior to joining Luminent, Dr. Spivey was Group President, Network Products Group for Lucent Technologies since 1997. Prior to joining Lucent, from 1994 to 1997, Dr. Spivey was Vice President of the Systems and Components Group of AT&T. From 1991 to 1994, he was President of Tektronix Development Co. and Group President at Tektronix, Inc. He also held senior management positions with Honeywell, Inc. and General Electric. He also is a director of The Laird Group, plc, Novellus Systems Inc., Raytheon Company, ADC Telecommunication, Inc. and Cascade Microtech, Inc. Dr. Spivey is Chair of the Corporate Responsibility and Governance Committee and is a member of the Audit Committee.

Description of other indebtedness

LCC credit facility

As of June 30, 2006, on a pro forma basis for the LCR transaction and the financing thereof, and before the application of the net proceeds of this offering, the principal amounts outstanding, interest rates and maturity dates of LCC’s term loans and revolving credit facility were as follows:

Debt	Principal amount outstanding	Interest rate	Maturity

Term loans	$2,650 million	LIBOR + 2.00%	August 16, 2013
Revolving loans(1)	$0	LIBOR + 2.00%	August 16, 2011

(1)	We are currently required to pay a commitment fee of 0.50% on the unused portion of the $800 million revolving credit facility. The applicable interest rate margin and commitment fee payable by us will vary depending on our Total Leverage Ratio, as defined. The principal amount outstanding excludes $90 million of letters of credit outstanding.

The term loans amortize in equal quarterly amounts in annual amounts aggregating 1% per year for the first six years the term loans are outstanding and aggregating 94% in the seventh year the term loans are outstanding. We will use a portion of the net proceeds from the sale of the notes to prepay a portion of the term loans outstanding under LCC’s credit facility.

Security

LCC’s obligations under the credit facility are secured by liens on all of LCC’s and certain subsidiary guarantors’ domestic personal property, mortgages on certain production facilities located in Pasadena and Channelview, Texas and Lake Charles, Louisiana, and the refinery located in Houston, Texas; and, subject to certain limitations, equity interests in domestic subsidiaries, including Millennium and Equistar, and certain non-U.S. subsidiaries.

Subsidiary guarantees

LCC’s obligations under the credit facility are guaranteed by certain of its domestic restricted subsidiaries. These same subsidiaries will guarantee the notes offered hereby. See “Description of notes—Subsidiary guarantees” for a list of the guarantors.

Covenants

LCC’s credit facility contains covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, dividends, investments, certain other payments, certain joint ventures, affiliate transactions, restrictive agreements, sales of assets and mergers. In addition, the credit facility contains covenants that require the maintenance of specified financial ratios. The breach of these covenants would permit the lenders under LCC’s credit facility to declare the loans immediately payable, which would result in an event of default under our indentures, and would permit the lenders under LCC’s credit facility to terminate future lending commitments. Certain of the financial ratio requirements become increasingly restrictive over time. LCC was in compliance with all such covenants as of June 30, 2006. See “Risk factors—Risk factors relating to our debt and the notes—Debt and other agreements restrict the ability of LCC, Millennium and Equistar to take certain actions and require the maintenance of certain financial rations; failure to comply with these requirements could result in acceleration of debt.”

Optional prepayment

Subject to specified exceptions, LCC may (1) prepay loans under the credit facility in a minimum amount of $10 million or any larger multiple of $1 million and (2) terminate or reduce permanently the amount of the commitments under the credit facility in a minimum amount of $10 million or any larger multiple of $1 million.

Events of default

The credit facility includes customary events of default, including a change of control, as defined in the credit facility.

LCC senior secured notes

As of June 30, 2006, LCC had outstanding the following senior secured notes:

•	$849 million of 9.625% Senior Secured Notes, Series A, due 2007;

•	$430 million of 9.500% Senior Secured Notes due 2008;

•	$278 million of 11.125% Senior Secured Notes due 2012; and

•	$325 million of 10.500% Senior Secured Notes due 2013.

The existing senior secured notes are secured by equal and ratable liens on the same collateral that secures the debt under the credit facility, and these existing notes are guaranteed by the same subsidiaries that will guarantee the notes offered hereby. LCC’s credit facility and senior secured notes are secured by liens on: substantially all of Lyondell’s domestic personal property, but excluding personal property of Equistar and Millennium; mortgages on certain production facilities located in Pasadena and Channelview, Texas and Lake Charles, Louisiana, and the refinery located in Houston, Texas; and equity interests in domestic subsidiaries, including Millennium and Equistar, and certain non-U.S. subsidiaries. The indentures for the existing senior secured notes contain covenant, asset sale and event of default provisions substantially similar to (but more restrictive in certain respects than) the covenant, asset sale and event of default provisions in the indentures governing the notes offered hereby.

LCC will use a portion of the net proceeds from the sale of the notes to purchase up to all of the $849 million outstanding of the 9.625% Senior Secured Notes, Series A, due 2007, plus related premiums. LCC has made a tender offer to repurchase all of these notes, which is contingent on certain conditions, including the closing of this offering. To the extent that any amount of the 9.625% notes are not tendered in the tender offer, LCC may redeem such 9.625% notes for an amount equal to the principal amount thereof, plus the Make-Whole Amount (as defined in the indenture governing the 9.625% notes), and accrued and unpaid interest up to, but not including, the date of redemption.

LCC senior subordinated notes

As of June 30, 2006, LCC had outstanding $500 million of 10.875% Senior Subordinated Notes due 2009. These senior subordinated notes are guaranteed by the same subsidiaries that will guarantee the notes offered hereby. The indenture for the senior subordinated notes contains covenant, asset sale and event of default provisions substantially similar to the covenant, asset sale and event of default provisions in the indentures governing the existing senior secured notes.

LCC debentures

As of June 30, 2006, LCC had the following outstanding unsecured debentures that were originally issued by ARCO Chemical Company, which was acquired by LCC in 1998 and merged into LCC in 1999:

•	$100 million of 10.250% debentures due 2010; and

•	$225 million of 9.800% debentures due 2020.

The indentures for these debentures contain limitations on liens and sale and leaseback transactions.

In addition, these indentures require that the debentures be equally and ratably secured with any debt that is secured by qualifying manufacturing plants. At this time, there are no qualifying manufacturing plants.

LCC accounts receivable sales facility

LCC has a $150 million accounts receivable sales facility. The outstanding amount of receivables sold under the facility was $75 million as of June 30, 2006. This facility is not a source of borrowing, but is part of how liquidity is managed, in that it enables acceleration of the collection by LCC of accounts receivable from customers for sales of products. See “Risk factors—Debt and other agreements restrict the ability of LCC, Millennium and Equistar to take certain actions and require the maintenance of certain financial ratios; failure to comply with these requirements could result in acceleration of debt—LCC’s debt and accounts receivable facility.”

Equistar debt

As of June 30, 2006, the principal amounts outstanding, then-current interest rates and maturity dates of the debt obligations of Equistar were as follows:

Millions of dollars	Principal amount outstanding	Interest rate	Maturity

Revolving credit facility(1)	$—	LIBOR plus 1.5%	November 2010
Senior notes due 2008	$700 million	10.125%	September 2008
Senior notes due 2011	$700 million	10.625%	May 2011
Debentures due 2026(2)	$150 million	7.55%	February 2026
Notes due 2009	$600 million	8.75%	February 2009
Other	$3 million	8.0498%	September 2010

(1)	Equistar currently also pays an unused commitment fee of 0.750% per annum on the unused commitments under the $400 million revolving credit facility. The applicable margin for revolving credit facility borrowings will vary depending on Equistar’s usage of the revolving credit facility.

(2)	This debt was assumed by Equistar from Lyondell in connection with Equistar’s formation in 1997. Lyondell remains a guarantor of this debt.

Equistar covenants

Equistar’s credit facility and senior unsecured notes indenture contain covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, sales of assets, investments, capital expenditures, certain other payments, affiliate transactions, restrictive agreements and mergers. The credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. The breach of these covenants would permit the lenders under Equistar’s credit facility to declare the loans immediately payable, which would result in an event of default under Equistar’s indentures, and would permit the lenders under Equistar’s credit facility to terminate future lending commitments. Equistar was in compliance with all covenants under its debt instruments as of June 30, 2006. See “Risk factors—Risk factors relating to our debt and the notes—Debt and other agreements restrict the ability of LCC, Millennium and Equistar to take certain actions and require the maintenance of certain financial ratios; failure to comply with these requirements could result in acceleration of debt.” Subject to certain exceptions and permitted liens, the Equistar credit facility is secured by a lien on Equistar’s inventory and certain Equistar personal property, including a pledge of accounts receivable. Equistar’s debt instruments do not prohibit the payment by it of distributions to its owners, except that its credit facility prohibits distributions in the event of a default thereunder. In addition, some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar’s Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1. Equistar met this ratio as of June 30, 2006.

Equistar accounts receivable sales facility

Equistar has a $600 million accounts receivable sales facility. The outstanding amount of receivables sold under the facility was $200 million as of June 30, 2006. This facility is not a source of borrowing, but is part of how liquidity is managed, in that it enables acceleration of the collection by Equistar of accounts receivable from customers for sales of products. See “Risk factors—Debt and other agreements restrict the ability of LCC, Millennium and Equistar to take certain actions and require the maintenance of certain financial ratios; failure to comply with these requirements could result in acceleration of debt—Equistar’s debt and accounts receivable facility.”

Millennium debt

As of June 30, 2006, the principal amounts outstanding, then-current interest rates and maturity dates of the debt obligations of Millennium were as follows:

Millions of dollars	Principal amount outstanding	Interest rate	Maturity

Credit facilities
U.S. revolving facility	—	(1)	August 2010
Australian revolving facility	—	(2)	August 2010
Australian term loan	96	(1)	August 2010
U.K. facility	12	(3)	January 2011
Senior notes due 2006	9	7%	November 2006
Senior notes due 2008	373	9.25%	June 2008
Debentures due 2026	249	7.625%	November 2026
Convertible debentures due 2023	150	4%	November 2023
Other	13	(4)	(4)

(1)	The U.S. revolving credit facility and the Australian term loan and the Australian revolving loans denominated in U.S. dollars generally bear interest between LIBOR plus 1% to LIBOR plus 2%, as the case may be, based upon the Leverage Ratio, as defined, as of the most recent determination date.

(2)	The Australian revolving loans denominated in Australian dollars generally bear interest based on the Australian Bank Bill Rate, as defined, plus between 1% to 2%, as the case may be, based upon the Leverage Ratio as of the most recent determination date.

(3)	The U.K. facility bears interest between LIBOR plus 1.25% and LIBOR plus 1.75%.

(4)	Various interest rates and various maturities through 2015.

Millennium covenants

Millennium’s facilities and its indentures contain covenants that, subject to exceptions, restrict, among other things, distributions, debt incurrence, lien incurrence, investments, sale and leaseback transactions, certain other payments, sales of assets, affiliate transactions, mergers, domestic accounts receivable securitization transactions, restrictive agreements and issuances of redeemable stock and preferred stock. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends. Other than the U.K. facility, Millennium’s facilities also contain covenants that require the maintenance of specified financial ratios. Millennium’s U.K. facility does not require the maintenance of specified financial ratios as long as certain conditions are met. Millennium was in compliance with all covenants under its debt instruments as of June 30, 2006. See “Risk factors—Risks relating to our debt and the notes—Debt and other agreements restrict the ability of LCC, Millennium and Equistar to take certain actions and require the maintenance of certain financial ratios; failure to comply with these requirements could result in acceleration of debt.” The obligations under the U.S. revolving credit facility, subject to permitted liens, are generally secured by Millennium’s equity interests in certain U.S. and non-U.S. subsidiaries, cash distributions made by Equistar, certain assets of Millennium and certain of its U.S. subsidiaries and guarantees by Millennium and certain U.S. subsidiaries. The obligations under the Australian term loan and revolving credit facility, subject to permitted liens, are secured by Millennium’s equity interests in certain non-U.S. subsidiaries, substantially all of the assets of those subsidiaries, including cash and proceeds therefrom, and guarantees by Millennium and certain of its subsidiaries.

Description of notes

For definitions of certain terms used in the following summary, see “—Selected definitions.”

General

Each series of the Senior Unsecured Notes due 2014 (the “2014 Notes”) will be issued pursuant to an indenture among LCC, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee (the “2014 Trustee”). The Senior Unsecured Notes due 2016 (the “2016 Notes”) will be issued pursuant to an indenture among LCC, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee (the “2016 Trustee”, and together with the 2014 Trustee, the “Trustee”). The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes are subject to all such terms, and holders of notes are referred to the indentures and the Trust Indenture Act for a statement of all the terms. Because this is a summary, it does not contain all of the information that may be important to you. You should read each indenture in its entirety, including the definitions therein of certain terms used below. Copies of the indentures are available as described under “Where you can find more information.”

The notes will be general unsecured obligations of LCC and will rank pari passu in right of payment with all other existing and future unsubordinated unsecured indebtedness of LCC. The notes will rank effectively junior in right of payment to any secured indebtedness of LCC, including indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes, to the extent of the value of the collateral securing such indebtedness. LCC’s obligations under the notes will also be guaranteed on an unsecured basis by the Subsidiary Guarantors. See “—Subsidiary guarantees.” The Subsidiary Guarantors as of the Issue Date are listed under “—Subsidiary Guarantees”. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated unsecured indebtedness of the Subsidiary Guarantors, but effectively junior to the Subsidiary Guarantors’ existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

At June 30, 2006, after giving effect to the LCR transaction and the financing thereof, and this offering and the use of proceeds therefrom:

•	approximately $ billion in principal amount of outstanding secured unsubordinated Indebtedness of LCC and the Subsidiary Guarantors, including the Indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes, would have been pari passu in right of payment with the notes and secured and ranking effectively senior to the notes to the extent of the value of the assets securing such Indebtedness;

•	approximately $ billion of outstanding unsubordinated Indebtedness of LCC and the Subsidiary Guarantors, consisting primarily of the notes and the Existing ARCO Chemical Debt, would have been unsecured; and

•	the $500 million in principal amount of unsecured Existing Senior Subordinated Notes would have been, by their terms, subordinated to the notes.

Structural subordination

Many of the operations of LCC are conducted through its Subsidiaries and Joint Ventures (which term initially includes Equistar) and, therefore, LCC is dependent upon distributions of its Subsidiaries and Joint Ventures to meet its obligations, including its obligations under the notes.

The notes will be effectively subordinated to all outstanding Indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of LCC’s Subsidiaries and Joint Ventures, except to the extent they are Subsidiary Guarantors. Any right of LCC to receive assets of any of its Subsidiaries or Joint Ventures that are not Subsidiary Guarantors upon the latter’s liquidation or reorganization or insolvency (and the consequent right of the holders of notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s or Joint Venture’s creditors and preferred stockholders, except to the extent that LCC is itself recognized as a creditor of such Subsidiary or Joint Venture. In that case, the claims of LCC would still be subordinate to any lien or security interest in the assets of such Subsidiary or Joint Venture and any Indebtedness of such Subsidiary or Joint Venture senior to that held by LCC. At June 30, 2006, after giving effect to the LCR transaction and the financing thereof, and this offering and the use of proceeds therefrom, the notes would have been effectively subordinated to approximately $6.9 billion of outstanding total liabilities, excluding intercompany liabilities but including $3.1 billion of debt, of the non-guarantor Subsidiaries and Joint Ventures. See “Risk factors—Risk relating to our debt and the notes—The notes are structurally subordinated to debt of our subsidiaries and joint ventures and to our secured debt.”

Under certain circumstances, LCC will be able pursuant to the provisions of the indentures to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries and Joint Ventures, so long as they are not Subsidiaries of LCC (and, if they are Subsidiaries, at any time that they are designated as Unrestricted Subsidiaries), will not be subject to many of the restrictive covenants set forth in the indentures. As a result of these provisions, as of the Issue Date, Equistar, Millennium and their respective Subsidiaries will not be subject to many of the restrictive covenants for the benefit of noteholders under the indentures until LCC elects to designate any such person as a Restricted Subsidiary.

Principal, maturity and interest

The 2014 Notes will initially be limited to an aggregate principal amount of $             million and mature on             , 2014. The 2016 Notes will initially be limited to an aggregate principal amount of $             million and mature on             , 2016. We may issue the 2014 notes in one or more series, each of which will be issued under a separate indenture. Such series may bear interest at different rates or calculated in a different manner. Interest on the 2014 Notes and the 2016 Notes will accrue at the rate per annum set forth on the cover page hereof and will be payable semiannually in arrears on              and              of each year, commencing on             , 2007, to holders of record on the immediately preceding              or             , respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from             , 2006.

Principal of and premium, if any, and interest on the notes will be payable at the office or agency of LCC maintained for such purpose within the City and the State of New York or, at the option of LCC, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments with respect to Global Notes, the holders of which have given wire transfer instructions, on or before the relevant record date, to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by LCC, LCC’s office or agency in New York will be the office of the Trustee maintained for such purpose. The notes will initially be issued in global form and, in the event they are subsequently certificated, in denominations of $1,000 and integral multiples thereof.

Subject to the covenants described below under “—Selected covenants,” from time to time LCC may issue additional 2014 Notes and additional 2016 Notes under the respective indenture having the same terms in all respects as the 2014 Notes or the 2016 Notes offered hereby, as the case may be (or in all respects except for the payment of interest on the notes (1) scheduled and paid before the date of issuance of such notes or (2) payable on the first interest payment date following such date of issuance); provided that before any such issuance, LCC shall have delivered to the Trustee an opinion of counsel confirming that the holders of the outstanding 2014 Notes or the 2016 Notes, as the case may be will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such additional notes were not issued. The 2014 Notes offered hereby and any such additional 2014 Notes of the same series will be treated as a single class under the relevant indenture for all purposes. The 2016 Notes offered hereby and any such additional 2016 Notes will be treated as a single class under the relevant indenture for all purposes.

Subsidiary guarantees

As of the closing date, the following Subsidiaries of LCC will be Subsidiary Guarantors: LRC Holdings GP LLC, LRC Holdings LP LLC, LRP Holdings LP LLC, Lyondell (Pelican) Petrochemical L.P.1, Inc., Lyondell Chemical Delaware Company, Lyondell Chemical Nederland, Ltd., Lyondell Chemical Properties, L.P., Lyondell Chemical Technology Management, Inc., Lyondell Chemical Technology, L.P., Lyondell Chimie France Corporation, Lyondell France, Inc., Lyondell LP3 GP, LLC, Lyondell LP3 Partners, LP, Lyondell LP4 Inc., Lyondell Petrochemical L.P. Inc., Lyondell Refining Company LP, Lyondell Refining GP, LLC, Lyondell Refining LP, LLC, Lyondell Refining Partners, LP, POSM Delaware, Inc., POSM II Properties Partnership, L.P., LYONDELL-CITGO Refining LP (“LCR”), Lyondell Chemical Technology 1 Inc., Lyondell Chemical Technology 2 Inc., Lyondell Chemical Technology 3 Inc., Lyondell Chemical Technology 4 Inc., Lyondell Chemical Technology 5 Inc., Lyondell Chemical Technology 6 Inc., Lyondell Chemical Technology 7 Inc., Lyondell Chemical Technology 8 Inc., Lyondell Houston Refinery Inc. and Lyondell Houston Refinery A Inc. (collectively, the “Initial Subsidiary Guarantors”). In addition, the indentures will provide that any Restricted Subsidiary that Guarantees or secures the payment of any other Indebtedness of LCC or any of its Restricted Subsidiaries must also guarantee the payment of the notes, subject to certain exceptions described below under “—Selected covenants—Limitations on issuances of guarantees of indebtedness by subsidiaries.” The Subsidiary Guarantors will unconditionally guarantee the due and punctual payment of the principal of and premium, if any, and interest on the notes, when and as the same shall become due and payable, whether at maturity, upon redemption, by declaration or otherwise (the “Subsidiary Guarantees”). The terms of each Subsidiary Guarantee will provide that the obligations of the Subsidiary Guarantor thereunder will be limited so as not to constitute a fraudulent conveyance under applicable law. The Subsidiary Guarantees will be general unsecured senior obligations of the Subsidiary Guarantors. See Note 5 to the Notes to the Consolidated Financial Statements of Lyondell for the six months ended June 30, 2006 included elsewhere in this prospectus for financial information regarding LCR and Note 17 therein for financial information regarding the other Subsidiary Guarantors.

Each indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving person) another corporation, person or entity, whether or not affiliated with such Subsidiary Guarantor unless:

(1)	the person formed by or surviving any such consolidation or merger (if other than LCC, another Subsidiary Guarantor or such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the applicable Trustee, under its Subsidiary Guarantee; or

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists under such indenture and the consolidation or merger results in such Guarantor no longer being a Subsidiary of LCC in compliance with such indenture.

The requirements of clause (1) of this paragraph will not apply in the case of a consolidation with or merger with or into LCC or another Subsidiary Guarantor.

Each indenture will provide that the Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) LCC or a Restricted Subsidiary, if the sale or other disposition complies with the applicable provisions of such indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor to a person that is not (either before or after giving effect to such transaction) LCC or a Restricted Subsidiary, if the sale or other disposition complies with the applicable provisions of such indenture;

(3)	if such Subsidiary Guarantor is a Restricted Subsidiary and LCC designates such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of such indenture;

(4)	upon satisfaction of the conditions described under the caption “—Defeasance—Defeasance and discharge”;

(5)	upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing; or

(6)	at such time as such Subsidiary Guarantor ceases to guarantee Indebtedness of LCC or any other Subsidiary Guarantor (other than guarantees under the notes) in excess of the De Minimus Guaranteed Amount, except to the extent all such other guarantees were discharged or released by or as a result of payment under such guarantees.

Mandatory redemption

Except as set forth below under “—Repurchase at the option of holders,” LCC will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

Optional redemption

2014 notes

Except as otherwise provided below, the 2014 notes will not be redeemable at the option of LCC before September     ,             . LCC is not, however, prohibited from acquiring the 2014 notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the applicable indenture.

On or after September     ,             , the 2014 notes will be subject to redemption at the option of LCC, in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September      of the following years:

Year	Percentage

and thereafter	100%

Prior to September     ,             , LCC may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the 2014 notes (including any additional 2014 notes issued after the Issue Date) at a redemption price equal to        % of the principal amount thereof, plus accrued and unpaid interest thereon to, but not including, the redemption date, with all or a portion of the net proceeds of one or more sales (other than to a Subsidiary or Joint Venture of LCC) of Qualified Equity Interests of LCC; provided that at least 65% of the aggregate principal amount of the 2014 notes issued under the relevant indenture remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 90 days of the date of the closing of any such sale of Qualified Equity Interests of LCC.

In addition, at any time prior to September    ,             , LCC may also redeem, in whole or in part, the 2014 notes at a redemption price equal to 100% of the principal amount of 2014 notes to be redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest thereon to, but not including, the redemption date, subject to the rights of the holders on the relevant record date to receive interest due on the relevant interest payment date.

2016 notes

Except as otherwise provided below, the 2016 notes will not be redeemable at the option of LCC before September     , 2011. LCC is not, however, prohibited from acquiring the 2016 notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the applicable indenture.

On or after September     , 2011, the 2016 notes will be subject to redemption at the option of LCC, in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September      of the following years:

Year	Percentage

2011
2012
2013
2014 and thereafter	100%

Prior to September     , 2009, LCC may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the 2016 notes (including any additional 2016 notes issued after the Issue Date) at a redemption price equal to         % of the principal amount

thereof, plus accrued and unpaid interest thereon to, but not including, the redemption date, with all or a portion of the net proceeds of one or more sales (other than to a Subsidiary or Joint Venture of LCC) of Qualified Equity Interests of LCC; provided that at least 65% of the aggregate principal amount of the 2016 notes issued under the relevant indenture remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 90 days of the date of the closing of any such sale of Qualified Equity Interests of LCC.

In addition, at any time prior to September     , 2011, LCC may also redeem, in whole or in part, the 2016 notes at a redemption price equal to 100% of the principal amount of 2016 notes to be redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest thereon to, but not including, the redemption date, subject to the rights of the holders on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any note on any redemption date, the excess of:

(1)	the present value at such redemption date of (i) the redemption price of the note on September , , in the case of the 2014 Notes, or September , 2011, in the case of the 2016 Notes (such redemption price being set forth in the applicable table appearing above), plus (ii) all required interest payments due on the note through the applicable date set forth in clause (i) (excluding accrued but unpaid interest to the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)	the principal amount of the note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September     ,             , in the case of the 2014 Notes, or September     , 2011, in the case of the 2016 Notes; provided, however, that if the period from the redemption date to such specified date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Selection and notice

If less than all the notes issued under an indenture are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notice of any redemption including, without limitation, upon a sale of Qualified Equity Interests of LCC may, at LCC’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related sale of Qualified Equity Interests of LCC. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, each holder of notes will have the right to require LCC to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”) on a date that is not more than 90 days after the occurrence of such Change of Control (the “Change of Control Payment Date”). Within 30 days following any Change of Control, LCC will mail, or at LCC’s request the applicable Trustee will mail, a notice to each holder offering to repurchase the notes held by such holder pursuant to the procedures specified in such notice. LCC will comply with the requirements of Rule l4e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

On the Change of Control Payment Date, LCC will, to the extent lawful,

(1)	accept for payment all notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer,

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered, and

(3)	deliver or cause to be delivered to the applicable Trustee the notes so accepted, together with an officer’s certificate stating the aggregate principal amount of notes or portions thereof being purchased by LCC.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the applicable Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such note will be in a principal amount of $1,000 or an integral multiple thereof.

A failure by LCC to comply with the provisions of the two preceding paragraphs will constitute an Event of Default under the applicable indenture. Except as described above with respect to a Change of Control, the indentures will not contain provisions that permit the holders of the notes to require that LCC purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. See “—Events of default and remedies.”

There can be no assurance that LCC will have the financial resources to purchase the notes, particularly if a Change of Control triggers a similar repurchase requirement for, or results in the acceleration of, other Indebtedness. The Existing Senior Secured Notes and the Existing Senior Subordinated Notes contain a similar repurchase requirement. The Existing Credit Facility provides that certain events constituting a Change of Control will constitute a default under, and could result in the acceleration of the maturity of, the Existing Credit Facility. Future indebtedness might contain similar provisions. Accordingly, LCC might not be able to fulfill its obligation to repurchase any notes if a Change of Control occurs. See “Risk factors—Risks relating to our debt and the notes—We may not be able to repurchase your notes upon a change of control.”

LCC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same or a higher purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by LCC and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of “Change of Control” includes a phrase relating to the sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of LCC and its Subsidiaries taken as a whole. The phrase “all or substantially all” the assets of LCC will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of LCC has occurred, in which case a holder’s ability to obtain the benefit of a Change of Control Offer may be impaired.

Asset sales

Each indenture will provide that LCC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	LCC and/or the Restricted Subsidiary, as the case may be, receives consideration in respect of such Asset Sale at least equal to the fair market value (as determined as of the date of contractually agreeing to such Asset Sale and as conclusively determined in good faith by the senior management of LCC (and which in the case of an Asset Sale with a fair market value in excess of $100 million shall be conclusively evidenced by a resolution of the Board of Directors set forth in an officer’s certificate delivered to the Trustee)) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	either (a) at least 75% of the consideration received in the Asset Sale by LCC and/or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents or (ii) a controlling interest or a joint venture interest (to the extent otherwise permitted by the indenture) in a business engaged in a Permitted Business or long-term property or assets that are used or useful in a Permitted Business (“Permitted Consideration”); or

(b)	after giving effect to such Asset Sale, the aggregate fair market values of all forms of consideration other than Permitted Consideration received for all Asset Sales since the Issue Date does not exceed in the aggregate $100 million. For purposes of this item (2)(b), the fair market value of the consideration other than Permitted Consideration received in connection with each Asset Sale shall be determined as of the date of contractually agreeing to such Asset Sale.

For purposes of this provision, each of the following will be deemed to be cash: (w) the amount of any liabilities (as shown on LCC’s or such Restricted Subsidiary’s most recent balance sheet) of LCC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases LCC or such Restricted Subsidiary from further liability, (x) the amount of any securities, notes or other obligations received by LCC or any such Restricted Subsidiary from such transferee that are converted within 180 days by LCC or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), (y) the amount of any accounts receivable of a business retained by LCC or any Restricted Subsidiary, as the case may be, following the sale of such business (other than such accounts receivable that (i) are past due more than 90 days or (ii) have a payment date greater than 120 days from the date of invoice creating such accounts receivable) and (z) the amount of any Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if LCC and its Restricted Subsidiaries are immediately released from all Guarantees, if applicable, of payment or other obligations with respect to such Indebtedness and such Indebtedness is no longer a liability of LCC or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax cash or Cash Equivalent proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, LCC may apply such Net Proceeds, at its option:

(a)	to (i) repay Indebtedness under the Existing Credit Facility, and any secured Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) of LCC or a Subsidiary Guarantor, (ii) repay Indebtedness incurred to acquire assets if such Indebtedness is repaid with the proceeds from an Asset Sale of any such assets, provided such Asset Sale is within 180 days of the incurrence of such Indebtedness or (iii) repay Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) of any Restricted Subsidiary that is not a Subsidiary Guarantor; or

(b)	to acquire Additional Assets (to the extent otherwise permitted by the indenture) or to make a capital expenditure, in each case, in a Permitted Business (or enter into a binding commitment for any such acquisition or expenditure); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such expenditure or acquisition is consummated and (y) the 180th day following the expiration of the aforementioned 360-day period. If the acquisition or expenditure contemplated by such binding commitment is not consummated on or before such 180th day and LCC shall not have applied such Net Proceeds pursuant to clause (a) above on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds at any time.

Pending the final application of any such Net Proceeds, LCC or any Restricted Subsidiary may temporarily reduce the revolving Indebtedness under the Existing Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the applicable indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” If on the 361st day after an Asset

Sale (or, at LCC’s option, any earlier date), the aggregate amount of Excess Proceeds under an indenture exceeds $75 million, LCC will be required to make an offer to all holders of notes issued under such indenture (an “Asset Sale Offer”) to purchase the maximum principal amount of notes and (1) if LCC is required to do so under the terms of any other Indebtedness ranking pari passu with such notes, such other Indebtedness and (2) if LCC elects to do so, any Existing ARCO Chemical Debt, on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of notes (and any other pari passu Indebtedness subject to such Asset Sale Offer) tendered pursuant to such Asset Sale Offer is less than the Excess Proceeds, LCC may, subject to the other terms of the indentures, use any remaining Excess Proceeds for any purpose not prohibited by the indentures. If the aggregate principal amount of notes surrendered by holders thereof in connection with any Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of the offer to purchase made under each indenture, the amount of Excess Proceeds under such indenture shall be reset at zero.

Selected covenants

Restricted payments

Each indenture will provide that LCC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of LCC’s or any of its Restricted Subsidiaries’ Equity Interests (other than (x) dividends or distributions payable in Qualified Equity Interests of LCC and (y) dividends or distributions payable to LCC or any Restricted Subsidiary of LCC);

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of LCC, any of its Restricted Subsidiaries or any Affiliate of LCC (other than any such Equity Interests owned by LCC or any of its Restricted Subsidiaries), excluding any such purchase, redemption or other acquisition that constitutes a Permitted Investment;

(3)	make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness (“Subordinated Debt”) of LCC or any Restricted Subsidiary that is subordinated by its terms to the notes or the Subsidiary Guarantees, as applicable (other than Indebtedness owed to LCC or any Restricted Subsidiary), excluding the purchase, redemption, defeasance or other acquisition or retirement of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance or other acquisition or retirement; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”);

unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors) of the asset(s) proposed to be transferred by LCC or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

(a)	no Default or Event of Default shall have occurred and be continuing after giving effect thereto;

(b)	LCC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarters for which earnings have been publicly disclosed immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indenture described below under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock;” and

(c)	such Restricted Payment, together with the aggregate of all other Restricted Payments made by LCC and its Restricted Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clauses (b) (to the extent paid to LCC or any of its Restricted Subsidiaries or to the extent such distributions are deducted as a minority interest in calculating Consolidated Net Income), (c), (d), (e), (i), (m), (o) and (p) and 50% of any Restricted Payments permitted by clause (g) of the next succeeding paragraph), is less than or equal to the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of LCC for the period (taken as one accounting period) beginning on July 1, 2006 to the end of LCC’s most recently ended fiscal quarter for which earnings have been publicly disclosed at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2)	100% of the aggregate net cash proceeds, or the fair market value of property other than cash (including Capital Stock of persons engaged in a Permitted Business or property used or useful in a Permitted Business), received by LCC or any of its Restricted Subsidiaries from the issue or sale (other than to a Subsidiary or Joint Venture of LCC) after the Issue Date of Qualified Equity Interests of LCC or of debt securities or Disqualified Stock of LCC or any of its Restricted Subsidiaries that have been converted into or exchanged for such Qualified Equity Interests of LCC, plus

(3)	the amount (to the extent not included in calculating Consolidated Net Income) equal to (A) the net reduction in Restricted Investments (other than a Restricted Investment permitted to be made pursuant to clauses (g) or (j) below) that was made after the Issue Date resulting from repurchases, repayments, liquidations, redemptions or reductions of such Restricted Investments by such person, (B) proceeds realized on the sale of such Restricted Investments (to the extent not included in item (j) of the definition of “Permitted Investments”), dividends, distributions, and proceeds representing the return of capital with respect to such Restricted Investments, less the cost of disposition, if any, and (C) the release of any Guarantee that had been a Restricted Payment made under this first paragraph (except to the extent any amounts are paid under such Guarantee), plus

(4)	the amount by which Indebtedness of LCC or its Restricted Subsidiaries is reduced on LCC’s balance sheet upon the conversion or exchange (other than by a Subsidiary of LCC) subsequent to the Issue Date of any Indebtedness of LCC or its Restricted Subsidiaries convertible into or exchangeable for Qualified Equity Interests of LCC (less the amount of cash, or the fair market value of any other property, distributed by LCC upon such conversion or exchange), plus

(5)	in the event LCC or any Restricted Subsidiary makes any Investment in a person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged or consolidated with LCC or a Restricted Subsidiary, an amount equal to LCC’s or any Restricted Subsidiary’s Investment in such person prior to the time it became a Restricted Subsidiary or the time of such merger or consolidation, up to the amount of such Investment previously made before such time and after the Issue Date by LCC or any Restricted Subsidiary in such person as a Restricted Investment pursuant to this first paragraph; plus

(6)	an amount equal to the sum of

(A)	(x) the net reduction in Investments in Unrestricted Subsidiaries resulting from repurchases, repayments, liquidations, redemptions or reductions of such Restricted Investments by such person and (y) proceeds realized on the sale of such Restricted Investments, dividends, distributions, and proceeds representing the return of capital with respect to such Restricted Investments (to the extent not included in calculating Consolidated Net Income), in each case to LCC or any Restricted Subsidiary from Unrestricted Subsidiaries, and

(B)	the portion (proportionate to LCC’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments (other than Restricted Investments permitted to be made pursuant to clauses (g) or (j) below) previously made after the Issue Date by LCC or any Restricted Subsidiary in such Unrestricted Subsidiary and, to the extent necessary to avoid duplication, shall exclude Investments outstanding under clause (j) of the definition of “Permitted Investments”.

If, other than with respect to payments made under clauses (a) and (m) below, no Default or Event of Default shall have occurred and be continuing after giving effect to such Restricted Payment, the foregoing provisions will not prohibit the following Restricted Payments:

(a)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at said date of declaration or notice such payment would have complied with the provisions of the indenture;

(b)	dividends or distributions by any Restricted Subsidiary of LCC payable

(x)	to all holders of a class of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that is more favorable to LCC, or

(y)	to all holders of a class of Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor issued after the Issue Date in compliance with the covenant described below under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock;”

(c)	the payment of cash dividends on any series of Disqualified Stock issued after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock;”

(d)

Restricted Payments in exchange for, or out of the net cash proceeds from the sale (other than to a Subsidiary or Joint Venture of LCC) of, Qualified Equity Interests of LCC (so long as such Restricted Payments occur within 90 days after such sale); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (c)(2) of the preceding paragraph;

(e)	the defeasance, redemption or repurchase of Subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing or in exchange for Qualified Equity Interests of LCC, or out of the net cash proceeds from the sale (other than to a Subsidiary or Joint Venture of LCC) of Qualified Equity Interests of LCC (so long as such redemption, repurchase, retirement or other acquisition occurs within 90 days after such sale); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

(f)	the repurchase, redemption or other acquisition or retirement for value of (1) any Equity Interests of LCC or any Subsidiary of LCC held by any member of LCC’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement or (2) any Equity Interests of LCC that are or are intended to be used to satisfy issuances of Equity Interests upon exercise of employee or director stock options or upon exercise or satisfaction of other similar instruments outstanding under employee or director benefit plans of LCC or any Subsidiary of LCC; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $25 million in any fiscal year of LCC;

(g)	Restricted Investments in any Joint Venture made during any fiscal year of LCC or within 45 days after the end of such fiscal year in amounts that, together with all other Restricted Investments made in such Joint Venture in respect of such fiscal year in reliance on this clause (g) during such fiscal year or within 45 days after the end of such fiscal year, do not exceed the amount of dividends or distributions previously paid in respect of such fiscal year to LCC or any Restricted Subsidiary by such Joint Venture;

(h)	the payment of dividends on LCC’s common stock at a rate not to exceed $0.90 per share per annum (such $0.90 amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transactions made after the Issue Date so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately before such transaction);

(i)	distributions or payments of Receivables Fees;

(j)	Investments in any Joint Venture or Unrestricted Subsidiary organized to construct, own and/or operate one or more plants engaged in a Permitted Business in an aggregate amount that, together with all other Investments made pursuant to this clause (j), does not exceed $100.0 million at any time outstanding (after giving effect to any net reduction or proceeds realized on any Investments made pursuant to this clause (j) as set forth in clause (3) of the first paragraph above, in an amount not to exceed the amount of such Investments previously made pursuant to this clause (j));

(k)	(x) the transfer of the TDI Assets to a newly formed Joint Venture or Unrestricted Subsidiary or (y) the designation of any Restricted Subsidiary that has no assets or liabilities other than all or a portion of the TDI Assets as an Unrestricted Subsidiary, in each case, in connection with the incurrence of Indebtedness by such Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia to improve the Rhodia TDI Plant;

(l)	the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a Change of Control pursuant to a provision no more favorable to the holders thereof than the provision of the indenture described under “—Repurchase at the option of holders—Change of control” or (y) an Asset Sale pursuant to a provision no more favorable to the holders thereof than the provision of the indenture described under “—Repurchase at the option of holders—Asset sales;” provided that, in each case, before such repurchase, LCC has made a Change of Control Offer or Asset Sale Offer, as applicable, and repurchased all notes issued under the indenture that were validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(m)	distributions by any Restricted Subsidiary or Joint Venture of chemicals to a holder of Capital Stock of such Restricted Subsidiary or Joint Venture if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such Joint Venture or Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arm’s-length basis (or pursuant to a provision that imposes a substantially equivalent requirement);

(n)	any other Restricted Payment that, together with all other Restricted Payments made pursuant to this clause (n) on or after the Issue Date, does not exceed $200 million at any time outstanding (after giving effect to any dividends, return of capital and subsequent reduction in the amount of any Investments made pursuant to this clause (n) as a result of the repayment or other disposition thereof, as set forth in clause (3) of the first paragraph above, in an amount not to exceed the amount of such Investments previously made pursuant to this clause (n));

(o)	dividends or distributions by any Joint Venture (other than Equistar) to all holders of a class of Capital Stock of such Joint Venture permitted by clause (b)(x) above; provided that after giving effect to such dividends or distributions and any related transactions, the Joint Venture making such dividends or distributions to such holders is contractually entitled to receive, and receives within 180 days before or after the date of such dividends or distributions, directly or indirectly, an equivalent or larger cash payment from each such holder (other than from a holder that is LCC or any Restricted Subsidiary) or from an Affiliate of such holder, which cash payment has not been previously applied pursuant to this clause (o) to offset any other dividend or distribution by such Joint Venture to such holder and (y) such dividends or distributions do not exceed such holders’ pro rata share of the Joint Venture’s cash flows from operating activities, minus any noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period or amortization of a prepaid cash expense in any future period; and

(p)	Restricted Payments of the type described in clauses (2) and (3) of the first paragraph above in an aggregate amount not to exceed $500 million; provided that after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-full-fiscal-quarter period for which earnings have been publicly disclosed immediately preceding the date of such Restricted Payment, LCC’s Consolidated Leverage Ratio would have been less than 2.5 to 1.0.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by LCC and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant (except to the extent such Investments were repaid in cash, and, in the case of a Joint Venture (and any

Subsidiary of a Joint Venture) designated as an Unrestricted Subsidiary on the first day that it is a Subsidiary of LCC, except to the extent that such Investments were made after the Issue Date). All such outstanding Investments (except as provided in the parenthetical included in the preceding sentence) will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as conclusively determined by the Board of Directors). Such designation will only be permitted if any such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In the case of any designation by LCC of a person as an Unrestricted Subsidiary on the first day that such person is a Subsidiary of LCC in accordance with the provisions of the indenture, such designation shall be deemed to have occurred for all purposes of the indenture simultaneously with, and automatically upon, such person becoming a Subsidiary.

Incurrence of indebtedness and issuance of preferred stock

Each indenture will provide that, on or after the Issue Date:

•	LCC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt);

•	LCC will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock (including Acquired Disqualified Stock); and

•	LCC will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of Preferred Stock (including Acquired Preferred Stock);

provided, however, that LCC and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and LCC and the Subsidiary Guarantors may issue shares of Disqualified Stock (including Acquired Disqualified Stock) if the Fixed Charge Coverage Ratio for LCC’s most recently ended four full fiscal quarters for which earnings have been publicly disclosed immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. Letters of credit and bankers’ acceptances shall be deemed to have an aggregate principal amount of Indebtedness equal to the maximum amount available thereunder.

The foregoing provisions will not apply to:

(1)	the incurrence by LCC of Indebtedness pursuant to the Existing Credit Facility (and by its Subsidiaries of Guarantees thereof) in an aggregate principal amount at any time outstanding not to exceed an amount equal to the greater of (i) $3.6 billion and (ii) 38.0% of Consolidated Net Tangible Assets of LCC determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

(2)	the incurrence by LCC and the Subsidiary Guarantors of Indebtedness represented by the notes of each series (other than additional notes) and the Subsidiary Guarantees thereof;

(3)	the incurrence by LCC and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness of the type described in clause (1), (2) or (4) through (12) of this covenant);

(4)	the incurrence by LCC or any of its Restricted Subsidiaries of any Permitted Refinancing in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted to be incurred under the Fixed Charge Coverage Ratio test set forth above or clause (2) or (3) above or (13) below or this clause (4);

(5)	the incurrence by LCC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among LCC and any of its Restricted Subsidiaries; provided, however, that (A) if LCC or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes or the Subsidiary Guarantee, as the case may be, and (B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than LCC or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a person that is not either LCC or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by LCC or such Restricted Subsidiary, as the case may be;

(6)	the incurrence by LCC or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of (A) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates or (B) managing fluctuations in the price or cost of raw materials, manufactured products or related commodities; provided that such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which LCC or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities (as determined by LCC’s or such Restricted Subsidiary’s principal financial officer in the exercise of his or her good faith business judgment);

(7)	the issuance by any of LCC’s Restricted Subsidiaries of shares of Preferred Stock to LCC or a Wholly Owned Restricted Subsidiary of LCC; provided that (A) any subsequent issuance or transfer of Equity Interests that results in such Preferred Stock being held by a person other than LCC a Wholly Owned Restricted Subsidiary of LCC or (B) the transfer or other disposition by LCC or a Wholly Owned Restricted Subsidiary of LCC of any such shares to a person other than LCC or a Wholly Owned Restricted Subsidiary of LCC shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Subsidiary on such date that is not permitted by this clause (7);

(8)	the incurrence by LCC or any of its Restricted Subsidiaries of Indebtedness represented by tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of LCC or such Restricted Subsidiary and the incurrence by LCC of Indebtedness represented by letters of credit incurred in connection with the PBGC Settlement;

(9)	the incurrence by LCC or any Restricted Subsidiary of Indebtedness or the issuance by any Restricted Subsidiary of Preferred Stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding and incurred or issued in reliance on this clause (9) not to exceed the greater of (i) $200.0 million and (ii) 2.0% of Consolidated Net Tangible Assets of LCC at the date of such incurrence or issuance, as the case may be;

(10)	the issuance by any Finance Subsidiary of Preferred Stock with an aggregate liquidation preference not exceeding the amount of Indebtedness of LCC held by such Finance Subsidiary; provided that the Fixed Charge Coverage Ratio for LCC’s most recently ended four full fiscal quarters for which earnings have been publicly disclosed immediately preceding the date on which such Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Preferred Stock had been issued at the beginning of such four-quarter period;

(11)	the incurrence of Indebtedness or issuance of Preferred Stock by Foreign Subsidiaries in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding and incurred in reliance upon this clause (11) not to exceed $200.0 million;

(12)	the Guarantee by any Restricted Subsidiary of Indebtedness of LCC or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(13)	the incurrence or issuance, as the case may be, by LCC or any Restricted Subsidiary of Acquired Debt, Acquired Preferred Stock or Acquired Disqualified Stock (including, without limitation, Indebtedness, Disqualified Stock or Preferred Stock of Equistar or Millennium or any Subsidiary thereof existing at the time such person first becomes a Restricted Subsidiary); provided that immediately after giving effect to such incurrence, the Fixed Charge Coverage Ratio for LCC’s most recently ended four full fiscal quarters for which earnings have been publicly disclosed immediately preceding the date of such incurrence, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Acquired Debt, Acquired Preferred Stock or Acquired Disqualified Stock had been issued at the beginning of such four-quarter period, would be (i) at least 2.0 to 1 or (ii) in the case of Equistar or Millennium or any Subsidiary thereof (or any Restricted Subsidiary into which any of such persons is merged, consolidated or liquidated), (x) at least 2.0 to 1 or (y) equal to or greater than it would have been immediately preceding such incurrence;

(14)	with respect to Equistar or Millennium or any Subsidiary thereof (or any Restricted Subsidiary into which any of such persons is merged, consolidated or liquidated), the incurrence by such person of Indebtedness under any revolving credit facility in an aggregate principal amount at any time outstanding not to exceed the aggregate principal amount of committed financing under all revolving credit facilities of such person as in effect on the Issue Date (or, in the case of Equistar, an amount equal to the Permitted Equistar Revolving Credit Amount as of such date); provided that the amount that may be incurred under this clause (14) by Equistar and Millennium or any Subsidiary thereof, in the aggregate, may be increased by an amount not to exceed $200.0 million; and

(15)	the incurrence by LCC or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of LCC or any Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancings incurred to refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (15), not to exceed $100.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, LCC shall, in its sole discretion, classify such item of Indebtedness or Preferred Stock in any manner that complies with this covenant, and such Indebtedness or Preferred Stock will be treated as having been incurred pursuant to the clauses or the first paragraph hereof, as the case may be, designated by LCC. The amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the accumulation of dividends on Disqualified Stock or Preferred Stock (to the extent not paid), and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar-Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such Indebtedness being refinanced and fees and other transactional expenses incurred in connection therewith) does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that LCC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

Each indenture will provide that LCC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except

Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, securing any Indebtedness, unless all payments due under such indenture and the notes issued thereunder or the Subsidiary Guarantees related thereto are secured on an equal and ratable basis with the Indebtedness so secured (or, if such Indebtedness is subordinated by their terms to such notes or such Subsidiary Guarantees, prior to the Indebtedness so secured) until such time as such Indebtedness is no longer so secured.

Dividend and other payment restrictions affecting subsidiaries and joint ventures

Each indenture will provide that LCC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction on the ability of any Restricted Subsidiary to:

(1)	(a) pay dividends or make any other distributions to LCC or any of its Restricted Subsidiaries

(i)	on its Capital Stock, or

(ii)	with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to LCC or any of its Restricted Subsidiaries;

(2)	make loans or advances to LCC or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to LCC or any of its Restricted Subsidiaries;

except for such restrictions existing under or by reason of:

(a)	existing agreements as in effect on the Issue Date and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time; provided that any such agreement and related documentation as so amended, modified, extended, renewed, refunded, refinanced, restated or replaced is not materially more restrictive, taken as a whole, as to the matters enumerated above than such agreement and related documentation as in effect on the Issue Date (as conclusively evidenced by a resolution of the Board of Directors);

(b)	Indebtedness permitted by the indenture to be incurred containing restrictions on the ability of Restricted Subsidiaries to consummate transactions of the types described in clause (1), (2) or (3) above not materially more restrictive, taken as a whole, than those contained in the indenture and the Existing Credit Facility;

(c)	the indenture;

(d)	applicable law;

(e)

restrictions with respect to a person or assets acquired by LCC or any of its Restricted Subsidiaries existing at the time of such acquisition, including through merger, consolidation, amalgamation or liquidation, (except to the extent such restrictions were put in place in connection with or in contemplation of such acquisition), which restrictions are not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, or the assets, so acquired, and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time; provided that any such restriction as so amended, modified, extended, renewed, refunded, refinanced, restated or replaced is not materially more restrictive, taken as a whole, as to the matters enunciated above than such restrictions existing at the time of such acquisition;

(f)	customary, provisions in leases, licenses and other agreements entered into in the ordinary course of business restricting the subletting, assignment or transfer of any property that is subject to such lease, license or agreement or the assignment of any such agreement;

(g)	construction loans and purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so constructed or acquired;

(h)	in the case of clause (3) above, restrictions regarding Liens on property of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Liens;

(i)	a Permitted Refinancing, provided that the restrictions contained in the agreements governing such Permitted Refinancing are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as conclusively evidenced by a resolution of the Board of Directors);

(j)	customary restrictions on a Finance Subsidiary imposed in such Finance Subsidiary’s organizational documents or by the terms of its Preferred Stock;

(k)	any restriction with respect to shares of Capital Stock of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such shares of Capital Stock or any restriction with respect to the assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such assets or all or substantially all the Capital Stock of such Restricted Subsidiary pending the closing of such sale or disposition;

(l)	in the case of any Restricted Subsidiary that is a Joint Venture, customary restrictions on such Restricted Subsidiary contained in its joint venture agreement, which restrictions are consistent with the past practice of LCC and its Restricted Subsidiaries (as conclusively evidenced by a resolution of the Board of Directors);

(m)

restrictions with respect to Equistar or Millennium or the property or assets thereof or a Subsidiary of Equistar or Millennium or the property or assets thereof, in each case, existing at the time Equistar or Millennium or any Subsidiary of Equistar or Millennium first becomes a Restricted Subsidiary or at the time such assets are acquired by LCC or any Restricted Subsidiary (except to the extent such restrictions were put in place in connection with or in contemplation of Equistar’s or Millennium’s or such Subsidiary’s becoming a Restricted Subsidiary or such asset acquisition), which restrictions are not applicable to any person, or the properties or assets of any person, other than Equistar or Millennium or the property or assets thereof or a Subsidiary of Equistar or Millennium or the property or assets thereof together with restrictions with respect to such person or assets not materially more restrictive, taken as a whole, than such existing restrictions existing by reason of any Indebtedness incurred by such persons after the Issue Date in compliance with the indenture, and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time; provided that any such restrictions as so amended, modified, extended, renewed, refunded, refinanced, restated or replaced are not materially more restrictive, taken as a whole, as to the matters enunciated above than such existing restrictions;

(n)	the Existing Credit Facility and related documentation as the same is in effect on the Issue Date and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time; provided that the Existing Credit Facility and related documentation as so amended, modified, extended, reviewed, refunded, refinanced, restated or replaced is not materially more restrictive, taken as a whole, as to the matters enumerated above than the Existing Credit Facility and related documentation as in effect on the Issue Date (as conclusively evidenced by a resolution of the Board of Directors); and

(o)	any such restrictions under an agreement governing Indebtedness of a Foreign Subsidiary permitted under the covenant entitled “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock.”

For purposes of determining compliance with this covenant, in the event that a restriction meets the criteria of more than one of the categories of permitted restrictions described in clauses (a) through (o) above, LCC shall, in its sole discretion, classify such restriction in any manner that complies with this covenant, and such restriction will be treated as existing pursuant to the clauses designated by LCC. For purposes of this covenant, (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to LCC or any Restricted Subsidiary to other Indebtedness incurred by LCC or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

In addition, each indenture will provide that LCC will use best efforts (consistent with its contractual obligations and fiduciary duties to any Joint Venture, in each case, as in effect on the Issue Date) not to permit any of its Joint Ventures that are not Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction on the ability of such Joint Venture to:

(1)	(a) pay dividends or make any other distributions to LCC or any of its Restricted Subsidiaries

(i)	on its Capital Stock, or

(ii)	with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to LCC or any of its Restricted Subsidiaries;

(2)	make loans or advances to LCC or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to LCC or any of its Restricted Subsidiaries;

except for such restrictions existing under or by reason of:

(a)	such Joint Venture’s joint venture agreement or its credit facility (provided that in each case such restrictions are consistent with the past practice of LCC);

(b)	in the case of any Joint Venture existing on the Issue Date, its existing agreements as in effect on the date of the indenture and as amended, modified, extended, restated or replaced from time to time;

provided that no such amendment, modification, extension, restatement or replacement results in agreements that are materially more restrictive, taken as a whole, as to the matters enumerated above than the existing agreements as in effect on the date of the indenture (as conclusively evidenced by a resolution of the Board of Directors); and

(c)	the restrictions described in clauses (d), (e), (f), (g), (h), (j), (k) and (n) of the first sentence of this covenant (assuming that references in clauses (h) and (k) to Restricted Subsidiary were references to a Joint Venture).

Sale and leaseback transactions

Each indenture will provide that LCC will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that LCC or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a)	LCC or such Restricted Subsidiary, as the case may be, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (whether or not such covenant has ceased to be otherwise in effect as described below under “—Limitation of applicability of certain covenants if notes rated investment grade), (in which case it shall be deemed to have been incurred thereunder) and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption “—Selected covenants—Liens” without securing the notes issued under such indenture; and

(b)	the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value (as conclusively determined by the Board of Directors) of the property that is the subject of such Sale and Leaseback Transaction.

Line of business

Each indenture will provide that LCC will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to LCC and its Subsidiaries taken as a whole.

Merger, consolidation or sale of assets

Each indenture will provide that LCC may not consolidate or merge with or into (whether or not LCC is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all its assets in one or more related transactions, to another corporation, person or entity unless:

(1)	LCC is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than LCC) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)

the corporation formed by or surviving any such consolidation or merger (if other than LCC) or the corporation to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of LCC under the notes issued under such indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	either:

(A)	LCC or the entity or person formed by or surviving any such consolidation or merger (if other than LCC), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of LCC immediately preceding the transaction, or

(B)	except with respect to a consolidation or merger of LCC with or into a person that has no outstanding Indebtedness, either (I) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, LCC or the entity or person formed by or surviving any such consolidation or merger (if other than LCC), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indenture described above under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock” or (II) the Fixed Charge Coverage Ratio at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction;

provided that this clause (4) will terminate and cease to have any further effect under an indenture from and after the first date when the notes issued under such indenture are rated Investment Grade.

The foregoing shall not prohibit the merger or consolidation of a Restricted Subsidiary of LCC with LCC; provided that, in connection with any such merger or consolidation, no consideration (other than common stock in the surviving person or LCC) shall be issued or distributed to the stockholders of LCC.

The sale, assignment, transfer, lease, conveyance or other disposition by LCC of all or substantially all its property or assets taken as a whole to one or more of LCC’s Subsidiaries shall not relieve LCC from its obligations under the indentures and the notes. In addition, the indentures will provide that LCC will not lease all or substantially all its assets to another person.

Transactions with affiliates

Each indenture will provide that LCC will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of LCC (each of the foregoing, an “Affiliate Transaction”), unless:

(1)

such Affiliate Transaction is on a basis no less favorable to LCC and its Restricted Subsidiaries than could be obtained in a comparable transaction on an arm’s-length basis with a person who is not an Affiliate of LCC, or, if no such comparable transaction with a person who is not an Affiliate of LCC is available, on terms that are fair from a financial point of view to LCC or such Restricted Subsidiary; and

(2)	LCC delivers to the Trustee:

(a)	with respect to any Affiliate Transaction involving aggregate net consideration in excess of $25 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors, and

(b)	with respect to any Affiliate Transaction involving aggregate net consideration in excess of $50 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, if any, or if there are no such disinterested members, then LCC shall have received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that the terms of such Affiliate Transaction are not materially less favorable to LCC or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction on an arm’s length basis with a person who is not an Affiliate of LCC or that such terms are fair to LCC or the applicable Restricted Subsidiary from a financial point of view.

The following shall not be deemed to be Affiliate Transactions and therefore not subject to the requirements of clauses (1) and (2) of the preceding paragraph:

(1)	transactions or payments pursuant to any employment arrangements or employee, officer or director benefit plans or arrangements entered into by LCC or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among LCC and/or its Restricted Subsidiaries;

(3)	any Restricted Payment permitted by the provisions of the indenture described under the caption “—Selected covenants—Restricted payments” and any Permitted Investment;

(4)	customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of LCC or any of its Restricted Subsidiaries;

(5)	transactions entered into between or among LCC or any of its Restricted Subsidiaries and any Joint Venture, or other Affiliate that would otherwise be subject to this covenant solely because LCC or a Restricted Subsidiary owns any Capital Stock of or otherwise controls such person, on a basis no less favorable to LCC or such Restricted Subsidiary than could be obtained in a comparable transaction on an arm’s-length basis with a person who is not an Affiliate of LCC, or, if no such comparable transaction with a person who is not an Affiliate of LCC is available, on terms that are fair from a financial point of view to LCC or such Restricted Subsidiary;

(6)	sales (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable and the provision of billing, collection and other services in connection therewith, in each case, to an Accounts Receivable Subsidiary in connection with any Receivables Facility;

(7)	transactions pursuant to any contract or agreement in effect on the date of the indenture as the same may be amended, modified or replaced from time to time so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to LCC and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the indenture (as conclusively evidenced by a resolution of the Board of Directors);

(8)	transactions effected pursuant to the terms of an agreement that was entered into, alone or as part of a series of agreements, pursuant to or in accordance with this “—Selected covenants—Transactions with affiliates” covenant;

(9)	transactions entered into by a person prior to the time such person becomes a Subsidiary or is merged or consolidated into LCC or a Subsidiary (provided such transaction is not entered into in contemplation of such event);

(10)	dividends and distributions to LCC and its Restricted Subsidiaries by any Unrestricted Subsidiary or Joint Venture;

(11)	tax, administrative, cost-sharing and similar agreements between LCC or any Restricted Subsidiary and any permitted holding company referenced in the definition of “Change of control” on terms that are fair from a financial point of view to LCC or such Restricted Subsidiary; and

(12)	transactions with any customer, client, supplier, distributor or any other purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which when taken together with other transactions with the same person are, in the reasonable determination of the Board of Directors of LCC or the senior management of LCC, fair to LCC and its Restricted Subsidiaries or on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not an Affiliate.

Limitations on issuances of guarantees of indebtedness by subsidiaries

Each indenture will provide that LCC will not permit any Restricted Subsidiary (other than a Foreign Subsidiary or a Restricted Subsidiary that is already a Subsidiary Guarantor) to Guarantee the payment of any other Indebtedness of LCC or any other Subsidiary Guarantor in excess of a De Minimis Guaranteed Amount, unless such Restricted Subsidiary, within 10 business days of the date of entering into such Guarantee, executes and delivers a supplemental indenture to such indenture providing for the Guarantee of the payment of the notes issued thereunder by such Restricted Subsidiary. If the notes are (A) pari passu with the Guaranteed Indebtedness, then the Subsidiary Guarantee shall be pari passu with, or senior to, the guarantee of such Guaranteed Indebtedness or (B) senior to the Guaranteed Indebtedness, then the Subsidiary Guarantee shall be senior to the guarantee of such Guaranteed Indebtedness at least to the extent that the notes are senior to such Guaranteed Indebtedness.

Notwithstanding the foregoing, each indenture will provide that the Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) LCC or a Restricted Subsidiary, if the sale or other disposition complies with the applicable provisions of relevant indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor to a person that is not (either before or after giving effect to such transaction) LCC or a Restricted Subsidiary, if the sale or other disposition complies with the applicable provisions of the relevant indenture;

(3)	if such Subsidiary Guarantor is a Restricted Subsidiary and LCC designates such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the relevant indenture;

(4)	upon satisfaction of the conditions described under the caption “—Defeasance—Defeasance and discharge;”

(5)	upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing under the relevant indenture; or

(6)	at such time as such Subsidiary Guarantor ceases to guarantee Indebtedness of LCC or any other Subsidiary Guarantor (other than guarantees under the notes) in excess of the De Minimis Guaranteed Amount, except to the extent all such other guarantees were discharged or released by or as a result of payment under such guarantees.

Accounts receivable facilities

Each indenture will provide that LCC may, and any of its Restricted Subsidiaries may, sell (including a sale in exchange for a promissory note of or an Equity Interest in such Accounts Receivable Subsidiary) at any time and from time to time, accounts receivable to any Accounts Receivable Subsidiary; provided that the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the receivables sold.

No amendment to subordination provisions

Each indenture will provide that LCC will not amend, modify or alter the Existing Senior Subordinated Note Indenture in any way that would amend the subordination provisions of the Existing Senior Subordinated Note Indenture or any of the defined terms used therein in a manner that would be adverse to the holders of the notes.

Limitation of applicability of certain covenants if notes rated investment grade

Notwithstanding the foregoing, LCC’s and its Restricted Subsidiaries’ obligations to comply with the provisions of the indentures described above under the captions “—Selected covenants—Restricted payments,” “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock,” “—Selected covenants—Dividend and other payment restrictions affecting subsidiaries and joint ventures,” “—Selected covenants—Line of business,” “—Selected covenants—Limitations on issuances of guarantees of indebtedness by subsidiaries,” “—Selected covenants—Transactions with affiliates,” “—Selected covenants—Accounts receivable facilities” and “—Repurchase at the option of holders—Asset sales” will terminate and cease to have any further effect from and after the first date when the notes are rated Investment Grade.

Reports

Each indenture will provide that, whether or not required by the rules and regulations of the SEC, so long as any notes issued thereunder are outstanding, LCC will furnish to the Trustee and the holders of notes issued thereunder (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if LCC were required to file such Forms, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by LCC’s certified independent accountants and (2) all current reports that would be required to be filed with the SEC on Form 8-K if LCC were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, LCC will file a copy of all such information and reports with the SEC for public availability and make such information available to securities analysts and prospective investors upon request.

Events of default and remedies

Each indenture will provide that each of the following constitutes an “Event of Default” with respect to the notes issued thereunder:

(1)	default for 30 days in the payment when due of interest on the notes issued thereunder;

(2)	default in payment when due of the principal of or premium, if any, on the notes issued thereunder at maturity or otherwise;

(3)	failure by LCC to comply with the provisions described under the captions “—Repurchase at the option of holders—Change of control,” “—Repurchase at the option of holders—Asset sales” or “—Selected covenants—Merger, consolidation or sale of assets;”

(4)	failure by LCC for 60 days after notice by the applicable Trustee or holders of at least 25% in principal amount of the then outstanding notes issued thereunder to comply with any of its other agreements in the indenture or the notes;

(5)	any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by LCC or any of its Significant Subsidiaries (or any Indebtedness for money borrowed Guaranteed by LCC or any of its Significant Subsidiaries if LCC or a Significant Subsidiary does not perform its payment obligations under such Guarantee within any grace period provided for in the documentation governing such Guarantee) and, whether such Indebtedness or Guarantee exists on the date of the indenture or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness before its Stated Maturity, and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $50 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree and the notes have not been accelerated;

(6)	failure by LCC or any of its Significant Subsidiaries to pay a final judgment or final judgments for the payment of money aggregating in excess of $50 million (net of any amounts covered by insurance as to which the carrier has not contested coverage), which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

(7)	certain events of bankruptcy or insolvency with respect to LCC or any of its Significant Subsidiaries; and

(8)	except as permitted by the indenture, any Subsidiary Guarantee of any Significant Subsidiary or any group of Subsidiary Guarantors that together would be a Significant Subsidiary (after elimination of intercompany transactions and balances) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any person acting on behalf of any such Subsidiary Guarantor, shall deny or disaffirm its obligations under the Subsidiary Guarantees.

If an Event of Default (other than an Event of Default specified in clause (7) above that occurs with respect to LCC or any Subsidiary Guarantor) occurs and is continuing under an indenture, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the notes issued thereunder then outstanding, by written notice to LCC (and to the applicable Trustee if such notice is given by the holders), may, and the applicable Trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued interest on such notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (7) above occurs with respect to LCC or any Subsidiary Guarantor, the principal of and premium, if any, and accrued interest on the notes then outstanding under an indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes under an indenture, by written notice to LCC and to the applicable Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences under such notes if (1) all existing Events of Default, other than the nonpayment of the principal of and premium, if any, and interest on such notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes under an indenture may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on the applicable Trustee. However, the applicable Trustee may refuse to follow any direction that conflicts with law or the applicable indenture, that may involve such Trustee in personal liability, or that such Trustee determines in good faith may be unduly prejudicial to the rights of holders of the notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of the notes. A holder may not pursue any remedy with respect to the applicable indenture or the applicable notes unless: (1) the holder gives the applicable Trustee written notice of a continuing Event of Default; (2) the holders of at least 25% in aggregate principal amount of outstanding notes under such an indenture make a written request to the applicable Trustee to pursue the remedy; (3) such holder or holders offer the applicable Trustee indemnity satisfactory to such Trustee against any costs, liability or expense; (4) the applicable Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (5) during such 60-day period, the holders of at least a majority in aggregate principal amount of the outstanding notes under such indenture do not give the applicable Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of or premium, if any, or interest on such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in such notes, which right shall not be impaired or affected without the consent of the holder.

Each indenture will require a certain officer of LCC to certify, on or before a date not more than 120 days after the end of each fiscal year, that such officer has conducted or supervised a review of the activities of LCC and its Restricted Subsidiaries and LCC’s and its Restricted Subsidiaries’ performance under the indenture and that, to the best of such officer’s knowledge, based upon such review, LCC has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. LCC will also be obligated to notify the applicable Trustee promptly of any default or defaults in the performance of any covenants or agreements under the applicable indenture.

Modification and waiver

Modifications and amendments of each indenture may be made by LCC, the Subsidiary Guarantors and the applicable Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes issued thereunder; provided that no such modification or amendment may, without the consent of each holder affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any note, (2) reduce the principal amount of or premium, if any, or interest on any note, (3) reduce any amount payable on redemption of the notes or upon the occurrence of an Event of Default or reduce the Change of Control Payment or the amount to be paid in connection with an Asset Sale Offer, (4) change the place or currency of payment of principal of or premium, if any, or interest on any note, (5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note, (6) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture, (7) waive a default in the payment of principal of or premium, if any, or interest on the notes (except as set forth in the penultimate sentence of the second paragraph under the caption “—Events of default and remedies”), (8) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, (9) modify or change any provision of the indenture affecting the ranking of the notes or the Subsidiary Guarantees in a manner adverse to the holders of the notes or (10) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture other than in accordance with the provisions of the indenture, or amend or modify any provision relating to such release. In addition, certain modifications may be made by LCC and the Trustee without the consent of the holders, including to correct mistakes and ambiguities and to conform an indenture to this “Description of Notes.”

Neither LCC nor any of its Subsidiaries or Affiliates will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of any indenture or the notes issued thereunder unless such consideration is offered to be paid or agreed to be paid to all holders of such notes that consent, waive or agree to amend such term or provision in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Defeasance

Defeasance and discharge

Each indenture will provide that LCC will be deemed to have paid and will be discharged from any and all obligations in respect of the notes issued thereunder (and any Subsidiary Guarantor will be discharged from any and all obligations in respect of its Subsidiary Guarantee related thereto) on the 123rd day after the deposit referred to below, and the provisions of such indenture will no longer be in effect with respect to such notes and such Subsidiary Guarantees (except for, among other matters, certain obligations to register the transfer or exchange of such notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) LCC has deposited with the applicable Trustee, in trust, money and/or U.S. Government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and accrued interest on such notes on the Stated Maturity of such payments in accordance with the terms of the indenture and such notes to redemption or maturity, as the case may be, (B) LCC has delivered to the applicable Trustee (1) either (x) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of LCC’s exercise of its option under this “—Defeasance and discharge” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or (y) a ruling directed to the applicable Trustee or LCC received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (2) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, or any comparable provision or applicable law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which LCC is a party or by which LCC is bound and (D) if at such time such notes are listed on a national securities exchange, LCC has delivered to the applicable Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of certain covenants and certain events of default

Each indenture further will provide that the provisions of such indenture will no longer be in effect with respect to the covenants described under “—Repurchase at the option of holders—Asset sales” and “—Repurchase at the option of holders—Change of control”, the provision described under clause (4) under “—Selected covenants—Merger, consolidation or sale of assets” and all the covenants described under “—Selected covenants,” and clauses (3) and (4) under “—Events of default and remedies” with respect to such covenants and clause (4) under “—Selected covenants—Merger, consolidation or sale of assets,” and clauses (5) and (6) under

“—Events of default and remedies” shall be deemed not to be Events of Default, upon, among other things, the deposit with the applicable Trustee, in trust, of money and/or U.S. Government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and accrued interest on such notes on the Stated Maturity of such payments in accordance with the terms of the indenture and such notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by LCC to the applicable Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and certain other events of default

In the event LCC exercises its option to omit compliance with certain covenants and provisions of an indenture with respect to the notes issued thereunder as described in the immediately preceding paragraph and such notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government obligations on deposit with the applicable Trustee will be sufficient to pay amounts due on such notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such Event of Default. However, LCC will remain liable for such payments.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, stockholder or other holder of Equity Interests of LCC or the Subsidiary Guarantors, as such, shall have any liability for any obligations of LCC or the Subsidiary Guarantors under the notes, the Subsidiary Guarantees, the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the indentures. The Registrar and the applicable Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and LCC may require a holder to pay any taxes and fees required by law or permitted by the relevant indenture.

The registered holder of a note will be treated as the owner of it for all purposes.

Concerning the trustee

Each indenture contains certain limitations on the rights of the applicable Trustee, should it become a creditor of Lyondell, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes issued under an indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. Each indenture provides that in case an Event of Default thereunder shall occur (which shall not be cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the such Trustee will not be under any obligation to exercise any rights or powers under such indenture at the request of any holder of notes issued thereunder, unless such holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Bank of New York will act as Trustee for each series of notes and is also the trustee for the Existing Senior Secured Notes and the Existing Senior Subordinated Notes.

Book-entry, delivery and form

The certificates representing the notes will be issued in fully registered form without interest coupons. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depository Trust Company (“DTC”) (participants) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of LCC, the Subsidiary Guarantors, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

LCC expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. LCC also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

LCC expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable Global Note for certificated notes, which it will distribute to its participants.

LCC understands that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks, trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of LCC, the Subsidiary Guarantors or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depository for the Global Notes and a successor depositary is not appointed by LCC within 90 days, LCC will issue certificated notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive certificated notes, at the option of LCC, in accordance with DTC’s rules and procedures in addition to those provided for under the indenture. Beneficial interests in Global Notes held by any direct or indirect participant may also be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), to the Trustee in accordance with customary DTC procedures.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that LCC believes to be reliable, but LCC takes no responsibility for the accuracy thereof.

Same day settlement and payment

Each indenture will require that payments in respect of the notes issued thereunder represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Notes. With respect to certificated notes, LCC will make all payments of principal, premium, if any, and interest at the agency or office of LCC maintained for such purpose in the City and the State of New York or, at LCC’s option, by mailing a check to each such holder’s registered address.

The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. LCC expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Selected definitions

Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accounts Receivable Subsidiary” means any Wholly Owned Subsidiary of LCC (1) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of LCC and/or its Restricted Subsidiaries, (2) which is designated by LCC as an Accounts Receivables Subsidiary pursuant to an officer’s certificate delivered to the Trustee, (3) no portion of Indebtedness or any other obligation (contingent or otherwise) of which is at any time recourse to or obligates LCC or any Restricted Subsidiary in any way, or subjects any property or asset of LCC or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (a) representations, warranties and covenants (or any indemnity with respect to such representations, warranties and covenants) entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary or (b) any guarantee of any such accounts receivable financing by LCC or any Restricted Subsidiary that is permitted to be incurred pursuant to the covenant described under the caption entitled “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock,” (4) with which neither LCC nor any Restricted Subsidiary of LCC has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable in accordance with the covenant described under the caption “—Selected covenants—Accounts receivable facilities” and fees payable in the ordinary course of business in connection with servicing accounts receivable and (5) with respect to which neither LCC nor any Restricted Subsidiary of LCC has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary in accordance with the covenant described under “—Selected covenants—Accounts receivable facilities” or (b) to maintain or preserve the solvency, any balance sheet term, financial condition, level of income or results of operations thereof.

“Acquired Debt” means (1) with respect to any person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such person existing at the time such person becomes a Restricted Subsidiary and (2) with respect to LCC or any Restricted Subsidiary, any Indebtedness of a person, other than LCC or a Restricted Subsidiary, existing at the time such person is merged with or into LCC or a Restricted Subsidiary, or Indebtedness expressly assumed by LCC or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another person, but excluding in each case Indebtedness which is extinguished, retired or repaid substantially simultaneously in connection with such person becoming a Restricted Subsidiary or such merger or acquisition, as the case may be.

“Acquired Disqualified Stock” means (1) with respect to any person that becomes a Restricted Subsidiary after the Issue Date, Disqualified Stock of such person existing at the time such person becomes a Restricted Subsidiary and (2) with respect to LCC or any Restricted Subsidiary, any Disqualified Stock of a person, other than LCC or a Restricted Subsidiary, existing at the time such person is merged with or into LCC or a Restricted Subsidiary, but excluding in each case Disqualified Stock which is extinguished, retired or repaid substantially simultaneously in connection with such person becoming a Restricted Subsidiary or such merger, as the case may be.

“Acquired Preferred Stock” means (1) with respect to any person that becomes a Restricted Subsidiary after the Issue Date, Preferred Stock of such person existing at the time such person becomes a Restricted Subsidiary and (2) with respect to LCC or any Restricted Subsidiary, any Preferred Stock of a person, other than LCC or a Restricted Subsidiary, existing at the time such person is merged with or into LCC or a Restricted Subsidiary, but excluding in each case Preferred Stock which is extinguished, retired or repaid substantially simultaneously in connection with such person becoming a Restricted Subsidiary or such merger, as the case may be.

“Acquiring Person” means a person other than a Subject Assets Transferee which acquires (1) all or a portion of the Subject Assets or (2) an interest in a Subject Assets Transferee in connection with a Major Asset Sale.

“Additional Assets” means (1) Capital Stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by LCC or another Restricted Subsidiary from any person other than LCC or an Affiliate of LCC, (2) Capital Stock constituting a minority interest in any person that at such time is a Restricted Subsidiary, (3) any controlling interest or joint venture interest in another business, to the extent otherwise permitted by the indenture (other than otherwise permitted by item (d)(2) of the definition of “Permitted Investments”) or (4) any other asset (other than current assets) to be owned by LCC or any Restricted Subsidiary used or useful in a Permitted Business.

“Adjusted Consolidated Cash Flow” means, for any period, the sum of Consolidated Cash Flow of LCC for such period plus the aggregate Distributable Joint Venture Cash Flow of LCC and its Restricted Subsidiaries, determined on a consolidated basis, for such period.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Sale” means (1) the sale, lease, conveyance or other disposition (other than (i) the creation of a Lien and the exercise by any person in whose favor a Lien is granted of any rights in respect thereof or (ii) the disposition pursuant to a condemnation, appropriation or similar taking) of any assets other than the disposition or lease of inventory, equipment, cash, Cash Equivalents or other assets in the ordinary course of business consistent with past practices (provided that the sale, conveyance or other disposition of all or substantially all the assets of LCC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control” and/or the provisions described above under the caption “—Selected covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant), (2) the sale by LCC or any of its Restricted Subsidiaries of Equity Interests of any of LCC’s Restricted Subsidiaries, Unrestricted Subsidiaries or Joint Ventures (other than directors’ qualifying shares) and (3) the issuance by any of LCC’s Restricted Subsidiaries of Equity Interests of such Restricted Subsidiary (other than directors’ qualifying shares), in the case of clause (1), (2) or (3), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $50 million or (b) for Net Proceeds in excess of $50 million. Notwithstanding the foregoing, the following will not be deemed to be an Asset Sale: (a) a transfer of assets by LCC to a Restricted Subsidiary or by a Restricted Subsidiary to LCC or to another Restricted Subsidiary; (b) an issuance of Equity Interests by a Restricted Subsidiary to LCC or to another Restricted Subsidiary; (c) the making of a Permitted Investment and/or a Restricted Payment that is permitted by the covenant described under the caption “—Selected covenants—Restricted payments;” (d) an issuance of Preferred Stock by a Finance Subsidiary that is permitted by the covenant described under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock;” (e) sales (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to an Accounts Receivable Subsidiary, in connection with any Receivables Facility; (f) Sale and Leaseback Transactions; (g) an Asset Swap effected in compliance with the covenant described under the caption “—Repurchase at the option of holders—Asset sales,” other than clause (2) of the first paragraph thereof and (h) the sale, lease, conveyance of other disposition of any asset that is a Restricted Investment or described in item (g) of the definition of “Permitted Investments.”

“Asset Sale Lien” means a Lien on the Subject Assets (including as a Lien for this purpose contractual rights with respect to the operation of the Subject Assets) arising in connection with a Major Asset Sale in favor of the Acquiring Person (or an Affiliate thereof) which Lien does not secure any Indebtedness.

“Asset Swap” means the substantially concurrent trade or exchange by LCC or any Restricted Subsidiary of property for Additional Assets owned or held by another person.

“Attributable Debt” in respect of a Sale and Leaseback Transaction that is treated as a capital lease in accordance with GAAP means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Board of Directors” means, as to any person, the board of directors of such person or any committee thereof duly authorized to act on behalf of such board of directors. Unless stated otherwise, as used in the indentures, “Board of Directors” means the Board of Directors of LCC.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (1) in the case of a corporation, corporate stock, (2) in the case of an association or a business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership, partnership interests (whether general or limited) and (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Cash Equivalents” means (1) United States dollars, (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (3) demand deposits, time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million, (4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above, (5) commercial paper rated at least P-1 or A-1 by Moody’s or S&P, respectively, and in each case maturing within six months after the date of acquisition, (6) any fund investing exclusively in investments of the type described in clauses (1) through (5) above and (7) in the case of a Foreign Subsidiary, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

“Change of Control” means the occurrence of any of the following: (1) the sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of LCC and its Subsidiaries taken as a whole, or of any permitted holding company and its Subsidiaries taken as a whole, to any person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a person or group who, before such transaction, held a majority of the voting power of the voting stock of LCC or such holding company, as the case may be; (2) the acquisition by any person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of LCC or of any permitted holding company, by way of merger or consolidation or otherwise, other than the acquisition of all outstanding shares of common stock of LCC by a permitted holding company; (3) the first day on which at least half of the members of the board of directors of LCC or of any permitted holding company are not Continuing Directors; or (4) a “change of control” under any of LCC’s Existing Senior Secured Notes or Existing Senior Subordinated Notes outstanding at such time. For purposes of this definition, the term “permitted holding company” shall mean an entity formed by LCC or another permitted holding company that owns all of the Capital Stock of LCC or of such other permitted holding company, provided that the persons who own, immediately before the formation of the holding company so formed, all of the common stock of LCC or such other holding company shall beneficially own, immediately after such formation, all the common stock of the holding company so formed.

“Consolidated Cash Flow” means, with respect to any person for any period, the Consolidated Net Income of such person for such period (less the Net Income of any Joint Venture to the extent included therein pursuant to clause (1) of the definition of “Consolidated Net Income”), plus, in each case, without duplication

(1)	provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period (including any provision for taxes on the Net Income of any Joint Venture that is a pass-through entity for federal income tax purposes, to the extent such taxes are paid or payable by such person or any of its Restricted Subsidiaries), to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus

(2)	the Fixed Charges of such person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, plus

(3)	depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, plus

(4)	any non-cash charges reducing Consolidated Net Income for such period (other than accounting accruals in the ordinary course of business), including asset write downs (other than write downs of current assets) and other charges which are not cash costs, minus

(5)	any non-cash items increasing Consolidated Net Income for such period,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of the referent person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person.

“Consolidated Leverage Ratio” means, with respect to any person for any period, the ratio of (i) the aggregate principal amount of Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries, together with the liquidation value of the Preferred Stock of any Restricted Subsidiary of such person (except to the extent held by such person or any of its Restricted Subsidiaries) as of the date of determination (the “Calculation Date”) to (ii) Adjusted Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the period of four consecutive fiscal quarters most recently ended for which earnings have been publicly disclosed, calculated on a pro forma basis giving effect to the transaction requiring such calculation and any incurrence of Indebtedness, Disqualified Stock or Preferred Stock in connection therewith.

In addition, for purposes of making the computation referred to above,

(1)

acquisitions that have been made by LCC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or before the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and the Adjusted Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the chief financial officer of LCC, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)	the Adjusted Consolidated Cash Flow attributable to operations or businesses disposed of before the Calculation Date shall be excluded; and

(3)	if since the beginning of the four-quarter reference period any person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, such event shall be deemed to have occurred on the first day of the four-quarter reference period.

“Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(1)	the Net Income of any person that is not a Restricted Subsidiary will not be included, except that:

(a)	Net Income (but not loss) of such person shall be included only to the extent of the amount of dividends or distributions paid in cash (but not by means of a loan) to the referent person or a Restricted Subsidiary thereof; and

(b)	Net loss (but not gain) of such person shall be included to the extent such loss has been funded with cash from LCC or a Restricted Subsidiary;

(2)	the Net Income (but not loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

(3)	the Net Income of any person acquired in a pooling of interests transaction for any period before the date of such acquisition shall be excluded,

(4)	the cumulative effect of a change in accounting principles shall be excluded, and

(5)	the aggregate amount of premiums and other costs charged in connection with any refinancing or prepayment of Indebtedness of such person and its Restricted Subsidiaries shall be excluded.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets (less applicable reserves and other properly deductible items) of LCC and its Restricted Subsidiaries, on a consolidated basis, as of such date, determined in accordance with GAAP, after deducting therefrom (1) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (2) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets.

“Consolidated Net Worth” means, with respect to any person as of any date, the sum of (1) the consolidated equity of the common stockholders of such person and its Restricted Subsidiaries as of such date plus (2) the respective amounts reported on such person’s balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the applicable indenture in the book value of any asset owned by such person or a Restricted Subsidiary of such person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

“Continuing Directors” means, with respect to a specified entity as of any date of determination, any member of the board of directors of such specified entity who (1) was a member of the board of directors of LCC on the date of the applicable indenture or (2) was nominated for election or elected to the board of directors of such specified entity with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or any successor Continuing Directors appointed by such Continuing Directors (or their successors).

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $30 million.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or before the date on which the notes mature; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or a “change of control” occurring before the date on which the notes mature shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the “asset sale” provision of the Existing Senior Subordinated Note Indenture or the provision contained in the “—Repurchase at the option of holders—Change of control” covenant described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision before LCC’s repurchase of such notes as are required pursuant to such covenants.

“Distributable Joint Venture Cash Flow” means, with respect to any person for any period, in the case of each Joint Venture that is not a Restricted Subsidiary of the referent person, the sum of

(1)	the amount of dividends or distributions paid in cash (but not by means of a loan) by such Joint Venture to the referent person or a Restricted Subsidiary thereof, minus

(2)	the aggregate amount of all Investments made by LCC or any of its Restricted Subsidiaries in such Joint Venture during such period pursuant to clause (g) of the covenant described under “—Selected covenants—Restricted payments,” in each case determined on a consolidated basis and in accordance with GAAP.

“Equistar Assumed Debt” means the 7.55% Notes Due 2026 issued by LCC pursuant to an Indenture dated as of January 29, 1996 between LCC and Texas Commerce Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture dated as of February 15, 1996 and the Second Supplemental Indenture dated as of December 1, 1997, outstanding as of the Issue Date and with respect to which LCC is a guarantor, as may be amended from time to time, provided that any such amendment does not increase the principal amount thereof or interest rate applicable thereto or shorten the Weighted Average Life to Maturity or Stated Maturity thereof or add any Restricted Subsidiary as an obligor with respect thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing ARCO Chemical Debt” means the 10.25% Debentures Due 2010 and the 9.8% Debentures Due 2020 issued pursuant to the Indenture dated June 15, 1988 between LCC (as successor to ARCO Chemical Company) and The Bank of New York, as Trustee.

“Existing Credit Facility” means that certain Credit Agreement dated as of August 16, 2006 among LCC and JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders that are parties thereto, including any related notes, instruments and agreements executed in connection therewith, as amended, restated, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, after the Issue Date (other than with the proceeds of the notes issued on the Issue Date), whether or not with the same lenders or agents.

“Existing Indebtedness” means Indebtedness of LCC and its Restricted Subsidiaries in existence, and considered Indebtedness of LCC or any of its Restricted Subsidiaries, on the Issue Date, until such amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the indenture.

“Existing Senior Secured Notes” means LCC’s 9.625% Senior Secured Notes, Series A, Due 2007, its 9.875% Senior Secured Notes, Series B, Due 2007, its 9.5% Senior Secured Notes due 2008, its 11.125% Senior Secured Notes due 2012 and its 10.5% Senior Secured Notes due 2013.

“Existing Senior Subordinated Note Indenture” means the indenture among LCC, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee, pursuant to which LCC issued the Existing Senior Subordinated Notes.

“Existing Senior Subordinated Notes” means the 10.875% Senior Subordinated Notes Due 2009 issued by LCC pursuant to the Existing Senior Subordinated Note Indenture.

“Finance Subsidiary” means a Restricted Subsidiary of LCC, all the Capital Stock of which (other than Preferred Stock) is owned by LCC that does not engage in any activity other than:

(1)	holding of Indebtedness of LCC;

(2)	the issuance of Capital Stock; and

(3)	any activity necessary, incidental or related to the foregoing.

“Fixed Charge Coverage Ratio” means with respect to any person for any period, the ratio of the Adjusted Consolidated Cash Flow of such person for such period to the Fixed Charges of such person for such period. In the event that LCC or any of its Restricted Subsidiaries incurs, assumes or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but before the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of making the computation referred to above,

(1)	acquisitions that have been made by LCC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or before the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and the Adjusted Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the chief financial officer of LCC, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)	the Adjusted Consolidated Cash Flow and Fixed Charges attributable to operations or businesses disposed of before the Calculation Date shall be excluded, but, in the case of such Fixed Charges, only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent person or any of its Restricted Subsidiaries following the Calculation Date;

(3)	if since the beginning of the four-quarter reference period any person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, such event shall be deemed to have occurred on the first day of the four-quarter reference period; and

(4)	if any Indebtedness to be incurred bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any person for any period, the sum, without duplication, of

(1)	the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings and net payments or receipts (if any) pursuant to Hedging Obligations),

(2)	the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period,

(3)

any interest expense on Indebtedness of another person (other than Non-Recourse Debt of a Joint Venture or an Unrestricted Subsidiary secured by a Limited Recourse Stock Pledge) that is Guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), and

(4)	the product of (a) all dividend payments (other than any payments to the referent person or any of its Restricted Subsidiaries) on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends payable solely in Equity Interests of such person (other than Disqualified Stock of such person)), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

provided that (i) interest payments by Equistar on the Equistar Assumed Debt and (ii) interest payments on Indebtedness of a Joint Venture shall, in each case, not be deemed Fixed Charges of LCC as of any date of determination when such Indebtedness is not considered Indebtedness of LCC or any Restricted Subsidiary of LCC.

“Foreign Subsidiary” means any Restricted Subsidiary that has 50% or more of its assets located outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

“General Partner” means a Restricted Subsidiary of LCC or any of its Restricted Subsidiaries that has no assets and conducts no operations other than its ownership of a general partnership interest in a Joint Venture.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness or Disqualified Stock of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or Disqualified Stock of such other person (including those arising by virtue of partnership arrangements (other than, in the case of LCC or a Restricted Subsidiary of LCC, with respect to the obligations of a Joint Venture, solely by virtue of a Restricted Subsidiary of LCC being the General Partner of such Joint Venture if, as of the date of determination, no payment on such Indebtedness or obligation has been made by such General Partner of such Joint Venture and such arrangement would not be classified and accounted for, in accordance with GAAP, as a liability on a consolidated balance sheet of LCC)) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or Disqualified Stock of the payment thereof or to protect such obligee against loss in respect thereof in whole or in part (including by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) a contractual commitment by one person to make an investment in another person that is reasonably expected to constitute a Permitted Investment or (iii) any Lien. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any person, the obligations of such person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (2) forward foreign exchange contracts or currency swap agreements, (3) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency values and (4) commodity price protection agreements or commodity price hedging agreements designed to manage fluctuations in prices or costs in raw materials, manufactured products or related commodities.

“Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing net Hedging Obligations, except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of such person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such person whether or not such indebtedness is assumed by such person (provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by such person of any indebtedness of the types described above of any other person; provided that Indebtedness shall not include (i) any Limited Recourse Stock Pledge or any non-recourse guarantee given solely to support such pledge or (ii) any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or U.S. government obligations (in an amount sufficient to satisfy all such Indebtedness at the Stated Maturity thereof or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness or (iii) Indebtedness for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Indebtedness.

The Equistar Assumed Debt shall not constitute Indebtedness of LCC as of any date of determination if LCC has not made any principal or interest payments on such Indebtedness after the Issue Date; provided that, the payment by LCC of any principal or interest thereon shall be deemed to be an incurrence of such Indebtedness on the day of such payment.

The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade” means a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s. In the event that LCC shall select any other Rating Agency pursuant to the provisions of the definition thereof, the equivalent of such ratings by such Rating Agency shall be used.

“Investments” means, with respect to any person, all investments by such person in another person (including an Affiliate of such person) in the form of direct or indirect loans, advances or extensions of credit to such other person (including any Guarantee by such person of the

Indebtedness or Disqualified Stock of such other person) or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of such other person, together with all items that are or would be classified as investments of such investing person on a balance sheet prepared in accordance with GAAP; provided that (x) trade credit and accounts receivable in the ordinary course of business, (y) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees and (z) reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of LCC or any of its Restricted Subsidiaries shall not be considered Investments. If LCC or any Restricted Subsidiary of LCC sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of LCC such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary of LCC, LCC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the first paragraph of the covenant described above under the caption “—Selected covenants—Restricted payments.”

“Issue Date” means the date on which the notes are originally issued.

“Joint Venture” means any joint venture between LCC or any Restricted Subsidiary and any other person (including any Unrestricted Subsidiary), whether or not such joint venture is a Subsidiary of LCC or any Restricted Subsidiary.

“Joint Venture Subsidiary” means a Subsidiary of LCC or any of its Subsidiaries that has no assets and conducts no operations other than its ownership of Equity Interests of a Joint Venture.

“LCR” means LYONDELL—CITGO Refining LP.

“LCR Acquisition” means the acquisition, directly or indirectly, by LCC of the 41.25% equity interest in LCR which, immediately prior to such acquisition, was not owned by it.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest (other than, in the case of Receivables Facilities, security interests under the Uniform Commercial Code arising solely by virtue of the application of Article 9 thereof to sales of accounts) or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof) or the assignment or conveyance of any right to receive income therefrom.

“Limited Recourse Stock Pledge” means the pledge of the Equity Interests in any Joint Venture (that is not a Restricted Subsidiary) or any Unrestricted Subsidiary to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary, which pledge is made by a Restricted Subsidiary of LCC, the activities of which are limited to making and managing Investments, and owning Equity Interests, in such Joint Venture or Unrestricted Subsidiary, but only for so long as its activities are so limited.

“Lyondell TDI” means Lyondell Chimie France TDI, a French limited partnership and a wholly owned subsidiary of LCC.

“Major Asset Sale” means an Asset Sale designated by LCC by prior notice to the Trustee as a Major Asset Sale, so long as in connection therewith (1) LCC receives Net Proceeds in an aggregate amount not less than $1,000,000,000 (which shall be deemed Net Proceeds of such Major Asset Sale for purposes of the covenant described under the caption “—Repurchase at the option of holders—Asset sales”), (2) at the time of such Major Asset Sale and after giving effect thereto, no Default shall exist, (3) the sum of the gross cash proceeds received by LCC in respect of such Major Asset Sale plus the value of the interest of LCC in the Subject Assets Transferee (if any) after giving effect to such Major Asset Sale is not less than the value (as conclusively determined by the Board of Directors of LCC) of the portion of the Subject Assets transferred by LCC in connection with such Major Asset Sale, and (4) LCC directly or indirectly is the operator of the Subject Assets in which it or a Subject Assets Transferee retains an interest. For purposes of clause (1) of this definition, (x) a transaction that produces substantially the same economic result as a sale of a partial interest in an asset, as might be achieved, for instance, through contractual arrangements allocating future revenues and costs attributable to the asset, shall be deemed an Asset Sale even though there may be no change in title to the asset or in the ownership of the person that has title to the asset and (y) a subsequent related transaction with the same Acquiring Person (or an Affiliate thereof) contemplated by the terms of the initial Major Asset Sale with such Acquiring Person shall, for purposes of determining the applicability of and compliance with this definition, be deemed a single cumulative transaction.

“Millennium” means Millennium Chemicals, Inc. and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however,

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with

(a)	any asset sale not in the ordinary course of business or any disposition pursuant to a Sale and Leaseback Transaction, or

(b)	the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries, and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss,

(3)	any non-cash restructuring charges or asset impairment charges (other than write-downs of current assets), provided that if any such charge represents a cash payment in any future period, such cash payment shall be included in such period,

(4)	any restructuring charges paid in cash during such period, up to a maximum amount of $50 million for any period of four consecutive fiscal quarters, and

(5)	in the case of LCC, the payment of $176,250,000 to reflect LCC’s share of the payment made by LCR to terminate the prior crude supply agreement in connection with the LCR Acquisition.

“Net Proceeds” means the aggregate cash proceeds (excluding any proceeds deemed to be “cash” pursuant to the covenant described above under “—Repurchase at the option of holders—Asset sales”) received by LCC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts required to be paid to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale, (iii) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Existing Credit Facility, the Existing Senior Secured Notes or the Existing ARCO Chemical Debt) secured by a Lien on any asset sold in such Asset Sale, and (iv) any reserves for adjustment in respect of the sales price of such asset or assets established in accordance with GAAP and any reserve for future liabilities established in accordance with GAAP, provided that the reversal of any such reserve that reduced Net Proceeds when issued shall be deemed a receipt of Net Proceeds in the amount of such proceeds on such day.

“Non-Recourse Debt” means Indebtedness as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets (in each case, other than the stock of a Joint Venture or an Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of such Joint Venture pledged by LCC or any of its Restricted Subsidiaries to secure debt of such Joint Venture or Unrestricted Subsidiary) of LCC or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

“Payment Default” means any failure to pay any scheduled installment of interest or principal on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.

“PBGC Settlement” means the settlement agreement between LCC and the Pension Benefit Guaranty Corporation (or any successor entity) as amended, modified, restated or replaced from time to time.

“Permitted Business” means the petrochemical, chemical and petroleum refining businesses and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Equistar Revolving Credit Amount” means an amount equal to the sum of (i) the aggregate principal amount of committed financings of Equistar under all revolving credit facilities of Equistar plus (ii) the maximum amount that a third party may advance under all Receivables Facilities of any Accounts Receivable Subsidiaries of Equistar.

“Permitted Investments” means:

(a)	any Investment in LCC or in a Restricted Subsidiary of LCC that is engaged in a Permitted Business;

(b)	any Investment in Cash Equivalents;

(c)	any Investment by LCC or any Subsidiary of LCC in a person, if as a result of such Investment:

(1)	such person becomes a Restricted Subsidiary of LCC engaged in a Permitted Business or

(2)	such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, LCC or a Restricted Subsidiary of LCC engaged in a Permitted Business;

(d)	any non-cash consideration (other than a joint venture interest received in full or partial satisfaction of the 75% requirement in clause (ii) of the first paragraph of the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”) received as consideration in:

(1)	an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales;” or

(2)	an Asset Swap deemed not to be an Asset Sale pursuant to clause (g) of the definition of “Asset Sale”;

(e)	Hedging Obligations entered into in the ordinary course of business and otherwise permitted under the indenture;

(f)	Investments in an Accounts Receivable Subsidiary that, as conclusively determined by the Board of Directors, are necessary or advisable to effect a Receivables Facility;

(g)	Investments in Unrestricted Subsidiaries and Joint Ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause (g), not to exceed at any time outstanding the greater of (x) $50 million and (y) 0.5% of the Consolidated Net Tangible Assets of LCC at the time of such Investment (after giving effect to any reductions in the amount of any such Investments as a result of the repayment or other disposition thereof for cash, the amount of such reduction not to exceed the amount of such Investments previously made pursuant to this clause (g));

(h)	any Investment received by LCC or any Restricted Subsidiary as consideration for the settlement of any litigation, arbitration or claim in bankruptcy or in partial or full satisfaction of accounts receivable owned by a financially troubled person to the extent reasonably necessary in order to prevent or limit any loss by LCC or any of its Restricted Subsidiaries in connection with such accounts receivable;

(i)	Limited Recourse Stock Pledges; and

(j)

any Investment made in exchange for, or with the net cash proceeds from the sale of, (i) any Restricted Investment outstanding as of the Issue Date (other than Investments in (x) Millennium, (1) up to an amount equal to the aggregate amount of distributions received by Millennium from Equistar from and after the Issue Date and (2) to the extent the proceeds of the disposition pertain to Millennium’s ownership in Equistar, and (y) Equistar), (ii) any Permitted Investment of the type described in clause (g) above or (iii) any Restricted Investment made after the Issue Date that is permitted by the first paragraph of, or clauses (d), (j) or (k) of, the covenant described under the caption “—Selected covenants—Restricted Payments”, provided such Investment occurs within 365 days after such sale. The amount of any Investment outstanding pursuant to this clause (j) made in exchange for, or with the net cash proceeds from the sale of, an Investment outstanding under such clause (g) or (j) shall be deducted from the amount otherwise available under such clause (g) or (j), as the case may be.

“Permitted Liens” means:

(1)	Liens in favor of LCC or any Subsidiary Guarantor;

(2)	Liens securing the notes and the Subsidiary Guarantees;

(3)	Liens on property of a person existing at the time such person is merged into or consolidated with LCC or any Restricted Subsidiary of LCC or becomes a Subsidiary of LCC; provided that such Liens were in existence before the contemplation of such merger, consolidation or acquisition and do not extend to any assets of LCC or its Restricted Subsidiaries other than those of the person merged into or consolidated with LCC or that becomes a Restricted Subsidiary of LCC; but including in any event Liens on property acquired after such date required to be pledged pursuant to the terms of the agreements related thereto;

(4)	Liens on property (together with general intangibles, improvements and proceeds related to such property) existing at the time of acquisition thereof by LCC or any Restricted Subsidiary of LCC; provided that such Liens were in existence before the contemplation of such acquisition;

(5)	Liens (including the interest of a lessor under a capital lease) on any asset (together with general intangibles, improvements and proceeds related to such asset) existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition or completion of design, construction, installation or improvement thereof, whichever is later, to secure or provide for the payment of all or any part of the purchase price (or design, construction, installation or improvement price) thereof;

(6)	Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Internal Revenue Code;

(7)	Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens and Liens imposed by law on pipelines or pipeline facilities;

(8)	Liens arising by reason of deposits necessary to qualify LCC or any Restricted Subsidiary to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

(9)	Liens to secure the performance of statutory obligations, tender, bid, performance, government contract, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

(10)	Liens existing on the Issue Date;

(11)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, prejudgment Liens that are being contested in good faith by appropriate proceedings and Liens arising out of judgments or awards against LCC or any Restricted Subsidiary with respect to which LCC or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review; provided that in each case any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12)	easements, rights-of-way, restrictions, irregularities of title and other similar charges or encumbrances, not interfering in any material respect with the ordinary conduct of the business of LCC or any of its Restricted Subsidiaries;

(13)	Liens securing reimbursement obligations with respect to commercial letters of credit obtained in the ordinary course of business which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(14)	Liens securing assets under construction arising from progress or partial payments by a customer of LCC or its Restricted Subsidiaries relating to such property or assets;

(15)	licenses or leases by LCC or any of its Restricted Subsidiaries as licensor or lessor in the ordinary course of business and otherwise permitted by the indenture for patents, copyrights, trademarks, trade names and other intellectual property;

(16)	leases or subleases by LCC or any of its Restricted Subsidiaries as lessor or sublessor in the ordinary course of business and otherwise permitted by the indenture;

(17)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(18)	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or redeeming Indebtedness of LCC or any of its Restricted Subsidiaries (which defeasance or redemption is otherwise permitted under the indenture);

(19)	Liens resulting from any Limited Recourse Stock Pledge;

(20)	Liens on equipment of LCC or any Restricted Subsidiary arising as a result of a sale and leaseback with respect to such equipment; provided that the proceeds from such sale and leaseback are applied pursuant to the covenant described above under the caption “—Repurchase at the option of holders—Asset sales;”

(21)	Asset Sale Liens;

(22)	customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or an escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of LCC or any Restricted Subsidiary, to the extent such dispositions are permitted hereunder;

(23)	Liens securing Hedging Obligations otherwise permitted by the indenture;

(24)	other Liens on assets of LCC or any Restricted Subsidiary of LCC securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed the greater of (y) $100 million and (z) 1.0% of LCC’s Consolidated Net Tangible Assets at the time each determination is made;

(25)

Liens to secure a Permitted Refinancing (other than a refinancing of Indebtedness secured by a Lien described in clause (26) below) incurred to refinance Indebtedness that was secured by a Lien permitted under the indenture and that was incurred in accordance with the provisions of the indenture; provided that such Liens do not extend to or cover any property or assets of LCC or any Restricted Subsidiary other than assets or property securing the Indebtedness so refinanced (together with any assets acquired thereafter which are required to be pledged pursuant to the terms of such Indebtedness);

(26)	Liens securing Indebtedness incurred under the Existing Credit Facility incurred under clause (1) of the covenant described above under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock”, and securing any Guarantee thereof by any Restricted Subsidiary;

(27)	Liens securing Indebtedness of any Foreign Subsidiary which Indebtedness is permitted by the indenture;

(28)	Liens securing Acquired Debt permitted to be incurred under the indenture and Liens securing Indebtedness included under clause (14) of the covenant described above under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock”, provided that such Liens were in existence prior to the contemplation of the incurrence of such Indebtedness under the indenture, and provided further such Liens do not extend to or cover any property or assets not subject to such Lien at the time of incurrence other than any assets acquired thereafter which are required to be pledged pursuant to the terms of such Indebtedness;

(29)	Liens securing the Existing Senior Secured Notes, and securing any Guarantee thereof by a Subsidiary Guarantor; and

(30)	from and after the first date when the notes are rated Investment Grade, Liens on any asset of LCC and its Restricted Subsidiaries other than any manufacturing facility located in the United States.

“Permitted Refinancing” means any Indebtedness of LCC or any of its Subsidiaries or Preferred Stock of a Finance Subsidiary issued in exchange for, or the net proceeds of which are used within 45 days solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of LCC or any of its Restricted Subsidiaries; provided that:

(1)	the principal amount (or liquidation preference in the case of Preferred Stock) of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing or, in the case of Preferred Stock of a Finance Subsidiary, the Indebtedness issued to such Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)

if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated by its terms in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing, or, in the case of Preferred Stock, the Indebtedness issued to such Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and is subordinated in right of payment to, the notes on subordination terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (provided that in the case of a Permitted Refinancing of the Existing Senior Subordinated Notes pursuant to clause (e) of the covenant entitled “Restricted Payments” such Permitted Refinancing need not comply with such subordination requirements);

(4)	such Indebtedness is incurred by LCC or a Subsidiary Guarantor (or such Preferred Stock is issued by a Finance Subsidiary) if LCC or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5)	such Indebtedness is incurred by LCC or a Restricted Subsidiary (or such Preferred Stock is issued by a Finance Subsidiary) if a Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Preferred Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such person which is outstanding or issued on or after the date of the indenture.

“Qualified Equity Interests” shall mean all Equity Interests of a person other than Disqualified Stock of such person.

“Rating Agency” means (1) S&P or (2) Moody’s or (3) if neither S&P nor Moody’s shall exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by LCC, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities or arrangements, as amended from time to time, pursuant to which LCC or any of its Restricted Subsidiaries sells (including a sale in exchange for a promissory note of or an Equity Interest in an Accounts Receivable Subsidiary) its accounts receivable to an Accounts Receivable Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a person that is not LCC or a Restricted Subsidiary in connection with, any Receivables Facility.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a person means any Subsidiary of the referent person that is not an Unrestricted Subsidiary.

“Rhodia” means Rhodia S.A., a French company and the successor in interest to Rhone-Poulenc Chemie S.A. under the TDI Agreements.

“Rhodia TDI Plant” means the manufacturing facilities for the production of toluene diisocyanate, currently owned by Rhodia and located at Pont-de-Claix, France.

“Sale and Leaseback Transaction” means, with respect to any person, any arrangement with a lender or an investor providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person to such lender or investor if such arrangement is accounted for as a capitalized lease by such person under GAAP.

“SEC” means the Securities and Exchange Commission.

“Senior Indebtedness” has the meaning assigned to such term in the Existing Senior Subordinated Note Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Issue Date; provided that in no event shall “Significant Subsidiary” include any Subsidiary that (i) would otherwise be a Significant Subsidiary solely by virtue of the size of a loss it has incurred and (ii) is not a “Significant Subsidiary” under the Existing Senior Secured Notes or the Existing Senior Subordinated Notes outstanding at such time.

“S&P” means Standard & Poor’s Corporation and its successors.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness (or any later date established by any amendment to such original documentation) and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal before the date originally scheduled for the payment thereof.

“Subject Assets” means, with respect to any Major Asset Sale, the assets that are the subject of such Major Asset Sale.

“Subject Assets Transferee” means any Restricted Subsidiary or Joint Venture that becomes the owner of Subject Assets in connection with a Major Asset Sale.

“Subsidiary” means, with respect to any person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) or (2) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof).

“Subsidiary Guarantor” means (1) LRC Holdings GP LLC, LRC Holdings LP LLC, LRP Holdings LP LLC, Lyondell (Pelican) Petrochemical L.P.1, Inc., Lyondell Chemical Delaware Company, Lyondell Chemical Nederland, Ltd., Lyondell Chemical Properties, L.P., Lyondell Chemical Technology Management, Inc., Lyondell Chemical Technology, L.P., Lyondell Chimie France Corporation, Lyondell France, Inc., Lyondell LP3 GP, LLC, Lyondell LP3 Partners, LP, Lyondell LP4 Inc., Lyondell Petrochemical L.P. Inc., Lyondell Refining Company LP, Lyondell Refining GP, LLC, Lyondell Refining LP, LLC, Lyondell Refining Partners, LP, POSM Delaware, Inc., POSM II Properties Partnership, L.P., LYONDELL-CITGO Refining LP, Lyondell Chemical Technology 1 Inc., Lyondell Chemical Technology 2 Inc., Lyondell Chemical Technology 3 Inc., Lyondell Chemical Technology 4 Inc., Lyondell Chemical Technology 5 Inc., Lyondell Chemical Technology 6 Inc., Lyondell Chemical Technology 7 Inc., Lyondell Chemical Technology 8 Inc., Lyondell Houston Refinery Inc. and Lyondell Houston Refinery A Inc. and (2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indentures, in each case, until the Subsidiary Guarantee of such person is released in accordance with the provisions of the indentures.

“TDI Agreements” means (1) the Share Purchase Agreement dated as of January 23, 1995 between Lyondell Chemical Europe Inc. and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time, (2) the Processing Agreement dated as of January 23, 1995 between Lyondell Chemical Chemie TDI and Rhone-

Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time, and (3) the TDI License.

“TDI Assets” means (1) all rights of Lyondell Chemical Europe Inc., Lyondell Chemical Chemie TDI, Lyondell Chemical Technology, L.P. and their respective successors under the TDI Agreements and (2) all of Lyondell TDI’s customer lists relating to the Rhodia TDI Plant.

“TDI License” means the TDI Technology Agreement dated as of January 23, 1995 between Lyondell Chemical Technology, L.P. and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time.

“Unrestricted Subsidiary” means (1) any Subsidiary of LCC that is designated by the Board of Directors of LCC as an Unrestricted Subsidiary pursuant to a board resolution, (2) any Subsidiary of an Unrestricted Subsidiary and (3) any Accounts Receivable Subsidiary. The Board of Directors may designate any Subsidiary of LCC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interest or Indebtedness of, or holds any Lien on any property of, LCC or any other Subsidiary of LCC that is not a Subsidiary of the Subsidiary to be so designated; provided that

(a)	any Guarantee (other than as a guarantor of the Equistar Assumed Debt so long as the Equistar Assumed Debt is not considered Indebtedness of LCC pursuant to the definition thereof) by LCC or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by LCC or such Restricted Subsidiary (or both, if applicable) at the time of such designation,

(b)	either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described above under the caption “—Selected covenants—Restricted payments,” and

(c)	if applicable, the Investment and the incurrence of Indebtedness referred to in clause (a) of this proviso would be permitted under the covenants described above under the captions “—Selected covenants—Restricted payments” and “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock.”

Any such designation by the Board of Directors pursuant to clause (1) above shall be evidenced to the applicable Trustee by filing with such Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenants described above under the captions “—Selected covenants—Restricted payments” and “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock.”

If at any time LCC or any Restricted Subsidiary Guarantees any Indebtedness of such Unrestricted Subsidiary (other than a Limited Recourse Stock Pledge or a non-recourse guarantee given solely to support such pledge) or makes any other Investment in such Unrestricted Subsidiary and such incurrence of Indebtedness or Investment would not be permitted under the covenants described above under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock” or “—Selected covenants—Restricted payments,” it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of LCC as of such date (and, if such

Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock,” LCC shall be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of LCC of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (1) such Indebtedness is permitted under the covenant described above under the caption “—Selected covenants—Incurrence of indebtedness and issuance of preferred stock” and (2) no Default or Event of Default would be in existence following such designation. As of the Issue Date, each of Millennium and Equistar and each Subsidiary thereof is an Unrestricted Subsidiary, and after the Issue Date each of Millennium and Equistar and each Subsidiary thereof will continue to be an Unrestricted Subsidiary until the Board of Directors designates it a Restricted Subsidiary in accordance with the provisions of the indenture.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than the U.S. dollar, at or as of any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computations into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by LCC) at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination. Whenever the definitions under “—Selected definitions” or the provisions described under “—Selected covenants” or “—Events of default and remedies” refer to an amount in U.S. dollars, that amount shall be deemed to refer to the U.S.-Dollar Equivalent of the amount denominated in any other currency or currency unit, including composite currencies.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any person means a Restricted Subsidiary of such person all the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such person or by one or more Wholly Owned Restricted Subsidiaries of such person or by such person and one or more Wholly Owned Restricted Subsidiaries of such person.

“Wholly Owned Subsidiary” of any person means a Subsidiary of such person all the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such person or by one or more Wholly Owned Subsidiaries of such person or by such person and one or more Wholly Owned Subsidiaries of such person.

United States taxation

The following general discussion summarizes certain of the material United States federal tax consequences of the ownership and disposition of the notes applicable to Non-U.S. Holders. For purposes of this discussion, “Non-U.S. Holder” generally means any beneficial owner of notes other than (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated for United States federal tax purposes as a corporation) created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person. If a partnership (including for this purpose an entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders of notes that are a partnership or partners in such partnership should consult their tax advisors about the United States federal tax consequences of purchasing, owning and disposing of the notes.

This discussion is a general summary and does not consider all aspects of United States federal taxation that may be relevant to a prospective Non-U.S. Holder in light of that Non-U.S. Holder’s particular circumstances, nor does it address the federal tax consequences to Non-U.S. Holders subject to special treatment under the federal tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, banks, thrifts, insurance companies, other financial institutions, persons that hold the notes as a position in a “straddle” or as part of a “synthetic security,” “hedging,” “conversion” or other integrated instrument, persons that acquire notes in connection with the performance of services, investors in pass-through entities and certain United States expatriates. Further, this summary does not address any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal tax laws, as well as the laws of any state, local, or foreign taxing jurisdiction, to their particular situations.

Payment of interest

Interest paid by Lyondell to a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax provided that:

•	such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Lyondell entitled to vote;

•	such Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to Lyondell through stock ownership; and

•	certain certification requirements are satisfied, as described below under the heading “Owner statement requirement.”

Notwithstanding the above, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to United States federal income tax on interest that is effectively connected with the conduct of such trade or business. In addition, if such Non-U.S. Holder is a corporation, it should consult with its tax advisors regarding the possible application of the United States branch profits tax.

Gain on disposition

A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a note unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; or

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met.

Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the United States branch profits tax.

Federal estate taxes

A note held by an individual who at the time of death is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States will not be subject to United States federal estate tax with respect to such note as a result of such individual’s death, provided that

•	the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Lyondell entitled to vote; and

•	the interest accrued on the note was not effectively connected with a United States trade or business of the individual at the time of the individual’s death.

Owner statement requirement

In order to claim an exemption from United States federal withholding tax with respect to payments of interest on a note, a Non-U.S. Holder of a note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds a note on behalf of such holder must file a statement with Lyondell or its agent representing that such Non-U.S. Holder is not a United States person. Under current regulations, this requirement will be satisfied if Lyondell or its agent receives:

•	a statement from such Non-U.S. Holder certifying under penalties of perjury on an Internal Revenue Service Form W-8BEN that such holder is not a United States person and that provides certain information required under the regulations; or

•	a statement from the financial institution holding the note on behalf of such Non-U.S. Holder certifying under penalties of perjury that it has received the holder’s statement, together with a copy of the holder’s statement.

The Non-U.S. Holder must inform Lyondell, its agent or the financial institution, as applicable, within 30 days of any change in information on the holder’s statement.

Information reporting and backup withholding

Payments of interest made on a note are, and proceeds from the sale or redemption of a note may be, subject to information reporting to the Internal Revenue Service. In addition, payments of interest made on a note and proceeds from the sale or other disposition of a note may be subject to United States “backup” withholding tax unless the holder satisfies certain certification procedures or otherwise establishes an exemption. The certification procedures described above at “Owner statement requirement” will satisfy the certification requirements necessary to avoid the backup withholding tax. Any withheld amounts would generally be allowed as a credit against a holder’s United States federal income tax, provided the required information is timely filed with the Internal Revenue Service.

The United States federal tax discussion set forth above is included for general information only and may not be applicable to a Non-U.S. Holder’s particular situation. Non-U.S. Holders of the notes should consult tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to the underwriters named below, for whom J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, and they have severally agreed to purchase, the following respective principal amounts of the notes:

	Principal amount of 2014 notes	Principal amount of 2016 notes
J.P. Morgan Securities Inc.	$	$
Banc of America Securities LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
BNY Capital Markets, Inc.
Deutsche Bank Securities Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
UBS Securities LLC
Wachovia Capital Markets, LLC

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to         % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our out of pocket expenses for this offering will be approximately $1,510,000.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. Affiliates of certain of the underwriters are lenders under our revolving credit facility and senior secured term loan. We intend to use a portion of the proceeds from the sale of the notes to repay indebtedness owed by us to affiliates of the underwriters who are lenders under our senior secured term loan. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., Bank of America, N.A., an affiliate of Banc of America Securities LLC, Citicorp USA, Inc., an affiliate of Citigroup Global Markets Inc., and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, are acting as lenders under the new senior secured credit facility and J.P. Morgan Securities Inc. is acting as a dealer manager in connection with LCC’s tender offer for its 9.625% Senior Secured Notes, Series A, due May 1, 2007.

We intend to use more than 10% of the net proceeds from the sale of the notes to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our term facility. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the yield on the debt securities may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Deutsche Bank Securities Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus, is no lower than that recommended by Deutsche Bank Securities Inc.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not

made and will not make an offer of notes to the public in that Relevant Member State before the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

Where you can find more information

Available information

Lyondell files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at www.sec.gov. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings are also available free of charge from our web site at www.lyondell.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC. Under the rules and regulations of the SEC, this prospectus does not contain all the information set forth or included in the registration statement, and we refer you to the omitted information. The statements made in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its web site.

Incorporation of information that we file with the SEC

The SEC allows us to incorporate by reference the information we file with the SEC, which permits us to disclose information to you by referencing these filed documents. Any information that is incorporated by reference is considered part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information. If any information subsequently filed by us or included in a prospectus supplement varies from this prospectus, you should rely on the subsequently filed information or prospectus supplement. We incorporate by reference the following documents which have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2005 (certain financial information therein was recast in a Current Report on Form 8-K filed on September 1, 2006, to reflect the recent change in our subsidiary guarantors);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006; and

•	our Current Reports on Form 8-K filed February 1, 2006 (2 reports), February 6, 2006, February 10, 2006, February 14, 2006, February 27, 2006, March 1, 2006, April 6, 2006, April 13, 2006, May 26, 2006, July 7, 2006, July 20, 2006, August 1, 2006, August 9, 2006, August 16, 2006, September 1, 2006 (2 reports) and September 5, 2006 and on Form 8-K/A on February 27, 2006 and August 18, 2006, excluding any information that was furnished to (and not filed with) the SEC.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus are also incorporated by reference into this prospectus. Information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will automatically update and supersede the information in this prospectus.

You may request a copy of any document incorporated by reference (excluding exhibits), at no cost, by writing or telephoning us at the following address:

Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

Attn: Investor Relations

Phone: (713) 309-4590

You should rely only on the information incorporated by reference or provided in this prospectus relating to the offered securities. No one else is authorized to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents because our business, financial condition and results of operations may have changed since that date.

Legal matters

Certain legal matters in connection with the offering of the notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas and for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

The consolidated financial statements of Lyondell Chemical Company as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2005 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of LYONDELL-CITGO Refining LP as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Equistar Chemicals, LP and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With the exception of the LYONDELL-CITGO Refining LP (“LCR”) financial statements as of June 30, 2006 and 2005 and for each of the three- and six-month periods ended June 30, 2006 and 2005, the financial statements listed in this index represent the financial statements of Lyondell Chemical Company and LCR as filed with the SEC either in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 Annual Report”) or Lyondell’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006. These SEC filings occurred prior to and, accordingly, the financial statements did not include disclosures with respect to the LCR transaction completed August 16, 2006. In addition, certain financial information in the 2005 Annual Report was recast in a Current Report on Form 8-K filed on September 1, 2006 to reflect the recent change in Lyondell’s subsidiary guarantors.

The LCR financial statements as of June 30, 2006 and 2005 and for each of the three- and six-month periods ended June 30, 2006 and 2005 are presented here to provide information about LCR, a subsidiary guarantor of certain Lyondell borrowings from August 16, 2006. Prior to Lyondell’s acquisition of its partner’s interest in LCR on August 16, 2006, Lyondell’s investment in LCR was carried by Lyondell as an equity investment and, therefore, LCR’s financial position, results of operations and cash flows were not included in Lyondell’s disclosures about subsidiary guarantors.

Management’s report on internal control over financial reporting

The management of Lyondell Chemical Company is responsible for establishing and maintaining adequate internal control over financial reporting. Lyondell’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Lyondell management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on its assessment, Lyondell’s management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005 based on those criteria.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report on Form 10-K, has audited management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, as stated in their report that appears on the following page.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Lyondell Chemical Company:

We have completed integrated audits of Lyondell Chemical Company’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Lyondell Chemical Company and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for stock-based compensation.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Houston, Texas

March 14, 2006, except for Note 26,

as to which the date is August 31, 2006

Lyondell Chemical Company

Consolidated Statements of Income

	For the year ended December 31,
Millions of dollars, except per share data	2005	2004	2003

Sales and other operating revenues:
Trade	$16,907	$5,821	$3,567
Related parties	1,699	125	214

	18,606	5,946	3,781

Operating costs and expenses:
Cost of sales	16,485	5,468	3,591
Charges related to toluene diisocyanate plant	219	—	—
Selling, general and administrative expenses	543	287	170
Research and development expenses	91	41	37
Purchased in-process research and development	—	64	—

	17,338	5,860	3,798

Operating income (loss)	1,268	86	(17)

Interest expense	(649)	(463)	(415)
Interest income	46	14	23
Other income (expense), net	(39)	(11)	31

Income (loss) before equity investments and income taxes	626	(374)	(378)

Income (loss) from equity investments:
LYONDELL-CITGO Refining LP	123	303	144
Equistar Chemicals, LP	—	141	(228)
Other	1	7	(19)

	124	451	(103)

Income (loss) before income taxes	750	77	(481)
Provision for (benefit from) income taxes	219	23	(179)

Net income (loss)	$531	$54	$(302)

Earnings (loss) per share:
Basic	$2.16	$0.29	$(1.84)

Diluted	$2.04	$0.29	$(1.84)

See Notes to the Consolidated Financial Statements.

Lyondell Chemical Company

Consolidated Balance Sheets

	December 31,
Millions, except shares and par value data	2005	2004

Assets

Current assets:
Cash and cash equivalents	$593	$804
Accounts receivable:
Trade, net	1,563	1,455
Related parties	114	132
Inventories	1,657	1,619
Prepaid expenses and other current assets	176	171
Deferred tax assets	198	276

Total current assets	4,301	4,457
Property, plant and equipment, net	6,530	7,215

Investments and long-term receivables:
Investment in PO joint ventures	776	838
Investment in and receivable from LYONDELL-CITGO Refining LP	186	229
Other	114	123
Goodwill, net	2,245	2,175
Other assets, net	828	924

Total assets	$14,980	$15,961

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt	$319	$308
Accounts payable:
Trade	1,353	1,086
Related parties	100	119
Accrued liabilities	797	782

Total current liabilities	2,569	2,295
Long-term debt	5,974	7,412
Other liabilities	1,786	1,780
Deferred income taxes	1,463	1,477
Commitments and contingencies
Minority interests	180	181

Stockholders’ equity:
Common stock, $1.00 par value, 420,000,000 shares authorized, 247,876,385 and 244,541,913 shares issued, respectively	248	245
Additional paid-in capital	3,211	3,143
Retained deficit	(292)	(600)
Accumulated other comprehensive income (loss)	(136)	56
Treasury stock, at cost, 826,151 and 856,915 shares, respectively	(23)	(28)

Total stockholders’ equity	3,008	2,816

Total liabilities and stockholders’ equity	$14,980	$15,961

See Notes to the Consolidated Financial Statements.

Lyondell Chemical Company

Consolidated Statements of Cash Flows

	For the year ended December 31,
Millions of dollars	2005	2004	2003

Cash flows from operating activities:
Net income (loss)	$531	$54	$(302)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	729	289	250
Charges related to toluene diisocyanate plant	195	—	—
Equity investments—
Amounts included in net (income) loss	(124)	(451)	103
Distributions of earnings	123	424	144
Deferred income taxes	142	19	(172)
Purchased in-process research and development	—	64	—
Debt prepayment premiums and charges	45	18	5
Gain on sale of equity interest	—	—	(18)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(156)	42	(54)
Inventories	(94)	(137)	14
Accounts payable	292	(4)	61
Other, net	(89)	36	68

Net cash provided by operating activities	1,594	354	99

Cash flows from investing activities:
Expenditures for property, plant and equipment	(249)	(70)	(264)
Distributions from affiliates in excess of earnings	183	95	111
Contributions and advances to affiliates	(148)	(53)	(137)
Cash received in acquisition of Millennium Chemicals Inc.	—	367	—
Cash received in acquisition of Equistar Chemicals, LP	—	85	—
Proceeds from sale of equity interest	—	—	28
Maturity (purchase) of other short-term investments	—	—	44
Other	3	—	—

Net cash provided by (used in) investing activities	(211)	424	(218)

Cash flows from financing activities:
Repayment of long-term debt	(1,512)	(319)	(103)
Issuance of long-term debt	100	4	315
Dividends paid	(222)	(127)	(116)
Issuance of common stock	—	—	171
Proceeds from stock option exercises	48	25	—
Other, net	6	1	(1)

Net cash provided by (used in) financing activities	(1,580)	(416)	266

Effect of exchange rate changes on cash	(14)	4	5

Increase (decrease) in cash and cash equivalents	(211)	366	152
Cash and cash equivalents at beginning of period	804	438	286

Cash and cash equivalents at end of period	$593	$804	$438

See Notes to the Consolidated Financial Statements.

Lyondell Chemical Company

Consolidated Statements of Stockholders’ Equity

	Common Stock		Series B Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Net Stockholders’ Equity	Comprehensive Income (Loss)
Millions, except shares	Issued	Treasury

Balance, January 1, 2003	$128	$(75)	$35	$1,380	$(18)	$(271)	$1,179
Net loss	—	—	—	—	(302)	—	(302)	$(302)
Cash dividends ($0.90 per share)	—	—	—	—	(116)	—	(116)	—
Series B stock dividends, 2,255,197 shares	—	—	2	30	(32)	—	—	—
Foreign currency translation, net of tax of $13	—	—	—	—	—	191	191	191
Minimum pension liability, net of tax of $13	—	—	—	—	—	24	24	24
Reissuance of 324,886 treasury shares under benefit plans	—	9	—	—	(6)	—	3	—
Issuance of 13,800,000 shares of common stock	14	—	—	157	—	—	171	—
Non-qualified stock option grants, net of tax of $2	—	—	—	4	—	—	4	—
Other	—	—	—	—	—	2	2	2

Comprehensive loss								$(85)

Balance, December 31, 2003	$142	$(66)	$37	$1,571	$(474)	$(54)	$1,156
Net income	—	—	—	—	54	—	54	$54
Cash dividends ($0.90 per share)	—	—	—	—	(127)	—	(127)	—
Series B stock dividends, 1,784,439 shares	—	—	2	32	(34)	—	—	—
Foreign currency translation, net of tax of $36	—	—	—	—	—	110	110	110
Minimum pension liability	—	—	—	—	—	1	1	1
Reissuance of 1,506,094 treasury shares under benefit plans	—	42	—	—	(19)	—	23	—
Issuance of 477,677 shares of common stock under benefit plans	1	—	—	6	—	—	7	—
Acquisition of Millennium	63	—	—	1,524	—	—	1,587	—
Non-qualified stock option grants, net of tax of $3	—	—	—	5	—	—	5	—
Conversion of Series B stock to common stock, 38,607,860 shares	39	—	(39)	—	—	—	—	—
Derivative instruments	—	—	—	—	—	(1)	(1)	(1)
Other	—	(4)	—	5	—	—	1	—

Comprehensive income								$164

Balance, December 31, 2004	$245	$(28)	$—	$3,143	$(600)	$56	$2,816
Net income	—	—	—	—	531	—	531	$531
Cash dividends ($0.90 per share)	—	—	—	—	(222)	—	(222)	—
Foreign currency translation, net of tax of $17	—	—	—	—	—	(191)	(191)	(191)
Reissuance of 30,764 treasury shares under benefit plans	—	4	—	—	—	—	4	—
Issuance of 3,334,472 shares of common stock under benefit plans	3	—	—	64	—	—	67	—
Non-qualified stock option grants, net of tax of $1	—	—	—	3	—	—	3	—
Derivative instruments	—	—	—	—	—	(1)	(1)	(1)
Other	—	1	—	1	(1)	—	1	—

Comprehensive income								$339

Balance, December 31, 2005	$248	$(23)	$—	$3,211	$(292)	$(136)	$3,008

See Notes to the Consolidated Financial Statements.

Lyondell Chemical Company

Notes to the consolidated financial statements

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

1. Description of the company and operations

Lyondell Chemical Company, together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), is a global chemical company that manufactures and markets a variety of basic chemicals and gasoline blending components. As a result of Lyondell’s acquisition of Millennium Chemicals Inc. (together with its consolidated subsidiaries, “Millennium”) and Lyondell’s resulting 100% ownership of Millennium and Equistar Chemicals, LP (together with its consolidated subsidiaries, “Equistar”) (see Note 5), the operations of Millennium and Equistar are consolidated prospectively from December 1, 2004.

The ethylene, co-products and derivatives (“EC&D”) segment includes: ethylene; co-products, such as propylene, butadiene and aromatics; and ethylene derivatives, including the ethylene oxide, ethylene glycol and polyethylene businesses of Equistar; and the Millennium acetyls business, including vinyl acetate monomer (“VAM”), acetic acid and methanol.

Through November 30, 2004, Lyondell’s EC&D operations, excluding acetyls, were conducted through its 70.5% ownership interest in Equistar, which was accounted for using the equity method (see Note 8). After November 30, 2004, Equistar became a wholly owned subsidiary of Lyondell.

The propylene oxide and related products (“PO&RP”) segment includes: propylene oxide (“PO”); its co-products, styrene monomer (“SM” or “styrene”), and tertiary butyl alcohol (“TBA”), together with its derivatives, methyl tertiary butyl ether (“MTBE”) and ethyl tertiary butyl ether (“ETBE”); PO derivatives, including propylene glycol (“PG”), propylene glycol ethers (“PGE”) and butanediol (“BDO”); and toluene diisocyanate (“TDI”).

The inorganic chemicals segment includes Millennium’s titanium dioxide (“TiO2”) and related products business.

Lyondell’s refining segment operations are conducted through its joint venture ownership interest in LYONDELL-CITGO Refining LP (“LCR”) (see Note 9). Lyondell accounts for its investment in LCR using the equity method. LCR produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants.

2. Summary of significant accounting policies

Basis of presentation—The consolidated financial statements include the accounts of Lyondell Chemical Company and its consolidated subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method of accounting. Under those circumstances, the equity method is used even though Lyondell’s ownership percentage may exceed 50%.

Revenue recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at the time of delivery if Lyondell retains the risk of loss during shipment. For products that are shipped on a consignment basis, revenue is recognized when the customer uses the product. Costs incurred in shipping products sold are included in cost of sales. Billings to customers for shipping costs are included in sales revenue.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Cash and cash equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. Lyondell’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution.

Lyondell has no requirements for compensating balances in a specific amount at a specific point in time. Lyondell does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Lyondell’s discretion.

Allowance for doubtful accounts—Lyondell establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, plant and equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally 25 years for major manufacturing equipment, 30 years for buildings, 5 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information system equipment. Upon retirement or sale, Lyondell removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statements of Income. Lyondell’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-lived asset impairment—Lyondell evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value.

Goodwill—Goodwill represents the excess of purchase price paid over the fair value assigned to the net tangible and identifiable intangible assets of acquired businesses. Goodwill is reviewed for impairment at least annually.

Identifiable Intangible Assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 10 years.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Costs of maintenance and repairs exceeding $5 million incurred as part of turnarounds of major units at Lyondell’s manufacturing facilities are deferred and amortized using the straight-line method over the period until the next planned turnaround, predominantly 4 to 7 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Other intangible assets are carried at cost or amortized cost and primarily consist of deferred debt issuance costs, patents and license costs, capacity reservation fees and other long-term processing rights and costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter.

Environmental remediation costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operations and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

Legal costs—Lyondell expenses legal costs, including those incurred in connection with loss contingencies, as incurred.

Income taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of net operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Minority interests—Minority interests primarily represent the interests of unaffiliated investors in a partnership that owns Lyondell’s PO/SM II plant at the Channelview, Texas complex, a partnership that owns the LaPorte Methanol Company plant in LaPorte, Texas, and in Lyondell’s TiO2 operations in Brazil. The minority interests share of the partnerships’ income or loss is reported in “Other income (expense), net” in the Consolidated Statements of Income.

Foreign currency translation—Lyondell operates primarily in three functional currencies: the euro for operations in Europe, the real for operations in Brazil, and the U.S. dollar for the U.S. and other locations, including manufacturing and marketing operations in Australia, product sales of which are generally in U.S. dollars.

Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain previously reported amounts have been reclassified to conform to classifications adopted in 2005.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Accounting and reporting changes—Effective October 1, 2005, Lyondell implemented Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which clarifies the term conditional asset retirement obligation as used in Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting for Conditional Asset Retirement Obligations, as an obligation that is conditional only as to timing and amount. Lyondell’s application of this interpretation had no material effect on its consolidated financial statements.

Effective July 1, 2005, Lyondell implemented SFAS No. 153, Exchanges of Nonmonetary Assets, which amends Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions, to replace the exception to fair value recognition for nonmonetary exchanges of similar productive assets with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Lyondell’s application of SFAS No. 153 had no material effect on its consolidated financial statements.

In the first quarter 2003, Lyondell adopted the “fair value” method of accounting for employee stock options, the preferred method as defined by SFAS No. 123, Accounting for Stock-Based Compensation, using the prospective transition method. Under the prospective transition method, an estimate of the fair value of options granted to employees during 2003 and thereafter is charged to earnings over the related vesting periods.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Prior to 2003, Lyondell accounted for employee stock options under the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost was recognized in connection with stock options granted prior to 2003 under Lyondell’s plans. The pro forma effect on net income and earnings per share of measuring compensation expense for such grants in the manner prescribed in SFAS No. 123 is summarized in the table below.

Millions of dollars, except per share data	2005	2004	2003

Reported net income (loss)	$531	$54	$(302)
Add stock-based compensation expense included in net income, net of tax	2	3	3
Deduct stock-based compensation expense using fair value method for all options awarded, net of tax	(2)	(4)	(6)

Pro forma net income (loss)	$531	$53	$(305)

Basic and diluted earnings (loss) per share:

Reported
Basic	$2.16	$0.29	$(1.84)
Diluted	$2.04	$0.29	$(1.84)

Pro forma
Basic	$2.16	$0.29	$(1.86)
Diluted	$2.04	$0.28	$(1.86)

Assumptions:
Fair value per share of options granted	$9.64	$3.38	$3.02

Fair value assumptions:
Dividend yield	3.11%	6.38%	6.37%
Expected volatility	35%	35%	42%
Risk-free interest rate	4.24%	4.58%	4.23%
Maturity, in years	10	10	10

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. A primary focus of this Statement is accounting for transactions in which an entity obtains employee services in share-based payment transactions, such as by the granting of stock options and phantom stock options. Lyondell will be required to apply the provisions of SFAS No. 123 (revised 2004) in the first quarter 2006. Upon adoption, a provision of SFAS No. 123 (revised 2004) will require Lyondell to use a non-substantive vesting period approach for share-based payment transactions that vest when an employee becomes retirement eligible. The effect will be to accelerate expense recognition compared to the nominal vesting period approach that Lyondell currently uses. Assuming the non-substantive vesting period approach had been used, compensation expense related to share-based payments would have increased less than $1 million in 2005, $2 million in 2004 and $3 million in 2003.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Lyondell expects to continue to utilize the Black-Scholes option valuation model for employee stock options and anticipates the use of the modified prospective transition method upon adoption. Other provisions of SFAS No. 123 (revised 2004) may affect the computation and resulting fair value of Lyondell’s share-based payment transactions with employees. Lyondell does not expect application of these provisions to have a material effect on its consolidated financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) of the FASB reached consensus on one issue of EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, that inventory purchase and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined for purposes of applying APB Opinion No. 29, Accounting for Nonmonetary Transactions. The effect would be to reduce reported revenues and cost of sales for affected transactions. The consensus on this issue would apply to transactions entered into beginning in the second quarter 2006. Lyondell is evaluating the effect of EITF 04-13 on its consolidated financial statements.

3. Charges related to toluene diisocyanate plant

Earnings for 2005 included pretax charges of $195 million for a reduction of the carrying value of Lyondell’s Lake Charles, Louisiana, TDI plant and related assets. The charges, as well as a decision to cease TDI production at the plant, reflected the facility’s poor financial results and Lyondell’s projections of future plant capital requirements, high energy and raw material costs and low industry capacity utilization rates, which made it commercially impracticable to continue production of TDI at the plant. Hurricane Rita contributed to the decision, as it damaged the plant and contributed to increased energy costs.

The following table summarizes estimates of additional charges that Lyondell expects to recognize related to the Lake Charles TDI facility as well as actual costs incurred through December 31, 2005.

Millions of dollars	Facility costs	Employee termination benefits	Other costs	Total

Future charges estimated as of September 30, 2005	$35	$20	$10	$65
Reductions in estimates of future charges	(13)	(6)	(2)	(21)
Amounts settled during 2005	(6)	—	(3)	(9)
Accrued liabilities as of December 31, 2005	(4)	(11)	—	(15)

Estimate as of December 31, 2005 of remaining charges	$12	$3	$5	$20

Facility costs include plant decommissioning and demolition activities; other costs include the costs of terminating contracts. The reduction in amounts expected to be incurred reflected a decrease in expected decommissioning costs, a decrease in employee termination benefits due to employees accepting positions at other locations and a decrease in other costs as a result of

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

favorable contract negotiations. The amounts reflected in Lyondell’s Consolidated Statement of Income as “Charges related to toluene diisocyanate plant” include the reduction in the carrying value of the plant, amounts settled during 2005 and accrued liabilities as of December 31, 2005 as shown in the table above.

In addition to the costs described above, there are multiple commercial arrangements associated with the Lake Charles TDI facility for which the costs and timing of resolution cannot be determined at this time. The range of reasonably possible outcomes within which the present value of the costs of resolution of such commercial arrangements may fall is between $0 and $160 million; however, these costs are not expected to be in the upper portion of that range.

4. Hurricane effects

During 2005, two major hurricanes impacted the chemical and related industries in the coastal and off-shore regions of the Gulf of Mexico. Net income in 2005 reflected charges totaling $42 million, before tax, representing Lyondell’s exposure to industry losses expected to be underwritten by industry insurance consortia, primarily resulting from hurricane damages.

As a result of Hurricane Rita, Lyondell and LCR also incurred various costs that are subject to insurance reimbursements. Such costs included those incurred in conjunction with suspending operations at substantially all of Lyondell’s Gulf Coast plants and at LCR’s refinery, minor damage to facilities, and costs to restore operations. Net income in 2005 included $24 million of such costs incurred by Lyondell, of which all but a $5 million deductible under the relevant insurance policies are subject to reimbursement through insurance. At LCR, such costs totaled $18 million, of which Lyondell’s proportionate share was $11 million. LCR experienced problems in restarting a major production unit that was shut down in connection with the hurricane, resulting in a significant reduction in crude oil processing rates during the fourth quarter 2005 until the unit was restored to normal operations in December 2005. LCR’s hurricane-related costs and business interruption claims are subject to a total deductible of at least $50 million under the relevant insurance policies. Neither Lyondell nor LCR has recognized, in 2005, any benefits of expected insurance reimbursements.

5. Acquisition of Millennium Chemicals Inc.

On November 30, 2004, Lyondell completed the acquisition of Millennium, in a stock-for-stock business combination intended, among other things, to broaden the Company’s product base and to consolidate ownership of Equistar. In the acquisition, Lyondell issued 63.1 million shares of Lyondell common stock to Millennium’s shareholders, and Millennium became a wholly owned subsidiary of Lyondell. Millennium is the second-largest producer of TiO2 in the world and a merchant seller and producer of TiO2-related products. It is also the second-largest producer of acetic acid and VAM in North America. Millennium owns a 29.5% interest in Equistar, which, upon completion of the acquisition, also became a wholly owned subsidiary of Lyondell.

The results of operations of Millennium and Equistar are included in Lyondell’s Consolidated Statements of Income prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell’s

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

interest in Equistar was accounted for using the equity method of accounting (see Note 8). The aggregate purchase price was $1,469 million, including the 63.1 million shares of Lyondell common stock valued at $1,438 million, payment of transaction costs of $20 million and the fair value of employee stock options of approximately $11 million. The value of the 63.1 million shares of Lyondell common stock issued was determined based on a Lyondell common stock share price of $22.78, which was computed using the average closing price of Lyondell common stock for the period commencing two trading days prior to and ending two trading days after October 5, 2004, the date on which the exchange ratio became fixed without subsequent revision.

The unaudited pro forma combined historical results of Lyondell, Millennium and Equistar for the year ended December 31, 2004, giving effect to the acquisition, assuming the transaction was consummated as of the beginning of 2004 are as follows:

Millions of dollars, except per share data

Sales and other operating revenues	$15,170
Net income	127
Basic earnings per share	0.53
Diluted earnings per share	0.52

The unaudited pro forma data presented above are not necessarily indicative of the results of operations of Lyondell that would have occurred had such transaction actually been consummated as of the beginning of 2004, nor are they necessarily indicative of future results.

The purchase price of $1,469 million was allocated to the assets acquired and liabilities assumed based upon the estimated fair value of such assets and liabilities at the date of acquisition. Based upon additional information received during 2005, the fair values of the assets acquired and liabilities assumed were adjusted, with corresponding adjustment to goodwill as summarized in Note 12. Any changes to the estimates of fair value that would result from information obtained subsequent to 2005, other than information relating to settlement of preacquisition income tax contingencies, would not result in adjustment of the accounting for Lyondell’s acquisition of Millennium and, therefore, would be included in Lyondell’s results of operations.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The fair value of the Millennium assets acquired and liabilities assumed at the date of the acquisition was as follows:

Millions of dollars

Cash and cash equivalents	$367
Other current assets	862
Property, plant and equipment	901
Goodwill	1,079
Investment in Equistar	1,319
Other assets	113
Purchased in-process research and development	60
Current liabilities	(485)
Long-term debt	(1,511)
Other liabilities	(678)
Deferred taxes	(378)
Minority interests	(41)
Convertible debentures—additional paid-in capital	(143)
Investment in treasury stock	4

Total allocated purchase price	$1,469

Goodwill of $186 million was assigned to the acetyls business, which is part of Lyondell’s EC&D segment, and goodwill of $893 million was assigned to the inorganic chemicals segment. No goodwill that would be deductible for income tax purposes was created by the acquisition.

In the initial accounting for Lyondell’s acquisition of Millennium, the Company recorded a liability for the fair value of all Millennium debt assumed, including the fair value of Millennium’s 4% Convertible Senior Debentures as of November 30, 2004. To better reflect the equity characteristics represented by the conversion value of those debentures, a conversion value has been reclassified in the Consolidated Balance Sheet as of December 31, 2004, reducing “Long-term debt” and increasing “Additional paid-in capital” by $143 million. Similarly, the Consolidated Statement of Stockholder’s Equity for the year ended December 31, 2004 reflects this value as part of the additional paid-in capital resulting from Lyondell’s acquisition of Millennium.

As a result of the acquisition of Millennium, Lyondell owns 100% of Equistar prospectively from December 1, 2004. The acquisition of Equistar through Lyondell’s contribution of assets for its original 41% ownership interest, acquisition of a 29.5% interest from Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively “Occidental”) on August 22, 2002, and acquisition of the remaining 29.5% interest through Lyondell’s acquisition of Millennium, was accounted for as a step-acquisition. As a result, 29.5% of each Equistar asset and liability was recorded at fair value as of the date the acquisition was completed, 29.5% of each Equistar asset and liability was recorded at an adjusted book value as of the date the acquisition was completed, based on fair value as of August 22, 2002, and the remaining 41% interest was reflected at its historical carrying value.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The following table provides information regarding the Equistar purchase price and the fair value of the Equistar assets acquired and liabilities assumed at the date of the acquisition:

Millions of dollars

Historical carrying value of Lyondell’s original asset contribution	$339
Carrying value of Lyondell’s 29.5% interest in Equistar purchased from Occidental	646
Fair value of Millennium’s 29.5% interest in Equistar	1,319

Total purchase price	$2,304

Cash	$85
Other current assets	1,660
Property, plant and equipment, net	3,709
Goodwill	95
Investments	60
Other assets	337
Purchased in-process research and development	4
Current liabilities	(853)
Long-term debt	(2,359)
Other liabilities	(434)

Total allocated purchase price	$2,304

The fair value of Millennium’s 29.5% interest in Equistar as of November 30, 2004 was calculated based on the equity consideration issued for the interest acquired from Occidental on August 22, 2002, adjusted for changes in the Lyondell common stock price through November 30, 2004, deferred tax liabilities of $260 million, and a premium proportionate to the premium paid in Lyondell’s purchase of Millennium. Lyondell determined that the August 22, 2002 transaction, representing an observable transaction in the marketplace, was the best available evidence to determine the fair value of Millennium’s investment in Equistar. Lyondell considered all available information, including market multiples and discounted cash flow analyses, to verify the appropriateness of Lyondell’s estimate of the fair value of Millennium’s 29.5% interest in Equistar based on the August 22, 2002 transaction.

The carrying value of Lyondell’s 29.5% interest in Equistar purchased from Occidental on August 22, 2002 represents the purchase price of $804 million as of August 22, 2002, adjusted for the proportionate amount of Equistar net losses and distributions to partners for the period from the acquisition to November 30, 2004, and for amortization of the excess purchase price over the underlying interest in Equistar’s partners’ capital. Lyondell’s purchase price of $804 million for Occidental’s interest in Equistar was based on equity consideration of $452 million and the recognition of $352 million in deferred tax liabilities related to the interest acquired.

The historical carrying value of Lyondell’s original asset contribution represents Lyondell’s initial contribution of assets to obtain a 41% interest in Equistar, adjusted for the proportionate amount of subsequent Equistar net losses and distributions to partners, and for accretion of the amount by which Lyondell’s underlying interest in Equistar’s partners’ capital exceeded the carrying value of Lyondell’s investment in Equistar.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Approximately $64 million, or less than 5% of the purchase price, was allocated to purchased in-process research and development (“IPR&D”) of Millennium and Equistar. The estimated fair value of IPR&D was developed using probable discounted cash flows on a project-by-project basis. The activities represented by these projects will be continued by Lyondell, and the values assigned have no alternative future use. Accordingly, Lyondell’s results of operations for 2004 included a charge of $64 million for the value of the acquired IPR&D.

Other assets acquired by Lyondell included $65 million and $24 million for Millennium and Equistar, respectively, of identifiable intangible assets. These intangible assets included the following:

Millions of dollars	Fair value	Weighted average life (years)	Useful life (years)

Technology	$50	19	10-20
Various contracts	25	8	7-10
Emissions credits	11		Indefinite
Patents and other	3	12	10-20

Total intangible assets of Millennium and Equistar acquired	$89

The total weighted average life of the acquired identifiable intangible assets that are subject to amortization is 15 years.

6. Related party transactions

Lyondell conducts transactions with LCR and with Occidental, both of which are considered related parties. Lyondell owns 58.75% of LCR. See Note 9 to the Consolidated Financial Statements for further discussion of Lyondell’s investment in LCR. As of December 31, 2005, Occidental owned approximately 12% of Lyondell, and had two representatives on Lyondell’s Board of Directors.

Prior to the November 30, 2004 acquisition of Millennium and Equistar, Lyondell conducted transactions with Equistar, and Equistar conducted transactions with Millennium. These transactions are continuing; however, subsequent to November 30, 2004, these transactions are eliminated in the Consolidated Financial Statements of Lyondell. Occidental made, and continues to make, significant purchases of raw materials from Equistar, and Equistar leased, and continues to lease its Lake Charles ethylene facility and the land related thereto and certain railcars from Occidental. In addition, Equistar made, and continues to make purchases of product from Occidental. Subsequent to November 30, 2004, transactions between Equistar and Occidental are reported as Lyondell related party transactions.

Product transactions with LCR—Lyondell sells MTBE to and has various service and cost sharing arrangements with LCR. Lyondell’s subsidiary, Equistar, has product sales and raw material purchase agreements with LCR. Certain ethylene co-products are sold by Equistar to LCR for processing into gasoline and certain refined products are sold by LCR to Equistar as raw materials. Equistar also has processing and storage arrangements with LCR and provides certain

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

marketing services for LCR. All of these agreements are on terms generally representative of prevailing market prices.

Product transactions with Occidental—Lyondell’s subsidiary, Equistar, and Occidental entered into an ethylene sales agreement on May 15, 1998, which was amended effective April 1, 2004, pursuant to which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. Either party has the option to “phase down” volumes over time. However, a “phase down” cannot begin until January 1, 2014 and the annual minimum requirements cannot decline to zero prior to December 31, 2018, unless certain specified force majeure events occur. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Lyondell’s subsidiary, Millennium, also purchases sodium silicate from Occidental.

See Notes 8 and 9 for additional discussion of related party transactions.

Related party transactions are summarized as follows:

	For the year ended December 31,
Millions of dollars	2005	2004	2003

Lyondell billed related parties for:
Sales of products and processing services—
LCR	$944	$82	$4
Occidental	755	73	—
Equistar	—	48	5
Shared services and shared site agreements—
Equistar	—	158	154
LCR	6	3	2

Lyondell was billed by related parties for:
Purchases of products and processing services—
LCR	$394	$46	$—
Occidental	27	1	—
Equistar	—	907	708
Shared services, transition and lease agreements—
Occidental	7	1	—
Equistar	—	18	18
LCR	—	—	1

7. Investment in PO Joint Ventures

In March 2000, Lyondell, together with Bayer AG and Bayer Corporation (collectively “Bayer”), entered into a U.S. PO manufacturing joint venture (the “U.S. PO Joint Venture”) and a separate joint venture with Bayer for certain related PO technology (the “PO Technology Joint Venture”). Lyondell contributed approximately $1.2 billion of assets at historical book value to the joint ventures, and allocated $522 million of that book value to the partnership interest sold to Bayer.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Bayer’s ownership interest represents ownership of an in-kind portion of the PO production of the U.S. PO Joint Venture. Bayer’s 2005 share of PO production was 1.6 billion pounds. Lyondell takes in kind the remaining PO production and all co-product (SM and TBA) production from the U.S. PO Joint Venture.

In December 2000, Lyondell and Bayer formed a separate joint venture (the “European PO Joint Venture”), for the construction of a world-scale PO/SM plant at Maasvlakte near Rotterdam, The Netherlands. Lyondell and Bayer each have a 50% interest and bore 50% of the plant construction costs. The Maasvlakte PO/SM plant began production in the fourth quarter 2003. Lyondell and Bayer each are entitled to 50% of the PO and SM production of the European PO Joint Venture.

Lyondell and Bayer do not share marketing or product sales under either the U.S. PO Joint Venture or European PO Joint Venture (collectively, the “PO Joint Ventures”). Lyondell operates the PO Joint Ventures’ plants and arranges and coordinates the logistics of product delivery. The partners share in the cost of production and logistics based on their product offtake.

Lyondell reports the cost of its product offtake as inventory and cost of sales in its consolidated financial statements. Related cash flows are reported in the operating cash flow section of the consolidated statements of cash flows. Lyondell’s investment in the PO Joint Ventures is reduced through recognition of its share of the depreciation and amortization of the assets of the joint ventures, which is included in cost of sales. Other changes in the investment balance are principally due to additional capital investments by Lyondell in the PO Joint Ventures. Lyondell’s contributions to the PO Joint Ventures are reported as “Investment in PO joint ventures” in the accompanying consolidated balance sheets and as “Contributions and advances to affiliates” in the consolidated statements of cash flows. Total assets of the PO Joint Ventures, primarily property, plant and equipment, were $1.7 billion and $1.9 billion at December 31, 2005 and 2004, respectively. During 2003, Lyondell capitalized $19 million of interest in connection with the construction of the Maasvlakte PO/SM plant. Changes in Lyondell’s investment in 2005 and 2004 are summarized as follows:

	U.S. PO Joint Venture	European PO Joint Venture	Total PO Joint Ventures

Investment in PO joint ventures—January 1, 2004	$570	$296	$866
Cash contributions (distributions)	3	(8)	(5)
Depreciation and amortization	(32)	(12)	(44)
Effect of exchange rate changes	—	21	21

Investment in PO joint ventures—December 31, 2004	541	297	838

Cash contributions (distributions)	10	10	20
Depreciation and amortization	(33)	(12)	(45)
Effect of exchange rate changes	—	(37)	(37)

Investment in PO joint ventures—December 31, 2005	$518	$258	$776

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

8. Investment in Equistar Chemicals, LP

As a result of Lyondell’s acquisition of Millennium, Equistar became a wholly owned subsidiary of Lyondell prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell accounted for its 70.5% interest in Equistar using the equity method of accounting because of Lyondell’s and Millennium’s joint control of certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership. As a partnership, Equistar is not subject to federal income taxes.

Summarized financial information for Equistar follows:

Millions of dollars	December 31, 2004

Balance Sheets
Total current assets	$1,490
Property, plant and equipment, net	3,167
Investments and other assets, net	417

Total assets	$5,074

Current maturities of long-term debt	$1
Other current liabilities	805
Long-term debt	2,312
Other liabilities and deferred revenues	395
Partners’ capital	1,561

Total liabilities and partners’ capital	$5,074

	For the year ended December 31,
Millions of dollars	2004	2003

Statements of Income
Sales and other operating revenues	$9,316	$6,545
Cost of sales	8,587	6,387
Selling, general and administrative expenses	197	182
Research and development expense	34	38
(Gain) loss on asset dispositions	(4)	27

Operating income (loss)	502	(89)
Interest expense, net	220	207
Other expense, net	(6)	(43)

Net income (loss)	$276	$(339)

Other information
Depreciation and amortization	$313	$307
Expenditures for property, plant and equipment	101	106

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Lyondell’s income or loss from its investment in Equistar prior to December 1, 2004 consisted of Lyondell’s share of Equistar’s income or loss and accretion of Lyondell’s investment in Equistar up to its underlying equity in Equistar’s net assets.

Prior to November 30, 2004, Lyondell and Equistar entered into various agreements expiring in 2013 and 2014 under which Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar. With the exception of a pre-existing third-party product supply agreement expiring in 2015, Lyondell is required to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities from Equistar. In addition, Lyondell licenses MTBE technology to Equistar, and purchases a portion of the MTBE produced by Equistar at market-related prices. As a result of the acquisition of Millennium, from December 1, 2004, such transactions are eliminated in the consolidation of Lyondell and Equistar. Equistar’s sales to Lyondell were approximately $1,004 million and $708 million, respectively, in the years ended December 31, 2004 and 2003. In addition, Equistar purchased approximately $54 million and $5 million, respectively, of products from Lyondell for the years ended December 31, 2004 and 2003.

Through December 31, 2004, Equistar acted as sales agent for the methanol products of Lyondell. Equistar also provided operating and other services for Lyondell including the lease to Lyondell by Equistar of the real property on which the methanol plant was located for which Equistar billed Lyondell approximately $6 million and $7 million, respectively in 2004 and 2003.

Sales by Equistar to LCR, primarily of certain ethylene co-products and MTBE and processing services, were approximately $751 million and $470 million in the years ended December 31, 2004 and 2003, respectively. Purchases by Equistar from LCR, primarily of refined products, during the years ended December 31, 2004 and 2003 totaled approximately $425 million and $227 million, respectively.

Equistar and Occidental entered into an ethylene sales agreement on May 15, 1998 (see Note 6) under which Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Equistar. In addition to the sales of ethylene, from time to time Equistar has made sales of ethers and glycols to Occidental, and Equistar has purchased various other products from Occidental, all at market-related prices. Equistar’s sales to Occidental were approximately $634 million and $503 million in the years ended December 31, 2004 and 2003, respectively. Purchases by Equistar from Occidental in the years ended December 31, 2004 and 2003 were $3 million and $1 million, respectively. Equistar also paid Occidental approximately $7 million in 2005 and $8 million in 2004 for subleases of certain railcars (see Note 16). In addition, Equistar leases its Lake Charles ethylene facility and the land related thereto from Occidental—see “Leased Facility” section of Note 20.

Lyondell and Equistar entered into a shared services agreement that was effective January 1, 2000. Under the, agreement, Lyondell provides office space and various services to Equistar, including information technology, human resources, sales and marketing, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for its share of the cost of such services. Direct costs, incurred exclusively for Equistar, are also charged to

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Equistar. Billings by Lyondell to Equistar were approximately $182 million and $154 million for the years ended December 31, 2004 and 2003, respectively. Costs related to a limited number of shared services, primarily engineering, were formerly incurred by Equistar on behalf of Lyondell. In such cases, Equistar charged Lyondell for its share of such costs. Billings by Equistar to Lyondell were approximately $22 million and $18 million for the years ended December 31, 2004 and 2003, respectively.

9. Investment in LYONDELL-CITGO Refining LP

In July 1993, LCR was formed to own and operate Lyondell’s refining business. LCR is owned by subsidiaries of Lyondell and CITGO Petroleum Corporation (“CITGO”). Lyondell has a 58.75% interest in LCR, while CITGO has a 41.25% interest. Because the partners jointly control certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of executive management of the partnership, Lyondell accounts for its investment in LCR using the equity method of accounting. As a partnership, LCR is not subject to federal income taxes.

Lyondell’s investment in and receivable from LCR consisted of the following:

	December 31,
Millions of dollars	2005	2004

Investment in LCR	$(90)	$(37)
Note receivable from LCR	229	229
Interest receivable	47	37

Investment in and receivable from LCR	$186	$229

Summarized financial information for LCR is as follows:

	December 31,
Millions of dollars	2005	2004

Balance Sheets
Total current assets	$418	$359
Property, plant and equipment, net	1,328	1,227
Other assets	86	61

Total assets	$1,832	$1,647

Current liabilities	$805	$588
Long-term debt	439	443
Loans payable to partners	264	264
Other liabilities	113	112
Partners’ capital	211	240

Total liabilities and partners’ capital	$1,832	$1,647

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

	For the year ended December 31,
Millions of dollars	2005	2004	2003

Statements of Income
Sales and other operating revenues	$6,741	$5,603	$4,162
Cost of sales	6,458	5,028	3,842
Selling, general and administrative expenses	51	59	56

Operating income	232	516	264
Interest expense, net	38	30	36
Other income	—	14	—

Net income	$194	$500	$228

Other information
Depreciation and amortization	$116	$115	$113
Expenditures for property, plant and equipment	176	71	46

Lyondell’s income from its investment in LCR presented in the Consolidated Statements of Income consists of Lyondell’s share of LCR’s net income and accretion of Lyondell’s investment in LCR up to its underlying equity in LCR’s net assets. At December 31, 2005, Lyondell’s underlying equity in LCR’s net assets exceeded its investment in LCR by approximately $246 million. This difference is being recognized in income over the next 22 years.

In May 2004, LCR refinanced its credit facilities with a new facility, consisting of a $450 million senior secured term loan and a $100 million senior secured revolver, which matures in May 2007. The term loan requires quarterly amortization payments of $1.125 million, which began in September 2004. The new facility replaced LCR’s $450 million term loan and $70 million revolving credit facilities, which were scheduled to mature in June 2004. In October 2005, LCR exercised its right under the credit facility to increase its senior secured revolver by $50 million to $150 million. The credit facility is secured by substantially all of the assets of LCR and contains covenants that, subject to exceptions, restrict, among other things, lien incurrence, investments, certain other payments, issuances of equity, affiliate transactions, restrictive agreements, sales of assets and mergers. In addition, the facility contains covenants that require the maintenance of specified financial ratios.

As part of the May 2004 refinancing, Lyondell and CITGO also extended the maturity of the loans payable to the partners, including $229 million payable to Lyondell and $35 million payable to CITGO, from July 2005 to January 2008. The weighted average interest rates for both loans were based on Eurodollar rates and were 3.7% in 2005, 2% in 2004 and 2.2% in 2003. Interest on the partners’ loans was paid by LCR at the end of each calendar quarter through June 30, 1999, and, has since been deferred by mutual agreement of the partners.

Sales from LCR to Equistar, primarily of refined products, were approximately $425 million and $227 million for the years ended December 31, 2004 and 2003, respectively. Purchases by LCR from Equistar, primarily of certain ethylene co-products and MTBE and processing services, during the years ended December 31, 2004 and 2003 totaled approximately $751 million and $470 million, respectively.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

LCR has a long-term crude supply agreement (“Crude Supply Agreement” or “CSA”) with PDVSA Petróleo, S.A. (“PDVSA Oil”), an affiliate of CITGO (see “Crude Supply Agreement” section of Note 20). The CSA, which expires on December 31, 2017, incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or raw material, less: (1) certain deemed refining costs, adjustable for inflation and energy costs; (2) certain actual costs; and (3) a deemed margin, which varies according to the grade of crude oil or other raw material delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, timing differences in incorporating changes in refined product market values and energy costs into the CSA’s deemed margin calculations and the efficiency with which LCR conducts its operations. Although LCR believes that the CSA reduces the volatility of LCR’s earnings and cash flows over the long-term, the CSA also limits LCR’s ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then-current market prices for refined products. In addition, if the actual yields, costs or volumes of the LCR refinery differ substantially from those contemplated by the CSA, the benefits of this agreement to LCR could be substantially diminished, and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR’s costs for crude oil under the CSA may be higher than might otherwise be available to LCR from other sources. Expansion or contraction of the average market heavy crude oil refining margin can result in situations in which the CSA per barrel margin is either greater than or less than the margin that could be obtained through open market purchases of heavy crude oil. For example, from 2000 to the early portion of 2004, the CSA contract was advantageous to LCR; however, during the fourth quarter 2004 and throughout 2005, the CSA per barrel margin was less than the margin that could be obtained through open market purchases of heavy crude oil.

In addition, under the terms of a long-term product sales agreement (“Products Agreement”), CITGO purchases all of the finished gasoline, jet fuel, heating oil, diesel fuel, coke and sulfur produced by LCR. Both PDVSA Oil and CITGO are direct or indirect, wholly owned subsidiaries of Petróleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela (“Venezuela”). See Note 6 for other related party transactions.

10. Accounts receivable

Lyondell sells its products primarily to other industrial concerns in the petrochemicals, coatings and refining industries. Lyondell performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit from them. Lyondell’s allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $22 million and $21 million at December 31, 2005 and 2004, respectively. The Consolidated Statements of Income for 2005, 2004 and 2003 included provisions for doubtful accounts of $5 million, $1 million and $2 million, respectively.

Lyondell has two four-year, accounts receivable sales facilities totaling $750 million. Pursuant to these facilities, Lyondell sells, through two wholly owned bankruptcy-remote subsidiaries, on an ongoing basis and without recourse, interests in pools of domestic accounts receivable to financial institutions participating in the facilities. Lyondell is responsible for servicing the receivables.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Lyondell Chemical Company’s $150 million facility was amended in the third quarter 2004, increasing it from $100 million to $150 million, and in November 2005, extending the maturity to November 2010. The facility currently permits the sale of up to $135 million of total interest in eligible domestic accounts receivable, which amount would decline by $35 million if Lyondell Chemical Company’s credit facility were fully drawn. The facility is subject to substantially the same covenants as the credit facility and the indentures pertaining to its Senior Secured Notes and Senior Subordinated Notes (see Note 15).

The other facility, maintained by Lyondell’s wholly owned subsidiary Equistar, also was amended in November 2005, increasing the availability under the facility from $450 million to $600 million and extending the maturity to November 2010. The facility is subject to substantially the same minimum unused availability requirements and covenant requirements as Equistar’s $400 million inventory-based revolving credit facility, which also is secured by a pledge of accounts receivable (see Note 15).

The amount of the interests in the pools of receivables permitted to be sold is determined by formulae. Accounts receivable in the Consolidated Balance Sheets are reduced by the sales of interests in the pools. Upon termination of the facilities, cash collections related to accounts receivable then in the pools would first be applied to the respective outstanding interests sold. Increases and decreases in the amounts sold are reflected in operating cash flows in the Consolidated Statements of Cash Flows, representing collections of sales revenue. Fees related to the sales are included in “Selling, general and administrative expenses” in the Consolidated Statements of Income. The outstanding amount of receivables sold under the facilities was $275 million as of both December 31, 2005 and 2004.

In consideration of discounts offered to certain customers for early payment for product, some receivable amounts were collected in December 2005 and 2004, respectively, that otherwise would have been expected to be collected in January 2006 and 2005, respectively. This included collections of $84 million and $66 million in December 2005 and 2004, respectively, related to receivables from Occidental.

11. Inventories

Inventories consisted of the following components at December 31:

Millions of dollars	2005	2004

Finished goods	$985	$1,023
Work-in-process	118	108
Raw materials	338	290
Materials and supplies	216	198

Total inventories	$1,657	$1,619

At December 31, 2005, approximately 89% of inventories, excluding materials and supplies were valued using the LIFO method.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The excess of the current replacement cost over book value of those inventories that are carried at cost using the LIFO method was approximately $709 million and $320 million at December 31, 2005 and 2004, respectively.

12. Property, plant and equipment, goodwill and other assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars	2005	2004

Land	$124	$124
Manufacturing facilities and equipment	9,063	9,295
Construction in progress	215	187

Total property, plant and equipment	9,420	9,606
Less accumulated depreciation	(2,872)	(2,391)

Property, plant and equipment, net	$6,530	$7,215

Maintenance and repair expenses were $552 million, $149 million and $136 million for the years ended December 31, 2005, 2004 and 2003, respectively. No interest was capitalized to property, plant and equipment during 2005, 2004 and 2003. See Note 7 for other interest capitalized.

The following table summarizes the changes to Lyondell’s goodwill during 2005 by reportable segment. Lyondell’s reportable segments include EC&D, PO&RP, and inorganic chemicals (see Notes 1 and 24). The refining segment consists of Lyondell’s equity investment in LCR (see Note 9).

Millions of dollars	EC&D	PO&RP	Inorganic chemicals	Total

Goodwill at January 1, 2004	$—	$1,080	$—	$1,080
Preliminary purchase price allocation related to November 30, 2004 acquisition of Millennium	270	—	825	1,095

Goodwill at December 31, 2004	$270	$1,080	$825	$2,175
Adjustments to preliminary purchase price allocation related to November 30, 2004 acquisition of Millennium	11	—	68	79
Settlement of income tax issues related to 1998 acquisition of ARCO Chemical Company	—	(9)	—	(9)

Goodwill at December 31, 2005	$281	$1,071	$893	$2,245

Goodwill for the PO&RP segment is shown net of accumulated amortization of $11 million through December 31, 2002.

Based on information obtained during 2005, regarding environmental remediation liabilities of Millennium as of November 30, 2004, Lyondell increased its estimate of such liabilities by $53 million, resulting in an increase in goodwill, net of tax effects, of $35 million (See Notes 5

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

and 20). Lyondell also increased its estimate of Millennium’s liabilities for income taxes and related interest as of November 30, 2004 by $32 million, resulting in a net increase in goodwill of $27 million, based on information obtained during 2005. Other adjustments primarily represent the write-off of certain fixed assets and increases in various liability accruals.

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

	2005			2004
Millions of dollars	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net

Identifiable intangible assets:
Debt issuance costs	$101	$(53)	$48	$112	$(48)	$64
Technology costs	124	(69)	55	147	(69)	78
Software costs	252	(175)	77	236	(136)	100
Turnaround costs	441	(191)	250	408	(148)	260
Catalyst costs	57	(33)	24	37	(21)	16
Other	215	(101)	114	215	(87)	128

Total intangible assets	$1,190	$(622)	568	$1,155	$(509)	646

Company-owned life insurance			142			143
Precious metals			41			40
Pension assets			60			69
Other			17			26

Total other assets, net			$828			$924

Amortization of these identifiable intangible assets for the next five years is expected to be $122 million in 2006, $100 million in 2007, $76 million in 2008, $52 million in 2009, and $31 million in 2010.

Depreciation and amortization expense is summarized as follows:

Millions of dollars	2005	2004	2003

Property, plant and equipment	$541	$202	$182
Investment in PO Joint Ventures	45	44	32
Turnaround costs	63	16	12
Technology costs	2	10	10
Software costs	39	12	10
Other	39	5	4

Total depreciation and amortization	$729	$289	$250

The increase in depreciation and amortization in 2005 was primarily due to the inclusion of Millennium’s and Equistar’s depreciation and amortization expense for the full year (see Note 5).

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The 2004 increase in depreciation related to Lyondell’s investment in PO Joint Ventures was due to operation of the 50% owned Maasvlakte PO/SM plant, which began production in the fourth quarter 2003.

In addition to the depreciation and amortization shown above, amortization of debt issuance costs of $15 million, $18 million and $17 million in 2005, 2004 and 2003, respectively, is included in interest expense in the Consolidated Statements of Income.

13. Accounts payable

Accounts payable at December 31, 2005 and 2004, included liabilities in the amounts of $16 million and $4 million, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

14. Accrued liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2005	2004

Payroll and benefits	$249	$242
Interest	128	140
Taxes other than income taxes	114	131
Product sales rebates	88	99
Income taxes	77	28
Deferred revenues	42	36
Other	99	106

Total accrued liabilities	$797	$782

15. Long-term debt

Lyondell’s long-term debt includes credit facilities and debt obligations maintained by Lyondell’s wholly owned subsidiaries, Equistar and Millennium, and by Lyondell Chemical Company without its consolidated subsidiaries (“LCC”). In some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar and Millennium. LCC has not guaranteed the subsidiaries’ credit facilities or debt obligations, except for $300 million of Equistar debt, consisting of the 6.5% Notes due 2006 and the 7.55% Debentures due 2026.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Long-term debt consisted of the following at December 31:

Millions of dollars	2005	2004

Bank credit facilities:
LCC $475 million senior secured revolving credit facility	$—	$—
Equistar $400 million inventory-based revolving credit facility	—	—
Millennium $150 million senior secured revolving credit facilities	—	—
Millennium $100 million Australian senior secured term loan due 2010	99	—

LCC notes and debentures:
Senior Secured Notes, Series A due 2007, 9.625%	899	900
Senior Secured Notes, Series B due 2007, 9.875%	—	700
Senior Secured Notes due 2008, 9.5% ($4 million of discount)	426	725
Senior Secured Notes due 2012, 11.125% ($1 million of discount)	277	277
Senior Secured Notes due 2013, 10.5%	325	325
Debentures due 2005, 9.375%	—	100
Debentures due 2010, 10.25%	100	100
Debentures due 2020, 9.8% ($1 million of discount)	224	224
Senior Subordinated Notes due 2009, 10.875%	500	500

Equistar notes and debentures:
Senior Notes due 2008, 10.125% ($50 million of premium)	750	750
Senior Notes due 2011, 10.625% ($8 million of premium)	708	710
Debentures due 2026, 7.55% ($15 million of discount)	135	134
Notes due 2006, 6.5%	150	149
Notes due 2009, 8.75% ($1 million of discount)	599	612

Millennium notes and debentures:
Senior Notes due 2006, 7% ($3 million of premium)	161	522
Senior Notes due 2008, 9.25% ($42 million of premium)	500	533
Senior Debentures due 2026, 7.625% ($3 million of premium)	252	254
Convertible Senior Debentures due 2023, 4% ($16 million of premium)	166	173

Other debt	22	32

Total	6,293	7,720
Less current maturities	(319)	(308)

Long-term debt	$5,974	$7,412

Aggregate maturities of all long-term debt during the next five years are $319 million in 2006, $906 million in 2007, $1.6 billion in 2008, $1.1 billion in 2009, $182 million in 2010, and $2.2 billion thereafter.

Approximately 90% of LCC’s and Equistar’s long-term debt and 45% of Millenium’s long-term debt can be redeemed prior to maturity. The majority of this debt is currently redeemable upon payment of the present value of future interest and principal amounts, using a specified discount rate. The balance is redeemable beginning in 2006, at prices ranging from 101.8% to 105.6% of the principal amount that decline over three to four years to 100% of the principal amount.

LCC long-term debt—LCC’s credit facility and its indentures generally limit investments by LCC in Equistar, Millennium and specified joint ventures unless certain conditions are satisfied. In

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

addition, Millennium’s debt covenants restrict its ability to pay certain dividends to LCC. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when its Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1.

In December 2004, LCC entered into an amended and restated credit agreement, establishing a $475 million senior secured revolving credit facility, which matures in December 2009. The amended and restated credit facility replaced LCC’s previous $350 million revolving credit facility, which was scheduled to mature in June 2005. The amended credit facility and LCC’s indentures contain covenants that, subject to exceptions, restrict, among other things, sale and leaseback transactions, lien incurrence, debt incurrence, dividends, investments, non-regulatory capital expenditures, lease payments, certain other payments, joint ventures, affiliate transactions, restrictive agreements, sales of assets and mergers. In addition, the amended credit facility contains covenants that require the maintenance of specified financial ratios: (1) the Interest Coverage ratio, as defined, at the end of any period of four consecutive fiscal quarters ending on or most recently before each of the indicated dates below, is required to be equal to or greater than the indicated ratio and (2) on any day during the period commencing with each indicated date below and ending on the date prior to the next succeeding indicated date, the ratio of (a) Senior Secured Debt, as defined, at such day, to (b) Adjusted EBITDA, as defined, for the period of four consecutive fiscal quarters most recently ended on or prior to such day, is required to be equal to or less than the ratio set forth below opposite the date commencing such period:

	Interest Coverage Ratio	Senior Secured Debt to Adjusted EBITDA Ratio

December 31, 2005	2.00	3.75
March 31, 2006	2.25	3.25
June 30, 2006	2.50	2.75
September 30, 2006 and thereafter	3.00	2.50

Amounts available under LCC’s revolving credit facility, which was undrawn at December 31, 2005, are reduced to the extent of outstanding letters of credit provided under LCC’s credit facility, which totaled $75 million as of December 31, 2005. LCC’s revolving credit facility bears interest between LIBOR plus 1.75% and LIBOR plus 3.00%, based upon a Total Leverage Ratio, as defined.

Prior to entering into the amended and restated credit agreement described above, LCC obtained an amendment to the previous $350 million revolving credit facility in June 2004 that permitted the Millennium transaction and placed certain limits on investments by Lyondell in Equistar, Millennium and specified joint ventures. LCC also obtained amendments to its previous credit facility in February 2004 and March 2003 to provide additional financial flexibility by easing certain financial ratio requirements.

LCC’s credit facility and secured notes are secured by liens on: all of Lyondell’s domestic personal property, excluding personal property of Equistar and Millennium; mortgages on certain production facilities located in Pasadena and Channelview, Texas and Lake Charles, Louisiana; and substantially all equity interests in domestic subsidiaries, including Millennium and certain subsidiaries holding the interests in Equistar and LCR.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

During 2005, LCC: prepaid $300 million of its 9.5% Senior Secured Notes due 2008 and the remaining $700 million of the 9.875% Senior Secured Notes, Series B, due 2007; paid an aggregate of $36 million in prepayment premiums and wrote off $9 million of unamortized debt issuance costs; purchased $1 million of its 9.625% Senior Secured Notes, Series A, due 2007; and paid, at maturity, $100 million of its 9.375% Debentures due 2005. During 2004, LCC prepaid $300 million of the 9.875% Senior Secured Notes, Series B, which mature in 2007, paid $15 million in prepayment premiums and wrote off $3 million of unamortized debt issuance costs. In 2003, LCC issued $325 million of 10.5% Senior Secured Notes due in 2013. The proceeds, net of related fees, were used by Lyondell to prepay $103 million outstanding under a term loan and to purchase the leased Botlek BDO plant. The related Botlek BDO facility lease was terminated.

Equistar long-term debt—In December 2003, Equistar entered into a $250 million, four-year, inventory-based revolving credit facility, which replaced Equistar’s previous $354 million revolving credit facility. In November 2005, Equistar amended the $250 million inventory-based revolving credit facility, increasing the availability to $400 million, extending the maturity to November 2010 and reducing the interest rate from LIBOR plus 2.25% to LIBOR plus 1.5%. The total amount available at December 31, 2005 under both the $400 million inventory-based revolving credit facility and the $600 million accounts receivable sales facility (see Note 10) was $734 million, which gave effect to the borrowing base less a $50 million unused availability requirement and was net of the $200 million sold under the accounts receivable facility and $16 million of outstanding letters of credit under the revolving credit facility as of December 31, 2005. The borrowing base is determined using a formula applied to accounts receivable and inventory balances. The revolving credit facility requires that the unused available amounts under that facility and the $600 million accounts receivable sales facility equal or exceed $50 million, or $100 million if the Interest Coverage Ratio, as defined, at the end of any period of four consecutive fiscal quarters is less than 2:1. The revolving credit facility is secured by a lien on all Equistar inventory and certain Equistar personal property, including a pledge of accounts receivable. There was no borrowing under the revolving credit facility at December 31, 2005.

In March 2003, Equistar obtained amendments to its previous $354 million revolving credit facility that provided additional financial flexibility by generally making certain financial ratio requirements less restrictive.

In November 2003, Equistar issued $250 million of 10.625% Senior Unsecured Notes due in 2011. The gross proceeds of $262 million, net of related fees, were used to prepay in full $173 million of the outstanding term loan under Equistar’s previous $354 million revolving credit facility and to repay borrowing under that revolving credit facility. In September 2003, $29 million of Equistar’s Medium Term Notes matured and were repaid using funds borrowed under Equistar’s revolving credit facility. In April 2003, Equistar issued $450 million of 10.625% Senior Unsecured Notes due in 2011. The proceeds, net of related fees, were used to prepay $300 million of 8.5% Notes due in the first quarter 2004, $122 million of term loans under Equistar’s previous $354 million revolving credit facility and prepayment premiums of $17 million.

Equistar’s $400 million revolving credit facility and its indentures contain covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, sales of assets,

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

investments, capital expenditures, certain other payments, affiliate transactions, restrictive agreements and mergers. The credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. In addition, some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar’s Fixed Charge Coverage Ratio, as defined, is less than 1.75 to 1.

Millennium long-term debt—In August 2005, Millennium amended and restated its $150 million credit facility, replacing it with a $125 million U.S. revolving credit facility, a $25 million Australian revolving credit facility, and a $100 million Australian senior term loan, all of which mature in August 2010. Availability under the revolving credit facilities is reduced to the extent of outstanding letters of credit provided under the facilities. There were $27 million of outstanding letters of credit under the U.S. revolving credit facility and none outstanding under the Australian revolving credit facility as of December 31, 2005. There was no outstanding borrowing under either revolving credit facility as of December 31, 2005. The U.S. revolving credit facility and the Australian term loan generally bear interest between LIBOR plus 1% and LIBOR plus 2%, as the case may be, based upon the Leverage Ratio, as defined, as of the most recent determination date. The Australian revolving credit facility generally bears interest based on the Australian Bank Bill Rate, as defined, plus between 1% and 2%, as the case may be, based upon the Leverage Ratio as of the most recent determination date.

In January 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility, which, subject to permitted liens, is generally secured by the subsidiary’s inventory, accounts receivable and certain other assets. Availability under the U.K. facility, which was €44 million, or approximately $53 million, at March 14, 2006, gives effect to the borrowing base as determined using a formula applied to accounts receivable and inventory balances and is reduced to the extent of outstanding borrowing and letters of credit provided under the facility. At March 14, 2006, there were no outstanding letters of credit under the facility. The U.K. facility will bear interest between LIBOR plus 1.25% and LIBOR plus 1.75%.

On February 28, 2006, Millennium completed a cash tender offer for its 7% Senior Notes due 2006, purchasing $149 million principal amount of the notes at 101.256 percent of par. Lyondell intends to continue to reduce indebtedness as market conditions permit.

The obligations under the U.S. revolving credit facility, subject to permitted liens, are generally secured by Millennium’s equity interests in certain U.S. and non-U.S. subsidiaries, cash distributions made by Equistar, certain assets of Millennium and certain of its U.S. subsidiaries and guarantees by Millennium and certain U.S. subsidiaries.

The obligations under the Australian term loan and revolving credit facility, subject to permitted liens, are secured by Millennium’s equity interests in certain non-U.S. subsidiaries, substantially all of the assets of those subsidiaries, including cash and proceeds therefrom, and guarantees by Millennium and certain of its subsidiaries.

In addition to letters of credit outstanding under the U.S. revolving credit facility, Millennium had other outstanding letters of credit and bank guarantees under other arrangements of $4 million at December 31, 2005.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

In May 2005, Millennium obtained an amendment to its previous $150 million credit facility to allow for the unrestricted repurchase of indebtedness in the form of bonds, debentures, notes or similar instruments. On February 2, 2005, as a result of certain adjustments and charges related to the February 2005 restatement of Millennium’s financial statements, Millennium entered into an amendment and waiver to its previous $150 million credit facility, which amended the credit facility definition of EBITDA and waived any and all defaults or events of default that may have occurred on or prior to the amendment and waiver.

Millennium’s facilities and its indentures contain covenants that, subject to exceptions, restrict, among other things, distributions, debt incurrence, lien incurrence, investments, sale and leaseback transactions, certain other payments, sales of assets, affiliate transactions, mergers, domestic accounts receivable securitization transactions, restrictive agreements and issuances of redeemable stock and preferred stock. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends. Other than the U.K. facility, Millennium’s facilities also contain covenants that require the maintenance of specified financial ratios: (1) the Leverage Ratio, as defined, is required to be less than 4.50 to 1 and (2) the Interest Coverage Ratio, as defined, for any period of four consecutive fiscal quarters is required to be equal to or greater than (a) 1.75 to 1 for any such period ending before September 30, 2006, and (b) 2.25 to 1 for any such period ending on or after September 30, 2006. Millennium’s U.K. facility does not require the maintenance of specified financial ratios as long as certain conditions are met.

In 2005, Millennium purchased $281 million principal amount of its 7% Senior Notes due 2006 pursuant to a cash tender offer at 102.622 percent of par. During 2005, Millennium also purchased an additional $61 million of the 7% Senior Notes due 2006, $13 million of the 9.25% Senior Notes due 2008 and $1 million of the 7.625% Senior Debentures due 2026.

Pursuant to the indenture governing the 9.25% Senior Notes, Millennium was required to purchase $4 million principal amount of its 9.25% Senior Notes and pay a 1% premium as a result of Lyondell’s acquisition of Millennium on November 30, 2004.

Millennium has outstanding $150 million aggregate principal amount of 4% Convertible Senior Debentures, which are due in 2023, unless earlier redeemed, converted or repurchased. On October 1, 2004, based on a quarterly test related to the price of the common stock, the 4% Convertible Senior Debentures became convertible into shares of Millennium’s common stock. As a result of Lyondell’s acquisition of Millennium, Millennium and Lyondell executed a supplemental indenture providing that the holders of the 4% Convertible Senior Debentures may convert their debentures into shares of Lyondell’s common stock (or, at Lyondell’s discretion, equivalent cash or a combination thereof). Based on the results of the quarterly test, the conversion price as of December 31, 2005, subject to adjustment upon certain events, was $13.89 per share, which is equivalent to a conversion rate of 72.0183 Lyondell shares per one thousand dollar principal amount of the Debentures. As of December 31, 2005, none of the Debentures had been converted into shares of Lyondell common stock.

The Debentures are redeemable at Millennium’s option beginning November 15, 2010 at a redemption price equal to 100% of their principal amount. On November 15 in each of 2010,

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

2013 and 2018, holders of the Debentures will have the right to require Millennium to repurchase all or some of the Debentures they own at a purchase price equal to 100% of their principal amount. Millennium may choose to pay the purchase price in cash or shares of Lyondell’s common stock or any combination thereof. In the event of a conversion request as a result of the long-term credit rating assigned to the Debentures being either Caa1 or lower, in the case of Moody’s Investors Service (“Moody’s”), or B- or lower in the case of Standard & Poor’s (“S&P”) rating service, or if both rating agencies discontinue, withdraw or suspend their ratings, after June 18, 2006, Millennium can deliver cash, or a combination of cash and shares of Lyondell common stock, in lieu of shares of Lyondell common stock. The Debentures are currently rated B1 by Moody’s and B+ by S&P. Holders of the Debentures also have the right to require Millennium to repurchase all or some of the Debentures at a cash purchase price equal to 100% of their principal amount, upon the occurrence of certain events constituting a Fundamental Change, as defined in the indenture. Lyondell’s acquisition of Millennium was not considered a Fundamental Change.

Millennium’s revolving credit facility is guaranteed by Millennium and Millennium America Inc. (“Millennium America”), a subsidiary of Millennium; Millennium’s 7% Senior Notes, 7.625% Senior Debentures and 9.25% Senior Notes were issued by Millennium America and are fully and unconditionally guaranteed by Millennium; and Millennium’s 4% Convertible Senior Debentures were issued by Millennium and are guaranteed fully and unconditionally by Millennium America.

16. Lease commitments

Lyondell leases various facilities and equipment under noncancelable operating lease arrangements for varying periods. Operating leases include leases of railcars used in the distribution of products in Lyondell’s business. As of December 31, 2005, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars

2006	$180
2007	154
2008	128
2009	117
2010	107
Thereafter	521

Total minimum lease payments	$1,207

Net rental expense for 2005, 2004 and 2003 was $196 million, $77 million and $68 million, respectively. The increase in net rental expenses in 2005 was primarily due to the inclusion of Millennium’s and Equistar’s rental expenses for the full year (see Note 5).

17. Financial instruments and derivatives

Lyondell is exposed to market risks, such as changes in commodity pricing, currency exchange rates and interest rates. To manage the volatility related to these exposures, Lyondell selectively

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

enters into derivative transactions pursuant to Lyondell’s policies. Designation of the derivatives as fair-value or cash-flow hedges is performed on a specific exposure basis. Hedge accounting may not be elected with respect to certain short-term exposures. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Lyondell does not hold or issue derivative financial instruments for speculative or trading purposes.

Commodity price risk management—Lyondell is exposed to commodity price volatility related to anticipated purchases of natural gas and certain other commodities, and to product sales. Lyondell selectively uses commodity swap, option, and futures contracts with various terms to manage the volatility related to purchases of natural gas and raw materials, as well as product sales. Cash-flow hedge accounting is normally elected for these derivative transactions; however, in some cases, when the duration of a derivative is short, hedge accounting is not elected. When hedge accounting is not elected, the gains and losses on these instruments are recorded in earnings. When hedge accounting is elected, gains and losses on these instruments are deferred in accumulated other comprehensive income (“AOCI”) until the underlying transaction is recognized in earnings. Net losses of $5 million and $1 million were included in earnings in 2005 and 2004, respectively, and a net gain of $2 million was included in earnings in 2003. As of December 31, 2005, the notional amount of outstanding commodity derivative instruments was less than $1 million and there were no amounts outstanding at December 31, 2004. There were no deferred amounts in AOCI at December 31, 2005 or 2004.

Foreign currency exposure management—Lyondell manufactures and markets its products in a number of countries throughout the world and, as a result, is exposed to changes in foreign currency exchange rates. Costs in some countries are incurred, in part, in currencies other than the applicable functional currency. Lyondell selectively utilizes forward, swap and option derivative contracts with terms normally lasting less than three months to protect against the adverse effect that currency exchange rate fluctuations may have on foreign currency denominated trade receivables and trade payables. These derivatives generally are not designated as hedges for accounting purposes. At December 31, 2004, foreign currency forward, swap or option contracts in the notional amount of $104 million were outstanding. There were no outstanding foreign currency forward, swap or option contracts at December 31, 2005.

In addition, Lyondell selectively utilizes forward and swap contracts that qualify as cash-flow hedges. These are intended to offset the effect of exchange rate fluctuations on forecasted or committed sales and purchases. Gains and losses on these instruments are deferred in AOCI until the underlying transaction is recognized in earnings. The gains or losses are reported either in sales and other operating revenues or cost of sales to match the underlying transaction being hedged. There were no amounts related to foreign exchange cash-flow hedges deferred in AOCI at December 31, 2005 and 2004.

As a result of foreign currency transactions, Lyondell had net losses of $7 million and $5 million, respectively, in 2005 and 2004, and a gain of $8 million in 2003, net of gains or losses on related hedge transactions, which were not significant.

Interest rate risk management—Lyondell selectively uses derivative instruments to manage the ratio of fixed-to variable-rate debt at Millennium. At December 31, 2005, there were outstanding

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

interest rate swap agreements in the notional amount of $175 million, which were designated as fair-value hedges of underlying fixed-rate obligations. The fair value of these interest rate swap agreements was an obligation of $4 million and $1 million at December 31, 2005 and 2004, respectively, resulting in a decrease in the carrying value of long-term debt and the recognition of a corresponding liability. The net gains and losses resulting from adjustment of both the interest rate swaps and the hedged portion of the underlying debt to fair value are recorded in interest expense.

The carrying value and the estimated fair value of Lyondell’s non-current, non-derivative financial instruments as of December 31, 2005 and 2004 are shown in the table below:

	2005		2004
Millions of dollars	Carrying value	Fair value	Carrying value	Fair value

Long-term debt, including current maturities	$6,436	$6,584	$7,863	$8,482

Long-term debt, including amounts due within one year, was valued based upon the borrowing rates currently available to Lyondell for debt with terms and average maturities similar to Lyondell’s debt portfolio except that, for the 4% Convertible Senior Debentures, quoted market values were used. The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity.

18. Pension and other postretirement benefits

Lyondell has defined benefit pension plans which cover employees in the United States and a number of other countries. Retirement benefits are generally based on years of service and the employee’s highest compensation for any consecutive 36-month period during the last 120 months of service or other compensation measures as defined under the respective plan provisions. Lyondell funds the plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law. Lyondell also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the U.S. tax-qualified plans’ limits. In addition, Lyondell sponsors unfunded postretirement benefit plans other than pensions for U.S. employees, which provide medical and life insurance benefits. The postretirement medical plans are contributory, while the life insurance plans are generally noncontributory. The life insurance benefits under certain plans are provided to employees who retired before July 1, 2002.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of Lyondell’s U.S. and non-U.S. pension plans, including the pension plans of Millennium and Equistar as a result of Lyondell’s acquisition of Millennium and resulting consolidation of Equistar (see Note 5):

	2005		2004
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.

Change in benefit obligation:
Benefit obligation, January 1	$1,545	$452	$505	$189
Acquisition of Millennium and consolidation of Equistar	—	—	984	211
Service cost	46	17	17	10
Interest cost	85	21	35	10
Actuarial (gain) loss	48	(3)	34	12
Benefits paid	(118)	(14)	(30)	(5)
Foreign exchange effects	—	7	—	22
Other	—	—	—	3

Benefit obligation, December 31	1,606	480	1,545	452

Change in plan assets:
Fair value of plan assets, January 1	998	315	216	140
Acquisition of Millennium and consolidation of Equistar	—	—	738	128
Actual return on plan assets	71	50	47	18
Company contributions	104	27	27	16
Benefits paid	(118)	(14)	(30)	(5)
Foreign exchange effects	—	(33)	—	16
Other	—	(1)	—	2

Fair value of plan assets, December 31	1,055	344	998	315

Funded status	(551)	(136)	(547)	(137)
Unrecognized actuarial and investment loss	307	78	275	69
Unrecognized prior service cost (benefit)	(10)	1	(11)	1
Unrecognized transition obligation	—	2	—	4

Net amount recognized	$(254)	$(55)	$(283)	$(63)

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$28	$19	$26	$14
Accrued benefit liability	(463)	(86)	(487)	(93)
Accumulated other comprehensive loss—pretax	181	12	178	16

Net amount recognized	$(254)	$(55)	$(283)	$(63)

Additional information:
Accumulated benefit obligation for defined benefit plans, December 31	$1,386	$377	$1,344	$363
Increase (decrease) in minimum liability included in other comprehensive loss	3	(4)	8	2

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of Lyondell’s other postretirement benefit plans:

Millions of dollars	2005	2004

Change in benefit obligation:
Benefit obligation, January 1	$239	$94
Acquisition of Millennium and consolidation of Equistar	—	169
Service cost	5	2
Interest cost	13	7
Plan amendments	(19)	—
Actuarial (gain) loss	4	(28)
Benefits paid	(13)	(5)

Benefit obligation, December 31	229	239

Funded status	(229)	(239)
Unrecognized actuarial (gain) loss	3	(1)
Unrecognized prior service benefit	(25)	(6)

Accrued benefit liability	$(251)	$(246)

The 2005 decrease in the benefit obligation and increase in unrecognized prior service benefit reflect the amendment of the Lyondell and Equistar postretirement medical plans, effective January 1, 2006, that reduced retiree medical benefits.

The accrued benefit liability for pension and other postretirement benefits is included in “Other liabilities” in the Consolidated Balance Sheets.

Pension plans with projected benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2005		2004
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.

Projected benefit obligations	$1,571	$449	$1,525	$418
Fair value of assets	997	308	974	279

Pension plans with accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	2005		2004
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.

Accumulated benefit obligations	$1,351	$188	$1,324	$181
Fair value of assets	997	136	974	126

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Net periodic pension costs included the following components for the year ended December 31:

	2005		2004		2003
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Service cost	$46	$17	$17	$10	$13	$6
Interest cost	85	21	35	10	30	8
Actual gain on plan assets	(71)	(50)	(47)	(18)	(42)	(10)
Less-unrecognized gain (loss)	(6)	31	25	4	26	7

Recognized gain on plan assets	(77)	(19)	(22)	(14)	(16)	(3)
Prior service cost amortization	(2)	—	(2)	—	(2)	—
Actuarial and investment loss amortization	23	4	20	8	23	—

Net periodic benefit cost	$75	$23	$48	$14	$48	$11

Net periodic other postretirement benefit costs included the following components for the year ended December 31:

Millions of dollars	2005	2004	2003

Service cost	$5	$2	$2
Interest cost	13	7	6
Prior service cost amortization	—	(1)	(1)

Net periodic benefit cost	$18	$8	$7

The above net periodic pension and other postretirement benefit costs include Millennium and Equistar prospectively from December 1, 2004.

The assumptions used in determining the net benefit liabilities for Lyondell’s pension and other postretirement benefit plans were as follows at December 31:

	2005		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.

Weighted-average assumptions as of December 31:
Discount rate	5.50%	4.59%	5.75%	5.09%
Rate of compensation increase	4.50%	4.28%	4.50%	4.33%

The assumptions used in determining net benefit costs for Lyondell’s pension and other postretirement benefit plans were as follows for the year ended December 31:

	2005		2004		2003
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Weighted-average assumptions for the year:
Discount rate	5.75%	5.09%	6.25%	5.15%	6.50%	5.40%
Expected return on plan assets	8.00%	6.43%	8.00%	6.28%	8.00%	6.27%
Rate of compensation increase	4.50%	4.33%	4.50%	4.45%	4.50%	4.45%

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2005 was 10% for 2006 through 2007, decreasing 1% per year to 5% in 2011 and thereafter. At December 31, 2004, similar cost escalation assumptions were used. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Lyondell’s maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated other postretirement benefit liability as of December 31, 2005 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic other postretirement benefit cost for the year then ended.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted in December 2003. The effect of the Act was not significant to Lyondell’s consolidated financial statements and was recognized in the December 31, 2004 accumulated other postretirement benefit obligation. The effect of the subsidy on the measurement of net periodic benefit cost for 2005 was not significant.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Targeted asset allocations of 55% U.S. equity securities, 15% non-U.S. equity securities, and 30% fixed income securities were adopted in 2003 for the plans based on recommendations by Lyondell’s independent pension investment advisor. Investment policies prohibit investments in securities issued by Lyondell or investment in speculative derivative instruments. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

Lyondell’s expected long-term rate of return on plan assets of 8% is based on the average level of earnings that its independent pension investment advisor has advised could be expected to be earned over time, using the expected returns based on an asset allocation of 55% U.S. equity securities, 15% non-U.S. equity securities and 30% fixed income securities recommended by the advisor, and adopted for the plans.

Lyondell’s pension plan weighted-average asset allocations by asset category for its pension plans generally are as follows at December 31:

Asset category:	2005 policy	2005	2004

U.S. equity securities	55%	54%	57%
Non-U.S. equity securities	15%	16%	15%
Fixed income securities	30%	30%	28%

Total	100%	100%	100%

Lyondell expects to contribute approximately $78 million to its pension plans in 2006.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

As of December 31, 2005, future expected benefit payments, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension benefits	Other benefits

2006	$113	$15
2007	118	16
2008	123	17
2009	124	17
2010	129	17
2011 through 2015	689	90

Lyondell also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Lyondell were $26 million in 2005, $11 million in 2004 and $10 million in 2003. Millennium’s and Equistar’s plans are included prospectively from December 1, 2004.

19. Income taxes

The significant components of the provision for income taxes were as follows for the years ended December 31:

Millions of dollars	2005	2004	2003

Current:
Federal	$32	$(4)	$—
Non-U.S.	50	4	—
State	(5)	4	(7)

Total current	77	4	(7)

Deferred:
Federal	138	56	(159)
Non-U.S.	21	(31)	(18)
State	(17)	(6)	5

Total deferred	142	19	(172)

Provision for (benefit from) income taxes before tax effects of other comprehensive income	219	23	(179)

Tax effects of elements of other comprehensive income:
Cumulative translation adjustment	(17)	36	13
Minimum pension liability	—	—	13
Other	—	—	1

Total income tax expense (benefit) in comprehensive income	$202	$59	$(152)

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Lyondell’s provisions for income tax expense for the years ended December 31, 2005 and 2004 are expected to be substantially offset for U.S. tax return purposes by the utilization of net operating loss carryforwards. The current U.S. tax provision represents the portion of the Alternative Minimum Tax liability that cannot be offset by net operating loss carryforwards plus the required tax payable with respect to the repatriation of funds under the American Jobs Creation Act of 2004 as discussed below.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating loss carryforwards. Significant components of Lyondell’s deferred tax liabilities and assets were as follows as of December 31:

Millions of dollars	2005	2004

Deferred tax liabilities:
Accelerated tax depreciation	$1,653	$1,863
Investments in joint venture partnerships	500	456
Accrual for potential income tax assessments	78	94
Goodwill and other intangible assets	59	54
Other	(13)	92

Total deferred tax liabilities	2,277	2,559

Deferred tax assets:
Net operating loss carryforwards	307	636
Employee benefit plans	361	383
AMT credits	145	119
Fair value of debt acquired	71	86
Federal benefit attributable to deferred taxes	55	61
Deferred charges and revenues	33	59
Environmental remediation liabilities	78	34
Other	133	137

Total deferred tax assets	1,183	1,515
Deferred tax asset valuation allowances	(171)	(157)

Net deferred tax assets	1,012	1,358

Net deferred tax liabilities	1,265	1,201
Add current portion of deferred tax assets	198	276

Long-term deferred income taxes	$1,463	$1,477

As of December 31, 2005, Lyondell has U.S. federal, state and non-U.S. tax loss carryforwards, the tax benefit of which is $307 million at the current statutory rates. The amount of U.S. federal tax net operating loss carryforward benefits available at December 31, 2005 was $137 million. These federal tax net operating loss carryforwards begin expiring in 2023 and are not subject to limitation. Lyondell has other net operating loss carryforwards in various jurisdictions. These losses generally have long or indefinite expiration periods. The deferred tax benefit related to

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

these loss carryforwards of $170 million as of December 31, 2005 was reduced by a valuation allowance of $123 million related to certain French tax loss carryforwards, which management believes are more likely than not to expire unutilized. The deferred tax asset valuation allowance at December 31, 2003 was $44 million and increased $93 million as a result of the acquisition of Millennium on November 30, 2004. Provisions of $33 million in 2005 and $12 million in 2004 increased the allowance, primarily for net operating loss carryforwards. Other changes in the valuation allowance reflected the effects of foreign currency translation. The federal AMT credits of $145 million have no expiration date.

Management believes that it is more likely than not that the $1,012 million of deferred tax assets, including the value of tax loss carryforwards in excess of the valuation allowances at December 31, 2005, will be realized. This conclusion is supported in part by the significant excess of total deferred tax liabilities over net deferred tax assets. These deferred tax liabilities, primarily related to depreciation, will reverse over the next 15 to 20 years. In addition, as discussed above, certain carryforwards either have no expiration dates or have long carryforward periods prior to their expiration.

Certain income tax returns of Lyondell’s U.S. and non-U.S. subsidiaries are currently under examination by the Internal Revenue Service (“IRS”), Revenue and Customs (formerly Inland Revenue) of the U.K. and various other non-U.S. and state tax authorities. In many cases, these audits may result in proposed assessments by the tax authorities. Lyondell believes that its tax positions comply with applicable tax law and intends to defend its positions through appropriate administrative and judicial processes. Accrued liabilities for the resolution of probable tax assessments that are expected to result in the reduction of tax attributes recognized in deferred tax assets, rather than cash payments to the taxing authorities, are included as a component of deferred tax liabilities. Other accrued liabilities for the resolution of probable tax assessments that are expected to result in cash payments in future years are included in “Other liabilities.” Lyondell believes it has adequately provided for any probable outcomes related to these matters.

The American Jobs Creation Act of 2004 (the “Act”) provides a tax deduction for qualified production activities. During 2005, Lyondell had significant federal tax loss carryforwards and, as a result, did not benefit from these provisions. Lyondell is currently evaluating the application of these provisions to its production activities and those of its joint ventures. It is anticipated that the tax deduction for qualified production activities under the Act will provide a benefit to Lyondell during 2006, although the level of the potential benefit has not yet been determined.

The Act also provides tax benefits with respect to the repatriation of foreign earnings. The benefit can result in a significant reduction in the effective tax rate certain foreign earnings repatriated during a one year period. Accordingly, during 2005, Lyondell repatriated certain non-U.S. earnings that had previously been identified as likely to be repatriated as well as additional earnings previously expected to be indefinitely invested.

In connection with the acquisition of Millennium on November 30, 2004, Lyondell recorded a net deferred tax liability of $11 million with respect to the expected 2005 repatriation of $161 million of non-U.S. preacquisition earnings during 2005, which were expected to qualify under the Act. During 2005, $297 million, including non-U.S. Millennium earnings and returns of investment, was repatriated, resulting in an additional tax provision of $3 million.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Lyondell has determined that the undistributed earnings of foreign subsidiaries, exclusive of those earnings that were repatriated under the Act in 2005, will be permanently reinvested. None of the undistributed earnings of foreign subsidiaries, which aggregated $127 million at December 31, 2005, would represent U.S. taxable earnings if repatriated.

The domestic and non-U.S. components of income (loss) before income taxes and a reconciliation of the income tax provision (benefit) to theoretical income tax computed by applying the U.S. federal statutory tax rate are as follows:

Millions of dollars	2005	2004	2003

Income (loss) before income taxes:
Domestic	$615	$80	$(460)
Non-U.S.	135	(3)	(21)

Total	$750	$77	$(481)

Theoretical income tax at U.S. statutory rate	$263	$27	$(168)
Increase (reduction) resulting from:
Purchased in-process R&D	—	23	—
Decrease in statutory non-U.S. tax rates	(5)	(23)	—
Other effects of non-U.S. operations	26	(3)	(5)
Changes in estimates for prior year items	(61)	—	(5)
Non-U.S. valuation allowances	16	2	—
State income taxes, net of federal	(14)	(4)	(1)
Other, net	(6)	1	—

Income tax provision (benefit)	$219	$23	$(179)

Effective income tax rate	29.2%	29.9%	(37.2)%

During 2005, Lyondell recognized a tax benefit of $61 million related to the reversal of accrued tax liabilities reflecting the resolution of tax years 2000 and 2001. The 2005 provision for state income taxes also included a benefit of $16 million related to the restructuring of various subsidiaries and changes in certain state tax legislation. Also during 2005, Lyondell recorded net interest expense related to various income tax exposures of $9 million, which has been included in interest expense.

20. Commitments and contingencies

Commitments—Lyondell has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for its businesses and at prevailing market prices. Lyondell is also a party to various obligations to purchase products and services, principally for utilities and industrial gases and ore that is used in the production of TiO2. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. Also included in purchase obligations is a commitment to reimburse Rhodia for the costs of operating the TDI facility at Pont de Claix, France, through March 2016. The Rhodia obligations, denominated in euros, include fixed and

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

variable components. The actual future obligation will vary with fluctuations in foreign currency exchange rates, market prices of raw materials and other variable cost components such as utility costs. Approximately 11% to 15% of the annual payments shown in the table below are subject to such variability.

At December 31, 2005, estimated future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars

2006	$1,128
2007	950
2008	829
2009	776
2010	751
Thereafter through 2023	5,555

Total minimum contract payments	$9,989

Lyondell’s total purchases under these agreements were $1,644 million, $615 million and $404 million in 2005, 2004 and 2003, respectively. The increase in 2005 compared to 2004 primarily reflects the effect of inclusion of Equistar’s and Millennium’s purchases under such contracts in 2005. The increase in 2004 compared to 2003 reflects the effect of higher natural gas costs in 2004, the strengthening of the euro compared to the U.S. dollar in 2004 and, to a lesser extent, inclusion of Equistar’s and Millennium’s purchases under such contracts in December 2004.

Crude supply agreement—Under the CSA with PDVSA Oil, generally, PDVSA Oil is required to sell and LCR is required to purchase 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of LCR’s refining capacity of 268,000 barrels per day of crude oil. From 1998 through 2002, PDVSA Oil, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. At such times, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments to LCR under a different provision of the CSA in partial compensation for such reductions. More recently, LCR has been receiving crude oil under the CSA at or above contract volumes.

LCR has consistently contested the validity of the reductions in deliveries by PDVSA Oil and Petróleos de Venezuela, S.A. (“PDVSA”) under the CSA. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures, and the parties have been unable to resolve their commercial dispute. As a result, in February 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations, which LCR is continuing to litigate. PDVSA filed a subsequent lawsuit against LCR in October 2005 in the same court, related to this action, which alleges breach of the CSA. LCR believes it has valid defenses to such claim and is vigorously

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

defending this lawsuit. LCR does not expect the resolution of the October 2005 lawsuit to result in any material adverse effect on financial position, liquidity or results of operations.

From time to time, Lyondell and PDVSA have had discussions covering both a restructuring of the CSA and a broader restructuring of the LCR partnership. Lyondell is unable to predict whether changes in either arrangement will occur. Subject to rights of first offer and first refusal, the partners each have a right to transfer their interests in LCR to unaffiliated third parties in certain circumstances. If neither CITGO, PDVSA Oil nor their affiliates were a partner in LCR, PDVSA Oil would have an option to terminate the CSA. Depending on then-current market conditions, any modification, breach or termination of the CSA, or any interruption in this source of crude oil, would require LCR to purchase all or a portion of its crude oil in the merchant market, could subject LCR to significant volatility and price fluctuations and could adversely affect LCR and, therefore, Lyondell.

Leased facility—Lyondell has an ethylene facility in Lake Charles, Louisiana, which has been idled since the first quarter of 2001, pending sustained improvement in market conditions. The facility and land, which are included in property, plant and equipment at a net book value of $137 million, are leased from Occidental. In May 2003, Equistar and Occidental entered into a new one-year lease, which had renewal provisions for two additional one-year periods at either party’s option. Equistar exercised the second one-year renewal option that expires in May 2006. If the Lake Charles lease terminates, Occidental will either (1) allow Lyondell to acquire, operate or receive the benefit of operating the Lake Charles facility, (2) pay Lyondell $75 million in cash or (3) transfer or pay to Lyondell 5.4 million shares of Lyondell common stock or the sale proceeds from 5.4 million shares of Lyondell common stock, or a combination of both, if the value is greater than $75 million. The parties are investigating alternatives related to the facility and land.

Asset retirement obligation—Certain manufacturing facilities are held under land lease arrangements that require the lessee to return the land to substantially the same condition as at the inception of the lease. Generally, these leases would terminate if Lyondell discontinued use of the land. It is not possible at this time to estimate the costs that could be incurred upon termination of these leases, nor to reasonably estimate the likely timing of such costs.

Environmental remediation—Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $194 million and $147 million as of December 31, 2005 and 2004, respectively. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The following table summarizes the activity in Lyondell’s accrued environmental liability for the years ended December 31, 2005 and 2004:

Millions of dollars	2005	2004

Balance at January 1	$147	$16
Additional accruals	10	12
Amounts paid	(11)	(4)
Acquisition of Millennium and consolidation of Equistar, including subsequent adjustments	53	123
Other	(5)	—

Balance at December 31	$194	$147

The liabilities for individual sites range from less than $1 million to $103 million. The $103 million liability relates to the Kalamazoo River Superfund Site.

A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. These discussions are continuing.

As of December 31, 2005, the probable future remediation spending associated with the river cannot be determined with certainty. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome. However, Lyondell recognized a liability of $40 million at December 31, 2004, representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of bank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs. During 2005, this liability was increased by $19 million to reflect new information obtained during the period about expected costs of regulatory oversight, modeling, and other associated remediation costs. At December 31, 2005, the balance of this liability, net of related spending, was $57 million.

In addition, Lyondell recognized a liability of $38 million as of December 31, 2004, primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

associated landfills, which are also part of the Kalamazoo River Superfund Site. The liability was increased in 2005 by $9 million to reflect new information obtained during the period regarding the probable costs associated with the remediation activity. These increases also represent adjustments to Lyondell’s estimate of the liabilities in its accounting for the acquisition of Millennium. At December 31, 2005, the balance of the liability, net of related spending, was $46 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs.

Also, based on additional information obtained during 2005, regarding Millennium remediation liabilities related to Millennium sites other than the Kalamazoo River Superfund Site, Lyondell increased the estimated remediation liabilities for those sites by $30 million. The balance of these liabilities at December 31, 2005 was $65 million.

The increases in Millennium environmental liabilities, including those related to the Kalamazoo River Superfund Site, increased the balance of goodwill related to Lyondell’s acquisition of Millennium on November 30, 2004. Any increase in the estimates of Millennium’s liabilities for environmental remediation as of November 30, 2004 that would result from information obtained subsequent to the fourth quarter of 2005 would not result in adjustment of the accounting for Lyondell’s acquisition of Millennium and, therefore, would be included in Lyondell’s results of operations (see Notes 5 and 12).

Lyondell currently estimates that environmentally related capital expenditures at its facilities, including Equistar and Millennium facilities, will be approximately $85 million for 2006 and $43 million for 2007, including estimated expenditures related to air emission reductions and wastewater management. Capital spending to comply with environmental regulations at LCR’s facilities (on a 100% basis) is estimated to be approximately $127 million in 2006 and $38 million in 2007.

MTBE—In the U.S., the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, used in gasoline sold as reformulated fuel in areas not meeting specified air quality standards. However, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft led to public concern about the use of MTBE and resulted in the U.S. federal Energy Policy Act of 2005 and U.S. state governmental initiatives to reduce the use of MTBE.

The federal Energy Policy Act of 2005, which was enacted in the U.S. in August 2005, does not phase-down or ban the use of MTBE. However, the Act eliminates the oxygen standard for reformulated fuels, effective May 6, 2006, and also contains a renewable fuel standard that mandates the use of ethanol in gasoline. As a result of the elimination of the oxygen standard for reformulated fuels, companies may choose to no longer use MTBE or any other oxygenate.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Various U.S. states have banned or are considering banning the use of MTBE. For example, California, Connecticut and New York banned MTBE, effective January 2004, and New Jersey banned MTBE, effective January 2009. In addition, beginning in 2003, several major oil companies substantially reduced or discontinued the use of MTBE in gasoline produced for California markets and several refiners have indicated their intent to completely discontinue the use of MTBE in the U.S. In addition to decisions by certain refiners and blenders to discontinue use of MTBE, some common carrier pipelines have announced that they will not carry reformulated gasoline containing MTBE beginning as early as March 2006. It is not clear whether these actions by pipelines are consistent with regulatory requirements and Lyondell is contesting these actions by pipelines.

The combination of these actions is expected to negatively affect U.S. MTBE demand and, therefore, negatively impact Lyondell’s revenues. Lyondell’s North American MTBE business accounted for approximately $1.4 billion of Lyondell’s revenues in 2005. However, at this time, Lyondell cannot predict the full impact that the U.S. federal legislation, state governmental initiatives and bans, and these commercial actions will have on MTBE margins or volumes longer term. Lyondell intends to continue marketing MTBE in the U.S., as well as outside of the U.S. However, should it become necessary or desirable to significantly reduce MTBE production as a result of state bans or commercial decisions by refiners, blenders and pipelines to discontinue use or transportation of MTBE, Lyondell has or will have the flexibility to produce alternative gasoline blending components, such as iso-octane, iso-octene (also known as “di-isobutylene”) or ethyl tertiary butyl ether (“ETBE”). Lyondell is installing equipment at its Channelview, Texas facility that will provide Lyondell with the flexibility to produce either di-isobutylene or MTBE at that facility, and this flexibility will be in place in 2006. The current estimated cost of converting this facility to di-isobutylene production is less than $20 million. In addition, Lyondell’s U.S.-based and European-based MTBE plants can produce ETBE and Lyondell has produced and sold ETBE in Europe to address Europe’s growing demand for biofuels. Conversion and product decisions will be influenced by further regulatory and market developments. The profit contribution related to the non-ether alternative gasoline blending components is likely to be lower than that historically realized on MTBE. In addition, there likely will be higher distribution costs associated with exporting MTBE outside of the U.S., and the increased supply of MTBE may reduce profitability of MTBE in these export markets.

In addition, these actions by pipelines are expected to cause LCR to reduce its production and sales of finished gasoline products, which could negatively impact LCR’s revenues. Although LCR will offset a portion of these reductions by producing and selling the component products, LCR faces constraints in doing so in the near term and the revenues from sales of component products may not always completely offset the lost revenues related to the decreased sales of finished gasoline products.

Litigation—On April 8, 2005, Lyondell filed a lawsuit in Pennsylvania against BASF Corporation (“BASF”) seeking declaratory judgment to resolve a commercial dispute regarding the interpretation of various provisions of a propylene oxide sales contract. On April 12, 2005, BASF filed a lawsuit in New Jersey against Lyondell asserting various claims relating to alleged breaches of the same propylene oxide sales contract and seeking damages in excess of

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

$100 million. In September 2005, BASF’s motion to dismiss Lyondell’s declaratory judgment action in Pennsylvania was granted, and Lyondell has decided not to appeal that ruling. The lawsuit that BASF filed in New Jersey is proceeding. The parties have been ordered to mediation by the court. Management believes that it has valid defenses to all claims and is vigorously defending them. Management does not expect the resolution of the claims to result in any material adverse effect on financial position, liquidity or results of operations of Lyondell.

Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, equitable relief such as abatement of lead-based paint in buildings. Legal proceedings relating to lead pigment or paint are in various trial stages and post-dismissal settings, some of which are on appeal.

One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. As a result, the jury was discharged. There will be further proceedings by the judge to determine the scope of any abatement. Millennium is considering its options, including all appropriate appeals.

Millennium’s defense costs to date for lead-based paint and lead pigment litigation largely have been covered by insurance. Millennium has insurance policies that potentially provide approximately $1 billion in indemnity coverage for lead-based paint and lead pigment litigation. Millennium’s ability to collect under the indemnity coverage would depend upon, among other things, the resolution of certain potential coverage defenses that the insurers have asserted or are likely to assert and the solvency of the various insurance carriers that are part of the coverage block at the time of such a request.

While Lyondell believes that Millennium has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Any liability that Millennium may ultimately incur, net of any insurance or other recoveries, cannot be estimated at this time.

Indemnification—Lyondell and its joint ventures are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation of joint ventures. For example, Lyondell entered into indemnification arrangements in connection with the transfer of assets and liabilities from Atlantic Richfield Company to Lyondell prior to Lyondell’s initial public offering, in connection with Lyondell’s

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

acquisition of the outstanding shares of ARCO Chemical Company and in connection with the formation of LCR; Equistar and its owner companies (including Lyondell and Millennium) entered into indemnification arrangements in connection with the formation of Equistar; and Millennium entered into indemnification arrangements in connection with its demerger from Hanson plc. Pursuant to these arrangements, Lyondell and its joint ventures provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of December 31, 2005, Lyondell has not accrued any significant amounts for such indemnification obligations, other than amounts under tax sharing agreements that have been reflected in the provision for income taxes, and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Lyondell. Lyondell cannot determine with certainty the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.

Other—Lyondell and its joint ventures are, from time to time, defendants in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which it, its subsidiaries or its joint ventures currently are involved (directly or indirectly) will individually, or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Lyondell.

General—In the opinion of management, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of Lyondell. However, the adverse resolution in any reporting period of one or more of these matters could have a material impact on Lyondell’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

21. Stockholders’ equity

Preferred stock—Lyondell has authorized 80 million shares of $.01 par value preferred stock. As of December 31, 2005, none was outstanding.

Common stock—Pursuant to the acquisition of Millennium after the close of business on November 30, 2004, Lyondell issued 63.1 million shares of common stock to the former Millennium shareholders. Millennium shareholders received 0.95 shares of Lyondell common stock for each share of Millennium common stock. See Note 5 for a discussion of the determination of the fair value of the 63.1 million shares of Lyondell common stock issued.

In October 2003, Lyondell issued 13.8 million shares of common stock, including 2.7 million shares purchased by Occidental Chemical Holding Corporation, a subsidiary of Occidental (“OCHC”), receiving net proceeds of approximately $171 million.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Series B common stock, warrants and right—On August 22, 2002, Lyondell completed certain transactions with OCHC. As a result of these transactions, OCHC held an equity interest in Lyondell, including:

•	34 million shares of Lyondell Series B common stock. The Series B common stock paid a dividend at the same rate as the common stock but, at Lyondell’s option, the dividend was paid in additional shares of Series B common stock through December 31, 2004;

•	five-year warrants to acquire five million shares of Lyondell common stock at $25 per share; and

•	a now-expired right to receive contingent payments equivalent in value to 7.38% of Equistar’s 2002 and 2003 distributions.

In December 2004, Lyondell elected to convert the 38.6 million shares of outstanding Series B common stock to Lyondell common stock. The conversion did not change the total number of outstanding shares. Dividends on the newly converted shares were paid in cash, beginning in 2005, and no shares of Series B common stock remain outstanding.

As a result of these transactions, OCHC owns a 12% equity interest in Lyondell. In connection with the August 2002 transactions with OCHC, Lyondell agreed to provide registration rights to OCHC and its permitted transferees with respect to shares of Lyondell’s common stock issued to OCHC (1) as a dividend, (2) upon conversion of the Series B common stock (which conversion occurred on December 31, 2004) or (3) upon exercise of the warrants referenced above. The warrants do not have registration rights.

The warrants, which remain outstanding at December 31, 2005, were valued at $1.60 per share, based upon a value estimated using the Black-Scholes option pricing model.

Accumulated other comprehensive income (loss)—The components of accumulated other comprehensive income (loss) were as follows at December 31:

Millions of dollars	2005	2004

Foreign currency translation	$(1)	$190
Minimum pension liability	(135)	(135)
Other	—	1

Total accumulated other comprehensive income (loss)	$(136)	$56

Rights to purchase common stock—On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right (“Right”) for each outstanding share of Lyondell’s common stock to stockholders of record on December 20, 1995 pursuant to a Rights Agreement, as amended. The Rights become exercisable upon the earlier of: (i) ten days following a public announcement by another entity that it has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock, except under certain circumstances. Each right entitles the holder to purchase from the Company one share of common stock at a specified purchase price. The Rights expire at the close of business on December 8, 2015.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

In connection with the sale of securities to OCHC described above under “Series B Common Stock, Warrants and Right”, and in connection with Lyondell’s October 2003 common stock offering, Lyondell’s Board of Directors adopted resolutions exempting Occidental from certain definitions used in the agreement pertaining to these Rights. These resolutions authorize Occidental to acquire, without triggering the exercisability of the Rights, beneficial ownership of any securities contemplated by the transaction documents related to the sale of securities described above under “Series B Common Stock, Warrants and Right” and a specified amount of common stock in the October 2003 common stock offering, as long as their aggregate direct and indirect beneficial ownership does not exceed 40% of Lyondell’s issued and outstanding common stock.

1999 Incentive Plan—On November 30, 2004, Lyondell shareholders approved the adoption of Lyondell’s Amended and Restated 1999 Incentive Plan (the “Incentive Plan”), which provides for the grant of awards to employees of Lyondell and its subsidiaries. Awards to employees may be in the form of (i) stock options, (ii) stock appreciation rights, payable in cash or common stock, (iii) restricted stock, (iv) performance grants denominated in common stock or units denominated in common stock that are subject to the attainment of one or more goals, (v) grants of rights to receive the value of a specified number of shares of common stock (phantom stock), and (vi) a cash payment.

The Incentive Plan revised the number of shares of Lyondell common stock available for issuance pursuant to awards granted under the Incentive Plan from 14 million shares to 26 million shares. As of December 31, 2005, 12,795,910 shares remain available for grant. The Incentive Plan also revised the number of shares of Lyondell common stock that may be issued pursuant to restricted stock awards or performance units, the number of shares that may be subject to awards of options or stock appreciation rights, and the value of annual cash awards and performance units that may be received. As of December 31, 2005, no more than 6,096,787 shares of common stock can be issued or delivered pursuant to future awards of restricted stock, performance shares, phantom stock or performance units (to the extent settled in shares of common stock), and no more than 1,000,000 shares of common stock are available for incentive stock options. No awards may be granted pursuant to the Incentive Plan after April 8, 2014. During 2005, 2004 and 2003, Lyondell granted stock option awards and restricted stock for 529,873 shares, 703,727 shares and 2,562,803 shares, respectively, under this plan.

Restricted stock plan—Under the 1995 Restricted Stock Plan, one million shares of common stock are authorized for grants and awards to officers and other key management employees. Lyondell grants fixed awards of common stock that are forfeitable and subject to restrictions on transfer. Vesting is contingent on the participant’s continuing employment with Lyondell for the period specified in the award. During 2003, Lyondell granted and issued restricted stock of 185,108 shares to officers and employees, using treasury stock for this purpose. The shares vest on various dates through July 2008, depending upon the terms of the individual grants. Recipients are entitled to receive dividends on the restricted shares.

Stock options—The following table summarizes activity, in thousands of shares and the weighted average exercise price per share, relating to stock options. As of December 31, 2005, options covering 8,335,895 shares were outstanding at prices ranging from $11.25 to $36.71 per share.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

	2005		2004		2003
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	11,186	$14.93	11,336	$14.60	9,624	$15.04
Granted	454	28.56	494	17.55	2,562	12.86
Conversion of Millennium options to Lyondell options	—	—	1,278	16.01	—	—
Exercised	(3,279)	14.91	(1,873)	14.48	(533)	13.11
Cancelled	(25)	19.52	(49)	14.50	(317)	16.23

Outstanding at end of year	8,336	15.66	11,186	14.93	11,336	14.60

Exercisable at end of year	7,882	14.92	11,186	14.93	8,615	14.81

Stock options vest over a three-year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date, and generally expire 10 years from the grant date. However, all outstanding options of Lyondell, including Millennium options converted to Lyondell options upon Lyondell’s acquisition of Millennium, became immediately exercisable upon the closing, on November 30, 2004, of Lyondell’s acquisition of Millennium.

The following table summarizes share data in thousands of shares and the weighted average exercise prices for options outstanding and options exercisable at December 31, 2005, and the weighted average remaining life of options outstanding:

	Options outstanding			Options exercisable
Range of exercise prices per share	Shares	Exercise price	Remaining life	Shares	Exercise price

$11.25 to $16.88	6,423	$14.09	6	6,423	$14.09
$16.89 to $25.34	1,419	18.16	5	1,419	18.16
$25.35 to $36.71	494	28.93	9	40	33.14

	8,336			7,882

Convertible Debentures—As a result of Lyondell’s acquisition of Millennium, the holders of Millennium’s 4% Convertible Senior Debentures may convert their debentures into shares of Lyondell’s common stock (or, at Lyondell’s discretion, equivalent cash or a combination thereof) at a conversion price as of December 31, 2005, subject to adjustment upon certain events, of $13.89 per share, which is equivalent to a conversion rate of 72.0183 Lyondell shares per one thousand dollar principal amount of the debentures. As of December 31, 2005, none of the outstanding $150 million principal amount of 4% Convertible Senior Debentures had been converted into shares of Lyondell common stock. Additional paid-in capital includes $143 million representing conversion value of these debentures.

22. Per share data

Basic earnings (loss) per share for the periods presented is computed based upon the weighted average number of shares of common stock and Series B common stock outstanding during the periods. Diluted earnings (loss) per share also include the effect of outstanding stock options and warrants and restricted stock. Additionally, diluted earnings per share for 2005 and 2004 include

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

the effect of the assumed conversion of Millennium’s 4% Convertible Debentures into Lyondell common stock for the period following the acquisition of Millennium. Outstanding stock options, warrants and restricted stock had no effect on the calculation of diluted loss per share for 2003.

Earnings (loss) per share data and dividends declared per share of common stock were as follows for the year ended December 31:

In millions	2005	2004	2003

Net income (loss)	$531	$54	$(302)
After-tax interest expense on 4% Convertible Debentures	—	—	—

Net income (loss) assuming conversion of 4% Convertible Debentures	$531	$54	$(302)

In millions of shares

Basic weighted average shares	245.9	183.2	164.3
Effect of dilutive securities:
4% Convertible Debentures	10.6	0.9	—
Stock options, warrants and restricted stock	3.4	1.9	—

Dilutive potential shares	259.9	186.0	164.3

Earnings (loss) per share
Basic	$2.16	$0.29	$(1.84)
Diluted	$2.04	$0.29	$(1.84)
Antidilutive stock options and warrants in millions	0.5	—	16.3
Dividends declared per share of common stock	$0.90	$0.90	$0.90

For purposes of the diluted earnings per share calculation, the effect of after-tax interest expense for 2005 and December 2004 assuming conversion of Millennium’s 4% Convertible Debentures, was less than $1 million.

See Note 21 for discussion of common stock issued during 2004 and 2003.

23. Supplemental cash flow information

Supplemental cash flow information is summarized as follows for the years ended December 31:

Millions of dollars	2005	2004	2003

Interest paid, net of interest capitalized	$676	$443	$391

Net income taxes (paid) received	$43	$(3)	$34

Interest and income tax cash activity includes Millennium and Equistar prospectively from December 1, 2004.

See Note 5 for the cash and noncash effects of Lyondell’s acquisition of Millennium and the resulting step acquisition of Equistar.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

24. Segment and related information

Lyondell sells its products on a global basis primarily to other industrial concerns in the petrochemicals, coatings and refining industries and operates in four reportable segments, as previously described in Note 1:

•	Ethylene, co-products and derivatives (“EC&D”), primarily manufacturing and marketing of ethylene; its co-products, including propylene, butadiene and aromatics; and derivatives, including ethylene oxide, ethylene glycol, polyethylene and VAM;

•	Propylene oxide and related products (“PO&RP”), including manufacturing and marketing of PO; co-products SM and TBA with its derivatives, MTBE and ETBE; PO derivatives, including PG, PGE and BDO; and TDI;

•	Inorganic chemicals, primarily manufacturing and marketing of TiO2 and related products; and

•	Refining.

At the time of the Millennium acquisition, Lyondell reassessed segment reporting based on the current management structure, including the impact of the integration of Millennium businesses into the Lyondell portfolio of existing businesses. Based on this analysis, Lyondell concluded that management is focused on the four segments listed previously.

Lyondell management evaluates the performance of the EC&D and PO&RP segments and allocates resources based on the integrated economics of ethylene, co-products and derivatives; and PO, co-products and derivatives of PO, respectively. TDI, like PO, is sold into polyurethanes markets and is included in the PO&RP segment.

The inorganic chemicals segment resulted from the acquisition of Millennium on November 30, 2004. Operations of the inorganic chemicals segment are included in results prospectively from December 1, 2004. With the acquisition of Millennium, Equistar also became a consolidated subsidiary. Results of Equistar operations, in the EC&D segment, prior to December 2004 reflect Lyondell’s previous equity investment in Equistar (see Note 8).

The refining segment consists of Lyondell’s equity investment in LCR (see Note 9).

The accounting policies of the segments are the same as those described in “Summary of Significant Accounting Policies” (see Note 2). Sales between segments are made at prices approximating prevailing market prices. No customer accounted for 10% or more of Lyondell’s consolidated sales during any year in the three-year period ended December 31, 2005. However, under the terms of LCR’s Products Agreement (see Note 9), CITGO purchases substantially all of the refined products of the refining segment.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Summarized financial information concerning reportable segments is shown in the following table.

Millions of dollars	EC&D	PO&RP	Inorganic chemicals	Refining	Other	Total

2005
Sales and other operating revenues:
Customers	$10,890	$6,261	$1,360	$—	$95	$18,606
Intersegment	1,301	307	—	—	(1,608)	—

	12,191	6,568	1,360	—	(1,513)	18,606
Operating income (loss)	950	316	18	—	(16)	1,268
Income from equity investments	—	1	—	123	—	124
Goodwill	281	1,071	893	—	—	2,245
Total assets	6,312	5,149	2,239	282	998	14,980
Capital expenditures	155	36	53	—	5	249
Depreciation and amortization expense	388	235	98	—	8	729

2004
Sales and other operating revenues:
Customers	$883	$4,960	$97	$—	$6	$5,946
Intersegment	107	24	—	—	(131)	—

	990	4,984	97	—	(125)	5,946
Operating income (loss)	113	48	7	—	(82)	86
Income from equity investments	141	7	—	303	—	451
Goodwill	270	1,080	825	—	—	2,175
Total assets	6,325	5,824	2,216	229	1,367	15,961
Capital expenditures	16	49	5	—	—	70
Depreciation and amortization expense	27	249	7	—	6	289

2003
Sales and other operating revenues:
Customers	$—	$3,781	$—	$—	$—	$3,781
Intersegment	—	—	—	—	—	—

	—	3,781	—	—	—	3,781
Operating loss	—	(17)	—	—	—	(17)
Income (loss) from equity investments	(228)	(19)	—	144	—	(103)
Goodwill	—	1,080	—	—	—	1,080
Total assets	965	5,632	—	264	772	7,633
Capital expenditures	—	264	—	—	—	264
Depreciation and amortization expense	—	250	—	—	—	250

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The operating income of the PO&RP segment for 2005 includes charges of $195 million to reduce the carrying value of the Lake Charles, Louisiana, TDI plant and $24 million for facility decommissioning and demolition activities, employee termination benefits and the termination of contracts (see Note 3).

Operating income (loss) in the “Other” column above includes operating costs not allocated to the segments, including businesses that are not reportable segments in 2005 and 2004 and $64 million of purchased IPR&D charges in 2004.

The following table presents the details of “Total assets” as presented above in the “Other” column as of December 31, for the years indicated:

Millions of dollars	2005	2004	2003

Cash and cash equivalents	$593	$804	$438
Company-owned life insurance	145	145	148
Deferred tax assets	197	276	43
Non-reportable segment assets	86	95	—
Other assets, net	232	295	143
Eliminations	(255)	(248)	—

Total assets	$998	$1,367	$772

The following geographic data for revenues are based upon the delivery location of the product and for long-lived assets, the location of the assets.

	Revenues
Millions of dollars	2005	2004	2003

United States	$13,713	$3,307	$1,947
Non-U.S.	4,893	2,639	1,834

Total	$18,606	$5,946	$3,781

	Long-lived assets
Millions of dollars	2005	2004	2003

United States	$5,529	$5,949	$1,808

Non-U.S.:
The Netherlands	751	898	878
France	487	597	517
Other non-U.S.	539	609	303

Total non-U.S.	1,777	2,104	1,698

Total	$7,306	$8,053	$3,506

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

25. Unaudited quarterly results

	For the quarter ended
Millions of dollars, except per share data	March 31	June 30	September 30	December 31

2005
Sales and other operating revenues	$4,440	$4,376	$4,790	$5,000
Operating income (a)	501	339	65	363
Income (loss) from equity investments	68	18	55	(17)
Net income (a)	254	126	10	141

Earnings per share:
Basic (a)(b)	1.04	0.51	0.04	0.57
Diluted (a)(b)	0.98	0.48	0.04	0.54

2004
Sales and other operating revenues	$1,099	$1,156	$1,302	$2,389
Operating income (c)	19	17	44	6
Income from equity investments	63	97	144	147
Net income (loss) (c)	(15)	3	50	16
Basic and diluted earnings (loss) per share (b)(c)	(0.08)	0.02	0.28	0.08

(a)	The third quarter 2005 included a $195 million pre-tax charge, $127 million after tax, or $0.49 per share, to reduce the carrying value of the Lake Charles, Louisiana, TDI facility.
(b)	Earnings per common share calculations for each of the quarters are based upon the weighted average number of shares outstanding for each period (basic earnings per share). The sum of the quarters may not necessarily be equal to the full year earnings per share amount.
(c)	Operating income, net income and earnings per share for the fourth quarter 2004 included a $64 million after-tax charge, or $0.31 per share, for purchased in-process research and development as a result of Lyondell’s acquisition of Millennium on November 30, 2004 and the resulting consolidation of Equistar.

26. Supplemental guarantor information

In June 2006, Lyondell amended its revolving credit facility, and thereby the indentures governing its registered debt, to provide, among other things, for additional subsidiary guarantors.

As a result, Lyondell subsidiaries, which have investments in Lyondell’s chemical production facilities in the U.S., The Netherlands and France and in Delaware entities that hold and license technology to other Lyondell affiliates and to third parties, or make loans to other Lyondell affiliates or which own equity interests in the Equistar and LCR partnerships are guarantors (collectively “Guarantors”), jointly and severally, of the following LCC debt (see Note 15):

•	Senior Secured Notes, Series A due 2007, 9.625%

•	Senior Secured Notes due 2008, 9.5%

•	Senior Secured Notes due 2012, 11.125%

•	Senior Secured Notes due 2013, 10.5%, and

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

•	Senior Subordinated Notes due 2009, 10.875%.

The Guarantors are all 100% owned subsidiaries of Lyondell. The guarantees are joint and several and full and unconditional.

The following condensed consolidating financial information present supplemental information as of December 31, 2005 and 2004 and for the three years ended December 31, 2005, reflecting the guarantor subsidiaries as provided in the amended revolving credit facility. In this note, LCC refers to the parent company, Lyondell Chemical Company.

Equistar is the issuer of 6.5% Notes due 2006 and 7.55% Debentures due 2026, which are guaranteed by LCC. As a result of Lyondell’s November 30, 2004 acquisition of Millennium, Equistar became a wholly owned subsidiary of Lyondell and is a subsidiary issuer.

Lyondell’s wholly owned subsidiary, Millennium, is currently prohibited from making restricted payments, including paying certain dividends, pursuant to the provisions of restrictive covenants in Millennium’s credit facilities and indentures. Millennium’s net assets at December 31, 2005 totaled $1,670 million. During each of 2005, 2004 and 2003, LCC’s cash dividends from its consolidated subsidiaries were less than $1 million. Aggregate maturities of LCC long-term debt during the next five years are $899 million in 2007, $430 million in 2008, $500 million in 2009, $100 million in 2010, and $829 million thereafter.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

As of and for the year ended December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- guarantors	Eliminations	Consolidated

Balance Sheet
Inventories	$232	$—	$657	$776	$(8)	$1,657
Accounts receivable—affiliates	2,453	1,420	155	611	(4,639)	—
Other current assets	405	—	1,037	1,202	—	2,644
Property, plant and equipment, net	574	—	3,063	2,893	—	6,530
Investments and long-term receivables	5,608	3,538	61	1,290	(9,421)	1,076
Long-term receivables—affiliates	607	1,379	—	200	(2,186)	—
Goodwill, net	713	142	—	1,390	—	2,245
Other assets, net	216	24	347	241	—	828

Total assets	$10,808	$6,503	$5,320	$8,603	$(16,254)	$14,980

Current maturities of long-term debt	$—	$—	$150	$169	$—	$319
Accounts payable—affiliates	2,124	1,682	61	772	(4,639)	—
Other current liabilities	555	—	949	746	—	2,250
Long-term debt	2,751	—	2,161	1,062	—	5,974
Long-term payables—affiliates	1,022	508	—	656	(2,186)	—
Other liabilities	551	4	415	816	—	1,786
Deferred income taxes	797	—	—	666	—	1,463
Minority interests	—	—	1	179	—	180
Stockholders’ equity	3,008	4,309	1,583	3,537	(9,429)	3,008

Total liabilities and stockholders’ equity	$10,808	$6,503	$5,320	$8,603	$(16,254)	$14,980

Statement of Income
Sales and other operating revenues	$3,979	$1	$11,686	$4,988	$(2,048)	$18,606
Cost of sales	3,666	8	10,487	4,367	(2,043)	16,485
Charges related to TDI plant	219	—	—	—	—	219
Selling, general and administrative expenses	147	1	198	197	—	543
Research and development expenses	34	—	33	24	—	91

Operating income (loss)	(87)	(8)	968	400	(5)	1,268
Interest income (expense), net	(354)	9	(218)	(40)	—	(603)
Other income (expense), net	(45)	(22)	(1)	29	—	(39)
Income from equity investments	1,016	1,049	—	184	(2,125)	124
Intercompany income (expense)	(350)	495	—	(145)	—	—
(Provision for) benefit from income taxes	351	(445)	(1)	(124)	—	(219)

Net income	$531	$1,078	$748	$304	$(2,130)	$531

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

For the year ended December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- guarantors	Eliminations	Consolidated

Statement of Cash Flows
Net cash provided by operating activities	$539	$1,030	$1,047	$933	$(1,955)	$1,594

Expenditures for property, plant and equipment	(20)	—	(153)	(76)	—	(249)
Distributions from affiliates in excess of earnings	263	180	—	3	(263)	183
Contributions and advances to affiliates	(148)	—	—	(10)	10	(148)
Loans to affiliates	—	(15)	—	(343)	358	—
Other	—	—	3	—	—	3

Net cash provided by (used in) investing activities	95	165	(150)	(426)	105	(211)

Repayment of long-term debt	(1,137)	—	(1)	(374)	—	(1,512)
Issuance of long-term debt	—	—	—	100	—	100
Proceeds from notes payable to affiliates	358	—	—	—	(358)	—
Dividends paid	(222)	(325)	—	(274)	599	(222)
Proceeds from stock option exercises	48	—	—	—	—	48
Distributions to owners	—	(870)	(725)	(24)	1,619	—
Contributions from owners	—	—	—	10	(10)	—
Other	(1)	—	5	2	—	6

Net cash used in financing activities	(954)	(1,195)	(721)	(560)	1,850	(1,580)

Effect of exchange rate changes on cash	—	—	—	(14)	—	(14)

Increase (decrease) in cash and cash equivalents	(320)	—	176	(67)	—	(211)
Cash and cash equivalents at beginning of period	383	—	39	382	—	804

Cash and cash equivalents at end of period	$63	$—	$215	$315	$—	$593

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

As of and for the year ended December 31, 2004

Millions of dollars	LCC	Guarantors	Equistar	Non- guarantors	Eliminations	Consolidated

Balance Sheet
Inventories	$242	$—	$582	$821	$(26)	$1,619
Accounts receivable—affiliates	2,061	1,183	127	714	(4,085)	—
Other current assets	788	—	781	1,269	—	2,838
Property, plant and equipment, net	778	—	3,167	3,270	—	7,215
Investments and long-term receivables	5,925	3,355	63	895	(9,048)	1,190
Long-term receivables—affiliates	560	1,372	—	161	(2,093)	—
Goodwill, net	722	142	—	1,311	—	2,175
Other assets, net	277	32	354	261	—	924

Total assets	$11,353	$6,084	$5,074	$8,702	$(15,252)	$15,961

Current maturities of long-term debt	$300	$—	$1	$7	$—	$308
Accounts payable—affiliates	1,984	1,279	39	783	(4,085)	—
Other current liabilities	498	—	766	723	—	1,987
Long-term debt	3,551	—	2,312	1,549	—	7,412
Long-term payables—affiliates	778	465	—	850	(2,093)	—
Other liabilities	635	4	394	747	—	1,780
Deferred income taxes	791	—	—	686	—	1,477
Minority interests	—	—	1	180	—	181
Stockholders’ equity	2,816	4,336	1,561	3,177	(9,074)	2,816

Total liabilities and stockholders’ equity	$11,353	$6,084	$5,074	$8,702	$(15,252)	$15,961

Statement of Income
Sales and other operating revenues	$3,003	$2	$944	$2,692	$(695)	$5,946
Cost of sales	2,879	8	797	2,411	(691)	5,404
Selling, general and administrative expenses	178	2	33	74	—	287
Research and development expenses	34	—	5	66	—	105
Purchased in-process research and development	—	—	—	64	—	64

Operating income (loss)	(88)	(8)	109	77	(4)	86
Interest income (expense), net	(432)	5	(19)	(3)	—	(449)
Other income (expense), net	(21)	2	—	8	—	(11)
Income from equity investments	549	709	—	—	(807)	451
Intercompany income (expense)	(238)	347	—	(109)	—	—
(Provision for) benefit from income taxes	284	(315)	—	8	—	(23)

Net income (loss)	$54	$740	$90	$(19)	$(811)	$54

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

For the year ended December 31, 2004

Millions of dollars	LCC	Guarantors	Equistar	Non- guarantors	Eliminations	Consolidated

Statement of Cash Flows
Net cash provided by operating activities	$87	$684	$115	$523	$(1,055)	$354

Expenditures for property, plant and equipment	(35)	—	(16)	(19)	—	(70)
Distributions from affiliates in excess of earnings	102	82	—	—	(89)	95
Contributions and advances to affiliates	(113)	—	—	—	60	(53)
Cash received in acquisition of Millennium	—	—	—	367	—	367
Cash received in acquisition of Equistar	—	—	85	—	—	85
Loans to affiliates	—	(15)	—	(353)	368	—

Net cash provided by (used in) investing activities	(46)	67	69	(5)	339	424

Repayment of long-term debt	(315)	—	—	(4)	—	(319)
Issuance of long-term debt	—	—	—	4	—	4
Proceeds from notes payable to affiliates	368	—	—	—	(368)	—
Dividends paid	(127)	(226)	—	(170)	396	(127)
Distributions to owners	—	(525)	(145)	(78)	748	—
Contributions from owners	—	—	—	60	(60)	—
Proceeds from stock option exercises	25	—	—	—	—	25
Other	(1)	—	—	2	—	1

Net cash used in financing activities	(50)	(751)	(145)	(186)	716	(416)

Effect of exchange rate changes on cash	—	—	—	4	—	4

Increase (decrease) in cash and cash equivalents	(9)	—	39	336	—	366
Cash and cash equivalents at beginning of period	392	—	—	46	—	438

Cash and cash equivalents at end of period	$383	$—	$39	$382	$—	$804

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

For the year ended December 31, 2003

Millions of dollars	LCC	Guarantors	Non- guarantors	Eliminations	Consolidated

Statement of Income
Sales and other operating revenues	$2,348	$4	$3,147	$(1,718)	$3,781
Cost of sales	2,466	8	2,836	(1,719)	3,591
Selling, general and administrative expenses	88	1	81	—	170
Research and development expenses	37	—	—	—	37

Operating income (loss)	(243)	(5)	230	1	(17)
Interest income (expense), net	(417)	5	20	—	(392)
Other income (expense), net	(4)	2	33	—	31
Income (loss) from equity investments	225	46	(51)	(323)	(103)
Intercompany income (expense)	(233)	270	(37)	—	—
(Provision for) benefit from income taxes	370	(118)	(73)	—	179

Net income (loss)	$(302)	$200	$122	$(322)	$(302)

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

For the year ended December 31, 2003

Millions of dollars	LCC	Guarantors	Non- guarantors	Eliminations	Consolidated

Statement of Cash Flows
Net cash provided by (used in) operating activities	$(365)	$230	$587	$(353)	$99

Expenditures for property, plant and equipment	(237)	—	(27)	—	(264)
Distributions from affiliates in excess of earnings	245	104	2	(240)	111
Contributions and advances to affiliates	(118)	—	(106)	87	(137)
Proceeds from sale of equity interest	—	—	28	—	28
Maturity of other short-term investments	44	—	—	—	44
Loans to affiliates	—	(42)	(257)	299	—

Net cash provided by (used in) investing activities	(66)	62	(360)	146	(218)

Repayment of long-term debt	(103)	—	—	—	(103)
Issuance of long-term debt	315	—	—	—	315
Proceeds from notes payable to affiliates	299	—	—	(299)	—
Dividends paid	(116)	(292)	(170)	462	(116)
Distributions to owners	—	—	(44)	44	—
Issuance of common stock	171	—	—	—	171
Other	(1)	—	—	—	(1)

Net cash provided by (used in) financing activities	565	(292)	(214)	207	266

Effect of exchange rate changes on cash	—	—	5	—	5

Increase in cash and cash equivalents	134	—	18	—	152
Cash and cash equivalents at beginning of period	258	—	28	—	286

Cash and cash equivalents at end of period	$392	$—	$46	$—	$438

Consolidated financial statements (unaudited)

Lyondell Chemical Company

Consolidated Statements of Income

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars, except per share data	2006	2005	2006	2005

Sales and other operating revenues
Trade	$4,640	$4,003	$8,983	$8,031
Related parties	432	373	846	785

	5,072	4,376	9,829	8,816

Operating costs and expenses
Cost of sales	4,586	3,879	8,757	7,663
Selling, general and administrative expenses	169	136	300	268
Research and development expenses	24	22	47	45

	4,779	4,037	9,104	7,976

Operating income	293	339	725	840

Interest expense	(132)	(165)	(273)	(334)
Interest income	7	10	20	21
Other income (expense), net	1	(5)	75	(19)

Income before equity investments and income taxes	169	179	547	508

Income (loss) from equity investments
LYONDELL-CITGO Refining LP	86	19	177	86
Other	3	(1)	2	—

	89	18	179	86

Income before income taxes	258	197	726	594

Provision for income taxes	98	71	276	214

Net income	$160	$126	$450	$380

Earnings per share
Basic	$0.65	$0.51	$1.82	$1.55

Diluted	$0.62	$0.48	$1.74	$1.46

See Notes to the Consolidated Financial Statements.

Lyondell Chemical Company

Consolidated Balance Sheets

Millions, except shares and par value data	June 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$320	$593
Accounts receivable:
Trade, net	1,800	1,563
Related parties	171	114
Inventories	1,739	1,657
Prepaid expenses and other current assets	138	176
Deferred tax assets	257	198

Total current assets	4,425	4,301

Property, plant and equipment, net	6,487	6,530

Investments and long-term receivables:
Investment in PO joint ventures	785	776
Investment in and receivable from LYONDELL-CITGO Refining LP	289	186
Other	117	114
Goodwill, net	2,135	2,245
Other assets, net	790	828

Total assets	$15,028	$14,980

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt	$870	$319
Accounts payable:
Trade	1,468	1,352
Related parties	139	101
Accrued liabilities	700	797

Total current liabilities	3,177	2,569

Long-term debt	4,966	5,974
Other liabilities	1,666	1,786
Deferred income taxes	1,584	1,463

Commitments and contingencies
Minority interests	167	180

Stockholders’ equity:
Common stock, $1.00 par value, 420,000,000 shares authorized, 248,649,990 and 247,876,385 shares issued, respectively	249	248
Additional paid-in capital	3,222	3,211
Retained earnings (deficit)	47	(292)
Accumulated other comprehensive loss	(28)	(136)
Treasury stock, at cost, 793,736 and 826,151 shares, respectively	(22)	(23)

Total stockholders’ equity	3,468	3,008

Total liabilities and stockholders’ equity	$15,028	$14,980

See Notes to the Consolidated Financial Statements.

Lyondell Chemical Company

Consolidated Statements of Cash Flows

	For the six months ended June 30,
Millions of dollars	2006	2005

Cash flows from operating activities
Net income	$450	$380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	362	363
Equity investments—
Amounts included in net income	(179)	(86)
Distributions of earnings	122	86
Deferred income taxes	102	161
Debt prepayment premiums and charges	—	21
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(234)	(139)
Inventories	(46)	(177)
Accounts payable	109	128
Other, net	(248)	(91)

Net cash provided by operating activities	438	646

Cash flows from investing activities
Expenditures for property, plant and equipment	(124)	(112)
Distributions from affiliates in excess of earnings	—	51
Contributions and advances to affiliates	(57)	(51)
Other	6	3

Net cash used in investing activities	(175)	(109)

Cash flows from financing activities
Repayment of long-term debt	(449)	(547)
Issuance of long-term debt	13	3
Dividends paid	(111)	(111)
Proceeds from stock option exercises	9	43
Other, net	(2)	(7)

Net cash used in financing activities	(540)	(619)

Effect of exchange rate changes on cash	4	(9)

Decrease in cash and cash equivalents	(273)	(91)
Cash and cash equivalents at beginning of period	593	804

Cash and cash equivalents at end of period	$320	$713

See Notes to the Consolidated Financial Statements.

Lyondell Chemical Company

Notes to the consolidated financial statements (unaudited)

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

1. Basis of preparation

Lyondell Chemical Company (“LCC”), together with its consolidated subsidiaries (collectively, “Lyondell” or “the Company”), is a global chemical company that manufactures and markets a variety of basic chemicals and gasoline blending components.

The accompanying consolidated financial statements are unaudited and have been prepared from the books and records of Lyondell Chemical Company and its subsidiaries in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. For further information, refer to the audited consolidated financial statements and notes thereto included in the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2005. Certain previously reported amounts have been reclassified to conform to current period presentation.

2. Accounting and reporting changes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertain income tax positions. FIN No. 48 prescribes, among other things, a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position. The provisions of FIN No. 48 will apply to Lyondell beginning in 2007. Lyondell is evaluating the impact of FIN No. 48 on its consolidated financial statements.

Effective January 1, 2006, Lyondell adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment using the modified prospective method and, consequently, has not adjusted results of prior periods. Lyondell previously accounted for these plans according to the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which it adopted in the first quarter 2003, using the prospective transition method. Lyondell’s application of SFAS No. 123 (revised 2004) had no material effect on its consolidated financial statements.

Effective April 1, 2006, Lyondell adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 requires that inventory purchases and sales transactions with the same counterparty that are entered into in contemplation of one another be combined for purposes of applying Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions. The effect was to reduce reported revenues and cost of sales for affected transactions. Lyondell’s application of EITF Issue No. 04-13 had no material effect on its consolidated financial statements.

3. Charges related to toluene diisocyanate plant

Lyondell ceased production of toluene diisocyanate (“TDI”) at the Lake Charles, Louisiana TDI plant and recognized a pretax charge of $195 million in the third quarter 2005 for the reduction of the carrying value of the TDI plant and related assets.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The following table summarizes estimates of additional charges related to the Lake Charles TDI facility that Lyondell has recognized or expects to recognize subsequent to September 30, 2005 as well as actual costs incurred through June 30, 2006.

Millions of dollars	Facility costs	Employee termination benefits	Other costs	Total

Estimates of charges to be recognized subsequent to September 30, 2005	$22	$14	$8	$44

Amounts settled during the three-month periods ended:
December 31, 2005	(6)	—	(3)	(9)
March 31, 2006	(2)	(12)	—	(14)
June 30, 2006	(3)	(1)	—	(4)

Accrued liabilities as of June 30, 2006	(1)	(1)	—	(2)

Estimate as of June 30, 2006 of remaining future charges	$10	$—	$5	$15

Facility costs include plant decommissioning and demolition activities; other costs include the costs of terminating contracts.

In addition, there are multiple commercial arrangements associated with the Lake Charles TDI facility for which the costs and timing of resolution cannot be determined at this time. The range of reasonably possible outcomes within which the present value of the costs of resolution of such commercial arrangements may fall is between $0 and $160 million; however, these costs are not expected to be in the upper portion of that range.

4. Investment in PO Joint Ventures

Lyondell, together with Bayer AG and Bayer Corporation (collectively “Bayer”), shares ownership in a U.S. propylene oxide (“PO”) manufacturing joint venture (the “U.S. PO Joint Venture”) and a separate joint venture for certain related PO technology. Bayer’s ownership interest represents ownership of 1.6 billion pounds of annual in-kind PO production of the U.S. PO Joint Venture. Lyondell takes in kind the remaining PO production and all co-product styrene monomer (“SM”) and tertiary butyl alcohol (“TBA”) production from the U.S. PO Joint Venture.

In addition, Lyondell and Bayer each have a 50% interest in a separate manufacturing joint venture (the “European PO Joint Venture”), which includes a world-scale PO/SM plant at Maasvlakte near Rotterdam, the Netherlands. Lyondell and Bayer each are entitled to 50% of the PO and SM production of the European PO Joint Venture.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Changes in Lyondell’s investment in the U.S. and European PO joint ventures for the six-month periods ended June 30, 2005 and 2006 are summarized as follows:

Millions of dollars	U.S. PO Joint Venture	European PO Joint Venture	Total PO Joint Ventures

Investment in PO joint ventures – January 1, 2005	$541	$297	$838
Cash contributions	4	3	7
Depreciation and amortization	(16)	(7)	(23)
Effect of exchange rate changes	—	(31)	(31)

Investment in PO joint ventures – June 30, 2005	$529	$262	$791

Investment in PO joint ventures – January 1, 2006	$518	$258	$776
Cash contributions	12	3	15
Depreciation and amortization	(17)	(6)	(23)
Effect of exchange rate changes	—	17	17

Investment in PO joint ventures – June 30, 2006	$513	$272	$785

5. Equity interest in LYONDELL-CITGO Refining LP

Lyondell’s refining operations are conducted through its investment in LYONDELL-CITGO Refining LP (“LCR”). Lyondell has a 58.75% interest in LCR, while CITGO Petroleum Corporation (“CITGO”) has a 41.25% interest. On July 20, 2006, Lyondell announced that Lyondell and CITGO had discontinued the previously announced exploration of a sale of LCR to a third party. The partners have been discussing the possibility of Lyondell acquiring CITGO’s interest in LCR. However, no agreement has been reached.

Because the partners jointly control certain key management decisions, including approval of the strategic plan, capital expenditures and annual budget, issuance of debt and the appointment of the executive management of the partnership, Lyondell account for its investment in LCR using the equity method.

Lyondell’s investment in and receivable from LCR consisted of the following:

Millions of dollars	June 30, 2006	December 31, 2005

Investment in LCR	$7	$(90)
Receivable from LCR	229	229
Interest receivable	53	47

Investment in and receivable from LCR	$289	$186

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Summarized financial information for LCR is as follows:

Millions of dollars	June 30, 2006	December 31, 2005

Balance Sheets
Total current assets	$576	$418
Property, plant and equipment, net	1,386	1,328
Other assets	95	86

Total assets	$2,057	$1,832

Current liabilities	$1,422	$805
Long-term debt	—	439
Loans payable to partners	264	264
Other liabilities	125	113
Partners’ capital	246	211

Total liabilities and partners’ capital	$2,057	$1,832

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Statements of Income
Sales and other operating revenues	$2,411	$1,563	$4,505	$3,099
Cost of sales	2,232	1,515	4,147	2,921
Selling, general and administrative expenses	16	11	33	23

Operating income	163	37	325	155
Interest expense, net	(12)	(9)	(23)	(17)
Provision for income taxes	8	—	8	—

Net income	$143	$28	$294	$138

Selected additional information
Depreciation and amortization	$31	$28	$62	$56
Expenditures for property, plant and equipment	49	49	109	83

The $8 million provision for income taxes in the table above represents Texas state income tax. As a partnership, LCR is not subject to federal income taxes. LCR’s selling, general and administrative expenses for the six months ended June 30, 2006 included an $8 million charge representing reimbursement to Lyondell of legal fees and expenses paid by Lyondell on behalf of LCR in connection with the settlement discussed below.

For the six months ended June 30, 2006, Lyondell’s income included $74 million in “Other income, net” representing the net payments received by Lyondell, including the reimbursement of legal fees and expenses from LCR referred to above, in settlement of all disputes among Lyondell, CITGO and Petróleos de Venezuela, S.A. (“PDVSA”) and their respective affiliates. See also the “Crude Supply Agreement” section of Note 12.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

6. Accounts receivable

Lyondell has four-year, accounts receivable sales facilities of $150 million and $600 million, relating to, respectively, LCC and Lyondell’s wholly-owned subsidiary, Equistar Chemicals, LP (“Equistar”). Pursuant to these facilities, which mature in November 2010, Lyondell sells, through two wholly-owned bankruptcy-remote subsidiaries, on an ongoing basis and without recourse, interests in pools of domestic accounts receivable to financial institutions participating in the facilities. Lyondell is responsible for servicing the receivables. The outstanding amounts of receivables sold under the facilities were $275 million as of June 30, 2006 and December 31, 2005.

7. Inventories

Inventories consisted of the following components:

Millions of dollars	June 30, 2006	December 31, 2005
Finished goods	$991	$985
Work-in-process	129	118
Raw materials	400	338
Materials and supplies	219	216

Total inventories	$1,739	$1,657

8. Property, plant and equipment and goodwill

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows:

Millions of dollars	June 30, 2006	December 31, 2005
Land	$124	$125
Manufacturing facilities and equipment	9,241	9,257
Construction in progress	255	215

Total property, plant and equipment	9,620	9,597
Less accumulated depreciation	(3,133)	(3,067)

Property, plant and equipment, net	$6,487	$6,530

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Depreciation and amortization expense is summarized as follows:

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Property, plant and equipment	$134	$137	$268	$270
Investment in PO joint ventures	12	12	23	23
Turnaround costs	16	13	32	27
Software costs	9	9	19	19
Other	10	14	20	24

Total depreciation and amortization	$181	$185	$362	$363

As a result of favorable tax settlements, Lyondell’s goodwill decreased from $2,245 million at December 31, 2005 to $2,135 million at June 30, 2006, $80 million of which related to the inorganic chemicals segment, $17 million to the ethylene, co-products and derivatives (“EC&D”) segment and $13 million to the PO and related products (“PO&RP”) segment.

9. Accounts payable

Accounts payable at June 30, 2006 and December 31, 2005 included liabilities in the amounts of $11 million and $16 million, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

10. Long-term debt

Lyondell’s long-term debt includes credit facilities and debt obligations maintained by Lyondell’s wholly-owned subsidiaries, Equistar and Millennium Chemicals Inc. and its subsidiaries (“Millennium”), and by LCC. In some situations, such as references to financial ratios, the context may require that “LCC” refer to Lyondell Chemical Company and its consolidated subsidiaries other than Equistar and Millennium. LCC has not guaranteed the subsidiaries’ credit facilities or debt obligations, except for Equistar’s 7.55% Debentures due 2026 in the principal amount of $150 million.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Long-term debt consisted of the following:

Millions of dollars	June 30, 2006	December 31, 2005

Bank credit facilities:
LCC $475 million senior secured revolving credit facility	$—	$—
Equistar $400 million inventory-based revolving credit facility	—	—
Millennium $150 million senior secured revolving credit facilities	—	—
Millennium $100 million Australian senior secured term loan due 2010	96	99
Millennium €60 million U.K. asset-based revolving credit facility	12	—

LCC notes and debentures:
Senior Secured Notes, Series A due 2007, 9.625%	849	899
Senior Secured Notes due 2008, 9.5% ($3 million of discount)	427	426
Senior Secured Notes due 2012, 11.125% ($1 million of discount)	277	277
Senior Secured Notes due 2013, 10.5%	325	325
Debentures due 2010, 10.25%	100	100
Debentures due 2020, 9.8% ($1 million of discount)	224	224
Senior Subordinated Notes due 2009, 10.875%	500	500

Equistar notes and debentures:
Senior Notes due 2008, 10.125% ($20 million of premium)	720	725
Senior Notes due 2011, 10.625% ($30 million of premium)	730	733
Debentures due 2026, 7.55% ($15 million of discount)	135	135
Notes due 2006, 6.5%	—	150
Notes due 2009, 8.75% ($1 million of discount)	599	599

Millennium notes and debentures:
Senior Notes due 2006, 7%	9	161
Senior Notes due 2008, 9.25% ($28 million of premium)	401	500
Senior Debentures due 2026, 7.625% ($3 million of premium)	252	252
Convertible Senior Debentures due 2023, 4% ($14 million of premium)	164	166
Other debt	16	22

Total	5,836	6,293
Less current maturities	(870)	(319)

Long-term debt	$4,966	$5,974

In June 2006 LCC’s revolving credit facility, and thereby the indentures, were amended to, among other things, provide for additional subsidiary guarantees and other collateral and, in certain circumstances, to limit the pledge of equity interests and other securities. The amendment also excludes Millennium from certain events-of-default provisions.

In May 2006, Millennium obtained an amendment to its $150 million senior secured revolving credit facility and in July 2006 to the indenture governing the 4% Convertible Senior Debentures

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

primarily to exclude Millennium Holdings, LLC and its subsidiaries (collectively, “Millennium Holdings”), a wholly-owned subsidiary, from events-of-default provisions that could be triggered in connection with judgments against Millennium Holdings. See “Litigation” section of Note 12.

In January 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility, which, subject to permitted liens, is generally secured by the subsidiary’s inventory, accounts receivable and certain other assets. Availability under the U.K. facility, which was €51 million, or approximately $65 million, at June 30, 2006, gave effect to the borrowing base as determined using a formula applied to accounts receivable and inventory balances and was reduced to the extent of borrowing and outstanding letters of credit provided under the facility. At June 30, 2006, there were €9 million, or approximately $12 million, of outstanding borrowings and no outstanding letters of credit under the facility. The U.K. facility bears interest at LIBOR plus 1.25%.

During the six months ended June 30, 2006, Equistar repaid the $150 million of 6.5% Notes outstanding, which matured in February 2006, and Millennium completed a cash tender offer for its 7% Senior Notes due 2006, purchasing $149 million principal amount of the notes and paying a premium of $2 million. In addition, Millennium purchased $85 million principal amount of the 9.25% Senior Notes due 2008, paying a premium of $5 million, and LCC purchased $50 million principal amount of the 9.625% Senior Secured Notes, Series A due 2007, paying a premium of $2 million.

As of June 30, 2006, based on a quarterly test related to the price of Lyondell common stock, Millennium’s 4% Convertible Senior Debentures were convertible into Lyondell common stock at a conversion rate of 73.3986 Lyondell shares per one thousand dollar principal amount of the Debentures. The principal amount of Debentures converted into shares of Lyondell common stock as of June 30, 2006 was not significant.

Current maturities of long-term debt at June 30, 2006 included $849 million of LCC’s 9.625% Debentures due 2007 and other debt of $21 million. At December 31, 2005, current maturities of long-term debt included $150 million of Equistar’s 6.5% Notes due 2006, $158 million of Millennium’s 7% Senior Notes due 2006 and other debt of $11 million.

Amortization of debt premiums, including adjustments to fair values included in accounting for the acquisition of Millennium, debt discounts and debt issuance costs resulted in a net credit of $5 million and $8 million for the three-month periods ended June 30, 2006 and 2005, respectively, and a net credit of $10 million and $17 million for the six-month periods ended June 30, 2006 and 2005, respectively, that were included in interest expense in the Consolidated Statements of Income.

LCC’s credit facility and Senior Secured Notes are secured by liens on: substantially all of Lyondell’s domestic personal property, but excluding personal property of Equistar and Millennium; mortgages on certain production facilities located in Pasadena and Channelview, Texas and Lake Charles, Louisiana and equity interests in domestic subsidiaries, including Millennium and certain subsidiaries holding the interests in Equistar and LCR, and certain non-U.S. subsidiaries.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

11. Pension and other postretirement benefits

Net periodic pension benefit costs included the following components:

	For the three months ended June 30, 2006		For the six months ended June 30, 2006
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.

Service cost	$13	$6	$25	$10
Interest cost	22	6	43	12
Recognized return on plan assets	(21)	(6)	(41)	(11)
Amortization	5	1	11	2

Net periodic pension benefit cost	$19	$7	$38	$13

	For the three months ended June 30, 2005		For the six months ended June 30, 2005
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.

Service cost	$12	$5	$23	$9
Interest cost	22	5	43	11
Recognized return on plan assets	(20)	(5)	(39)	(10)
Amortization	5	1	10	2

Net periodic pension benefit cost	$19	$6	$37	$12

Net periodic other postretirement benefit costs, which are provided to U.S. employees, included the following components:

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Service cost	$1	$2	$2	$3
Interest cost	3	3	6	6
Amortization	—	—	(1)	—

Net periodic benefit cost	$4	$5	$7	$9

In addition to the anticipated 2006 pension contribution of $78 million disclosed in Note 18 to Lyondell’s Consolidated Financial Statements included in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2005, Lyondell contributed $50 million during the first six months of 2006, and expects to contribute an additional $50 million in the third quarter 2006, to its pension plans.

12. Commitments and contingencies

Crude supply agreement—PDVSA Petróleo, S.A. (“PDVSA Oil”) and LCR are parties to a Crude Supply Agreement (“CSA”). Under the CSA, generally, PDVSA Oil is required to sell and LCR is required to purchase 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of LCR’s refining capacity of 268,000 barrels per day of crude oil.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

From 1998 through 2002, PDVSA Oil, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. At such times, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments to LCR under a different provision of the CSA in partial compensation for such reductions. More recently, LCR has been receiving crude oil under the CSA at or above contract volumes.

LCR has consistently contested the validity of the reductions in deliveries by PDVSA Oil and PDVSA under the CSA. In February 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations. PDVSA filed a subsequent lawsuit against LCR in October 2005 in the same court, related to that action, which alleged breach of the CSA. On April 6, 2006, the parties announced the settlement of these disputes and other disputes among the parties and their respective affiliates, and, on April 10, 2006, the lawsuits were dismissed.

On July 20, 2006, Lyondell announced that Lyondell and CITGO had discontinued the previously announced exploration of a sale of LCR to a third party. The partners have been discussing the possibility of Lyondell acquiring CITGO’s interest in LCR. However, no agreement has been reached. Subject to rights of first offer and first refusal, the partners each have a right to transfer their interests in LCR to unaffiliated third parties in certain circumstances. If neither CITGO, PDVSA Oil nor their affiliates were a partner in LCR, PDVSA Oil would have an option to terminate the CSA. In addition, LCR’s credit facility would be repaid and terminated as part of any sale of LCR.

Leased facility—Lyondell has an ethylene facility in Lake Charles, Louisiana, which has been idled since the first quarter of 2001, pending sustained improvement in market conditions. The facility and land, which are included in property, plant and equipment at a net book value of $107 million, are leased from Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively (“Occidental”). In May 2006, Equistar and Occidental entered into a new three-year lease. If Lyondell were to determine that the facility will not be used to produce olefins in the future, the resulting impairment of the net book value of the facility could represent an after-tax charge of between $50 million and $70 million, depending upon the alternative uses that might be identified for the facility and other factors.

Asset retirement obligation—Lyondell believes that there are asset retirement obligations associated with some of its facilities, but that the present value of those obligations normally is not material in the context of an indefinite expected life of the facilities. Lyondell continually reviews the optimal future alternatives for its facilities. The amount and timing of costs, if any, that may be incurred as a result of such reviews are not known, and no decisions have been reached, but if a decision were reached, in accordance with local laws and customs, to retire one or more facilities in the foreseeable future, the asset retirement costs could range from $0 to $30 million, depending upon the scope of the required work and other factors. At June 30, 2006, the balance of the liability that had been recognized for all asset retirement obligations, including

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

scheduled closure of certain landfills, was $29 million. In addition, any decision to retire a facility would result in other costs, including employment related costs.

Environmental remediation—Lyondell’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $194 million as of June 30, 2006. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

The following table summarizes the activity in Lyondell’s accrued environmental liability for the six-month periods ended June 30:

Millions of dollars	2006	2005

Balance at January 1	$194	$147
Additional accruals	6	—
Amounts paid	(6)	(5)
Adjustments to purchase price allocation	—	6
Other	—	(5)

Balance at June 30	$194	$143

The liabilities for individual sites range from less than $1 million to $102 million. The $102 million liability relates to the Kalamazoo River Superfund Site.

A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. These discussions are continuing.

As of June 30, 2006, the probable future remediation spending associated with the river cannot be determined with certainty. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome. However, in 2004, Lyondell recognized a liability representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of riverbank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs. During 2005 and 2006, this liability was increased to reflect new information obtained during the period about costs of regulatory oversight, modeling, and other associated river remediation costs. At June 30, 2006 and December 31, 2005, the balance of this liability, net of related spending, was $56 million and $57 million, respectively.

In addition, in 2004, Lyondell recognized a liability primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. The liability was increased in the six-month period ended June 30, 2006, by $2 million to reflect new information obtained during the period regarding the probable costs associated with the remediation activity. At each of June 30, 2006 and December 31, 2005, the balance of the liability, net of related spending, was $46 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs.

Also, based on additional information obtained during the six-month period ended June 30, 2006, regarding Millennium remediation liabilities related to Millennium sites other than the Kalamazoo River Superfund Site, Lyondell increased the estimated remediation liabilities for those sites by $2 million. The balance of these liabilities at each of June 30, 2006 and December 31, 2005 was $65 million.

Lyondell currently estimates that environmentally related capital expenditures at its facilities, including Equistar and Millennium facilities, will be approximately $60 million for 2006 and $43 million for 2007, including estimated expenditures related to air emission reductions and wastewater management. Capital spending to comply with environmental regulations at LCR’s facilities (on a 100% basis) is estimated to be approximately $127 million in 2006 and $38 million in 2007.

MTBE—In the U.S., the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as methyl tertiary butyl ether (“MTBE”), used in gasoline sold as reformulated fuel in areas not meeting specified air quality standards. However, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft led to public concern about the use of MTBE and resulted in the U.S. federal Energy Policy Act of 2005 and U.S. state governmental initiatives to reduce the use of MTBE.

The federal Energy Policy Act of 2005, which was enacted in the U.S. in August 2005, did not phase-down or ban the use of MTBE. However, the Act eliminated the oxygen standard for reformulated fuels, effective May 6, 2006, and also contained a renewable fuel standard that

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

mandated the use of ethanol in gasoline. As a result of the elimination of the oxygen standard for reformulated fuels, companies are no longer required to use MTBE or any other oxygenate for this purpose. Various U.S. states have banned or are considering banning the use of MTBE. For example, California, Connecticut and New York banned MTBE, effective January 2004, and New Jersey banned MTBE, effective January 2009. In addition, at this time, the majority of refiners and blenders have discontinued the use of MTBE in the U.S.

The combination of these actions is negatively affecting U.S. MTBE demand. Lyondell’s North American MTBE business accounted for approximately $1.4 billion of Lyondell’s revenues in 2005. At this time, Lyondell cannot predict the full impact that the U.S. federal legislation, state governmental initiatives and bans, and these commercial actions will have on MTBE margins or volumes longer term. Lyondell intends to continue marketing its U.S.-produced MTBE either in the U.S. or outside of the U.S. However, there are higher distribution costs and import duties associated with exporting MTBE outside of the U.S., and the increased supply of MTBE may reduce profitability of MTBE in these export markets. Lyondell also is installing equipment at its Channelview, Texas facility that will provide Lyondell with the flexibility to produce either iso-octene (an alternative gasoline blending component also known as “di-isobutylene” or “DIB”) or MTBE at that facility, and this flexibility should be in place in the fourth quarter of 2006. The estimated cost of converting this facility to DIB production is less than $25 million. In addition, Lyondell’s U.S.-based and European-based MTBE plants can produce ethyl tertiary butyl ether (“ETBE”) as an alternative to MTBE, and Lyondell has produced and sold ETBE in Europe to address Europe’s growing demand for biofuels. Product decisions will continue to be influenced by regulatory and market developments. The profit contribution related to the non-ether alternative gasoline blending components may be lower than that historically realized on MTBE.

Litigation—On April 8, 2005, Lyondell filed a lawsuit in Pennsylvania against BASF Corporation (“BASF”) seeking declaratory judgment to resolve a commercial dispute regarding the interpretation of various provisions of a propylene oxide sales contract. On April 12, 2005, BASF filed a lawsuit in New Jersey against Lyondell asserting various claims relating to alleged breaches of the same propylene oxide sales contract and seeking damages in excess of $100 million. In September 2005, BASF’s motion to dismiss Lyondell’s declaratory judgment action in Pennsylvania was granted, and Lyondell has decided not to appeal that ruling. The lawsuit that BASF filed in New Jersey is proceeding. The parties have been ordered to mediation by the court. Management believes that it has valid defenses to all claims and is vigorously defending them. Management does not expect the resolution of the claims to result in any material adverse effect on the financial position, liquidity or results of operations of Lyondell.

Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, equitable relief such as abatement of lead-based paint in buildings. Legal proceedings relating to lead pigment or paint are in various trial stages and post-dismissal settings, some of which are on appeal.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary, Millennium Holdings LLC, and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. As a result, the jury was discharged. There will be further proceedings by the judge to determine the scope of any abatement. Millennium is considering its options, including all appropriate appeals.

Millennium’s defense costs to date for lead-based paint and lead pigment litigation largely have been covered by insurance. Millennium has insurance policies that potentially provide approximately $1 billion in indemnity coverage for lead-based paint and lead pigment litigation. Millennium’s ability to collect under the indemnity coverage would depend upon, among other things, the resolution of certain potential coverage defenses that the insurers have asserted or are likely to assert and the solvency of the various insurance carriers that are part of the coverage block at the time of such a request.

While Lyondell believes that Millennium has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Any liability that Millennium may ultimately incur, net of any insurance or other recoveries, cannot be estimated at this time.

Indemnification—Lyondell and its joint ventures are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation of joint ventures. For example, Lyondell entered into indemnification arrangements in connection with the transfer of assets and liabilities from Atlantic Richfield Company to Lyondell prior to Lyondell’s initial public offering and in connection with Lyondell’s acquisition of the outstanding shares of ARCO Chemical Company and in connection with the formation of LCR; Equistar and its owner companies (including Lyondell and Millennium) entered into indemnification arrangements in connection with the formation of Equistar; and Millennium entered into indemnification arrangements in connection with its demerger from Hanson plc. Pursuant to these arrangements, Lyondell and its joint ventures provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of June 30, 2006, Lyondell has not accrued any significant amounts for such indemnification obligations, other than amounts under tax sharing agreements that have been reflected in the provision for income taxes, and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Lyondell. Lyondell cannot determine with

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

certainty the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.

Other—Lyondell and its joint ventures are, from time to time, defendants in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which it, its subsidiaries or its joint ventures currently are involved will, individually or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Lyondell.

General—In the opinion of management, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of Lyondell. However, the adverse resolution in any reporting period of one or more of these matters could have a material impact on Lyondell’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

13. Per share data

Basic earnings per share for the periods presented is computed based upon the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per share also include the effect of outstanding stock options, warrants and restricted stock. Additionally, diluted earnings per share for the three and six months ended June 30, 2006 and 2005 include the effect of the assumed conversion of Millennium’s 4% Convertible Senior Debentures into Lyondell common stock.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Earnings per share data and dividends declared per share of common stock were as follows:

	For the three months ended June 30,		For the six months ended June 30,
In millions	2006	2005	2006	2005

Net income	$160	$126	$450	$380
After-tax interest expense on 4% Convertible Senior Debentures	—	(1)	1	(1)

Net income assuming conversion of 4% Convertible Senior Debentures	$160	$125	$451	$379

In millions of shares

Basic weighted average shares	247.4	245.9	247.1	245.2
Effect of dilutive securities:
4% Convertible Senior Debentures	11.0	10.5	10.9	10.5
Stock options, warrants and restricted stock	1.7	2.6	1.7	3.7

Dilutive potential shares	260.1	259.0	259.7	259.4

Earnings per share:
Basic	$0.65	$0.51	$1.82	$1.55
Diluted	0.62	0.48	1.74	1.46

Antidilutive stock options and warrants in millions	6.2	0.5	6.2	0.5

Dividends declared per share of common stock	$0.225	$0.225	$0.45	$0.45

14. Share-based compensation

Under Lyondell’s Amended and Restated 1999 Incentive Plan (the “Incentive Plan”), Lyondell has granted awards of performance units, restricted stock and stock options to certain employees. Restricted stock and stock option awards are also made to directors under other incentive plans. In addition, Lyondell issues phantom restricted stock, phantom stock options and performance units to certain other employees under other incentive plans. The Incentive Plan authorized total shares available for grant under the plan of 26 million shares of common stock. As of June 30, 2006, 12,036,136 shares remained available for grant with 6,002,005 shares available for future awards of restricted stock or performance units, to the extent settled in shares of common stock, and 1 million shares available for incentive stock option grants.

These awards resulted in compensation expense of $30 million and $18 million for the three months ended June 30, 2006 and 2005, respectively, and $23 million and $40 million for the six months ended June 30, 2006 and 2005, respectively. The after-tax amounts were $20 million and $12 million, respectively, for the three months ended June 30, 2006 and 2005 and $15 million and

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

$26 million, respectively, for the six months ended June 30, 2006 and 2005. The compensation expense included vesting during the period and changes in valuation of previously vested awards.

Performance units—Under the performance unit arrangements, employees may earn a cash amount equal to the value at payout of a target number of shares of Lyondell common stock with that number of shares adjusted for shareholder return, unless Lyondell’s Board of Directors determines to pay the performance units under the Incentive Plan in shares of common stock. The actual payout compared to target is based on Lyondell’s three-year cumulative total shareholder return (common stock price growth plus dividends) relative to a chemical industry peer group. The payout can range from 0% to 200% of the target number of performance units. Performance units are accounted for as a liability award with compensation cost recognized ratably over the performance period.

The following table summarizes performance unit activity for the six months ended June 30, 2006 in thousands of units:

Number of units

Outstanding at beginning of year	3,288
Granted	906
Paid	(1,412)
Forfeited	(22)

Outstanding at June 30, 2006	2,760

At June 30, 2006, the value of the liability related to the outstanding units was $44 million. Cash payments of $68 million and $79 million were distributed to participants during the six months ended June 30, 2006 and 2005. Grants of 726,791 performance units were made during the six months ended June 30, 2005.

Stock options—Stock options are granted with an exercise price of at least 100% of fair market value, have a contractual term of ten years and vest at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control.

The following table summarizes stock option activity for the six months ended June 30, 2006 in thousands of shares:

Millions of dollars, except per share price	Shares	Price	Weighted - average remaining term	Aggregate intrinsic value

Outstanding at beginning of year	8,336	$15.66
Granted	665	24.52
Exercised	(686)	13.31
Cancelled	(6)	24.98

Outstanding at June 30, 2006	8,309	16.56	6 years	$55

Exercisable at June 30, 2006	7,341	15.35	5 years	$55

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

The total intrinsic value of options exercised during the six-month period ended June 30, 2006 was $8 million and the related tax benefit was $3 million.

The fair value of each option award is estimated, based on several assumptions, on the date of grant using the Black-Scholes option valuation model. Upon adoption of SFAS No. 123 (revised), Lyondell modified its methods used to determine these assumptions based on the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107. The fair value and the assumptions used for the 2006 grants are shown in the table below.

Fair value per share of options granted	$6.23

Fair value assumptions:
Dividend yield	3.43%
Expected volatility	39.8%
Risk-free interest rate	4.53%
Expected term, in years	6

Stock options are accounted for as equity instruments, and compensation cost is recognized using graded vesting over the three-year vesting period. As of June 30, 2006, the unrecognized compensation cost related to stock options was $3 million, which is expected to be recognized over a weighted-average period of 2 years.

Restricted stock—Lyondell’s restricted stock arrangements under the Incentive Plan are divided equally into a restricted stock grant and an associated deferred cash payment. These restricted stock arrangements typically vest at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control. The associated deferred cash award, paid when the shares of restricted stock vest, is equal to the fair market value of the restricted stock issued on the vesting date. Restricted stock is accounted for as an equity award, while the deferred cash component is accounted for as a liability award. Compensation expense, based on the market price of Lyondell stock at the date of the grant, is recognized using graded-vesting over the three-year vesting period. At June 30, 2006, 230,709 unvested shares of restricted stock were outstanding.

Phantom awards—At June 30, 2006, the equivalent of 3,051,384 shares were outstanding under the phantom award arrangements. Phantom awards are accounted for as liability awards and compensation cost is recognized using graded-vesting over the three-year vesting period.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

15. Comprehensive income

The components of the comprehensive income (loss) were as follows:

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Net income	$160	$126	$450	$380
Other comprehensive income (loss):
Foreign currency translation income (loss)	58	(64)	108	(176)
Derivative instruments	—	—	—	(2)
Other	—	1	—	1

Total other comprehensive income (loss)	58	(63)	108	(177)

Comprehensive income	$218	$63	$558	$203

16. Segment and related information

Lyondell operates in four reportable segments:

•	Ethylene, co-products and derivatives (“EC&D”), primarily manufacturing and marketing of ethylene; its co-products, including propylene, butadiene and aromatics; and derivatives, including ethylene oxide, ethylene glycol, polyethylene and vinyl acetate monomer;

•	Propylene oxide and related products (“PO&RP”), including manufacturing and marketing of PO; co-products SM and TBA with its derivatives, MTBE and ETBE; PO derivatives, including propylene glycol, propylene glycol ethers and butanediol; and toluene diisocyanate;

•	Inorganic chemicals, primarily manufacturing and marketing of titanium dioxide and related products; and

•	Refining.

The refining segment consists of Lyondell’s equity investment in LCR (see Note 5).

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Summarized financial information concerning reportable segments is shown in the following table for the periods presented:

Millions of dollars	EC&D	PO&RP	Inorganic chemicals	Refining	Other	Total

For the three months ended June 30, 2006:
Sales and other operating revenues:
Customer	$3,012	$1,674	$359	$—	$27	$5,072
Intersegment	389	89	—	—	(478)	—

	3,401	1,763	359	—	(451)	5,072
Operating income (loss)	181	108	5	—	(1)	293
Income (loss) from equity investments	—	3	—	86	—	89

For the three months ended June 30, 2005:

Sales and other operating revenues:
Customer	$2,517	$1,493	$342	$—	$24	$4,376
Intersegment	332	64	—	—	(396)	—

	2,849	1,557	342	—	(372)	4,376
Operating income (loss)	200	127	16	—	(4)	339
Income (loss) from equity investments	—	(1)	—	19	—	18

For the six months ended June 30, 2006:

Sales and other operating revenues:
Customer	$5,818	$3,257	$701	$—	$53	$9,829
Intersegment	735	150	—	—	(885)	—

	6,553	3,407	701	—	(832)	9,829
Operating income (loss)	480	225	25	—	(5)	725
Income (loss) from equity investments	—	2	—	177	—	179

For the six months ended June 30, 2005:

Sales and other operating revenues:
Customer	$5,156	$2,954	$660	$—	$46	$8,816
Intersegment	667	126	—	—	(793)	—

	5,823	3,080	660	—	(747)	8,816
Operating income (loss)	592	216	37	—	(5)	840
Income from equity investments	—	—	—	86	—	86

Sales and other operating revenues and operating income in the “Other” column above include elimination of intersegment transactions and a business that is not a reportable segment.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

17. Supplemental guarantor information

Lyondell subsidiaries, which have investments in Lyondell’s chemical production facilities in the U.S., The Netherlands and France and in Delaware entities that hold and license technology to other Lyondell affiliates and to third parties, or make loans to other Lyondell affiliates or which own equity interests in the Equistar and LCR partnerships are guarantors (collectively “Guarantors”), jointly and severally, of the following LCC debt (see Note 10):

Senior Secured Notes, Series A due 2007, 9.625%

•	Senior Secured Notes due 2008, 9.5%

•	Senior Secured Notes due 2012, 11.125%

•	Senior Secured Notes due 2013, 10.5%, and

•	Senior Subordinated Notes due 2009, 10.875%.

The Guarantors are all 100% owned subsidiaries of Lyondell. The guarantees are joint and several and full and unconditional.

Equistar is the issuer of 7.55% Debentures due 2026, which are guaranteed by LCC.

The following condensed consolidating financial information present supplemental information as of June 30, 2006 and December 31, 2005 and for the three- month and six-month periods ended June 30, 2006 and 2005. In this note, LCC refers to the parent company, Lyondell Chemical Company.

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

Balance Sheet

As of June 30, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non- guarantors	Eliminations	Consolidated

Inventories	$262	$—	$713	$768	$(4)	$1,739
Accounts receivable – affiliates	2,842	1,702	223	586	(5,353)	—
Other current assets	345	—	1,112	1,229	—	2,686
Property, plant and equipment, net	569	—	2,999	2,919	—	6,487
Investments and long-term receivables	6,069	3,865	63	1,325	(10,131)	1,191
Long-term receivables – affiliates	628	1,562	—	361	(2,551)	—
Goodwill, net	699	142	—	1,294	—	2,135
Other assets, net	205	21	314	250	—	790

Total assets	$11,619	$7,292	$5,424	$8,732	$(18,039)	$15,028

Current maturities of long-term debt	$849	$—	$—	$21	$—	$870
Accounts payable – affiliates	2,431	1,995	75	852	(5,353)	—
Other current liabilities	427	—	1,110	770	—	2,307
Long-term debt	1,853	—	2,160	953	—	4,966
Long-term payables – affiliates	1,250	535	—	766	(2,551)	—
Other liabilities	461	4	411	790	—	1,666
Deferred income taxes	880	—	—	704	—	1,584
Minority interests	—	—	1	166	—	167
Stockholders’ equity	3,468	4,758	1,667	3,710	(10,135)	3,468

Total liabilities and stockholders’ equity	$11,619	$7,292	$5,424	$8,732	$(18,039)	$15,028

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

Balance Sheet

As of December 31, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated

Inventories	$232	$—	$657	$776	$(8)	$1,657
Accounts receivable – affiliates	2,453	1,420	155	611	(4,639)	—
Other current assets	405	—	1,037	1,202	—	2,644
Property, plant and equipment, net	574	—	3,063	2,893	—	6,530
Investments and long-term receivables	5,608	3,538	61	1,290	(9,421)	1,076
Long-term receivables – affiliates	607	1,379	—	200	(2,186)	—
Goodwill, net	713	142	—	1,390	—	2,245
Other assets, net	216	24	347	241	—	828

Total assets	$10,808	$6,503	$5,320	$8,603	$(16,254)	$14,980

Current maturities of long-term debt	$—	$—	$150	$169	$—	$319
Accounts payable – affiliates	2,124	1,682	61	772	(4,639)	—
Other current liabilities	555	—	949	746	—	2,250
Long-term debt	2,751	—	2,161	1,062	—	5,974
Long-term payables – affiliates	1,022	508	—	656	(2,186)	—
Other liabilities	551	4	415	816	—	1,786
Deferred income taxes	797	—	—	666	—	1,463
Minority interests	—	—	1	179	—	180
Stockholders’ equity	3,008	4,309	1,583	3,537	(9,429)	3,008

Total liabilities and stockholders’ equity	$10,808	$6,503	$5,320	$8,603	$(16,254)	$14,980

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

Statement of Income

For the three months ended June 30, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non- guarantors	Eliminations	Consolidated

Sales and other operating revenues	$1,017	$—	$3,278	$1,399	$(622)	$5,072
Cost of sales	946	2	3,028	1,231	(621)	4,586
Selling, general and administrative expenses	46	—	61	62	—	169
Research and development expenses	9	—	9	6	—	24

Operating income (loss)	16	(2)	180	100	(1)	293
Interest income (expense), net	(72)	3	(52)	(4)	—	(125)
Other income (expense), net	(2)	2	—	1	—	1
Income from equity investments	183	249	—	42	(385)	89
Intercompany income (expense)	(25)	67	—	(42)	—	—
(Provision for) benefit from income taxes	60	(120)	—	(38)	—	(98)

Net income	$160	$199	$128	$59	$(386)	$160

Statement of Income

For the three months ended June 30, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- guarantors	Eliminations	Consolidated

Sales and other operating revenues	$981	$—	$2,700	$1,213	$(518)	$4,376
Cost of sales	860	2	2,447	1,089	(519)	3,879
Selling, general and administrative expenses	36	1	48	51	—	136
Research and development expenses	7	—	9	6	—	22

Operating income (loss)	78	(3)	196	67	1	339
Interest income (expense), net	(92)	2	(54)	(11)	—	(155)
Other income (expense), net	(11)	(13)	—	19	—	(5)
Income from equity investments	148	165	—	41	(336)	18
Intercompany income (expense)	(34)	70	—	(36)	—	—
(Provision for) benefit from income taxes	37	(79)	—	(29)	—	(71)

Net income	$126	$142	$142	$51	$(335)	$126

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

Statement of Income

For the six months ended June 30, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated

Sales and other operating revenues	$1,997	$—	$6,314	$2,664	$(1,146)	$9,829
Cost of sales	1,837	4	5,698	2,360	(1,142)	8,757
Selling, general and administrative expenses	78	—	109	113	—	300
Research and development expenses	19	—	17	11	—	47

Operating income (loss)	63	(4)	490	180	(4)	725
Interest income (expense), net	(142)	6	(105)	(12)	—	(253)
Other income (expense), net	(5)	76	(1)	5	—	75
Income from equity investments	475	602	—	116	(1,014)	179
Intercompany income (expense)	(54)	130	—	(76)	—	—
(Provision for) benefit from income taxes	113	(307)	—	(82)	—	(276)

Net income	$450	$503	$384	$131	$(1,018)	$450

Statement of Income

For the six months ended June 30, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated

Sales and other operating revenues	$1,903	$—	$5,561	$2,373	$(1,021)	$8,816
Cost of sales	1,706	4	4,864	2,109	(1,020)	7,663
Selling, general and administrative expenses	68	1	98	101	—	268
Research and development expenses	16	—	17	12	—	45

Operating income (loss)	113	(5)	582	151	(1)	840
Interest income (expense), net	(187)	3	(108)	(21)	—	(313)
Other income (expense), net	(24)	(22)	—	27	—	(19)
Income from equity investments	454	510	—	140	(1,018)	86
Intercompany income (expense)	(68)	149	—	(81)	—	—
(Provision for) benefit from income taxes	92	(228)	—	(78)	—	(214)

Net income	$380	$407	$474	$138	$(1,019)	$380

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

Statement of Cash Flows

For the six months ended June 30, 2006

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$48	$391	$427	$243	$(671)	$438

Expenditures for property, plant and equipment	(18)	—	(63)	(43)	—	(124)
Distributions from affiliates in excess of earnings	1	—	—	—	(1)	—
Contributions and advances to affiliates	(57)	—	—	(3)	3	(57)
Loans to affiliates	—	(20)	—	(139)	159	—
Other	3	—	2	1	—	6

Net cash used in investing activities	(71)	(20)	(61)	(184)	161	(175)

Repayment of long-term debt	(53)	—	(150)	(246)	—	(449)
Issuance of long-term debt	—	—	—	13	—	13
Proceeds from notes payable to affiliates	159	—	—	—	(159)	—
Dividends paid	(111)	(38)	—	—	38	(111)
Proceeds from stock option exercises	9	—	—	—	—	9
Distributions to owners	—	(333)	(300)	(1)	634	—
Other	—	—	1	—	(3)	(2)

Net cash provided by (used in) financing activities	4	(371)	(449)	(234)	510	(540)

Effect of exchange rate changes on cash	—	—	—	4	—	4

Decrease in cash and cash equivalents	(19)	—	(83)	(171)	—	(273)
Cash and cash equivalents at beginning of period	63	—	215	315	—	593

Cash and cash equivalents at end of period	$44	$—	$132	$144	$—	$320

Lyondell Chemical Company

Notes to the consolidated financial statements — (continued)

Condensed consolidating financial information

Statement of Cash Flows

For the six months ended June 30, 2005

Millions of dollars	LCC	Guarantors	Equistar	Non- Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$293	$421	$571	$249	$(888)	$646

Expenditures for property, plant and equipment	(15)	—	(69)	(28)	—	(112)
Distributions from affiliates in excess of earnings	66	44	—	7	(66)	51
Contributions and advances to affiliates	(51)	—	—	(3)	3	(51)
Loans to affiliates	—	(7)	—	(128)	135	—
Other	—	—	3	—	—	3

Net cash provided by (used in) investing activities	—	37	(66)	(152)	72	(109)

Repayment of long-term debt	(517)	—	(1)	(29)	—	(547)
Issuance of long-term debt	—	—	—	3	—	3
Proceeds from notes payable to affiliates	135	—	—	—	(135)	—
Dividends paid	(111)	(37)	—	(3)	40	(111)
Proceeds from stock option exercises	43	—	—	—	—	43
Distributions to owners	—	(421)	(475)	(18)	914	—
Other	(10)	—	—	6	(3)	(7)

Net cash used in financing activities	(460)	(458)	(476)	(41)	816	(619)

Effect of exchange rate changes on cash	—	—	—	(9)	—	(9)

Increase (decrease) in cash and cash equivalents	(167)	—	29	47	—	(91)
Cash and cash equivalents at beginning of period	383	—	39	382	—	804

Cash and cash equivalents at end of period	$216	$—	$68	$429	$—	$713

Report of independent registered public accounting firm

To the Partnership Governance Committee

of LYONDELL-CITGO Refining LP:

In our opinion, the accompanying balance sheets and the related statements of income, of partners’ capital and of cash flows present fairly, in all material respects, the financial position of LYONDELL-CITGO Refining LP (the “Partnership”) at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

February 24, 2006

LYONDELL-CITGO Refining LP

Statements of Income

	For the year ended December 31,
Millions of dollars	2005	2004	2003

Sales and other operating revenues	$6,741	$5,603	$4,162

Operating costs and expenses:
Cost of sales:
Crude oil and feedstock	5,715	4,383	3,209
Operating and other expenses	743	645	633
Selling, general and administrative expenses	51	59	56

	6,509	5,087	3,898

Operating income	232	516	264
Interest expense	(40)	(31)	(37)
Interest income	2	1	1
Other income	—	14	—

Net income	$194	$500	$228

See Notes to Financial Statements.

LYONDELL-CITGO Refining LP

Balance Sheets

	December 31,
Millions of dollars	2005	2004

Assets

Current assets:
Cash and cash equivalents	$5	$45
Accounts receivable:
Trade, net	79	65
Related parties	185	145
Inventories	144	99
Prepaid expenses and other current assets	5	5

Total current assets	418	359

Property, plant and equipment, net	1,328	1,227
Other assets, net	86	61

Total assets	$1,832	$1,647

Liabilities and Partners’ Capital

Current liabilities:
Accounts payable:
Trade	$239	$132
Related parties and affiliates	431	253
Distribution payable to Lyondell Partners	32	78
Distribution payable to CITGO Partners	23	55
Current maturities of long-term debt	5	5
Accrued liabilities	75	65

Total current liabilities	805	588

Long-term debt	439	443
Loan payable to Lyondell Partners	229	229
Loan payable to CITGO Partners	35	35
Other liabilities	113	112

Total long-term liabilities	816	819

Commitments and contingencies

Partners’ capital:
Partners’ accounts	235	263
Accumulated other comprehensive loss	(24)	(23)

Total partners’ capital	211	240

Total liabilities and partners’ capital	$1,832	$1,647

See Notes to Financial Statements.

LYONDELL-CITGO Refining LP

Statements of Cash Flows

	For the year ended December 31,
Millions of dollars	2005	2004	2003

Cash flows from operating activities:
Net income	$194	$500	$228
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	116	115	113
Net loss on disposition of assets	1	10	27
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(55)	(37)	(19)
Inventories	(45)	(1)	(5)
Accounts payable	263	79	14
Other assets and liabilities	(35)	1	16

Cash provided by operating activities	439	667	374

Cash flows from investing activities:
Expenditures for property, plant and equipment	(176)	(71)	(46)
Other	—	(1)	—

Cash used in investing activities	(176)	(72)	(46)

Cash flows from financing activities:
Distributions to Lyondell Partners	(303)	(385)	(253)
Distributions to CITGO Partners	(213)	(271)	(178)
Contributions from Lyondell Partners	128	44	30
Contributions from CITGO Partners	90	30	21
Payment of debt issuance costs	—	(9)	(6)
Payment of current maturities of long-term debt	(5)	(2)	—

Cash used in financing activities	(303)	(593)	(386)

Increase (decrease) in cash and cash equivalents	(40)	2	(58)
Cash and cash equivalents at beginning of period	45	43	101

Cash and cash equivalents at end of period	$5	$45	$43

See Notes to Financial Statements.

LYONDELL-CITGO Refining LP

Statements of Partners’ Capital

	Partners’ Accounts			Accumulated other Comprehensive income (loss)	Comprehensive income (loss)
Millions of dollars	Lyondell Partners	CITGO Partners	Total

Balance at January 1, 2003	$(22)	$454	$432	$(29)
Net income	144	84	228	—	$228
Cash contributions	30	21	51	—	—
Other contributions	10	7	17	—	—
Distributions to Partners	(168)	(118)	(286)	—	—
Other comprehensive income—minimum pension liability				10	10

Comprehensive income					$238

Balance at December 31, 2003	(6)	448	442	(19)
Net income	304	196	500	—	$500
Cash contributions	44	30	74	—	—
Distributions to Partners	(442)	(311)	(753)	—	—
Other comprehensive loss—minimum pension liability				(4)	(4)

Comprehensive income					$496

Balance at December 31, 2004	(100)	363	263	(23)
Net income	123	71	194	—	$194
Cash contributions	128	90	218	—	—
Distributions to Partners	(258)	(182)	(440)	—	—
Other comprehensive loss—minimum pension liability				(1)	(1)

Comprehensive income					$193

Balance at December 31, 2005	$(107)	$342	$235	$(24)

See Notes to Financial Statements.

LYONDELL-CITGO Refining LP

Notes to financial statements

1. The partnership

LYONDELL-CITGO Refining LP (“LCR” or the “Partnership”) was formed on July 1, 1993 by subsidiaries of Lyondell Chemical Company (“Lyondell”) and CITGO Petroleum Corporation (“CITGO”) primarily in order to own and operate a refinery (“Refinery”) located on the Houston Ship Channel in Houston, Texas.

Lyondell owns its interest in the Partnership through wholly owned subsidiaries, Lyondell Refining Partners, LP (“Lyondell LP”) and Lyondell Refining Company LP (“Lyondell GP”). Lyondell LP and Lyondell GP are collectively known as Lyondell Partners. CITGO holds its interest through CITGO Refining Investment Company (“CITGO LP”) and CITGO Gulf Coast Refining, Inc. (“CITGO GP”), both wholly owned subsidiaries of CITGO. CITGO LP and CITGO GP are collectively known as CITGO Partners. Lyondell Partners and CITGO Partners are collectively known as the Partners. LCR will continue in existence until it is dissolved under the terms of the Limited Partnership Agreement (the “Agreement”).

The Partners have agreed to allocate cash distributions based on an ownership interest that was determined by certain contributions instead of allocating such amounts based on their capital account balances. Based upon these contributions, Lyondell Partners and CITGO Partners had ownership interests of 58.75% and 41.25%, respectively, as of December 31, 2005. Net income as shown on the statements of partners’ capital is made up of two components which are allocated to the Partners on different bases: depreciation expense, which is allocated to each partner in proportion to contributed assets and net income other than depreciation expense, which is allocated to each partner based on ownership interests.

2. Summary of significant accounting policies

Revenue recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at time of delivery if LCR retains risks of loss during shipment. For products that are shipped on a consignment basis, revenue is recognized when the customer uses the product. Costs incurred in shipping products sold are included in costs of sales. Billings to customers for shipping costs are included in sales revenue.

Under the terms of a long-term product sales agreement, CITGO buys substantially all of the gasoline, jet fuel, low sulfur diesel, heating oils, coke and sulfur produced at the Refinery, which represents over 70% of LCR’s revenues, at market-based prices.

Cash and cash equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. The Partnership’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution. LCR has no requirements for compensating balances in a specific amount at a specific point in time. LCR does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at LCR’s discretion.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

Allowance for doubtful accounts—LCR establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted, if needed, at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Inventory exchange transactions, which involve fungible commodities and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, plant and equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally, 24 years for major manufacturing equipment, 24 to 30 years for buildings, 5 to 10 years for light equipment and instrumentation, 10 years for office furniture and 5 years for information system equipment. Upon retirement or sale, LCR removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Statement of Income. LCR’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-lived asset impairment—LCR evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that a carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell the assets.

Identifiable intangible assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over a period of 3 to 10 years.

Costs of maintenance and repairs exceeding $5 million incurred as part of turnarounds of major units at the Refinery are deferred and amortized using the straight-line method over the period until the next planned turnaround, generally 4 to 6 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Other intangible assets are carried at amortized cost and primarily consist of deferred debt issuance costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter.

Environmental remediation costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operations and monitoring costs, the timing of which can

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable are not included in these liabilities.

Legal costs—Legal costs, including those to be incurred in connection with loss contingencies, are expensed as incurred.

Income taxes—The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for federal income taxes in the accompanying financial statements.

Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting and reporting changes—Effective October 1, 2005, LCR implemented Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which clarifies the term conditional asset retirement obligation as used in Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting for Conditional Asset Retirement Obligations, as an obligation that is conditional only as to timing and amount. LCR’s application of this interpretation had no material impact on its financial statements.

Effective July 1, 2005, LCR implemented SFAS No. 153, Exchanges of Nonmonetary Assets, which amends Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions, to replace the exception to fair value recognition for nonmonetary exchanges of similar productive assets with a general exception for exchanges of nonmonetary assets that do not have commercial substance. LCR’s application of SFAS No. 153 had no material impact on its financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) of the FASB reached consensus on one issue of EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the same Counterparty, that inventory purchase and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined for purposes of applying APB No. 29, Accounting for Nonmonetary Transactions. The effect would be to reduce the reported revenues and costs of sales for affected transactions. The consensus on this issue would apply to transactions entered into beginning in the second quarter of 2006. LCR is evaluating the impact of EITF 04-13 on its financial statements.

Reclassifications—Certain previously reported amounts have been reclassified to conform to classifications adopted in 2005.

3. Hurricane effects

During 2005, two major hurricanes impacted the refining and related industries in the coastal and off-shore regions of the Gulf of Mexico. Net income in 2005 reflected charges totaling $15

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

million, representing LCR’s exposure to industry losses expected to be underwritten by industry insurance consortia, primarily resulting from hurricane damages in the third quarter of 2005.

As a result of Hurricane Rita, LCR incurred various costs that are subject to insurance reimbursements. Such costs included those incurred in conjunction with suspending operations at the Refinery, minor damage to facilities and costs to restore operations. At LCR, such costs totaled approximately $18 million. LCR experienced problems in restarting a major production unit that was shut down in connection with the hurricane, resulting in a significant reduction in crude oil processing rates during the fourth quarter 2005 until the unit was restored to normal operations in December 2005. LCR’s hurricane-related business interruption claims and costs are subject to a total deductible of at least $50 million under the relevant insurance policies. LCR has not recognized any benefit from insurance reimbursements in 2005.

4. Related party transactions

LCR is party to agreements with the following related parties:

•	CITGO

•	CITGO Partners

•	Equistar Chemicals, LP (“Equistar”)

•	Lyondell

•	Lyondell Partners

•	Petróleos de Venezuela, S.A. (“PDVSA”), the national oil company of the Bolivarian Republic of Venezuela

•	PDVSA Petróleo, S.A. (“PDVSA Oil”)

•	TCP Petcoke Corporation

LCR has a long-term crude supply agreement (“Crude Supply Agreement” or “CSA”) with PDVSA Oil, an affiliate of CITGO (see “Crude Supply Agreement” section of Note 14). The CSA, which expires on December 31, 2017, incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or raw material, less: (1) certain deemed refining costs, adjustable for inflation and energy costs; (2) certain actual costs; and (3) a deemed margin, which varies according to the grade of crude oil or other raw material delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, timing differences in incorporating changes in refined product market values and energy costs into the CSA’s deemed margin calculations and the efficiency with which LCR conducts its operations. Although LCR believes that the CSA reduces the volatility of LCR’s earnings and cash flows over the long-term, the CSA also limits LCR’s ability to enjoy higher margins during periods when the market price of crude oil is low relative to then-current market prices of refined products. In addition, if the actual yields, costs or volumes of the LCR Refinery differ substantially from those

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

contemplated by the CSA, the benefits of this agreement to LCR could be substantially diminished, and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR’s costs for crude oil under the CSA may be higher than might otherwise be available to LCR from other sources. A disparate increase in the market price of heavy crude oil relative to the prices of heavy crude oil under the CSA has the tendency to make continued performance of its obligations under the CSA less attractive to PDVSA Oil.

Under the terms of a long-term product sales agreement, CITGO buys substantially all of the finished gasoline, jet fuel, low sulfur diesel, heating oils, coke and sulfur produced at the Refinery at market-based prices.

LCR is party to a number of raw materials, product sales, processing and storage arrangements and administrative service agreements with Lyondell, CITGO and Equistar. These include a hydrogen take-or-pay contract with Equistar (see Note 14). In addition, a processing agreement provides for the production of alkylate and methyl tertiary butyl ether for the Partnership at Equistar’s Channelview, Texas petrochemical complex. All of these agreements are on terms generally representative of prevailing market prices.

Under the terms of a lubricant facility operating agreement, CITGO operated the lubricant blending and packing facility in Birmingport, Alabama while the Partnership retained ownership. During 2003, a decision was made to discontinue the lubes blending and packaging operations at the facility in Birmingport, Alabama and the facility was permanently shut down. Lubes blending and packaging operations are now conducted at CITGO or other locations. Under the terms of the lubricant sales agreements, CITGO buys paraffinic lubricants base oil, naphthenic lubricants, white mineral oils and specialty oils from the Partnership, at market based prices.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

Related party transactions are summarized as follows:

	For the year ended December 31,
Millions of dollars	2005	2004	2003

LCR billed related parties for the following:

Sales of products:
CITGO	$5,072	$4,141	$3,010
Equistar	394	425	227
TCP Petcoke Corporation	40	1	33

Services and cost sharing arrangements:
Equistar	1	1	—
Lyondell	—	—	1

Related parties billed LCR for the following:

Purchase of products:
CITGO	$196	$108	$201
Equistar	922	725	445
Lyondell	—	14	4
PDVSA	3,314	2,594	1,742

Transportation charges:
CITGO	1	1	1
Equistar	4	4	4

Services and cost sharing arrangements:
CITGO	6	6	6
Equistar	22	23	21
Lyondell	2	3	2

See Note 10 for information regarding LCR master notes payable to Lyondell Partners and CITGO Partners.

5. Accounts receivables

The Partnership sells its products primarily to CITGO and to other industrial concerns in the petrochemical and refining industries. The Partnership performs ongoing credit evaluations of its customers’ financial condition and in certain circumstances, requires letters of credit from them. The Partnership’s allowance for doubtful accounts receivable, which is reflected in the Balance Sheets as a reduction of accounts receivable-trade, totaled $25,000 at both December 31, 2005 and 2004.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

6. Inventories

Inventories consisted of the following components at December 31:

Millions of dollars	2005	2004

Finished goods	$59	$16
Raw materials	71	70
Materials and supplies	14	13

Total inventories	$144	$99

In 2005 and 2004, all inventory, excluding materials and supplies, were valued using the LIFO method.

The excess of the current replacement cost over book value of those inventories that are carried at cost using the LIFO method was approximately $395 million at December 31, 2005.

7. Property, plant and equipment and other assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars	2005	2004

Land	$2	$2
Manufacturing facilities and equipment	2,556	2,528
Construction in progress	268	105

Total property, plant and equipment	2,826	2,635
Less accumulated depreciation	(1,498)	(1,408)

Property, plant and equipment, net	$1,328	$1,227

Maintenance and repair expenses were $83 million, $50 million and $52 million for the years ended December 31, 2005, 2004 and 2003 respectively.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

	2005			2004
Millions of dollars	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net

Intangible assets:
Turnaround costs	$79	$(41)	$38	$59	$(39)	$20
Software costs	29	(18)	11	40	(26)	14
Debt issuance costs	24	(20)	4	24	(17)	7
Catalyst costs	29	(13)	16	11	(5)	6
Other	3	—	3	3	—	3

Total intangible assets	$164	$(92)	$72	$137	$(87)	$50

Company-owned life insurance			6			6
Other			8			5

Total other assets			$86			$61

Amortization of these intangible assets for the next five years is expected to be $28 million in 2006, $14 million in 2007, $12 million in 2008, $6 million in 2009 and $3 million in 2010.

Depreciation and amortization expense is summarized as follows:

	For the year ended December 31,
Millions of dollars	2005	2004	2003

Property, plant and equipment	$91	$91	$90
Turnaround costs	14	12	12
Software costs	4	5	5
Other	7	7	6

Total depreciation and amortization	$116	$115	$113

In addition to the depreciation and amortization shown above, amortization of debt issuance costs of $3 million, $6 million and $11 million in 2005, 2004 and 2003, respectively, is included in interest expense in the Statements of Income.

8. Accounts payable

Accounts payable at December 31, 2005 included liabilities in the amount of $6 million for checks issued in excess of associated bank balances but not yet presented for collection.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

9. Accrued liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2005	2004

Payroll and benefits	$18	$25
Taxes other than income taxes	20	26
Interest	16	6
Other	21	8

Total accrued liabilities	$75	$65

10. Financing arrangements

In May 2004, LCR refinanced its credit facilities with a new facility, consisting of a $450 million senior secured term loan and a $100 million senior secured revolver, which matures in May 2007. The term loan requires quarterly amortization payments of $1.125 million, which began in September 2004. The new facility replaced LCR’s $450 million term loan and $70 million revolving credit facilities, which were scheduled to mature in June 2004.

In October 2005, LCR exercised its right under the credit facility to increase its senior secured revolver by $50 million to $150 million. The credit facility is secured by substantially all of the assets of LCR and contains covenants that, subject to exceptions, restrict, among other things, lien incurrence, investments, certain other payments, affiliate transactions, restrictive agreements, sales of assets and mergers. In addition, the credit facility contains covenants that require LCR to maintain specified financial ratios.

At December 31, 2005, $444 million was outstanding under the senior secured term loan with a weighted-average interest rate of 5.2%. Interest for this facility was determined by base rates or Eurodollar rates at the Partnership’s option. The $150 million senior secured revolver is utilized for general business purposes and for letters of credit. At December 31, 2005, no amount was outstanding under the senior secured revolver. At December 31, 2005, LCR had outstanding letters of credit totaling $12 million.

As part of the May 2004 refinancing, Lyondell Partners and CITGO Partners extended the maturity of the loans payable to the Partners from July 2005 to January 2008. In 2003, Lyondell Partners and CITGO Partners contributed additional capital to LCR by converting $10 million and $7 million, respectively, of accrued interest on these loans to partners’ capital. At December 31, 2005 and 2004, Lyondell Partners and CITGO Partners loans were $229 million and $35 million, respectively. The weighted-average interest rates for both loans were based on Eurodollar rates and were 3.7% in 2005 and 2.0% in 2004. Interest to both Partners was paid at the end of each calendar quarter through June 30, 1999, and, by mutual agreement of the Partners, is now deferred.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

11. Lease commitments

LCR leases crude oil storage facilities, computer equipment, office equipment and other items under noncancelable operating lease arrangements for varying periods. As of December 31, 2005, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars

2006	$57
2007	29
2008	19
2009	15
2010	15
Thereafter	76

Total minimum lease payments	$211

Net rental expenses for the years ended December 31, 2005, 2004 and 2003 were approximately $73 million, $90 million and $63 million, respectively.

12. Financial instruments

The fair value of all financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, and accounts payable, approximated their carrying value due to their short maturity. The fair value of long-term loans payable approximated their carrying value because of their variable interest rates.

13. Pension and other postretirement benefits

LCR has defined benefit pension plans, which cover full-time regular employees. Retirement benefits are based on years of service and the employee’s highest three consecutive years of compensation during the last ten years of service. LCR funds the plans through periodic contributions to pension trust funds as required by applicable law. LCR also has one unfunded supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the U.S. tax-qualified plans’ limit. In addition, LCR sponsors unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. The postretirement medical plan is contributory, while the life insurance plan is generally noncontributory. The measurement date for LCR’s pension and other postretirement benefit plans is December 31, 2005.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans:

	Pension benefits		Other postretirement benefits
Millions of dollars	2005	2004	2005	2004

Change in benefit obligation:
Benefit obligation, January 1	$147	$125	$48	$39
Service cost	8	6	1	1
Interest cost	8	8	3	3
Participant contributions	—	—	1	—
Plan amendments	—	—	1	10
Actuarial (gain) loss	8	15	3	(2)
Benefits paid	(6)	(7)	(3)	(3)

Benefit obligation, December 31	165	147	54	48

Change in plan assets:
Fair value of plan assets, January 1	78	51
Actual return on plan assets	5	7
Partnership contributions	17	27
Benefits paid	(6)	(7)

Fair value of plan assets, December 31	94	78

Funded status	(71)	(69)	(54)	(48)
Unrecognized actuarial and investment loss	57	52	14	12
Unrecognized prior service cost (benefit)	1	2	(1)	(4)

Net amount recognized	$(13)	$(15)	$(41)	$(40)

Amounts recognized in the Balance Sheet consist of:
Accrued benefit liability	$(38)	$(40)	$(41)	$(40)
Intangible asset	1	2	—	—
Accumulated other comprehensive loss	24	23	—	—

Net amount recognized	$(13)	$(15)	$(41)	$(40)

	Pension benefits
Millions of dollars	2005	2004

Additional information:
Accumulated benefit obligation for defined benefit plans, December 31	$132	$116
Increase (decrease) in minimum liability included in other comprehensive loss	1	4

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

Pension plans with projected benefit obligations and accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

	Pension benefits
Millions of dollars	2005	2004

Projected benefit obligations	$165	$147
Accumulated benefit obligations	132	116
Fair value of assets	94	78

Net periodic pension and other postretirement benefit costs included the following components:

	Pension benefits			Other postretirement benefits
Millions of dollars	2005	2004	2003	2005	2004	2003

Components of net periodic benefit cost:
Service cost	$8	$6	$7	$1	$1	$1
Interest cost	8	8	7	3	3	2
Actual (gain) loss on plan assets	(6)	(7)	(10)	—	—	—
Less unrecognized gain (loss)	—	3	6	—	—	—

Recognized gain on plan assets	(6)	(4)	(4)	—	—	—
Prior service costs amortization	—	—	—	(1)	(2)	(3)
Actuarial loss amortization	4	4	4	1	1	1
Net effect of settlements	—	2	—	—	—	—

Net periodic benefit cost	$14	$16	$14	$4	$3	$1

The weighted-average assumptions used in determining net benefit liabilities were as follows at December 31:

	Pension benefits		Other postretirement benefits
	2005	2004	2005	2004

Discount rate	5.50%	5.75%	5.50%	5.75%
Rate of compensation increase	4.50%	4.50%	—	—

The weighted-average assumptions used in determining net periodic benefit cost were as follows for the year ended December 31:

	Pension benefits			Other postretirement benefits
	2005	2004	2003	2005	2004	2003

Discount rate	5.75%	6.25%	6.50%	5.75%	6.50%	6.50%
Expected return on plan assets	8.00%	8.00%	8.00%	—	—	—
Rate of compensation increase	4.50%	4.50%	4.50%	—	—	—

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2005 was 10% for 2006 through 2007, grading down to 5% in 2011 and 5% thereafter. At December 31, 2004, similar cost escalation assumptions were used. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on LCR’s maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit liability as of December 31, 2005 by less than $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Targeted asset allocations of 55% U.S. equity securities, 15% non-U.S. equity securities and 30% fixed income securities were adopted in 2003 for the plans based on recommendations by LCR’s independent pension investment advisor. Investment policies prohibit investments in securities issued by an affiliate, such as Lyondell, or investment in speculative, derivative instruments. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

LCR’s expected long-term rate of return on plan assets of 8% is based on the average level of earnings that its independent pension investment advisor has advised could be expected to be earned over time, using the expected returns for the above-noted asset allocation of 55% U.S. equity securities, 15% non-U.S. equity securities and 30% fixed income securities, recommended by the advisor, and adopted for the plans.

LCR’s pension plan weighted-average asset allocations by asset category were as follows at December 31:

	2005 policy	2005	2004

Asset category:
U.S. equity securities	55%	54%	57%
Non-U.S. equity securities	15%	16%	15%
Fixed income securities	30%	30%	28%

Total	100%	100%	100%

LCR expects to contribute approximately $2 million to its pension plans in 2006.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted in December 2003. The effect of the Act was not significant to the LCR’s financial statements and was recognized in the December 31, 2004 accumulated other postretirement benefit obligation. The effect of the subsidy on the net periodic benefit cost for 2005 was not significant.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

As of December 31, 2005, future expected benefit payments, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension benefits	Other benefits

2006	$7	$3
2007	9	3
2008	10	4
2009	12	4
2010	14	4
2011 through 2015	90	21

LCR also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by LCR were $5 million in each of the three years ended December 31, 2005.

14. Commitments and contingencies

Commitments—LCR has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for LCR’s business and at prevailing market prices. LCR is party to various unconditional purchase obligation contracts as a purchaser for products and services, principally take-or-pay contracts for hydrogen, electricity and steam. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. At December 31, 2005, future minimum payments under these contracts with noncancelable contract terms in excess of one year and fixed minimum payments were as follows:

Millions of dollars

2006	$37
2007	35
2008	30
2009	30
2010	33
Thereafter through 2021	188

Total minimum contract payments	$353

Total LCR purchases under these agreements were $126 million, $134 million and $107 million during 2005, 2004 and 2003, respectively. A substantial portion of the future minimum payments and purchases were related to a hydrogen take-or-pay agreement with Equistar (see Note 4).

Crude supply agreement—Under the CSA, generally PDVSA Oil is required to sell, and LCR is required to purchase 230,000 barrels per day of extra heavy, high sulfur Venezuelan crude oil, which constitutes approximately 86% of the Refinery’s refining capacity of 268,000 barrels per day of crude oil (see Note 4). From 1998 through 2002, PDVSA Oil, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

reductions in deliveries were purportedly based on announced OPEC production cuts. At such times, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments under a different provision of the CSA in partial compensation for such reductions. More recently, LCR has been receiving crude oil under the CSA at or above contract volumes.

LCR has consistently contested the validity of PDVSA Oil’s and PDVSA’s reductions in deliveries under the CSA. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures and the parties have been unable to resolve their commercial dispute. As a result, in February 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations, which LCR is continuing to litigate. PDVSA filed a subsequent lawsuit against LCR in October 2005 in the same court, related to this action, which alleges breach of the CSA. LCR believes it has defenses to such claims and is vigorously defending this lawsuit. LCR does not expect the resolution of the October 2005 lawsuit to result in any material adverse effect on the financial condition, liquidity or results of operation.

From time to time, Lyondell and PDVSA have had discussions covering both a restructuring of the CSA and a broader restructuring of the LCR partnership. LCR is unable to predict whether changes in either arrangement will occur. Subject to the rights of first offer and first refusal, the Partners each have a right to transfer their interests in LCR to unaffiliated third parties in certain circumstances. If neither CITGO, PDVSA Oil nor their affiliates were a partner in LCR, PDVSA Oil would have an option to terminate the CSA. Depending on then-current market conditions, any modification, breach or termination of the CSA, or any interruption in this source of crude oil, would require LCR to purchase all or a portion of its crude oil in the merchant market, could subject LCR to significant volatility and price fluctuations and could aversely affect the Partnership.

Environmental remediation—With respect to liabilities associated with the Refinery, Lyondell generally has retained liability for events that occurred prior to July 1, 1993 and certain ongoing environmental projects at the Refinery under the Contribution Agreement, retained liability section. LCR generally is responsible for liabilities associated with events occurring after June 30, 1993 and ongoing environmental compliance inherent to the operation of the Refinery.

LCR’s policy is to be in compliance with all applicable environmental laws. LCR is subject to extensive national, state and local environmental laws and regulations concerning emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Partnership cannot accurately predict future developments, such as increasingly strict environmental laws, inspection and enforcement policies, as well as higher compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Some risk of environmental costs and liabilities is inherent

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

in particular operations and products of the Partnership, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the capital expenditures and risks described above, the Partnership does not expect that it will be affected differently than the rest of the refining industry where LCR is located.

LCR estimates that it has a liability of approximately $6 million at December 31, 2005 related to future assessment and remediation costs. Lyondell has a contractual obligation to reimburse LCR for approximately $5 million. Accordingly, LCR has reflected a current liability for the remaining portion of this liability that will not be reimbursed by Lyondell. In the opinion of management, there is currently no material estimable range of loss in excess of the amount recorded. However, it is possible that new information associated with this liability, new technology or future developments such as involvement in investigations by regulatory agencies, could require LCR to reassess its potential exposure related to environmental matters.

Clean air act—Under the Clean Air Act, the eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency (“EPA”). Emission reduction controls must be installed at the Refinery in the Houston/Galveston region prior to November 2007.

Also, under the Clean Air Act, the EPA adopted new standards for gasoline that required refiners to produce a low sulfur gasoline by 2006 and ultra low sulfur diesel by the end of 2009.

LCR currently estimates environmentally related capital expenditures will be approximately $127 million for 2006 and $38 million for 2007. In the years ended December 31, 2005, 2004 and 2003, environmentally related capital expenditures were $106 million, $31 million and $16 million, respectively.

Other—LCR is, from time to time, a defendant in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which LCR is involved (directly or indirectly) will individually or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of LCR.

General—In the opinion of management, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of LCR. However, the adverse resolution in any reporting period of one or more of these matters discussed in this note could have a material impact on LCR’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

15. Supplemental cash flow information

At December 31, 2005, 2004 and 2003, construction in progress included approximately $38 million, $22 million and $5 million, respectively, of non-cash additions which related to accounts payable accruals and accrued liabilities.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

During 2005, 2004 and 2003, LCR paid interest of $27 million, $18 million and $20 million, respectively.

In June 2003, the Partners agreed to contribute part of the outstanding accrued interest payable to the respective Partners’ capital accounts based on their relative ownership interests of 58.75% for Lyondell Partners and 41.25% for CITGO Partners. Accordingly, $10 million and $7 million of Lyondell Partners and CITGO Partners accrued interest, respectively, was reclassified to the respective Partners’ capital accounts.

LYONDELL-CITGO Refining LP

Statements of Income — (Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Sales and other operating revenues	$2,411	$1,563	$4,505	$3,099

Operating costs and expenses:
Cost of sales:
Crude oil and feedstock	2,038	1,339	3,753	2,584
Operating and other expenses	194	176	394	337
Selling, general and administrative expenses	16	11	33	23

	2,248	1,526	4,180	2,944

Operating income	163	37	325	155
Interest expense	(12)	(9)	(24)	(17)
Interest income	—	—	1	—

Income before income taxes	151	28	302	138
Provision for income taxes	8	—	8	—

Net income	$143	$28	$294	$138

See Notes to Financial Statements.

LYONDELL-CITGO Refining LP

Balance Sheets — (Unaudited)

Millions of dollars	June 30, 2006	December 31, 2005

Assets

Current assets:
Cash and cash equivalents	$95	$5
Accounts receivable:
Trade, net	98	79
Related parties	231	185
Inventories	147	144
Prepaid expenses and other current assets	5	5

Total current assets	576	418
Property, plant and equipment, net	1,386	1,328
Other assets, net	95	86

Total assets	$2,057	$1,832

Liabilities and Partners’ Capital

Current liabilities:
Accounts payable:
Trade	$227	$239
Related parties	485	431
Distribution payable to Lyondell Partners	105	32
Distribution payable to CITGO Partners	74	23
Current maturities of long-term debt	441	5
Accrued liabilities	90	75

Total current liabilities	1,422	805

Long-term debt	—	439
Loan payable to Lyondell Partners	229	229
Loan payable to CITGO Partners	35	35
Other liabilities	125	113

Total long-term liabilities	389	816
Commitments and contingencies
Partners’ capital:
Partners’ accounts	270	235
Accumulated other comprehensive loss	(24)	(24)

Total partners’ capital	246	211

Total liabilities and partners’ capital	$2,057	$1,832

See Notes to Financial Statements.

LYONDELL-CITGO Refining LP

Statements of Cash Flows — (Unaudited)

	For the six months ended June 30,
Millions of dollars	2006	2005

Cash flows from operating activities:
Net income	$294	$138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62	56
Other	2	1
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(65)	(28)
Inventories	(3)	(39)
Accounts payable	43	73
Other, net	4	(38)

Cash provided by operating activities	337	163

Cash flows from investing activities:
Expenditures for property, plant and equipment	(109)	(83)

Cash used in investing activities	(109)	(83)

Cash flows from financing activities:
Proceeds from bank loan	—	45
Contributions from Lyondell Partners	42	45
Contributions from CITGO Partners	30	31
Distributions to Lyondell Partners	(122)	(134)
Distributions to CITGO Partners	(86)	(94)
Payment of current maturities of long-term debt	(2)	(2)

Cash used in financing activities	(138)	(109)

Increase (decrease) in cash and cash equivalents	90	(29)
Cash and cash equivalents at beginning of period	5	45

Cash and cash equivalents at end of period	$95	$16

See Notes to Financial Statements.

LYONDELL-CITGO Refining LP

Notes to financial statements — (Unaudited)

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

1. Basis of preparation

The accompanying financial statements are unaudited and have been prepared from the books and records of LYONDELL-CITGO Refining LP (“LCR” or the “Partnership”) in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. For further information, refer to the audited LCR financial statements and notes thereto included in the Lyondell Chemical Company (“Lyondell”) Annual Report on Form 10-K for the year ended December 31, 2005.

2. Company ownership

LYONDELL-CITGO Refining LP was formed on July 1, 1993 by subsidiaries of Lyondell and CITGO Petroleum Corporation (“CITGO”) primarily in order to own and operate a refinery (“Refinery”) located on the Houston Ship Channel in Houston, Texas. Lyondell and CITGO had ownership interests of 58.75% and 41.25%, respectively. In August 2006, Lyondell purchased CITGO’s 41.25% interest, and as a result, Lyondell owns 100% of LCR. See Note 11.

3. Accounting and reporting changes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertain income tax positions. FIN No. 48 prescribes, among other things, a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position. The provisions of FIN No. 48 will apply to LCR beginning in 2007. As a partnership, LCR is not subject to federal income taxes and FIN No. 48 is not expected to have a significant impact on its financial statements.

Effective April 1, 2006, LCR adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 requires that inventory purchases and sales transactions with the same counterparty that are entered into in contemplation of one another be combined for purposes of applying Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions. The effect was to reduce reported revenues and cost of sales for affected transactions. LCR’s application of EITF Issue No. 04-13 had no material effect on its financial statements.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

4. Inventories

Inventories consisted of the following

Millions of dollars	June 30, 2006	December 31, 2005

Finished goods	$53	$59
Raw materials	78	71
Materials and supplies	16	14

Total inventories	$147	$144

5. Property, plant and equipment

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows:

Millions of dollars	June 30, 2006	December 31, 2005

Land	$2	$2
Manufacturing facilities and equipment	2,620	2,556
Construction in progress	302	268

Total property, plant and equipment	2,924	2,826
Less accumulated depreciation	(1,538)	(1,498)

Property, plant and equipment, net	$1,386	$1,328

Depreciation and amortization expense is summarized as follows:

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Property, plant and equipment	$24	$22	$47	$45
Turnaround costs	4	3	8	6
Software costs	1	1	2	2
Other	2	2	5	3

Total depreciation and amortization	$31	$28	$62	$56

6. Accounts payable

Accounts payable at June 30, 2006 and December 31, 2005 included liabilities in the amount of $7 million and $6 million, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

7. Financing arrangements

In August 2006, Lyondell purchased CITGO’s 41.25% interest in LCR, and repaid the CITGO owner loans and repaid and terminated LCR’s existing bank facility. See Note 11.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

8. Pension and other postretirement benefits

Net periodic pension benefit costs included the following components:

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Service cost	$2	$2	$4	$4
Interest cost	2	2	4	4
Recognized return on plan assets	(2)	(1)	(4)	(3)
Amortization	2	1	3	2

Net periodic pension benefit cost	$4	$4	$7	$7

Net periodic postretirement benefit costs included the following components:

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Service cost	$—	$—	$—	$—
Interest cost	1	1	2	2

Net periodic other postretirement benefit cost	$1	$1	$2	$2

9. Commitments and contingencies

Crude Supply Agreement—PDVSA Petróleo, S.A. (“PDVSA Oil”) and LCR are parties to a Crude Supply Agreement (“CSA”). Under the CSA, generally, PDVSA Oil is required to sell and LCR is required to purchase 230,000 barrels per day of heavy, high sulfur crude oil, which constitutes approximately 86% of LCR’s refining capacity of 268,000 barrels per day of crude oil.

From 1998 through 2002, PDVSA Oil, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. At such times, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments to LCR under a different provision of the CSA in partial compensation for such reductions. More recently, LCR has been receiving crude oil under the CSA at or above contract volumes.

LCR has consistently contested the validity of the reductions in deliveries by PDVSA Oil and Petróleos de Venezuela, S.A. (“PDVSA”) under the CSA. In February 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations. PDVSA filed a subsequent lawsuit against LCR in October 2005 in the same court, related to that action’ which alleged breach of the CSA. On April 6, 2006, the parties announced the settlement of these disputes and other disputes among the parties and the respective affiliates, and on April 10, 2006, the lawsuits were dismissed. In August 2006, Lyondell purchased CITGO’s 41.25% interest in

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

LCR. As part of the transaction, the existing CSA was terminated, and the parties entered into a new crude oil contract. See Note 11 for a description of the transaction and the new crude oil contract.

Environmental Remediation—With respect to liabilities associated with the Refinery, Lyondell generally has retained liability for events that occurred prior to July 1, 1993 and certain ongoing environmental projects at the Refinery. LCR generally is responsible for liabilities associated with events occurring after June 30, 1993 and ongoing environmental compliance inherent to the operation of the Refinery.

LCR’s policy is to be in compliance with all applicable environmental laws. LCR is subject to extensive national, state and local environmental laws and regulations concerning emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Partnership cannot accurately predict future developments, such as increasingly strict environmental laws, inspection and enforcement policies, as well as higher compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Some risk of environmental costs and liabilities is inherent in particular operations and products of the Partnership, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the capital expenditures and risks described above, the Partnership does not expect that it will be affected differently than the rest of the refining industry where LCR is located.

LCR estimates that it has a liability of approximately $6 million at June 30, 2006 related to future assessment and remediation costs. Lyondell has a contractual obligation to reimburse LCR for a portion of this liability, which is currently estimated to be approximately $5 million. Accordingly, LCR has reflected a current liability of approximately $1 million for the portion of this liability that will not be reimbursed by Lyondell. In the opinion of management, there is currently no material estimable range of loss in excess of the amount recorded. However, it is possible that new information associated with this liability, new technology or future developments such as involvement in investigations by regulatory agencies could require LCR to reassess its potential exposure related to environmental matters.

Other—LCR is, from time to time, a defendant in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which LCR is involved will individually or in the aggregate, have a material adverse effect on the financial position or liquidity of LCR. However, the adverse resolution in any reporting period of one or more of these matters discussed in this note could have a material impact on LCR’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

LYONDELL-CITGO Refining LP

Notes to financial statements — (continued)

10. Comprehensive income

The components of comprehensive income were as follows:

	For the three months ended June 30,		For the six months ended June 30,
Millions of dollars	2006	2005	2006	2005

Net income	$143	$28	$294	$138
Other comprehensive income (loss)	—	—	—	—

Comprehensive income	$143	$28	$294	$138

11. Subsequent event

In August 2006, Lyondell purchased CITGO’s 41.25% interest in LCR, effective as of July 31, 2006. As a result, Lyondell owns 100% of LCR. The transaction included repayment of CITGO owner loans of $40 million and repayment of $444 million outstanding under LCR’s existing bank facility, which was terminated.

Also as part of the transaction, the existing CSA was terminated for a payment by LCR to PDVSA of $300 million, and the parties entered into a new crude oil contract. The new crude oil contract, which provides for the purchase and supply of 230,000 barrels per day of heavy, high sulfur crude oil, will extend through 2011 and year to year thereafter. The contract contains market-based pricing, which is determined using a formula reflecting published market indices. The pricing is designed to be consistent with published prices for similar grades of crude oil.

PART II

Information not required in prospectus

Item 14. Other expenses of issuance and distribution.

The following is a statement of the expenses (all of which are estimated) to be incurred by Lyondell Chemical Company in connection with a distribution of securities registered under this registration statement.

SEC registration fee	$0	*
Printing expenses	40,000
Legal fees and expenses	300,000
Accounting fees and expenses	75,000
Fees and expenses of trustee and counsel	70,000
Rating agency fees	1,000,000
Miscellaneous expenses	25,000
Total (without registration fee)	$1,510,000

*	To be determined. In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrants are deferring payment of all of the registration fee and will pay the registration fee on a “pay-as-you-go-basis”. However, up to $258,000 of the registration fee previously paid with respect to $2,807,400,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement File No. 333-88348, and not sold thereunder, may be used to offset future registration fees due under this Registration Statement pursuant to Rule 457(p) of the Securities Act of 1933.

Item 15. Indemnification of directors and officers.

Delaware General Corporation Law

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	payments of unlawful dividends or unlawful stock repurchases or redemptions, or

•	any transaction from which the director derived an improper personal benefit.

Lyondell’s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to it or any of its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. Any repeal or modification of such provision shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring before such amendment or repeal.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Lyondell’s certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.

By-laws

Lyondell’s Amended and Restated By-laws (the “Lyondell By-laws”) contain indemnification rights for its directors and officers. Specifically, the Lyondell By-laws provide that Lyondell shall indemnify its officers and directors with respect to all matters to which Section 145 of the Delaware General Corporation Law may in any way relate, to the fullest extent permitted or allowed by the laws of the State of Delaware. Further, Lyondell may maintain insurance to protect itself and any of its directors and officers or directors or officers of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss. Lyondell may also enter into indemnity agreements with persons who are members of its board of directors, its elected officers and with other persons as the board of directors may designate.

Indemnity Agreements

Lyondell has entered or will enter into indemnity agreements (“Indemnity Agreements”) with each of its present and future directors and officers (individually, the “Indemnitee” and collectively, the “Indemnitees”). Each provides for the indemnification of and the advancing of expenses to the Indemnitee to the fullest extent permitted by Delaware law. More specifically, each Indemnity Agreement provides (i) that an Indemnitee is automatically entitled to indemnification for expenses to the extent an Indemnitee (including the Indemnitee’s estate, heirs, executors, and administrators) is successful in defending any indemnifiable claim whether on the merits or otherwise, (ii) that an Indemnitee is entitled to the advancement of expenses during the pendency of a proceeding, (iii) that Lyondell has the burden of proving that an Indemnitee is not entitled to indemnification and negates certain presumptions that may otherwise be drawn against an Indemnitee, (iv) a mechanism through which an Indemnitee may seek court relief in the event the Reviewing Party (as defined in the Indemnity Agreements) determines that the Indemnitee would not be entitled to be indemnified, (v) that an Indemnitee is entitled to indemnification against all expenses (including attorneys’ fees) incurred in seeking to collect an indemnity claim or advancement of expenses from Lyondell and (vi) that after there has been a Change of Control (as defined in the Indemnity Agreements), all of Lyondell’s determinations regarding a right to indemnity, and the right to advancement of expenses, shall be made by independent legal counsel.

In the event of a Potential Change in Control (as defined in the Indemnity Agreements), the Indemnity Agreements require Lyondell, upon written request of the Indemnitee, to create a trust to indemnify the Indemnitee and to fund such trust in an amount sufficient to cover expenses reasonably anticipated. Upon a Change of Control, the trust would become irrevocable and the funds committed to such trust would not be available to Lyondell for use as working capital. All unexpended funds in the trust will revert to Lyondell upon a final court determination that an Indemnitee has been fully indemnified under the terms of the Indemnity Agreement.

Indemnitees’ rights under the Indemnity Agreements are not exclusive of any other rights they may have under Delaware Law, directors’ and officers’ liability insurance, its By-laws or otherwise. However, the Indemnity Agreements do prevent double payment.

If, in the future, because of changes in Delaware Law or otherwise, Lyondell determines that the Indemnity Agreements do not provide indemnification to the fullest extent of the Delaware law, Lyondell intends to amend such agreements, or enter into new agreements with directors and officers, to provide, in its judgment, for full indemnification.

Lyondell believes that the By-laws and the Indemnity Agreements are largely confirmatory of Delaware law. However, the provisions of the By-laws and the Indemnity Agreements apply to proceedings arising from acts or omissions occurring before or after their respective adoption or execution. In addition, the contract right explicitly created in the Indemnity Agreements gives the Indemnitee protection against a subsequent, adverse change in the indemnification provisions of its By-laws, such as might occur in the event of a Change of Control (as defined in the Indemnity Agreements). Upon a Change of Control, the establishment of a trust fund pursuant to the Indemnity Agreements might facilitate indemnification payments, but would not broaden the rights to indemnity there under. Furthermore, under the Delaware Law, the advance of litigation expenses is discretionary; under the Indemnity Agreements, such advance is mandatory absent a special determination to the contrary. Litigation expenses incurred by an Indemnitee in a proceeding to seek recovery of amounts due under the Indemnity Agreement are recoverable under the Indemnity Agreement if the Indemnitee is successful in whole or in part. In the absence of the Indemnity Agreement, such expenses might not have been recoverable.

Unlike Delaware law, which authorizes the payment of expenses (including legal fees) in a shareholders’ derivative suit, but not of any other amounts, such as fees or settlements, the Indemnity Agreements do not distinguish between indemnification for claims brought by or in the right of Lyondell Chemical Company and indemnification for claims brought by third parties. Accordingly, Lyondell would be permitted under an Indemnity Agreement to indemnify an Indemnitee within the limits established by law and public policy.

Item 16. Exhibits.*

Exhibit no.	Description of exhibit
*1.1	Form of Underwriting Agreement
***2.1

Sale and Purchase Agreement between CITGO Petroleum Corporation and Lyondell Chemical Company, dated as of July 31, 2006 (filed as Exhibit 99.2 to Lyondell’s Current Report on Form 8-K/A (Commission File Number 001-10145) filed on August 18, 2006 and incorporated herein by reference)

***3.1(a)

Amended and Restated Certificate of Incorporation of Lyondell Chemical Company (filed as Exhibit 3.1 to Lyondell’s Current Report on Form 8-K (Commission File Number 001-10145) filed on November 30, 2004 and incorporated herein by reference)

***3.1(b)	Amended and Restated By-Laws of Lyondell Chemical Company (filed as Exhibit 3.2 to Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference)
**3.2(a)	Certificate of Formation of LRC Holdings GP LLC
**3.2(b)	Limited Liability Company Agreement of LRC Holdings GP LLC
**3.3(a)	Certificate of Formation of LRC Holdings LP LLC
**3.3(b)	Limited Liability Company Agreement of LRC Holdings LP LLC
**3.4(a)	Certificate of Formation of LRP Holdings LP LLC
**3.4(b)	Limited Liability Company Agreement of LRP Holdings LP LLC
**3.5(a)	Certificate of Incorporation of Lyondell Chemical Delaware Company
**3.5(b)	Revised and Restated By-Laws of Lyondell Chemical Delaware Company
***3.6(a)

Certificate of Incorporation of Lyondell Chemical Nederland, Ltd. (filed as Exhibit 3.3 to Lyondell’s Registration Statement on Form S-4 (Registration No. 333-76536) and incorporated herein by reference)

***3.6(b)

Revised and Restated By-Laws of Lyondell Chemical Nederland, Ltd. (filed as Exhibit 3.4 to Lyondell’s Registration Statement on Form S-4 (Registration No. 333-76536) and incorporated herein by reference)

**3.7(a)	Amended and Restated Certificate of Limited Partnership of Lyondell Chemical Properties, L.P.
**3.7(b)	Limited Partnership Agreement of Lyondell Chemical Properties, L.P.
**3.8(a)	Certificate of Incorporation of Lyondell Chemical Technology 1 Inc.
**3.8(b)	By-Laws of Lyondell Chemical Technology 1 Inc.
**3.9(a)	Certificate of Incorporation of Lyondell Chemical Technology 2 Inc.
**3.9(b)	By-Laws of Lyondell Chemical Technology 2 Inc.
**3.10(a)	Certificate of Incorporation of Lyondell Chemical Technology 3 Inc.
**3.10(b)	By-Laws of Lyondell Chemical Technology 3 Inc.
**3.11(a)	Certificate of Incorporation of Lyondell Chemical Technology 4 Inc.
**3.11(b)	By-Laws of Lyondell Chemical Technology 4 Inc.
**3.12(a)	Certificate of Incorporation of Lyondell Chemical Technology 5 Inc.
**3.12(b)	By-Laws of Lyondell Chemical Technology 5 Inc.
**3.13(a)	Certificate of Incorporation of Lyondell Chemical Technology 6 Inc.
**3.13(b)	By-Laws of Lyondell Chemical Technology 6 Inc.

Exhibit no.	Description of exhibit
**3.14(a)	Certificate of Incorporation of Lyondell Chemical Technology 7 Inc.
**3.14(b)	By-Laws of Lyondell Chemical Technology 7 Inc.
**3.15(a)	Certificate of Incorporation of Lyondell Chemical Technology 8 Inc.
**3.15(b)	By-Laws of Lyondell Chemical Technology 8 Inc.
**3.16(a)	Amended and Restated Certificate of Limited Partnership of Lyondell Chemical Technology, L.P.
***3.16(b)

Agreement of Limited Partnership of Lyondell Chemical Technology, L.P. (filed as Exhibit 3.8 to Lyondell’s Registration Statement on Form S-4 (Registration No. 333-76536) and incorporated herein by reference)

**3.17(a)	Certificate of Incorporation of Lyondell Chemical Technology Management, Inc.
**3.17(b)	By-Laws of Lyondell Chemical Technology Management, Inc.
**3.18(a)	Certificate of Incorporation of Lyondell Chimie France Corporation
**3.18(b)	Revised and Restated By-Laws of Lyondell Chimie France Corporation
**3.19(a)	Certificate of Limited Partnership of LYONDELL-CITGO Refining LP
**3.19(b)	Certificate of Amendment to Certificate of Limited Partnership of LYONDELL-CITGO Refining LP
***3.19(c)

Agreement of Limited Partnership of LYONDELL-CITGO Refining LP, dated December 31, 1998 (filed as Exhibit 10.22 to Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)

***3.19(d)

First Amendment to Agreement of Limited Partnership of LYONDELL-CITGO Refining LP (filed as Exhibit 10.22(a) to Lyondell’s Annual Report on Form 10-K filed for the year ended December 31, 2005 and incorporated herein by reference)

***3.19(e)

Second Amendment of Agreement of Limited Partnership of LYONDELL-CITGO Refining (filed as Exhibit 10.22(b) to Lyondell’s Current Report on Form 8-K filed on August 18, 2006 and incorporated herein by reference)

***3.19(f)

Third Amendment of Agreement of Limited Partnership of LYONDELL-CITGO Refining (filed as Exhibit 10.22(c) to Lyondell’s Current Report on Form 8-K filed on August 18, 2006 and incorporated herein by reference)

**3.20(a)	Certificate of Incorporation of Lyondell France, Inc.
**3.20(b)	Revised and Restated By-Laws of Lyondell France, Inc.
**3.21(a)	Certificate of Incorporation of Lyondell Houston Refinery A Inc.
**3.21(b)	By-Laws of Lyondell Houston Refinery A Inc.
**3.22(a)	Certificate of Incorporation of Lyondell Houston Refinery Inc.
**3.22(b)	By-Laws of Lyondell Houston Refinery Inc.
**3.23(a)	Certificate of Formation of Lyondell LP3 GP, LLC
**3.23(b)	Limited Liability Company Agreement of Lyondell LP3 GP, LLC
**3.23(c)	First Amendment to Limited Liability Company Agreement of Lyondell LP3 GP, LLC
**3.24(a)	Certificate of Limited Partnership of Lyondell LP3 Partners, LP
**3.24(b)	Limited Partnership Agreement of Lyondell LP3 Partners, LP
**3.25(a)	Certificate of Incorporation of Lyondell LP4 Inc.

Exhibit no.	Description of exhibit
**3.25(b)	By-Laws of Lyondell LP4 Inc.
**3.26(a)	Certificate of Incorporation of Lyondell (Pelican) Petrochemical L.P.1, Inc.
**3.26(b)	Revised and Restated By-Laws of Lyondell (Pelican) Petrochemical L.P.1, Inc.
**3.27(a)	Certificate of Incorporation of Lyondell Petrochemical L.P. Inc.
**3.27(b)	By-Laws of Lyondell Petrochemical L.P. Inc.
**3.28(a)	Certificate of Conversion of Lyondell Refining Company LP
**3.28(b)	Certificate of Limited Partnership of Lyondell Refining Company LP
**3.28(c)	Limited Partnership Agreement of Lyondell Refining Company LP
**3.29(a)	Certificate of Formation of Lyondell Refining GP, LLC
**3.29(b)	Limited Liability Company Agreement of Lyondell Refining GP, LLC
**3.29(c)	First Amendment to Limited Liability Company Agreement of Lyondell Refining GP, LLC
**3.30(a)	Certificate of Formation of Lyondell Refining LP, LLC
**3.30(b)	Limited Liability Company Agreement of Lyondell Refining LP, LLC
**3.31(a)	Certificate of Limited Partnership of Lyondell Refining Partners, LP
**3.31(b)	Limited Partnership Agreement of Lyondell Refining Partners, LP
**3.32(a)	Certificate of Incorporation of POSM Delaware, Inc.
**3.32(b)	By-Laws of POSM Delaware, Inc.
**3.33(a)	Certificate of Limited Partnership of POSM II Properties Partnership, L.P.
**3.33(b)	Limited Partnership Agreement of POSM II Partnership, L.P.
**4.12	Indenture for Senior Unsecured Notes to be entered into among Lyondell Chemical Company, the Guarantors named therein and The Bank of New York, as trustee†
**5.1	Opinion of Baker Botts L.L.P.
***12.1

Computation of Ratio of Earnings to Fixed Charges (set forth in Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 on page 47 under the caption “Ratio of Earnings to Fixed Charges” and incorporated herein by reference)

**23.1	Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company
**23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
**24.1	Powers of Attorney for Lyondell Chemical Company
**24.2	Powers of Attorney for Subsidiary Guarantors
**25.1	Statement of Eligibility and Qualification of Trustee under Trust Indenture Act.
*	The Company will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities and guarantees of debt securities or preferred stock, (iii) any required opinion of counsel to the Company as to certain tax matters relative to Securities offered hereby, or (iv) any additional required opinion of counsel with respect to the legality of the securities offered hereby.
**	Filed herewith.
***	Incorporated by reference from the filing indicated.
†	The notes offered may be issued in one or more series. Each series will be issued under a separate indenture, but each such indenture will be in the form filed as Exhibit 4.12 hereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to

Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale before such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately before such effective date.

That, for the purpose of determining any liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Lyondell Chemical Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 6, 2006.

LYONDELL CHEMICAL COMPANY

By:	/S/ DAN F. SMITH
Dan F. Smith President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on September 6, 2006.

Signature	Title

* Dr. William T. Butler	Chairman of the Board

/S/ DAN F. SMITH Dan F. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)

* Carol A. Anderson	Director

* Stephen I. Chazen	Director

* Travis Engen	Director

* Paul S. Halata	Director

* Danny W. Huff	Director

* David J. Lesar	Director

* David J.P. Meachin	Director

* Daniel J. Murphy	Director

* Dr. William R. Spivey	Director

Signature	Title

/S/ T. KEVIN DENICOLA T. Kevin DeNicola	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ CHARLES L. HALL Charles L. Hall	Vice President and Controller (Principal Accounting Officer)

*By:	/S/ KERRY A. GALVIN
Kerry A. Galvin, as Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, each of Lyondell LP3 GP, LLC, Lyondell LP3 Partners, LP, Lyondell Refining GP, LLC and Lyondell Refining Partners, LP certifies that each has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, the State of Delaware, on September 6, 2006.

LYONDELL LP3 GP, LLC

LYONDELL LP3 PARTNERS, LP
By:	Lyondell LP3 GP, LLC, its general partner

LYONDELL REFINING GP, LLC

LYONDELL REFINING PARTNERS, LP
By:	Lyondell Refining GP, LLC, its general partner

By:	/s/ FRANCIS P. MCGRAIL
Francis P. McGrail President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on September 6, 2006.

Signature	Title

/S/ FRANCIS P. MCGRAIL Francis P. McGrail	President and Treasurer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

/S/ KERRY A. GALVIN Kerry A. Galvin	Senior Vice President and General Counsel Lyondell Chemical Company, Sole Member—Manager

Signatures

Pursuant to the requirements of the Securities Act of 1933, each of LRC Holdings GP LLC, Lyondell Refining Company LP and Lyondell Refining LP, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 6, 2006.

LRC HOLDINGS GP LLC

LYONDELL REFINING COMPANY LP
By:	LRC Holdings GP LLC, its general partner

LYONDELL REFINING LP, LLC

By:	/s/ MORRIS GELB
Morris Gelb President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on September 6, 2006.

Signature	Title

/S/ MORRIS GELB Morris Gelb	President (Principal Executive Officer)

* Charles L. Hall	Vice President and Controller (Principal Accounting Officer)

* Karen A. Twitchell	Vice President and Treasurer (Principal Financial Officer)

/S/ KERRY A. GALVIN Kerry A. Galvin	Senior Vice President and General Counsel Lyondell Chemical Company, Sole Member—Manager

*By:	/S/ KERRY A. GALVIN
Kerry A. Galvin, as Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, each of LRC Holdings LP LLC, LRP Holdings LP LLC and POSM II Properties Partnership, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 6, 2006.

LRC HOLDINGS LP LLC
By:	Lyondell Chemical Company, its sole member

LRP HOLDINGS LP LLC
By:	Lyondell Chemical Company, its sole member

POSM II PROPERTIES PARTNERSHIP, L.P.
By:	Lyondell Chemical Company, its general partner

By:	/S/ DAN F. SMITH
Dan F. Smith
President and Chief Executive Officer of
Lyondell Chemical Company

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities for Lyondell Chemical Company indicated on September 6, 2006.

Signature	Title

/S/ DAN F. SMITH Dan F. Smith	President and Chief Executive Officer (Principal Executive Officer)

* T. Kevin DeNicola	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Charles L. Hall	Vice President and Controller (Principal Accounting Officer)

/S/ KERRY A. GALVIN Kerry A. Galvin	Senior Vice President and General Counsel Lyondell Chemical Company, Sole Member—Manager

*By:	/S/ KERRY A. GALVIN
Kerry A. Galvin, as Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, each of Lyondell Chemical Properties, L.P., Lyondell Chemical Technology 1 Inc., Lyondell Chemical Technology 2 Inc., Lyondell Chemical Technology 3 Inc., Lyondell Chemical Technology 4 Inc., Lyondell Chemical Technology 5 Inc., Lyondell Chemical Technology 6 Inc., Lyondell Chemical Technology 7 Inc., Lyondell Chemical Technology 8 Inc., Lyondell Chemical Technology, L.P. and Lyondell Chemical Technology Management, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, the State of Delaware, on September 6, 2006.

LYONDELL CHEMICAL PROPERTIES, L.P.
By:	Lyondell Chemical Technology Management, Inc., its general partner

LYONDELL CHEMICAL TECHNOLOGY 1, INC.

LYONDELL CHEMICAL TECHNOLOGY 2, INC.

LYONDELL CHEMICAL TECHNOLOGY 3, INC.

LYONDELL CHEMICAL TECHNOLOGY 4, INC.

LYONDELL CHEMICAL TECHNOLOGY 5, INC.

LYONDELL CHEMICAL TECHNOLOGY 6, INC.

LYONDELL CHEMICAL TECHNOLOGY 7, INC.

LYONDELL CHEMICAL TECHNOLOGY 8, INC.

LYONDELL CHEMICAL TECHNOLOGY, L.P.
By:	Lyondell Chemical Technology Management, Inc., its general partner

LYONDELL CHEMICAL TECHNOLOGY MANAGEMENT, INC.

By:	/S/ FRANCIS P. MCGRAIL
Francis P. McGrail
President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on September 6, 2006.

Signature	Title

/S/ FRANCIS P. MCGRAIL Francis P. McGrail	President and Treasurer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

* Kevin R. Cadenhead	Director

* Eva Chu	Director

* Charles L. Hall	Director

* Gary L. Koehler	Director

*By:	/S/ KERRY A. GALVIN
Kerry A. Galvin, as Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, each of Lyondell Chemical Nederland, Ltd., Lyondell Chimie France Corporation, Lyondell France, Inc., Lyondell LP4 Inc., Lyondell (Pelican) Petrochemical L.P.1, Inc., Lyondell Petrochemical L.P. Inc. and POSM Delaware, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 6, 2006.

LYONDELL CHEMICAL NEDERLAND, LTD.

LYONDELL CHIMIE FRANCE CORPORATION

LYONDELL FRANCE, INC.

LYONDELL LP4 INC.

LYONDELL (PELICAN) PETROCHEMICAL L.P.1, INC.

LYONDELL PETROCHEMICAL L.P. INC.

POSM DELAWARE, INC.

By:	/S/ MORRIS GELB
Morris Gelb President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on September 6, 2006.

Signature	Title

/S/ MORRIS GELB Morris Gelb	President (Principal Executive Officer)

* Charles L. Hall	Vice President, Controller and Director (Principal Accounting Officer)

* Karen A. Twitchell	Vice President and Treasurer (Principal Financial Officer)

* Kevin R. Cadenhead	Director

* Francis P. McGrail	Director

*By:	/S/ KERRY A. GALVIN
Kerry A. Galvin, as Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, Lyondell Chemical Delaware Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, the State of Delaware, on September 6, 2006.

LYONDELL CHEMICAL DELAWARE COMPANY

By:	/s/ FRANCIS P. MCGRAIL
Francis P. McGrail President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on September 6, 2006.

Signature	Title

/S/ FRANCIS P. MCGRAIL Francis P. McGrail	President, Treasurer and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

* Kevin R. Cadenhead	Director

* Charles L. Hall	Director

*By:	/S/ KERRY A. GALVIN
Kerry A. Galvin, as Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, each of Lyondell Houston Refinery A Inc. and Lyondell Houston Refinery Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 6, 2006.

LYONDELL HOUSTON REFINERY A INC.

LYONDELL HOUSTON REFINERY INC.

By:	/S/ MORRIS GELB
Morris Gelb
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on September 6, 2006.

Signature	Title

/S/ MORRIS GELB Morris Gelb	President (Principal Executive Officer)

* Charles L. Hall	Vice President and Controller and Director (Principal Accounting Officer)

* Karen A. Twitchell	Vice President and Treasurer (Principal Financial Officer)

* Kevin R. Cadenhead	Director

* Francis P. McGrail	Director

*By:	/S/ KERRY A. GALVIN
Kerry A. Galvin, as Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, LYONDELL-CITGO Refining LP certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, the State of Delaware, on September 6, 2006.

LYONDELL-CITGO REFINING LP

By:	/s/ WILLIAM F. THOMPSON
William F. Thompson Vice President and General Manager

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on September 6, 2006.

Signature	Title

/S/ WILLIAM F. THOMPSON William F. Thompson	Vice President and General Manager (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

* Morris Gelb	Partnership Governance Committee Member

* T. Kevin DeNicola	Partnership Governance Committee Member

* W. Norman Phillips, Jr.	Partnership Governance Committee Member

*By:	/S/ KERRY A. GALVIN
Kerry A. Galvin, as Attorney-in-fact

Exhibit index

Exhibit no.	Description of exhibit
*1.1	Form of Underwriting Agreement

***2.1

Sale and Purchase Agreement between CITGO Petroleum Corporation and Lyondell Chemical Company, dated as of July 31, 2006 (filed as Exhibit 99.2 to Lyondell’s Current Report on Form 8-K/A (Commission File Number 001-10145) filed on August 18, 2006 and incorporated herein by reference)

***3.1(a)

Amended and Restated Certificate of Incorporation of Lyondell Chemical Company (filed as Exhibit 3.1 to Lyondell’s Current Report on Form 8-K (Commission File Number 001-10145) filed on November 30, 2004 and incorporated herein by reference)

***3.1(b)	Amended and Restated By-Laws of Lyondell Chemical Company (filed as Exhibit 3.2 to Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference)

**3.2(a)	Certificate of Formation of LRC Holdings GP LLC

**3.2(b)	Limited Liability Company Agreement of LRC Holdings GP LLC

**3.3(a)	Certificate of Formation of LRC Holdings LP LLC

**3.3(b)	Limited Liability Company Agreement of LRC Holdings LP LLC

**3.4(a)	Certificate of Formation of LRP Holdings LP LLC

**3.4(b)	Limited Liability Company Agreement of LRP Holdings LP LLC

**3.5(a)	Certificate of Incorporation of Lyondell Chemical Delaware Company

**3.5(b)	Revised and Restated By-Laws of Lyondell Chemical Delaware Company

***3.6(a)

Certificate of Incorporation of Lyondell Chemical Nederland, Ltd. (filed as Exhibit 3.3 to Lyondell’s Registration Statement on Form S-4 (Registration No. 333-76536) and incorporated herein by reference)

***3.6(b)

Revised and Restated By-Laws of Lyondell Chemical Nederland, Ltd. (filed as Exhibit 3.4 to Lyondell’s Registration Statement on Form S-4 (Registration No. 333-76536) and incorporated herein by reference)

**3.7(a)	Amended and Restated Certificate of Limited Partnership of Lyondell Chemical Properties, L.P.

**3.7(b)	Limited Partnership Agreement of Lyondell Chemical Properties, L.P.

**3.8(a)	Certificate of Incorporation of Lyondell Chemical Technology 1 Inc.

**3.8(b)	By-Laws of Lyondell Chemical Technology 1 Inc.

**3.9(a)	Certificate of Incorporation of Lyondell Chemical Technology 2 Inc.

**3.9(b)	By-Laws of Lyondell Chemical Technology 2 Inc.

**3.10(a)	Certificate of Incorporation of Lyondell Chemical Technology 3 Inc.

**3.10(b)	By-Laws of Lyondell Chemical Technology 3 Inc.

**3.11(a)	Certificate of Incorporation of Lyondell Chemical Technology 4 Inc.

**3.11(b)	By-Laws of Lyondell Chemical Technology 4 Inc.

**3.12(a)	Certificate of Incorporation of Lyondell Chemical Technology 5 Inc.

**3.12(b)	By-Laws of Lyondell Chemical Technology 5 Inc.

Exhibit no.	Description of exhibit
**3.13(a)	Certificate of Incorporation of Lyondell Chemical Technology 6 Inc.

**3.13(b)	By-Laws of Lyondell Chemical Technology 6 Inc.

**3.14(a)	Certificate of Incorporation of Lyondell Chemical Technology 7 Inc.

**3.14(b)	By-Laws of Lyondell Chemical Technology 7 Inc.

**3.15(a)	Certificate of Incorporation of Lyondell Chemical Technology 8 Inc.

**3.15(b)	By-Laws of Lyondell Chemical Technology 8 Inc.

**3.16(a)	Amended and Restated Certificate of Limited Partnership of Lyondell Chemical Technology, L.P.

***3.16(b)

Agreement of Limited Partnership of Lyondell Chemical Technology, L.P. (filed as Exhibit 3.8 to Lyondell’s Registration Statement on Form S-4 (Registration No. 333-76536) and incorporated herein by reference)

**3.17(a)	Certificate of Incorporation of Lyondell Chemical Technology Management, Inc.

**3.17(b)	By-Laws of Lyondell Chemical Technology Management, Inc.

**3.18(a)	Certificate of Incorporation of Lyondell Chimie France Corporation

**3.18(b)	Revised and Restated By-Laws of Lyondell Chimie France Corporation

**3.19(a)	Certificate of Limited Partnership of LYONDELL-CITGO Refining LP

**3.19(b)	Certificate of Amendment to Certificate of Limited Partnership of LYONDELL-CITGO Refining LP

***3.19(c)

Agreement of Limited Partnership of LYONDELL-CITGO Refining LP, dated December 31, 1998 (filed as Exhibit 10.22 to Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)

***3.19(d)

First Amendment to Agreement of Limited Partnership of LYONDELL-CITGO Refining LP (filed as Exhibit 10.22(a) to Lyondell’s Annual Report on Form 10-K filed for the year ended December 31, 2005 and incorporated herein by reference)

***3.19(e)

Second Amendment of Agreement of Limited Partnership of LYONDELL-CITGO Refining (filed as Exhibit 10.22(b) to Lyondell’s Current Report on Form 8-K filed on August 18, 2006 and incorporated herein by reference)

***3.19(f)

Third Amendment of Agreement of Limited Partnership of LYONDELL-CITGO Refining (filed as Exhibit 10.22(c) to Lyondell’s Current Report on Form 8-K filed on August 18, 2006 and incorporated herein by reference)

**3.20(a)	Certificate of Incorporation of Lyondell France, Inc.

**3.20(b)	Revised and Restated By-Laws of Lyondell France, Inc.

**3.21(a)	Certificate of Incorporation of Lyondell Houston Refinery A Inc.

**3.21(b)	By-Laws of Lyondell Houston Refinery A Inc.

**3.22(a)	Certificate of Incorporation of Lyondell Houston Refinery Inc.

**3.22(b)	By-Laws of Lyondell Houston Refinery Inc.

**3.23(a)	Certificate of Formation of Lyondell LP3 GP, LLC

**3.23(b)	Limited Liability Company Agreement of Lyondell LP3 GP, LLC

**3.23(c)	First Amendment to Limited Liability Company Agreement of Lyondell LP3 GP, LLC

**3.24(a)	Certificate of Limited Partnership of Lyondell LP3 Partners, LP

**3.24(b)	Limited Partnership Agreement of Lyondell LP3 Partners, LP

**3.25(a)	Certificate of Incorporation of Lyondell LP4 Inc.

Exhibit no.	Description of exhibit
**3.25(b)	By-Laws of Lyondell LP4 Inc.

**3.26(a)	Certificate of Incorporation of Lyondell (Pelican) Petrochemical L.P.1, Inc.

**3.26(b)	Revised and Restated By-Laws of Lyondell (Pelican) Petrochemical L.P.1, Inc.

**3.27(a)	Certificate of Incorporation of Lyondell Petrochemical L.P. Inc.

**3.27(b)	By-Laws of Lyondell Petrochemical L.P. Inc.

**3.28(a)	Certificate of Conversion of Lyondell Refining Company LP

**3.28(b)	Certificate of Limited Partnership of Lyondell Refining Company LP

**3.28(c)	Limited Partnership Agreement of Lyondell Refining Company LP

**3.29(a)	Certificate of Formation of Lyondell Refining GP, LLC

**3.29(b)	Limited Liability Company Agreement of Lyondell Refining GP, LLC

**3.29(c)	First Amendment to Limited Liability Company Agreement of Lyondell Refining GP, LLC

**3.30(a)	Certificate of Formation of Lyondell Refining LP, LLC

**3.30(b)	Limited Liability Company Agreement of Lyondell Refining LP, LLC

**3.31(a)	Certificate of Limited Partnership of Lyondell Refining Partners, LP

**3.31(b)	Limited Partnership Agreement of Lyondell Refining Partners, LP

**3.32(a)	Certificate of Incorporation of POSM Delaware, Inc.

**3.32(b)	By-Laws of POSM Delaware, Inc.

**3.33(a)	Certificate of Limited Partnership of POSM II Properties Partnership, L.P.

**3.33(b)	Limited Partnership Agreement of POSM II Partnership, L.P.

**4.12	Indenture for Senior Unsecured Notes to be entered into among Lyondell Chemical Company, the Guarantors named therein and The Bank of New York, as trustee†

**5.1	Opinion of Baker Botts L.L.P.

***12.1

Computation of Ratio of Earnings to Fixed Charges (set forth in Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 on page 47 under the caption “Ratio of Earnings to Fixed Charges” and incorporated herein by reference)

**23.1	Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company

**23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

**24.1	Powers of Attorney for Lyondell Chemical Company

**24.2	Powers of Attorney for Subsidiary Guarantors

**25.1	Statement of Eligibility and Qualification of Trustee under Trust Indenture Act.
*	The Company will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities and guarantees of debt securities or preferred stock, (iii) any required opinion of counsel to the Company as to certain tax matters relative to Securities offered hereby, or (iv) any additional required opinion of counsel with respect to the legality of the securities offered hereby.
**	Filed herewith.
***	Incorporated by reference from the filing indicated.
†	The notes offered may be issued in one or more series. Each series will be issued under a separate indenture, but each such indenture will be in the form filed as Exhibit 4.12 hereto.